Filed Pursuant to Rule 424(b)(5)

File No. 333-126519

Century Casinos, Inc.

Offering of up to 7,132,667
Austrian Depositary Certificates
(ISIN AT0000499900)
representing up to 7,132,667 shares of common stock

with a par value $0.01
of

Century Casinos, Inc.

Listing of up to 22,380,567 Austrian Depositary Certificates
on the Official Market
of the Vienna Stock Exchange

(Amtlicher Handel an der Wiener Börse)

Century Casinos, Inc., a corporation organized in the United States under the laws of the State of Delaware, is offering up to 7,132,667 Austrian Depositary Certificates, or “ADCs,” each representing one share of our common stock. We are offering the ADCs in a public offering to retail and institutional investors in the Republic of Austria and in a private placement in Europe to institutional investors outside the Republic of Austria. We refer to the public and private offerings collectively in this prospectus as the “Offering.”

Bank Austria Creditanstalt AG is acting as Global Coordinator, Lead Manager and Bookrunner of the Offering. The Offering will commence on October 3, 2005, and we expect it to end on October 10, 2005.

No action has been or will be taken in any jurisdiction other than Austria or the U. S. that would permit a public offering of the ADCs representing shares of our common stock. Stockholders, investors and depositary banks should advise themselves of applicable laws and regulations. We are not offering our ADCs in the U. S.

The final offering price and the definitive number of ADCs to be issued in the Offering will be determined on the basis of an order book established through a book building process after consideration of the market price of our common stock at the time of pricing. See “Offering and Underwriting” for a discussion of the determination of the initial public offering price of the ADCs.

Our common stock is currently traded on the NASDAQ Capital Market under the symbol “CNTY.” On September 27, 2005, the closing price of our common stock was $7.01, which equates to 5.84 Euro at the exchange rate of 0.8326 Euro to $1.00, the New York noon buying rate on September 27, 2005.

We will apply to list up to 22,380,567 ADCs, representing all of our outstanding common stock and common stock represented by ADCs to be issued in the Offering, on the Vienna Stock Exchange under the symbol “CNTY”. Approval for the admission to listing on the Official Market on the Vienna Stock Exchange (Amtlicher Handel an der Wiener Börse) is expected on or about October 4, 2005. We expect the ADCs to begin trading on the Vienna Stock Exchange on or about October 12, 2005. Apart from NASDAQ and the Vienna Stock Exchange we have not applied for trading on any other stock exchange.

We reserve the right to unilaterally extend or shorten the offer period or to withdraw this Offering at any time and for any reason. Requests for the purchase of ADCs can be submitted to Bank Austria Creditanstalt AG. Bank Austria Creditanstalt AG reserves the right to reject any order in whole or in part.

The ADCs will be evidenced by a modifiable global certificate that will be deposited with the Oesterreichische Kontrollbank Aktiengesellschaft, or “OeKB.” Bank Austria Creditanstalt AG expects the delivery of the ADCs against payment of the offering price on or about October 13, 2005.

Our business and an investment in the ADCs involve significant risks. These risks are described under the caption “Risk Factors” beginning on page 11 of this prospectus.

This prospectus has been approved by the Austrian Financial Market Authority (Finanzmarktaufsicht, the “FMA”). Neither the U.S. Securities and Exchange Commission nor any state securities commission of the U. S. has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Global Coordinator, Lead Manager and Bookrunner

Bank Austria Creditanstalt AG

The date of this prospectus is September 29, 2005

Chart – Cross References
for information as required by
Annex X of
Regulation (EC) No. 809/2004 of the Commission dated April 29, 2004

	Annex X	Page	Chapter in the Prospectus
1.	Persons Responsible
	1.1	i
	1.2	i
2.	Statutory Auditors
	2.1	135	Financial Statements
	2.2	n/a
3.	Selected Financial Information
	3.1	29–30	SELECTED CONSOLIDATED FINANCIAL DATA
(no specific key financial figures for the Casino Industry)
	3.2	29–30	SELECTED CONSOLIDATED FINANCIAL DATA
(no specific key financial figures for the Casino Industry)
4.	Risk Factors	11–19	RISK FACTORS
5.	Information about the Issuer
5.1
	5.1.1	66	BUSINESS; Corporate History [commercial name: n/a]
	5.1.2	66	BUSINESS; Corporate History
	5.1.3	66	BUSINESS; Corporate History [length of life: n/a]
	5.1.4	66	BUSINESS; Corporate History
	5.1.5	66–67	BUSINESS; Corporate History
5.2
	5.2.1	68–75	Business Strategy; Additional Company Projects; Investments
	5.2.2	68–75	Business Strategy; Additional Company Projects
	5.2.3	68–75	Business Strategy; Additional Company Projects
6.	Business Overview
6.1
	6.1.1	31–65	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
	6.1.2	n/a
	6.2	31–65	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
	6.3	n/a	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
	6.4	31–65	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
	6.5	n/a
7.	Organizational Structure
	7.1	105–107	THE COMPANY
	7.2	105–107	THE COMPANY
8.	Property, Plants and Equipment
	8.1	85	Properties
	8.2	n/a
9.	Operating and Financial Review
	9.1	31–65	SELECTED CONSOLIDATED FINANCIAL DATA;
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
	9.2		SELECTED CONSOLIDATED FINANCIAL DATA;
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
	9.2.1	31–65	SELECTED CONSOLIDATED FINANCIAL DATA;
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
	9.2.2	31–65	SELECTED CONSOLIDATED FINANCIAL DATA;
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
	9.2.3	82–84	Governmental Regulation and Licensing
10.	Capital Resources
	10.1	46–50	Liquidity and Capital Resources
	10.2	46–50	Liquidity and Capital Resources
	10.3	46–50	Liquidity and Capital Resources
	10.4	35; 46–50	DIVIDEND POLICY, Liquidity and Capital Resources
	10.5	68–75	Business Strategy, Additional Company Projects

11.	Research and Development, Patents and Licenses	82-84	Governmental Regulation and Licensing
12.	Trend Information
	12.1	65	Trend Information
	12.2	65	Trend Information
13.	Profit Forecasts and Estimates	see 21	n.a.; SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
14.	Administrative, Management, and Supervisory Bodies and Senior Management
	14.1	87–92	MANAGEMENT b) c) d). n/a
	14.2	88	MANAGEMENT
15.	Remuneration and Benefits
	15.1	93–97	EXECUTIVE COMPENSATION
	15.2	n/a; 34–35	Stock-based compensation
16.	Board Practices
	16.1	87–88	MANAGEMENT
	16.2	90–92	Executive Employment Agreements
	16.3	88–90	Board of Directors; Committees
	16.4	94–96	Corporate Governance
17.	Employees
	17.1	81–82	Employees
	17.2	98–99	PRINCIPAL STOCKHOLDERS
	17.3	94–96	Employee Incentive Plans
18.	Major Stockholders
	18.1	98–99	PRINCIPAL STOCKHOLDERS
	18.2	99	PRINCIPAL STOCKHOLDERS
	18.3	98–99
	18.4	n/a
19.	Related Party Transactions	100	CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
20.	Financial Information Concerning the Issuer’s Assets and Liabilities, Financial Position and Profits and Losses
	20.1	F-pages
	20.2	F-pages
20.3
	20.3.1	133	GENERAL INFORMATION, Financial Statements; refusal/disclaimers/judifications: n/a
	20.3.2	133	GENERAL INFORMATION
	20.3.3	n/a
	20.4 (20.4.1)	F-pages
20.5
	20.5.1	F-pages
	20.5.2	F-pages
	20.6 (20.6.1)	25	DIVIDEND POLICY
	20.7	86	Legal Proceedings
	20.8	65	Significant Change in our Financial and Trading Position
21.	Share Capital
21.1
	21.1.1	27, 108–113	Capitalization; DESCRIPTION OF CAPITAL STOCK
	21.1.2	n/a
	21.1.3	27, 108–113	Capitalization; DESCRIPTION OF CAPITAL STOCK
	21.1.4	108–113	DESCRIPTION OF CAPITAL STOCK
	21.1.5	108–113	DESCRIPTION OF CAPITAL STOCK
	21.1.6	n/a
	21.1.7	108–113	DESCRIPTION OF CAPITAL STOCK
21.2
	21.2.1	108	DESCRIPTION OF CAPITAL STOCK, General Purpose
	21.2.2	101–104	DESCRIPTION OF DELAWARE LAW AND CORPORATE GOVERNANCE
	21.2.3	n/a
	21.2.4	113	DESCRIPTION OF CAPITAL STOCK
	21.2.5	101–104	DESCRIPTION OF DELAWARE LAW AND CORPORATE GOVERNANCE
	21.2.6	108–113	DESCRIPTION OF CAPITAL STOCK
	21.2.7	n/a
	21.2.8	108–113	DESCRIPTION OF CAPITAL STOCK
22.	Material Contracts	86	Material Contracts

23.	Third Party Information, Statement by Experts and Declarations of any Interest
	23.1	133	GENERAL INFORMATION
	23.2	133	GENERAL INFORMATION
24.	Documents on Display	20	Available Information
25.	Information on Holdings
	25.1	105–107	THE COMPANY
26.	Information about the Issuer of the Depositary Receipts
	26.1	114–118	DESCRIPTION OF AUSTRIAN DEPOSITARY CERTIFICATES;
DESCRIPTION OF THE DEPOSITARY
	26.2	114–118	DESCRIPTION OF AUSTRIAN DEPOSITARY CERTIFICATES;
DESCRIPTION OF THE DEPOSITARY
	26.3	114–118	DESCRIPTION OF AUSTRIAN DEPOSITARY CERTIFICATES;
DESCRIPTION OF THE DEPOSITARY
27.	Information about the underlying Shares
	27.1	108–113	DESCRIPTION OF CAPITAL STOCK
	27.2	108–113	DESCRIPTION OF CAPITAL STOCK
	27.3	108–113	DESCRIPTION OF CAPITAL STOCK
	27.4	108–113	DESCRIPTION OF CAPITAL STOCK
	27.5	108–113	DESCRIPTION OF CAPITAL STOCK
	27.6	101–104	DESCRIPTION OF DELAWARE LAW AND CORPORATE GOVERNANCE
	27.7	108–113	DESCRIPTION OF CAPITAL STOCK
	27.8	116	DESCRIPTION OF AUSTRIAN DEPOSITARY CERTIFICATES;
DESCRIPTION OF THE DEPOSITARY
	27.9	116	DESCRIPTION OF AUSTRIAN DEPOSITARY CERTIFICATES;
DESCRIPTION OF THE DEPOSITARY
	27.10	101–104	DESCRIPTION OF DELAWARE LAW AND CORPORATE GOVERNANCE
	27.11	119–122	U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS;
AUSTRIAN TAX CONSIDERATIONS
	27.12	109–113	Anti-Takeover Effects
	27.13	n/a
	27.14	24	Lock-up Agreements
	27.15 (27.15.1)	n/a
27.16
	27.16.1	28	DILUTION
	27.16.2	n/a
27.17
	27.17.1	n/a
	27.17.2	n/a
	27.17.3	n/a
28.	Information regarding the Depositary Receipts
	28.1	114–118	DESCRIPTION OF AUSTRIAN DEPOSITARY CERTIFICATES;
DESCRIPTION OF THE DEPOSITARY
	28.2	114–118	DESCRIPTION OF AUSTRIAN DEPOSITARY CERTIFICATES;
DESCRIPTION OF THE DEPOSITARY
	28.3	114–118	DESCRIPTION OF AUSTRIAN DEPOSITARY CERTIFICATES;
DESCRIPTION OF THE DEPOSITARY
	28.4	114–118	DESCRIPTION OF AUSTRIAN DEPOSITARY CERTIFICATES;
DESCRIPTION OF THE DEPOSITARY
	28.5	114–118	DESCRIPTION OF AUSTRIAN DEPOSITARY CERTIFICATES;
DESCRIPTION OF THE DEPOSITARY
	28.6	114–118	DESCRIPTION OF AUSTRIAN DEPOSITARY CERTIFICATES;
DESCRIPTION OF THE DEPOSITARY
	28.7	114–118	DESCRIPTION OF AUSTRIAN DEPOSITARY CERTIFICATES;
DESCRIPTION OF THE DEPOSITARY
	28.8	114–118	DESCRIPTION OF AUSTRIAN DEPOSITARY CERTIFICATES;
DESCRIPTION OF THE DEPOSITARY
	28.9	114–118	DESCRIPTION OF AUSTRIAN DEPOSITARY CERTIFICATES;
DESCRIPTION OF THE DEPOSITARY
	28.10	114–118	DESCRIPTION OF AUSTRIAN DEPOSITARY CERTIFICATES;
DESCRIPTION OF THE DEPOSITARY
	28.11	123–125	AUSTRIAN TAX CONSIDERATIONS
	28.12	n/a
	28.13	114–118	DESCRIPTION OF AUSTRIAN DEPOSITARY CERTIFICATES;
DESCRIPTION OF THE DEPOSITARY

29.	Information about the Terms and Conditions of the Offer of the Depositary Receipts
29.1
	29.1.1	22–24	OFFERING AND UNDERWRITING
	29.1.2	22–24	OFFERING AND UNDERWRITING
	29.1.3	22–24	OFFERING AND UNDERWRITING
	29.1.4	n/a
	29.1.5	n/a
	29.1.6	n/a
	29.1.7	22–24	OFFERING AND UNDERWRITING
	29.1.8	22–24	OFFERING AND UNDERWRITING
	29.1.9	n/a
29.2
	29.2.1	22–24
	29.2.2	22–24	OFFERING AND UNDERWRITING
29.2.3
	29.2.3.1	22–24	OFFERING AND UNDERWRITING
	29.2.3.2	n/a
	29.2.3.3	n/a
	29.2.3.4	22–24	OFFERING AND UNDERWRITING
	29.2.3.5	n/a
	29.2.3.6	22–24	OFFERING AND UNDERWRITING
	29.2.3.7	22–24	OFFERING AND UNDERWRITING
	29.2.3.8	22–24	OFFERING AND UNDERWRITING
	29.2.3.9	22–24	OFFERING AND UNDERWRITING
29.2.4
	29.2.4.1	n/a
	29.2.4.2	n/a
	29.2.4.3	n/a
29.3
	29.3.1	22–24	OFFERING AND UNDERWRITING
	29.3.2	22–24	OFFERING AND UNDERWRITING
	29.3.3	n/a
29.4
	29.4.1	22–24	OFFERING AND UNDERWRITING
	29.4.2	133	GENERAL INFORMATION; Paying and Depositary Agent in Austria
	29.4.3	22–24	OFFERING AND UNDERWRITING
	29.4.4	22–24	OFFERING AND UNDERWRITING
30.	Admission to Trading and Dealing Arrangements in the Depositary Receipts
	30.1	133	GENERAL INFORMATION, Application for Listing
	30.2	n/a
	30.3	n/a
	30.4	22–24	OFFERING AND UNDERWRITING
	30.5	i
	30.6	i
	30.7	i
	30.8	i
	30.9	i
31.	Key Information about the Issue of the Depositary Receipts
	31.1 (31.1.1)	25	USE OF PROCEEDS
	31.2 (31.2.1)	n/a
	31.3 (31.3.1)	17–19	Risks Related to our shares, the ADCs and this Offering
32.	Expense of the Issue/Offer of the Depositary Receipts
	32.1	25	USE OF PROCEEDS

This document, including the base prospectus annexed hereto, comprises a prospectus for the purposes of (i) the Offering of up to 7,132,667 ADCs to the public in Austria representing up to 7,132,667 shares of common stock of Century Casinos, Inc., a corporation organized in the United States under the laws of the State of Delaware, with its registered office at 1209 Orange Street, Wilmington, Delaware 19801, U. S., and its principal executive offices at 1263 Lake Plaza Drive, Suite A, Colorado Springs, Colorado 80906,
U. S., and (ii) the listing of the ADCs, which could represent all existing shares of common stock of the Company and the shares of common stock to be newly issued in connection with the Offering in the Official Market of the Vienna Stock Exchange. This prospectus has been prepared in accordance with Commission Regulation (EC) No 809/2004 of April 29, 2004, as amended, and conforms with the requirements of the Austrian Capital Market Act (Kapitalmarktgesetz), as amended (the “Capital Market Act”), and the Austrian Stock Exchange Act (Börsegesetz), as amended (the “Stock Exchange Act”). This prospectus has been approved as a prospectus for the purposes thereof by the Austrian Financial Market Authority (Finanzmarktaufsichtsbehörde “FMA”). This prospectus is expected to be filed as a listing prospectus (Börseprospekt) with the Vienna Stock Exchange in accordance with the Stock Exchange Act in connection with the listing application of up to 22,380,567 ADCs on the Official Market of the Vienna Stock Exchange, and is expected to be filed with the filing office (Meldestelle) at Oesterreichische Kontrollbank Aktiengesellschaft in accordance with the Capital Market Act.

We assume responsibility for the information contained in this prospectus, and for the completeness of such information. Having taken all reasonable care to ensure that such is the case, the information contained in this prospectus is, to the best of our knowledge, in accordance with the facts and contains no omission likely to affect its import.

This prospectus will be duly published in accordance with Section 10 para 3 clause 2 of the Austrian Capital Market Act on September 30, 2005 and will be available during usual business hours from the date of publication of this Prospectus at Bank Austria Creditanstalt AG, Vordere Zollamtstraße 13, A-1030 Vienna, Am Hof 2, A-1010 Vienna and Schottengasse 6, A-1010 Vienna.

No person is authorized to give any information or make any representation in connection with the offering or sale of the ADCs, other than as contained in this prospectus. If given or made, such information or representation may not be relied upon as having been authorized by us or Bank Austria Creditanstalt AG, acting in its capacity as Global Coordinator and Lead Manager in connection with the Offering and as listing agent in connection with the listing of the ADCs on the Vienna Stock Exchange. This prospectus is not an offer to sell or a solicitation of an offer to buy any security in Austria other than the ADCs. It is not an offer to sell to, or a solicitation of an offer to buy any ADCs from, any person in any jurisdiction in which it is unlawful to make such offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ADCs.

Applicable laws may restrict the distribution of this prospectus and the offer and sale of the ADCs in certain circumstances. Purchasers of ADCs are required to comply with any such restrictions.

The ADCs offered by this prospectus and the underlying shares of common stock have been registered under the U.S. Securities Act of 1933. We are not offering or selling ADCs in the U.S.

In connection with the offering described herein, Bank Austria Creditanstalt AG or any person acting for Bank Austria Creditanstalt AG may over-allot or effect transactions with a view to stabilizing or maintaining the market price of our ADCs or common stock at levels above those which might otherwise not prevail in the open market for a period of 30 days after the date of commencement of trading in the ADCs on the Vienna Stock Exchange. Such transaction may be effected on the Vienna Stock exchange, in the over-the-counter market or otherwise. However, there is no obligation on the part of Bank Austria Creditanstalt AG or any agent of Bank Austria Creditanstalt AG to do this. There is no assurance that such stabilization will be undertaken and, if it is, it may be discontinued at any time without prior notice, and it must be brought to an end

i

30 days after the date of commencement of trading of the ADCs on the Vienna Stock Exchange. Within one week after the end of the stabilization period, the following information will be published in the Austrian official gazette Amtsblatt zur Wiener Zeitung: whether or not stabilization was undertaken, the date at which stabilization started, the date at which stabilization last occurred and the price range within which stabilization was carried out, for each of the dates during which stabilization transactions were carried out.

The distribution of this prospectus and the offering and sale of the ADCs offered hereby in certain jurisdictions may be restricted by law. Persons in possession of this prospectus are required to inform themselves about and to observe any such restrictions. This prospectus may not be used for or in connection with, and does not constitute, any offer to sell, or an invitation to purchase, any of the ADCs offered hereby in any jurisdiction in which such offer or invitation would be unlawful.

We have not authorized any offer of ADCs to the public in the UK. The ADCs are and will be offered in the UK only:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of Directive 2003/71/EC of November 4, 2003, as implemented in the UK.

For the convenience of the reader, this prospectus contains translations into U.S. dollars of certain amounts that will be paid or received in Euros. All such translations were made (unless otherwise indicated) at the noon buying rates in the City of New York for cable transfers in Euros per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of
New York. No representation is made that the Euro or U.S. dollar amounts stated in this prospectus could have been or could be converted into U.S. dollars at a particular rate or at all. See “Risk Factors – Fluctuations in currency exchange rates could adversely affect our business” for a discussion of the effects on our company of fluctuating exchange rates.

ii

TABLE OF CONTENTS

Prospectus Summary

Risk Factors

Available Information

Special Note Regarding Forward-Looking Statements

Offering and Underwriting

Use of Proceeds

Dividend Policy

Selected Financial Information

Market Price of Our Common Stock

Capitalization

Dilution

Selected Consolidated Financial Data

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Business

Management

Executive Compensation

Principal Stockholders

Certain Relationships and Related Party Transactions

Description of Delaware Law and Corporate Governance

The Company

Description of Capital Stock

Description of Austrian Depositary Certificates; Description of the Depositary

U.S. Federal Tax Considerations for Non-U.S. Holders

Austrian Tax Considerations

Selling Restrictions

Summary of Principal Differences between IAS and US GAAP

The Vienna Stock Exchange

General Information

Statement pursuant to Commission Regulation (EC) No 809/2004 of 29 April 2004

Index to Consolidated Financial Statements

Annex – Base Prospectus

iii

PROSPECTUS SUMMARY

This summary should be read as an introduction to the prospectus. Any decision to invest in our common stock by purchasing ADCs in this Offering should be based on consideration of the prospectus as a whole by investors, including the risk factors and consolidated financial statements and related notes included in this prospectus. Where a claim relating to the information contained in this prospectus is brought before a court, the plaintiff investor might, under national legislation of the relevant member state of the European Union, have to bear costs of translating the prospectus before the legal proceedings are initiated. In case such legal proceedings are initiated before a court in Austria, a German translation of the prospectus will be required, whereby the costs of translating the prospectus will have to be borne initially by the plaintiff investor who will be reimbursed for such costs, or parts thereof, by the other party or parties to the proceedings, only if the plaintiff investor is successful in such legal proceedings. Civil liability attaches to those persons who have tabled the summary, including any translation thereof, and applied for its notification but only if this summary is misleading, inaccurate or inconsistent when read together with the other parts of the prospectus. Century Casinos, Inc. is referred to in this prospectus as “our company”, “we”, “our” and “us” which terms include our subsidiaries, unless the context otherwise indicates.

Our Company

Century Casinos, Inc. is an international gaming company. We currently own and operate casinos in Cripple Creek, Colorado and Caledon, South Africa, near Cape Town. We also provide technical casino services to Casino Millennium, a casino in Prague, Czech Republic, in which we own a 50% equity interest, and serve as concessionaire of small casinos aboard seven cruise ships for three cruise lines. We regularly pursue additional gaming opportunities internationally and in the U.S. In the last three years, we have shifted our operations from primarily a U.S. focused company with one operation in Colorado to an international niche player in the small and midsize casino market worldwide. Our international operations generated approximately 46% of our net operating revenue during the six months ended June 30, 2005.

We reported net operating revenue of $35.8 million for the year ended December 31, 2004, compared to $31.4 million in 2003. Casino revenue increased $2.8 million, or 8.7% to $34.6 million in 2004 compared to 2003. Our earnings from operations for the year ended December 31, 2004 were $7.0 million compared to $6.8 million in 2003. Our net earnings for 2004 were $4.7 million, or $0.35 per share compared to net earnings of $3.2 million, or $0.24 per share in 2003.

We reported net operating revenue of $18.1 and $17.0 million for the six months ended June 30, 2005 and 2004, respectively. Casino revenue was $17.8 million compared to $16.9 million for the six months ended June 30, 2005 and 2004, respectively. Casino expense was $7.0 million and $6.5 million for the six months ended June 30, 2005 and 2004, respectively. Our earnings from operations for the six months ended June 30, 2005 were $2.4 million compared to $3.6 million in 2004. Our net earnings were $1.5 million, or $0.11 per share, and $2.1 million, or $0.15 per share, for the six months ended June 30, 2005 and 2004, respectively.

As of June 30, 2005, we had 559 employees, 203 of whom were employed at our casino in Cripple Creek, 312 in South Africa, 32 on the cruise ships, 2 in Edmonton and 10 at the corporate level.

Our Gaming Properties

Womacks Casino & Hotel is a limited-stakes gaming casino in Cripple Creek, Colorado. The facility has approximately 601 slot machines, six limited stakes gaming tables, 21 hotel rooms, one restaurant and four bars.

The Caledon Hotel, Spa & Casino is located near Cape Town, South Africa. The resort has an unlimited wagering gaming facility with 300 slot machines and nine gaming tables, an 85-room hotel, mineral hot springs and spa facility, four restaurants, two bars, conference rooms for up to 300 participants and various outdoor facilities.

Casino Millennium is located within the five-star Marriott Hotel in Prague, Czech Republic. The unlimited wagering facility has 38 slot machines and 15 gaming tables. We own a 50% interest in Casino Millennium and provide technical casino services to the casino under an agreement with Casino Millennium.

We also serve as concessionaire of small, unlimited wagering casinos on seven luxury cruise vessels. We have a total of 166 slot machines and 27 table games on the seven shipboard casinos currently in operation. We have concession agreements with SilverSea Cruises, Oceania Cruises and The World of ResidenSea, Ltd.

We are currently developing and intend to operate a casino in Edmonton, Alberta, Canada with 600 gaming machines, 31 gaming tables, food and beverage amenities, a dinner theatre, a 300 space underground parking facility, approximately 600 surface parking spaces and a 26-room hotel, and a casino and hotel in Central City, Colorado with 625 slot machines, six table games, 26 hotel rooms, retail, food and beverage amenities and a 500-space on-site covered parking garage.

Our Strategy

Our goal is to become one of the leading casino companies in the international mid-size casino market. We are targeting well-regulated markets, preferably in North America, Europe and Africa where casinos can be operated that have between 200 and 1,500 gaming positions and/or minimum (expected) Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) of $5 million per year.

We intend to achieve our goal by pursuing the business strategy outlined below.

1. Pursue greenfield situations and apply for new licenses.

From time to time, countries (or states or provinces, as the case may be) decide to legalize casino gaming. The gaming laws often limit the number of casino licenses to be issued and the selection of licensees is typically done in a tender process. From time to time we may participate in tenders for new casino licenses.

2. Apply for new licenses in existing casino markets.

At times, countries that already have legalized gaming increase the number of casinos they permit. For instance, the United Kingdom recently increased the number of gaming licenses available. We are interested in pursuing licenses that become available when a particular country or other jurisdiction offers additional licenses. An example of this strategy is our Edmonton casino project.

3. Expand in our existing markets.

We are watching our existing markets for special situations that increase the attractiveness of either a specific market or of one or more specific locations. An example of this strategy is our casino project in Central City, Colorado, USA where a new road called the “Central City Parkway” significantly improves access to Central City from Denver, with shorter travel times and a four lane route that we believe is much safer than previous alternatives. The new road has significantly increased the visibility of our casino project in Central City, because ours is the first casino property and parking garage that drivers encounter as they enter Central City from Denver.

4. Purchase existing casinos.

We are constantly screening our target markets for casinos that are for sale. There are several hundred casinos operating in our target markets. Some are owned by individuals who want to exit the business, or by large corporations that want to dispose of smaller units, or by large corporations that merge with another large corporation and need to divest in order to comply with rules and regulations, all of which represent potential opportunities for us. We look for underperforming operations and/or situations where we see upside potential at an attractive purchase price.

5. Internal growth and expansion of our existing casinos.

Our existing operations in North America and South Africa permit further growth whenever the respective markets accommodate such growth. In Cripple Creek, Colorado, we control enough land to double the size of the casino, add 100 to 150 hotel rooms and build a parking garage, should we choose to do so. In Caledon, South Africa, we own 230 hectares of land that we intend to develop, ideally with partners, and we are in the initial stages of developing a golf course, fairway homes, more hotel rooms and a larger spa.

6. Sell our expertise via Casino Management Agreements.

Sometimes real estate owners or development groups want to keep full ownership of a casino, but realize their need for professional management. Under certain circumstances (i.e. minimum length of contract, minimum size of casino), we may enter into casino management agreements, under which we would manage the casino on behalf and for the account of the owner in exchange of a management fee (typically a percentage of gross casino revenue plus a percentage of EBITDA).

7. Pursue cruise-ship casino concessions on an opportunistic basis.

Small, mid-size (up to approximately seven ships in the fleet) and start-up cruise lines usually choose concessionaires for certain parts of their operation, including casino operations. We have extensive experience in operating casinos on cruise ships and intend to pursue such opportunities if and when they arise.

Summary Regarding Risk Factors

Risks Related to Our Business

Substantially all of our revenue and operating income are derived from our Cripple Creek, Colorado and Caledon, South Africa casinos, and any factors that adversely impact one or both of these facilities may have a significant impact on our results of operations.

We face significant competition, and if we are not able to compete successfully our results of operations will be harmed.

We face extensive regulation from gaming and other regulatory authorities, which involves considerable expense and could harm our business.

We intend to develop and operate additional casino properties in the future, and if our development efforts are not successful our business may be harmed. We may face disruption in integrating and managing facilities we open or acquire in the future, which could adversely impact our operations.

Difficulties in managing our worldwide operations or a downturn in general economic conditions may adversely affect our results of operations and inclement weather and other conditions could seriously disrupt our business, financial condition and results of operations. Energy and fuel price increases may adversely affect our costs of operations and our revenues.

Fluctuations in currency exchange rates or the loss of key personnel could have a material adverse effect on us.

Our indebtedness imposes restrictive covenants on us, which limits our operating flexibility.

We will incur significant time and expense in documenting, testing and certifying our internal control over financial reporting, and any significant deficiency or material weakness in our internal controls could adversely affect our business.

Our casino management agreements may be terminated at any time.

We may be required in the future to record impairment losses related to the goodwill we currently carry on our balance sheet.

Certain anti-takeover measures we have adopted may limit our ability to consummate transactions that some of our stockholders might otherwise support. Certain provisions in our certificate of incorporation may require one or more stockholders or ADC holders to sell their stock or ADCs to us, even if the holder would not otherwise want to divest itself of our common stock or ADCs.

The U.S. Internal Revenue Service or other taxing authorities may assert that we owe additional taxes.

Service of process and enforceability of certain foreign judgments is limited, since we are incorporated in the U.S. and a substantial portion of our assets is located in the U.S. and South Africa.

Risks Related to our Shares, the ADCs and this Offering

We do not anticipate paying cash dividends on our shares of common stock or ADCs in the foreseeable future, because we intend to retain any future earnings to fund the operation and expansion of our business.

We will have broad discretion in the use of proceeds from this Offering and may not obtain a significant return on the use of these proceeds.

Our stock price has been volatile and may decline significantly and unexpectedly, and a liquid market for our ADCs may not develop.

Investors in our ADCs will not have, and our stockholders do not have preemptive rights in future issues of ADCs or shares of our common stock.

Because we are a foreign corporation, the Austrian and other European takeover regimes do not apply to us.

See “Risk Factors” for further details regarding the risks summarised above.

Company Information

Our principal executive offices in the U.S. are located at 1263 Lake Plaza Drive, Suite A, Colorado Springs, Colorado 80906 and our telephone number at those offices is (719) 527-8300. For more information about us please visit us on the Internet at http://www.cnty.com. None of the information posted to our web site is a part of this prospectus.

The Offering

The Offering

The Offering comprises a public offering to retail and institutional investors in the Republic of Austria and a private placement to institutional investors in other countries in Europe. The ADCs will not be offered to investors in the U.S. See “Offering and Underwriting”, p. 22, for details.

ADCs offered	Up to 7,132,667 ADCs, each representing one share of newly issued common stock. See “Offering and Underwriting”, p. 22, for details.

Common stock to be outstanding after the Offering, including shares of common stock represented by ADCs	22,380,567 shares.

The number of shares of our common stock outstanding after this Offering is based on the number of shares outstanding as of September 27, 2005 and excludes:

• 1,951,210 shares of common stock issuable upon exercise of options outstanding under our Employees’ Equity Incentive Plan, at a weighted average exercise price of $2.24 per share; and

• 80,000 shares of common stock issuable upon the exercise of outstanding options held by our independent directors at a weighted average exercise price of $2.98 per share; and

• 2,000,000 shares of common stock reserved for future issuance under the terms of our 2005 Equity Incentive Plan.

Except as otherwise indicated, all information in this prospectus assumes no exercise of outstanding options. See “Capitalization”, p. 27, for details.

Use of proceeds

We plan to use the net proceeds from this Offering to make investments in additional gaming projects and for working capital and other general corporate purposes. See “Use of Proceeds”, p. 25, for details.

Depositary	OeKB. See “Description of the Depositary”, pp. 117–118, for details.

Proposed Vienna Stock Exchange symbol for ADCs	“CNTY” Our common stock is currently traded in the U.S. on the NASDAQ Capital Market under the symbol “CNTY.” The ADCs will not be listed or traded on NASDAQ or any other U.S. exchange.

Offering price

The final offering price and the definitive number of ADCs to be issued in the Offering will be determined on the basis of an order book established through a book building process after consideration of the market price of our common stock at the time of pricing.

Offer period	The period for the purchase of the ADCs offered in this Offering will commence on October 3, 2005 and end on or about October 10, 2005. See “Offering and Underwriting”, p. 22, for details.

We reserve the right to unilaterally extend or shorten the offer period or to withdraw this Offering, without prior notice, in whole or in part, at any time with or without cause.

Voting rights

Each ADC will entitle the holder to attend or be represented at any meeting of our stockholders, and to vote the share of our common stock underlying such ADC. See “Description of Austrian Depositary Certificates”, p. 114-115, for details.

Dividend rights

Following this Offering, each ADC will be entitled to dividends, if any, declared on our common stock for the year ending December 31, 2005 and each year thereafter. However, we have never declared or paid cash dividends on our capital stock and we do not anticipate paying cash dividends on our capital stock in the foreseeable future. See “Dividend Policy”, p. 25, and “Description of Austrian Depositary Certificates”, p. 114, for details.

Payment and delivery	Payment for and delivery of the ADCs is expected to take place on or about October 13, 2005 (the “Closing”).

The ADCs will be evidenced by a modifiable global certificate held in safe custody by OeKB. Purchasers of the ADCs will not be entitled to receive individual ADC certificates.

Listing and trading

We expect the ADCs to be approved for listing in the Official Market on the Vienna Stock Exchange (Amtlicher Handel an der Wiener Börse) on or about October 4, 2005. Official listing and trading is expected to commence on or about October 12, 2005. See “Application for Listing”, p. 133 for details.

Lock-up

We will agree with Bank Austria Creditanstalt AG, in the underwriting agreement for this Offering, that we will not without the prior written consent of the Bank Austria Creditanstalt AG sell any shares of our common stock, either directly or indirectly, or issue options or warrants to acquire shares of our common stock or securities exchangeable or exercisable for or convertible into shares of our common stock, subject to certain exceptions, during a 180-day lock-up period following the Closing of the Offering.

Furthermore, Erwin Haitzmann, Peter Hoetzinger, Thomas Graf, The Haitzmann Family Foundation and The Hoetzinger Family Foundation have also agreed with

Bank Austria Creditanstalt AG that they will not sell shares of our common stock, directly or indirectly, during the lock-up period. See “Lock-Up Agreements”, p. 24, for details.

Securities Identification Number for ADCs ISIN Code: AT0000499900

Summary Consolidated Financial Data
(in thousands, except per share data)

The following table summarizes our consolidated financial data for the periods, and as of the dates, indicated. You should read the summary consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and with our consolidated financial statements and related notes, each appearing elsewhere in this prospectus. The historical results presented here are not necessarily indicative of future results.

	Year Ended December 31,			Six Months Ended June 30,
	2004	2003	2002	2005	2004
	(audited)*			(unaudited)
	(In thousands, except per share data)
Consolidated Statements of Earnings Data

Operating revenue	$40,055	$36,059	$33,761	$20,328	$19,119
Less promotional allowances	(4,290)	(4,657)	(4,424)	(2,192)	(2,107)
Net operating revenue	35,765	31,402	29,337	18,136	17,012

Operating costs and expenses:
Casino	13,760	11,667	9,897	7,002	6,473
Hotel, food and beverage	3,134	2,553	1,509	1,355	1,402
General and administrative	9,103	7,745	7,191	5,475	4,206
Property write-down and other write-offs, net of (recoveries)	(178)	(35)	1,145	(30)	—
Depreciation	2,993	2,668	2,304	1,790	1,382

Total operating costs and expenses	28,812	24,598	22,046	15,592	13,463

Earnings (loss) from unconsolidated subsidiary	55	—	—	(109)	51

Earnings from operations	7,008	6,804	7,291	2,435	3,600
Interest expense	(1,587)	(2,011)	(1,903)	(1,034)	(812)
Other income, net	169	252	176	159	92
Non-operating items from unconsolidated subsidiary, net	(5)	—	—	(4)	(8)
Non-operating (expense)	(1,423)	(1,759)	(1,727)	(879)	(728)

Earnings before income taxes and minority interest	5,585	5,045	5,564	1,556	2,872
Provision for income taxes	749	1,777	2,454	146	790
Minority interest in subsidiary (earnings) losses	(98)	(22)	(31)	106	(31)

Net earnings	$4,738	$3,246	$3,079	$1,516	$2,051

Earnings per share, basic	$0.35	$0.24	$0.23	$0.11	$0.15
Earnings per share, diluted (1)	$0.30	$0.22	$0.20	$0.09	$0.13

* The summary consolidated financial data has been derived from the audited consolidated financial statements, appearing elsewhere in this prospectus.

(1) There were no options or warrants excluded from the computation of the diluted earnings per share.

	As of December 31,			As of June 30,
	2004	2003	2002	2005	2004
	(audited)*			(unaudited)
	(In thousands, except per share data)
Consolidated Balance Sheet Data

Cash and cash equivalents	$8,411	$4,729	$4,582	$5,821	$4,112
Restricted cash	706	598	491	599	643
Total other current assets	1,058	980	697	2,068	1,042
Property and equipment, net	48,629	36,796	33,965	51,026	39,629
Goodwill, casino licenses	11,002	9,848	9,197	10,475	10,642
Other assets	1,398	1,866	2,211	1,203	1,748
Total Assets	$71,204	$54,817	$51,143	$71,192	$57,816

Total current liabilities	8,267	6,471	5,818	7,889	7,578
Long-term debt, less current portion	17,970	14,913	16,531	17,660	13,761
Other	4,588	385	1,691	6,581	271
Total shareholders’ equity	40,379	33,048	27,103	39,062	36,206
Total Liabilities and Shareholders’ Equity	$71,204	$54,817	$51,143	$71,192	$57,816

* The summary consolidated financial data has been derived from the audited consolidated financial statements, appearing elsewhere in this prospectus.

	Year Ended December 31,			Six Months Ended June 30,
	2004	2003	2002	2005	2004
	(audited)*			(unaudited)
	(In thousands, except per share data)
Cash Flow Data

Net cash provided by operating activities	$8,472	$5,821	$7,396	$1,431	$2,876
Net cash used in investing activities	(7,050)	(3,472)	(4,448)	(4,698)	(2,259)
Net cash provided by (used in) financing activities	1,906	(2,596)	(1,500)	1,434	(1,377)
Effect of exchange rate changes on cash	354	394	103	(757)	143
Increase (decrease) in cash and cash equivalents	$3,682	$147	$1,551	$(2,590)	$(617)

* The summary consolidated financial data has been derived from the audited consolidated financial statements, appearing elsewhere in this prospectus.

RISK FACTORS

An investment in our ADCs involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we may currently deem immaterial, may become important factors that harm our business, financial condition or results of operations. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock or of our ADCs could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Substantially all of our net operating revenue is derived from our Cripple Creek, Colorado and Caledon, South Africa casinos, and any factors that adversely impact one or both of these facilities may have a significant impact on our results of operations.

Approximately 92% of our net operating revenue for the six months ended June 30, 2005 was derived from casinos in Cripple Creek and Caledon. Approximately 92% of our net operating revenue for the six months ended June 30, 2004 was derived from these two facilities. We expect that a substantial portion of our revenue for the immediate future will continue to be derived from our operations at these two facilities. If new competitors enter one of these markets or economic conditions in one of these regions deteriorate or a business interruption to one of these facilities occurs, our revenue could decline significantly, which may have a material adverse effect on the price of our common stock or ADCs.

We face significant competition, and if we are not able to compete successfully our results of operations will be harmed.

We face intense competition from other casinos in Cripple Creek, Colorado and in the Western Cape region of South Africa. Competitors in Cripple Creek include some casinos of similar size to or larger than ours and many other smaller casinos. In South Africa, we compete with a much larger casino in Cape Town, and to a lesser extent with three smaller casinos. We seek to compete in the Colorado market through promotion of the Womacks Gold Club and other marketing efforts, and in South Africa by emphasizing Caledon’s destination resort appeal, players’ club programs, and by superior service. Some or all of these efforts may not be successful, which could hurt our competitive position. In addition, the primary market served by our Cripple Creek facility is Colorado Springs, Colorado, which is 45 miles away, and Cripple Creek is generally not a destination resort. The number of casino and hotel operations in Cripple Creek may exceed market demand, which could make it difficult for us to sustain profitability.

The gaming industry is highly fragmented and characterized by a high degree of competition among a large number of participants, many of which have financial and other resources that are greater than our resources. Competitive gaming activities include casinos, video lottery terminals and other forms of legalized gaming in the U.S. and other jurisdictions. Other jurisdictions may legalize gaming or liberalize their gaming rules in the near future. If additional gaming opportunities become available near our operating facilities, such gaming opportunities could attract players that might otherwise visit our casinos. The resulting loss of revenue at our casino may have a material adverse effect on our business, financial condition and results of operations. We are particularly vulnerable to competition at our Cripple Creek facility. If other gaming operations were to open closer to Colorado Springs, our operations in Cripple Creek could be substantially harmed, which would have a material adverse effect on our operations. In addition, established gaming jurisdictions could award additional gaming licenses or permit the expansion of existing gaming operations. New or expanded operations by other entities will increase competition for our gaming operations and could have a material adverse impact on us.

We face extensive regulation and taxation from gaming and other regulatory authorities, which involves considerable expense and could harm our business.

Licensing requirements. As owners and operators of gaming facilities, we are subject to extensive state, local, and in South Africa, provincial regulation. State, local and provincial authorities require us and our subsidiaries to demonstrate suitability to obtain and retain various licenses and require that we have registrations, permits and approvals to conduct gaming operations. Various regulatory authorities, including the Colorado Division of Gaming or the Western Cape Gambling and Racing Board, may for any reason set forth in applicable legislation, rules and regulations limit, condition, suspend or revoke a license or registration to conduct gaming operations or prevent us from owning the securities of any of our gaming subsidiaries. Like all gaming operators in the jurisdictions in which we operate or plan to operate, we must periodically apply to renew our gaming licenses or registrations and have the suitability of certain of our directors, officers and employees approved. We may not be able to obtain such renewals or approvals. For instance, we expended substantial funds to develop a riverboat gaming operation in Franklin County, Iowa and did not receive a gaming license from the appropriate regulatory agency. As a result, we were forced to terminate the project. In addition, we have invested in a casino project in the West Rand Area outside Johannesburg, South Africa and the granting of the license for this project has been delayed by litigation. It is uncertain when, if ever, the licensing process for this project will be completed. Regulatory authorities may also levy substantial fines against us or seize our assets or the assets of our subsidiaries or the people involved in violating gaming laws or regulations. Any of these events could force us to terminate operations at an existing gaming facility, or could prohibit us from successfully completing a project in which we invest. Closing facilities or an inability to expand may have a material adverse effect on our business, financial condition and results of operations.

Gaming authorities in the U.S. generally can require that any beneficial owner of our common stock and other securities, including ADCs or common stock underlying the ADCs, file an application for a finding of suitability. If a gaming authority requires a record or beneficial owner of our securities to file a suitability application, the owner must apply for a finding of suitability within 30 days or at an earlier time prescribed by the gaming authority. The gaming authority has the power to investigate an owner’s suitability and the owner must pay all costs of the investigation. If the owner is found unsuitable, then the owner may be required by law to dispose of our securities. Our certificate of incorporation also provides us with the right to repurchase shares of our common stock (including shares of common stock underlying ADCs) from certain beneficial owners declared by gaming regulators to be unsuitable holders of our equity securities, and the price we pay to any such beneficial owner may be below the price such beneficial owner would otherwise accept for his or her shares of our common stock.

Potential changes in regulatory environment. From time to time, legislators and special interest groups have proposed legislation that would expand, restrict or prevent gaming operations or which may otherwise adversely impact our operations in the jurisdictions in which we operate. Any expansion of gaming or restriction on or prohibition of our gaming operations could have a material adverse effect on our operating results. For instance, in November 2003, a Colorado ballot issue was proposed which would have permitted the installation of at least 500 video lottery terminals or “VLTs” at each of the five racetracks throughout Colorado, two of which are located in Colorado Springs and Pueblo, the dominant markets for Cripple Creek. If this ballot issue had passed, our casino operations in Cripple Creek might have suffered from reduced player visits and declining revenue. There can be no assurance that future attempts will not be made to pass similar ballot issues in Colorado or other markets in which we operate.

Taxation and fees. We believe that the prospect of significant revenue is one of the primary reasons jurisdictions permit legalized gaming. As a result, gaming companies are typically subject to significant taxes and fees in addition to normal federal, state, local and provincial income taxes, and such taxes and fees are subject to increase at any time. We pay substantial taxes and fees with respect to our operations. From time to time, federal, state, provincial and local legislators and officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming industry. In addition, worsening economic conditions could intensify the efforts of state provincial and local governments to raise revenues through increases in gaming taxes. It is not possible to determine with certainty the likelihood of changes in tax laws or in the administration of such laws. Such changes, if adopted, could materially increase our tax expenses and impair our profitability.

We intend to develop and operate additional casino properties in the future, and if our development efforts are not successful our business may be harmed.

We are currently developing and intend to operate a casino and hotel in Edmonton, Alberta, Canada, a casino and hotel in Central City, Colorado, we have signed a letter of intent to develop and operate a casino and Hotel in Newcastle, South Africa, and we have invested in a proposed casino project in an area known as West Rand, outside Johannesburg, South Africa. Each of these projects have pending applications for gaming licenses, and we would be required to obtain a gaming license for any additional facility we attempt to open. Each licensing process is unique and requires a significant amount of funds and management time. The licensing process in any particular jurisdiction can take significant time and expense through licensing applications and fees, background investigations and related costs, fees of counsel, possible legal challenges and other associated processes and preparation costs. In addition, political factors may make the licensing process more difficult in one or more jurisdictions. If any of our gaming license applications are denied, we may have to write off costs, which could be significant. For instance, we invested approximately $0.2 million in the proposed project we were jointly pursuing in Franklin County, Iowa before the license for the project was denied.

Even if we receive licenses to open and operate proposed new facilities, commencing operations at our proposed new casino projects will require substantial development. Development activities involve expenses and risks, including expenses involved in securing licenses, permits or authorizations other than those required from gaming regulators, and the risk of potential cost over-runs, construction delays, and market deterioration. One or more of these risks may result in any of our currently proposed properties not being successful. If we are not able to successfully commence operations at these properties, our results of operations will be harmed.

We may face disruption in integrating and managing facilities we open or acquire in the future, which could adversely impact our operations.

We continually evaluate opportunities to open new properties, some of which are potentially significant in relation to our size. We expect to continue pursuing expansion opportunities, and we could face significant challenges in managing and integrating expanded or combined operations resulting from our expansion activities. The integration of any new properties we open or acquire in the future will require the dedication of management resources that may temporarily divert attention from the day-to-day business of our existing operations, which may interrupt the activities of those operations and could result in deteriorating performance from those operations. Management of new properties, especially in new geographic areas, may require that we increase our managerial staff, which would increase our expenses.

Difficulties in managing our worldwide operations may have an adverse impact on our business.

We derive our revenue from operations located on three continents and on cruise ships operating around the world. Our management is located in the U.S., South Africa and Continental Europe (Czech Republic and Austria). As a result of long distances, different time zones, culture, management and language differences, our worldwide operations pose risks to our business. These factors make it more challenging to manage and administer a globally-dispersed business, and increase the resources we must devote to operating under several different regulatory and legislative regimes. Moreover, economic or political instability in one or more of our markets could adversely affect our operations in those markets.

A downturn in general economic conditions may adversely affect our results of operations.

Our business operations are subject to changes in international, national and local economic conditions, including changes in the economy related to future security alerts in connection with threatened or actual terrorist attacks, such as those that occurred on September 11, 2001, and related to the war with Iraq, which may affect our customers’ willingness to travel. A recession or downturn in the general economy, or in a region constituting a significant source of customers for our properties, could result in fewer customers visiting our properties, which would adversely affect our results of operations.

The Cripple Creek market, which is important to our business, is subject to seasonal fluctuations.

Because Cripple Creek is a mountain tourist town, its gaming market is subject to seasonal fluctuations. Typically, gaming revenues are greater in the summer tourist season and are lower from October through April. During the year ended December 31, 2004, the revenue attributable to our Cripple Creek operations fluctuated from a high of $5.1 million in the third quarter to a low of $3.5 million in the fourth quarter. If we are not able to offset seasonal declines in our Cripple Creek operations with additional revenue from other sources, our quarterly results may vary considerably from period to period, which could cause the price of our common stock or ADCs to be volatile.

Inclement weather and other conditions could seriously disrupt our business which may hamper our financial condition and results of operations.

The operations of our facilities are subject to disruptions or reduced patronage as a result of severe weather conditions. For instance, in August 2002, Prague experienced a devastating flood throughout the city. Public access to the city in the vicinity of the Casino Millennium, which we operate, was severely limited for months following the disaster and negatively affected casino operations. High winds and blizzards limit access to our property in Cripple Creek from time to time, and hurricanes or severe storms may impact the operations of our cruise ship casino facilities. In the event weather conditions limit access to our casino properties or otherwise adversely impact our ability to operate our casinos at full capacity, our revenue will suffer, which will negatively impact our operating results.

Fluctuations in currency exchange rates could adversely affect our business.

Our facility in Caledon, South Africa represents a significant portion of our business, and the revenue generated and expenses incurred by the Caledon facility are generally denominated in South African Rand. A decrease in the value of the Rand in relation to the value of the U.S. dollar would decrease the revenue and operating profit from our South African operations when translated into U.S. dollars, which would adversely affect our consolidated results and could cause the price of our common stock and ADCs to decrease. In addition, we expect to expand our operations into other countries and, accordingly, we will face similar exchange rate risk with respect to the costs of doing business in such countries as a result of any increases in the value of the U.S. dollar in relation to the currencies of such countries. We do not currently hedge our exposure to fluctuations in the Rand, and there is no guarantee that we will be able to successfully hedge any future foreign currency exposure.

The loss of key personnel could have a material adverse effect on us.

We are highly dependent on the services of Erwin Haitzmann, our Chairman and Co Chief Executive Officer, Peter Hötzinger, our Vice Chairman and Co Chief Executive Officer, and other members of our senior management team. Our ability to retain key personnel is affected by the competitiveness of our compensation packages and the other terms and conditions of employment, our continued ability to compete effectively against other gaming companies and our growth prospects. The loss of the services of any of these individuals could have a material adverse effect on our business, financial condition and results of operations.

The availability and cost of financing could have an adverse effect on our business.

We intend to finance our current and future expansion and renovation projects primarily with cash flow from operations, borrowings under our bank credit facility and equity or debt financings. If we are unable to finance our current or future expansion projects, we will have to adopt one or more alternatives, such as reducing or delaying planned expansion, development and renovation projects as well as capital expenditures, selling assets, restructuring debt, or obtaining additional equity financing or joint venture partners, or modifying our bank credit facility. These sources of funds may not be sufficient to finance our expansion, and other financing may not be available on acceptable terms, in a timely manner or at all. In addition, our existing indebtedness contains certain restrictions on our ability to incur additional indebtedness. If we are unable to secure additional financing, we could be forced to limit or suspend expansion, development and renovation projects, which may adversely affect our business, financial condition and results of operations.

Our indebtedness imposes restrictive covenants on us, which limits our operating flexibility.

Our revolving credit facility requires us, among other obligations, to maintain specified financial ratios and satisfy certain financial tests, primarily through our Colorado operating subsidiary, including maximum leverage ratios and total fixed cost coverages. In addition, our revolving credit facility restricts, among other things, our ability to incur additional indebtedness, repay indebtedness or amend debt instruments, pay dividends, create liens on assets, make investments, make acquisitions, engage in mergers or consolidations, make capital expenditures or engage in certain transactions with subsidiaries and affiliates. If we fail to comply with the restrictions contained in our revolving credit facility, the resulting event of default could result in our lender accelerating the indebtedness under the credit facility. These restrictions limit our operating flexibility and may cause us not to engage in transactions that we would otherwise consider to be advantageous to our stockholders.

We will incur significant time and expense in documenting, testing and certifying our internal control over financial reporting, and any significant deficiency or material weakness in our internal controls could adversely affect our business.

SEC rules require that, as a company with a class of securities registered in the U.S. under the Securities Exchange Act of 1934, our chief executive officer and chief financial officer periodically certify the existence and effectiveness of our internal control over financial reporting. Our independent auditors will be required, beginning with our Annual Report on Form 10-K for our fiscal year ending on December 31, 2005, to attest to our officers’ assessment of our internal controls. This process generally requires significant documentation of policies, procedures and systems, review of that documentation by our internal accounting staff and our outside auditors, and testing of our internal control over financial reporting by our internal accounting staff and our outside auditors. Documentation and testing of our internal controls, which we have not undertaken in the past, will involve considerable time and expense, and may strain our internal resources and have an adverse impact on our costs.

During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by SEC rules for certification of our internal control over financial reporting. As a consequence, we may have to disclose in periodic reports we file with the SEC any material weaknesses in our system of internal controls. For example, in conjunction with the audit of our financial statements for the year ended December 31, 2004, our independent registered public accounting firm notified us that they had identified matters involving internal control over financial reporting and its operation that they consider to be a material weakness. These matters relate to the controls over the recording of fixed assets in our South African operating subsidiary. The failure to detect the weakness can be attributed to a lack of a substantive policy on capitalization of fixed assets and a deficiency in our internal review process as it relates to the South African operation. We are in the process of developing a complete plan to remediate the identified material weakness in our internal controls over financial reporting. We immediately instituted a series of policies to improve the control over the capital asset activity in South Africa and have begun a complete physical inventory of the same.

The existence of this or any other material weakness would preclude our management from concluding that our internal control over financial reporting is effective, and would preclude our independent auditors from issuing an unqualified opinion that our internal controls are effective. In addition, disclosures of this type in our SEC reports could cause investors to lose confidence in our financial reporting and may negatively affect the price of our common stock or ADCs. Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud. If we have deficiencies in our internal control over financial reporting it may negatively impact our business, results of operations and reputation.

Our casino management agreements may be terminated at any time.

In addition to our casinos in Cripple Creek and Caledon, we currently operate casinos on seven cruise ships and the Casino Millennium in Prague. We operate the casinos on the cruise ships pursuant to casino concessionaire agreements with three different cruise ship charter companies and we operate the Casino Millennium in Prague according to a casino services agreement. The contracts with the cruise ship operators and the casino services agreement for the operation of the Casino Millennium all provide for cancellation with a limited notice period in the event of our default under the respective agreements. Accordingly, we could lose the revenue stream associated with these contracts on short notice, which may adversely affect our operating results.

Energy and fuel price increases may adversely affect our costs of operations and our revenues.

Our casino properties use significant amounts of electricity, natural gas and other forms of energy. While we have not experienced any shortages of energy that have hampered our operations, the substantial increases in the cost of electricity and natural gas in the U.S. may negatively affect our results of operations. The extent of the impact is subject to the magnitude and duration of the energy and fuel price increases. Dramatic increases in fuel prices may also adversely affect customer visits to our casino properties.

We may be required in the future to record impairment losses related to the goodwill we currently carry on our balance sheet.

We had $8.63 million of goodwill as of June 30, 2005 and $8.85 million of goodwill as of December 31, 2004. Accounting rules require that we make certain estimates and assumptions related to our determinations as to the future recoverability of the goodwill we report on our balance sheet. If we were to determine that the value of the goodwill carried on our balance sheet is impaired, we may be required to record an impairment charge to write down the value of our goodwill, which would adversely affect our results during the period in which we recorded the impairment charge.

Certain anti-takeover measures we have adopted may limit our ability to consummate transactions that some of our security holders might otherwise support.

We have a fair price business combination provision in our certificate of incorporation, which requires approval of certain business combinations and other transactions by holders of 80% of our outstanding shares of voting stock. We also have adopted a stockholder rights plan that allows our stockholders to purchase significant amounts of our common stock at a discount in the event any third party acquires a significant ownership interest in us or attempts to acquire us without the approval of our Board of Directors. In addition, our certificate of incorporation allows our Board of Directors to issue shares of preferred stock without stockholder approval. These provisions generally have the effect of requiring that any party seeking to acquire us negotiate with our Board of Directors in order to structure a business combination with us. This may have the effect of depressing the price of our common stock, and may similarly depress the price of the ADCs being offered hereby, due to the possibility that certain transactions that our stockholders might favor could be precluded by these provisions.

Certain provisions in our certificate of incorporation may require one or more holders to sell their stock or ADCs to us, even if the holder would not otherwise want to divest itself of our common stock or ADCs.

Gaming regulations in various jurisdictions in which we operate impose certain restrictions on the equity ownership of licensed casino operators. In order to facilitate compliance with these regulations and to preserve our ability to be awarded additional gaming licenses in the future, our certificate of incorporation includes a provision which allows our Board of Directors to redeem shares of stock (including shares of common stock underlying the ADCs) held by one or more stockholders to the extent necessary to keep us in compliance with existing gaming regulations or to allow us to secure additional gaming licenses. As a result, a stockholder or holder of ADCs could be required to sell our stock at a time when such stockholder or holder of ADCs may consider our securities to be undervalued or may otherwise not want to sell our securities.

The U.S. Internal Revenue Service or other taxing authorities may assert that we owe additional taxes.

The U.S. Internal Revenue Service (“IRS”) is in the process of conducting an examination of our U.S. federal income tax returns for the year ended December 31, 2003. We may also be examined by tax authorities in other jurisdictions in which we operate. In the event the IRS or other taxing authorities determine that we have not paid the proper amount of income taxes, we may be required to pay additional taxes as well as interest, penalties, and fees. Payment of any such amounts could have a material adverse effect on our results of operations during the period in which we make the payments.

Service of process and enforceability of certain foreign judgments is limited.

We are incorporated in the U.S. and a substantial portion of our assets is located in the U.S. and South Africa. In addition, some of our directors and officers named in this prospectus are residents of the U.S. and all or a substantial portion of their assets are located in the U.S. As a result, it may be difficult for European investors purchasing ADCs in connection with the Offering to effect service of process within Austria upon the company or such persons or to enforce judgments obtained against them in such courts based on civil liability provisions of the European securities laws.

Outside investors own a minority interest in our Caledon, South Africa operation, which may reduce our return on investment from that property.

We own 100% of the common equity of our South African subsidiary that owns and operates the Caledon Hotel, Spa and Casino. Unrelated third parties own preference shares that entitle them to a priority on distributions in certain circumstances. The preference shares are not cumulative, nor are they redeemable. The preference shares entitle the holders of such shares to dividends of 20% of the after-tax profits of each financial year directly attributable to the Caledon casino business in that year, subject to, as determined by the directors of the company in their sole and absolute discretion, any working capital, capital expenditure requirements, loan obligations and liabilities attributable to the casino business. Although no dividends have been paid out so far, these dividend rights would reduce the return that we would otherwise receive from our investment in this property. Furthermore, should the casino business be sold or otherwise dissolved, the preferred shareholders would be entitled to 20% of any surplus directly attributable to the casino business, net of all liabilities attributable to the casino business.

Risks Related to our Common Stock, the ADCs and this Offering

We do not anticipate paying cash dividends on our shares of common stock or ADCs in the foreseeable future.

We have never declared or paid any cash dividends on our shares of common stock. We intend to retain any future earnings to fund the operation and expansion of our business and, therefore, we do not anticipate paying cash dividends on our shares of common stock, or the ADCs, in the foreseeable future. Our revolving credit facility prohibits us from paying cash dividends on our shares of common stock if payment of such dividends would cause us to violate financial covenants stated in the credit agreement.

We will have broad discretion in the use of proceeds from this Offering and may not obtain a significant return on the use of these proceeds.

We will have broad discretion in determining how we apply the net proceeds from this Offering and you may not agree with these uses. We plan to use the net proceeds from this Offering to make investments in additional gaming projects and for working capital and other general corporate purposes. We do not currently have plans to invest in any casino project that is not described in this prospectus, and it may be difficult for us to identify projects we deem to be attractive investments. Moreover, even if we identify proposed casinos in which we believe an investment to be attractive, we may not be able to successfully negotiate the terms of our investment with other interested parties. Also, we may not be successful in investing the net proceeds from this Offering in our operations or external investments to yield a favorable return. For more information, see “Use of Proceeds.”

Our stock price has been volatile and may decline significantly and unexpectedly, and a liquid market for our ADCs may not develop.

Our common stock trades in the U.S. on the NASDAQ Capital Market, which is characterized by small issuers and a lack of significant trading volumes relative to other U.S. markets. These factors may result in volatility in the price of our common stock. For instance, the trading price of our stock has varied from a low of $ 6.02 to a high of $10.91 in the period from January 1 until September 27, 2005.

We expect the ADCs to be admitted for listing on the Vienna Stock Exchange, Austria. The Vienna Stock Exchange is a small stock exchange compared to the NASDAQ Capital Market and other markets around the world. See “The Vienna Stock Exchange.” Accordingly, we expect that the limited volume and high volatility that characterizes trading in our common stock in the U.S. will characterize trading in our ADCs as well. Moreover, because the ADCs we are offering for sale are a new security, being sold into a market in which we have not previously sold securities, we cannot be sure that the ADCs will receive sufficient market acceptance to allow for a liquid trading market in our ADCs to develop. If such a market fails to develop, your ability to sell ADCs will be limited.

Having securities listed in two different countries may increase the volatility of the market price of our common stock or ADCs.

Following the completion of the Offering, our common stock will be quoted on the NASDAQ Capital Market in U.S. dollars, and the ADCs will be quoted on the Vienna Stock Exchange in Euro. Fluctuations in the value of the U.S. dollar against the Euro may affect the relative value of our common stock and ADCs and result in trading therein by currency speculators or otherwise, which may cause further volatility in the price of our common stock or ADCs. Increased trading focus of our common stock or our ADCs on their respective trading markets could affect and significantly decrease the liquidity on the other market, which could make it difficult or impossible for an investor to sell our common stock or ADCs on the market with declining value. This may also increase the price volatility of our securities on that market.

Investors in our ADCs will not have, and our stockholders do not have, any preemptive rights relating to future issues of ADCs or shares of our common stock.

Neither the Delaware General Corporation Law nor our certificate of incorporation provides for statutory preemptive rights for stockholders or ADC holders. Therefore, in the event we decide to issue further shares or other securities our existing stockholders and our ADC holders will not have statutory preemptive rights to purchase such shares or other securities.

Because we are a foreign corporation the Austrian and other European takeover regimes do not apply to our company.

Austrian takeover law does not apply to foreign corporations listed on the Vienna Stock Exchange. Should an investor decide to take over our company, Delaware law (including laws relating to the enforceability of our stockholder rights plan) would apply, and neither our stockholders nor our ADC holders could rely on the Austrian or any other European takeover regime to apply to such a takeover. As a result, if you purchase ADCs in this Offering you may be forced to sell the ADCs at a price that is less than you paid or that is less than you otherwise would accept.

Investors whose currency is not the Euro will incur exposure to fluctuating exchange rates.

For investors whose currency is not the Euro, fluctuations in the value of the Euro, the currency in which the ADCs will be traded on the Vienna Stock Exchange against the investor’s currency will affect the market value of our shares and the ADCs, expressed in the investor’s currency. In addition, such fluctuations may also affect the conversion into the investor’s currency of cash dividends and other distributions paid on our shares and ADCs, if any, including proceeds received upon a sale or other disposition of our common stock and ADCs.

AVAILABLE INFORMATION

For more information about us, please visit us on the Internet at http://www.cnty.com. None of the information posted to our website is a part of this prospectus. Our most recent annual report on Form 10-K, as supplemented by a Form 10-K/A, and certain of our other filings with the Securities and Exchange Commission (SEC) are available through our Investor Relations website at http://www.cnty.com/investor.3.0.html free of charge. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports are also available on the SEC website at http://www.sec.gov.

The U.S. SEC allows us to “incorporate by reference” the information we file with them, which means that we could disclose important information to you by referring you to those documents. Certain information has been incorporated by reference into the base prospectus that is annexed to this prospectus. Any statement incorporated by reference into the base prospectus is modified and superseded by any statements in this prospectus that are contradictory to, different from, or inconsistent with the statements incorporated by reference. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus.

Copies of the following documents will be available at the Company’s principal executive offices at 1263 Lake Plaza Drive, Suite A, Colorado Springs, Colorado 80906, U.S.:

•        the most recently published annual and interim reports; and

•        the most recently published consolidated annual and interim financial statements.

Copies of this Prospectus will be available at the following addresses during usual business hours from the date of publication of this Prospectus:

•        at the Company’s principal executive offices in Colorado Springs, U.S., set out above; and

•        at Bank Austria Creditanstalt AG in Vienna, Austria, (i) Vordere Zollamtsstraße 13, A-1030 Vienna; (ii) Am Hof 2, A-1010 Vienna; and (iii) Schottengasse 6, A-1010 Vienna.

Our certificate of incorporation and the bylaws may be inspected at our principal executive offices in Colorado Springs, U.S., set out above.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

•        our reliance on a small number of significant properties;

•        the effect of competition in our industry;

•        our ability to develop new facilities and sell into new markets;

•        our reliance on market acceptance of our gaming offerings;

•        our ability to obtain regulatory approval and comply with regulatory requirements;

•        our ability to maintain profitability;

•        our ability to attract and retain management talent;

•        depreciation or fluctuations of currencies in which we receive revenue or incur expenses; and

•        other factors described in this prospectus under the heading “Risk Factors.”

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and subject to risks and uncertainties. Because of these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we have filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

OFFERING AND UNDERWRITING

The Offering

The Offering comprises an offering of up to 7,132,667 ADCs representing up to 7,132,667 shares of our common stock consisting of a public offering to retail and institutional investors in the Republic of Austria and a private placement outside the Republic of Austria to institutional investors in Europe.

The ADCs and the underlying shares of our common stock have been registered with the U.S. Securities and Exchange Commission (“SEC”). However, no action has been or will be taken in any other jurisdiction than Austria that would permit a public offering of the ADCs representing shares of our common stock, and we are not offering ADCs in the U.S. Stockholders, investors and depositary banks should advise themselves of applicable laws and regulations.

Bank Austria Creditanstalt AG is global coordinator, lead manager and bookrunner of the Offering. The principal offices of Bank Austria Creditanstalt AG are Vordere Zollamtsstraße 13, A-1030 Vienna, Am Hof 2, A-1010 Vienna and Schottengasse 6, A-1010 Vienna, Austria.

The period for the purchase of ADCs representing our shares of common stock will commence on October 3, 2005 and end on or about October 10, 2005 (the “Offer Period”). We reserve the right to unilaterally extend or shorten the Offer Period or to withdraw this Offering at any time and for any reason. Any extension, shortening or withdrawal of the Offer Period will be published via electronic media and in the Austrian official gazette Amtsblatt zur Wiener Zeitung as soon as practicable thereafter. Requests for the purchase of ADCs representing our shares of common stock can be submitted to Bank Austria Creditanstalt AG as Global Coordinator and Lead Manager. Bank Austria Creditanstalt AG reserves the right to reject any order in whole or in part.

Our existing stockholders do not have preemptive rights (Bezugsrechte) under the Delaware General Corporation Law or our certificate of incorporation.

No class of investor will receive preferential treatment in respect of allocations. The amount of ADCs allocated to an investor will be determined in our absolute discretion, together with Bank Austria Creditanstalt AG as Global Coordinator and Lead Manager, and may be zero.

Investors may withdraw any orders placed until the end of the purchase period referred to above.

No tranche of ADCs has been reserved for purchases by our employees or any other class of investors, whether or not related to us.

No expenses or taxes will be charged to the purchasers of the ADCs, except for customary banking charges.

We are not aware of any member of our Board of Directors who intends to purchase any ADCs in the Offering. We are not aware of any person who intends to purchase more than 5% of the ADCs in the Offering.

Additional Information relating to the Public Offering in Austria

All Austrian banks and credit institutions will accept subscription requests in the usual form. Prospective investors seeking to purchase ADCs are advised to contact their bank, broker or other financial adviser for further details regarding the manner in which applications for ADCs are to be processed. There will be no minimum and no maximum number of ADCs which may be applied for by prospective investors in the Offering. Orders will only be accepted expressed as a number of ADCs. Multiple offers to purchase will be accepted, subject to allocation as described below. In the case of any unsuccessful applications, to the extent that any surplus application monies have already been paid by a prospective investor to its bank, broker or other financial adviser, investors are advised to contact their respective bank, broker or other financial adviser for details regarding the refund of such monies.

To the extent that ADCs are allocated to investors, individual purchasers in the Offering are expected to be allocated ADCs on a pro rata basis with no minimum allotment. Prospective investors in the Offering are therefore advised to contact their bank, broker or other financial adviser for details regarding the actual allocation of ADCs made to them. We expect that information regarding allocations may be made available by these institutions on or about the banking day immediately prior to Closing.

Determination and Publication of the Final Offering Price and the Definitive Number of ADCs

The final offering price and the definitive number of ADCs to be issued will be determined on the basis of an order book established through a book building process after consideration of the market price of our common stock at the time of pricing and is expected to be announced and published, including via electronic media, on or about October 11, 2005. This information will be available at the following offices of Bank Austria Creditanstalt AG in Vienna, Austria, from the date of publication: Vordere Zollamtsstraße 13, A-1030 Vienna, Am Hof 2, A-1010 Vienna and Schottengasse 6, A-1010 Vienna.

The actual date of publication of the information referred to above and the addresses where the information will be available will be announced in accordance with Section 10 para 4 of the Austrian Capital Market Act by way of a notice (Hinweisbekanntmachung) to be published in the Austrian official gazette Amtsblatt zur Wiener Zeitung in Austria, currently expected to be made on or about October 12, 2005.

Underwriting

Subject to the terms and conditions set out in the underwriting agreement expected to be dated on or about October 10, 2005 between us and Bank Austria Creditanstalt AG, we will agree to sell to Bank Austria Creditanstalt AG, and Bank Austria Creditanstalt AG will agree to purchase from us up to 7,132,667 ADCs representing shares of our common stock to be sold in the Offering.

The underwriting agreement will provide that the obligation of Bank Austria Creditanstalt AG to purchase the ADCs will be subject to approval of a number of legal matters by counsel and to some other conditions. Bank Austria Creditanstalt AG will agree in the underwriting agreement to purchase all of the ADCs to be sold under the underwriting agreement if they purchase any of the ADCs.

We will pay to Bank Austria Creditanstalt AG as compensation a combined management commission, underwriting commission and selling concession (“Underwriting Discount”) of 4.7% of the total gross proceeds from the sale of the ADCs.

Underwriter	Number of ADCs	Price per ADC (in Euro)	Compensation (in Euro)

Bank Austria Creditanstalt AG	7,132,667	5.84	1,956,540

The expenses of the offering, not including the Underwriting Discount, are estimated at approximately $0.6 million and are payable by us.

We will agree in the underwriting agreement to indemnify Bank Austria Creditanstalt AG against certain liabilities in connection with the offer and sale of the ADCs, including liabilities under the Securities Act. In addition, we will agree in the underwriting agreement to reimburse Bank Austria Creditanstalt AG for certain of its expenses incurred in connection with the offer and sale of the ADCs. It is contemplated that in a mandate letter with an affiliate of Bank Austria Creditanstalt AG, we will agree that, in case this offering is not consummated or is terminated, we will pay to Bank Austria Creditanstalt AG or such affiliate compensation for their services in connection with the preparation of this offering. In addition, we contemplate to also agree in the mandate letter to pay to Bank Austria Creditanstalt AG or its affiliate a break-up fee in case this offering is not consummated or is terminated and we consummate a transaction similar to this offering with an underwriter other than Bank Austria Creditanstalt AG.

Lock-Up Agreements

We will agree with Bank Austria Creditanstalt AG in the underwriting agreement, to the extent permitted by law, that, during the period commencing on the date of the underwriting agreement and ending on the 180th calendar day following Closing, we will not, without the prior written consent of Bank Austria Creditanstalt AG, directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” or liquidate or decrease a “call equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of), or announce the offering of, or file any registration statement under the Securities Act in respect of, any shares of our common stock, options or warrants to acquire shares of our common stock or securities exchangeable or exercisable for or convertible into shares of our common stock (other than as contemplated by this Agreement with respect to the shares and the ADCs); provided, however, that we may file a registration statement on Form S-8 relating to any stock option plan described in this prospectus and may issue shares of our common stock or options to purchase our common stock, or common stock upon exercise of options, pursuant to any stock option, stock bonus or other stock plan or arrangement described in the Prospectuses.

Furthermore, Erwin Haitzmann, Peter Hoetzinger, Thomas Graf, The Haitzmann Family Foundation and The Hoetzinger Family Foundation have agreed with Bank Austria Creditanstalt AG that they will not, until 180 days following Closing, offer, directly or indirectly, sell or announce the offering or sale or to take any other measure which commercially corresponds to a sale or transfer of shares of our common stock held by them.

Payment and Delivery

Delivery of the ADCs is expected to take place against payment therefore in immediately available funds on or about October 13, 2005. The ADCs will initially be delivered at Closing through the facilities of the OeKB, Euroclear and Clearstream.

The ADCs will be evidenced by a modifiable global certificate held in safe custody by OeKB. Purchasers of the ADCs will not be entitled to receive individual ADC certificates.

Listing

We expect the ADCs to be approved for listing in the Official Market on the Vienna Stock Exchange (Amtlicher Handel an der Wiener Börse) on or about October 4, 2005. Official listing and trading is expected to commence on or about October 12, 2005. See “Application for Listing”, p. 133, for details.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of our ADCs in this Offering will be approximately 39 million Euro after deducting the Underwriting Discount and estimated offering expenses, in the total amount of 2.5 million Euro, payable by us in connection with this Offering.

We plan to use the net proceeds from this Offering to give us the necessary flexibility to accelerate our growth path and to partly refinance the debt facilities that are in place for the development projects, as well as for making investments in additional gaming projects and for working capital and other general corporate purposes. As of the date of the prospectus, we have not identified any additional gaming projects in which we intend to invest and we do not have any specific plans for the proceeds of the offering.

The principal purposes of this offering are as follows:

•          to create a public market for our common stock on the Vienna Stock Exchange;

•          to facilitate our future access to public equity markets;

•          to increase our visibility in European financial markets; and

•          to access additional capital that will allow us to act quickly if we identify businesses we would like to acquire or projects that we believe to be attractive investment opportunities.

The amounts and timing of our actual expenditures of the proceeds from this Offering will depend on numerous factors, including the status of our project development efforts and the amount of cash generated or used by our operations and competition. We will have broad discretion in the application of the net proceeds of this Offering. You will not have the opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use the proceeds. Pending application of the net proceeds, we will invest these proceeds in government securities and other short-term, investment-grade and interest bearing securities or alternatively we will reduce our line of credit.

All costs relating to the Offering will be borne by us.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our shares of common stock. We currently intend to retain all future earnings for the operation and expansion of our business and do not anticipate paying cash dividends on our shares of common stock, including the common stock represented by our ADCs, in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions, outstanding indebtedness and other factors that our board of directors deem relevant. Our revolving credit facility prohibits us from paying cash dividends on our shares of common stock if payment of such dividends would cause us to violate financial covenants stated in the credit agreement.

SELECTED FINANCIAL INFORMATION

Market Price of our Common Stock

Our common stock is traded on the NASDAQ Capital Market under the symbol CNTY. For the period from January 1, 2002 through September 27, 2005, the high and low sales prices for our common stock for each quarter as reported by NASDAQ were:

	High	Low

Year ended December 31, 2002
First Quarter	$3.81	$2.02
Second Quarter	3.44	2.60
Third Quarter	3.13	1.95
Fourth Quarter	2.30	1.63

Year ended December 31, 2003
First Quarter	$2.50	$1.85
Second Quarter	2.49	1.88
Third Quarter	3.00	2.11
Fourth Quarter	3.93	2.20

Year ended December 31, 2004
First Quarter	$3.50	$2.76
Second Quarter	6.30	3.26
Third Quarter	6.20	3.75
Fourth Quarter	9.77	5.27

Year ended December 31, 2005
First Quarter	$9.62	$7.08
Second Quarter	10.91	6.25
Third Quarter (through September 27, 2005)	7.82	6.02

On September 27, 2005, the last reported sales price of our common stock was $7.01 per share.

There is no assurance that the ADCs will trade in a manner similar to our common stock.

Capitalization

The following table sets forth our capitalization as of June 30, 2005:

•          on an actual basis; and

•          as adjusted to give effect to the issuance and sale by us of up to 7,132,667 shares of common stock represented by ADCs in this Offering at an assumed price of 5.84 Euro per ADC (the closing price of the Company’s shares on NASDAQ on September 27, 2005 of $7.01 translated into Euro at the New York noon buying rate), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the information below in conjunction with our consolidated financial statements and their notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

As of June 30, 2005

		As adjusted
(Amounts in thousands)	Actual	for the Offering
	(unaudited)

Cash and cash equivalents	$5,821	$52,821
Long-term debt, excluding current portion	$17,660	$17,660
Shareholders’ equity:
Common stock, $0.01 par value	145	216
Additional paid-in capital	21,468	68,397
Accumulated other comprehensive income (loss)	1,690	1,690
Retained earnings	17,426	17,426
Treasury stock; 730,876 shares at cost	(1,667)	(1,667)
Total shareholders’ equity (deficit)	$39,062	$86,062
Total capitalization (excluding cash)	$56,722	$103,722

(*) Excludes (as of June 30, 2005):

•        3,444,210 shares of common stock issuable upon exercise of options outstanding under our Employees’ Equity Incentive Plan, at an aggregate weighted average exercise price of $1.92 per share;(1) and

•        80,000 shares of common stock issuable upon the exercise of outstanding options held by our independent directors at a weighted average exercise price of $2.98 per share; and

•        2,000,000 shares of common stock reserved for future issuance under the terms of our 2005 Equity Incentive Plan.

See “Management – Employee Incentive Plans” for a description of our equity incentive compensation plans, including our options.

(1) As of September 27, 2005, there are 1,951,210 shares of common stock issuable upon exercise of options outstanding under our Employees’ Equity Incentive Plan, at an aggregate weighted average exercise price of $2.24 per share following the exercise of 1,493,000 options in August 2005.

Dilution

For the calculation set forth below, the number of shares of our common stock that will be outstanding after this Offering is based on the number of shares outstanding as of June 30, 2005 and outstanding shares to be effected at Closing of this Offering and the issue and sale of shares of our common stock represented by ADCs.

Dilution per share to new investors is determined by subtracting the book value per share after this Offering from the last available price per share (as of September 27, 2005). The following table illustrates this per share dilution, based on the assumption that 7,132,667 shares will be issued:

Last available price of the Company’s share on NASDAQ (per share) as of September 27, 2005		$7.01
Book value per share, before Offering	$2.84
Increase per share attributable to this Offering	$1.28
Book value per share after this Offering, per share		$4.12
Dilution per share to new investors		$2.89

The above table does not include the possible exercise of outstanding stock options. As of September 27, 2005, 1,951,210 shares of common stock issuable upon exercise of options outstanding under our Employees’ Equity Incentive Plan at a weighted average exercise price of $2.24 per share, 80,000 shares of common stock issuable upon the exercise of outstanding options held by our independent directors at a weighted average exercise price of $2.98 per share and 2,000,000 shares of common stock reserved for future issuance under the terms of our 2005 Equity Incentive Plan were outstanding. To the extent that stock options are exercised at prices below the Offering price per ADC, there will be further dilution to new investors.

Selected Consolidated Financial Data

You should read the selected consolidated financial data presented below in conjunction with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The selected financial data presented below under the headings “Consolidated Statement of Earnings Data”, “Consolidated Balance Sheet Data” and “Consolidated Cash Flow Data” as of and for the years ended December 31, 2004, 2003 and 2002 have been derived from our audited consolidated financial statements prepared in accordance with U.S. GAAP and included elsewhere in this prospectus. The selected financial data presented below under the headings “Consolidated Statement of Earnings Data”, “Consolidated Balance Sheet Data” and “Consolidated Cash Flow Data” as of and for the six months ended June 30, 2005 and 2004 have been prepared on the same basis as our annual consolidated financial statements, are derived from our unaudited consolidated financial statements included elsewhere in the prospectus and include only normal and recurring adjustments, necessary to present fairly our results of operations for and as of the periods presented.  Historical results are not necessarily indicative of the results of operations to be expected for future periods.

	Year Ended December 31,			Six Months Ended June 30,
	2004	2003	2002	2005	2004
	(audited)*			(unaudited)
	(Amounts in thousands,except per share data)
Consolidated Statements of Earnings Data

Operating revenue	$40,055	$36,059	$33,761	$20,328	$19,119
Less promotional allowances	(4,290)	(4,657)	(4,424)	(2,192)	(2,107)
Net operating revenue	35,765	31,402	29,337	18,136	17,012

Operating costs and expenses:
Casino	13,760	11,667	9,897	7,002	6,473
Hotel, food and beverage	3,134	2,553	1,509	1,355	1,402
General and administrative	9,103	7,745	7,191	5,475	4,206
Property write-down and other write-offs, net of (recoveries)	(178)	(35)	1,145	(30)	—
Depreciation	2,993	2,668	2,304	1,790	1,382
Total operating costs and expenses	28,812	24,598	22,046	15,592	13,463

Earnings (loss) from unconsolidated subsidiary	55	—	—	(109)	51
Earnings from operations	7,008	6,804	7,291	2,435	3,600
Interest expense	(1,587)	(2,011)	(1,903)	(1,034)	(812)
Other income, net	169	252	176	159	92
Non-operating items from unconsolidated subsidiary, net	(5)	—	—	(4)	(8)
Non-operating (expense)	(1,423)	(1,759)	(1,727)	(879)	(728)

Earnings before income taxes and minority interest	5,585	5,045	5,564	1,556	2,872
Provision for income taxes	749	1,777	2,454	146	790
Minority interest in subsidiary (earnings) losses	(98)	(22)	(31)	106	(31)
Net earnings	$4,738	$3,246	$3,079	$1,516	$2,051
Earnings per share, basic	$0.35	$0.24	$0.23	$0.11	$0.15
Earnings per share, diluted (1)	$0.30	$0.22	$0.20	$0.09	$0.13

* The summary consolidated financial data has been derived from the audited consolidated financial statements, appearing elsewhere in this prospectus.

(1) There were no options or warrants excluded from the computation of the diluted earnings per share.

	As of December 31,			As of June 30,
	2004	2003	2002	2005	2004
	(audited)*			(unaudited)
	(Amounts in thousands)
Consolidated Balance Sheet Data

Cash and cash equivalents	$8,411	$4,729	$4,582	$5,821	$4,112
Restricted cash	706	598	491	599	643
Total other current assets	1,058	980	697	2,068	1,042
Property and equipment, net	48,629	36,796	33,965	51,026	39,629
Goodwill, casino licenses	11,002	9,848	9,197	10,475	10,642
Other assets	1,398	1,866	2,211	1,203	1,748
Total Assets	$71,204	$54,817	$51,143	$71,192	$57,816

Total current liabilities	8,267	6,471	5,818	7,889	7,578
Long-term debt, less current portion	17,970	14,913	16,531	17,660	13,761
Other	4,588	385	1,691	6,581	271
Total shareholders’ equity	40,379	33,048	27,103	39,062	36,206
Total Liabilities and Shareholders’ Equity	$71,204	$54,817	$51,143	$71,192	$57,816

* The summary consolidated financial data has been derived from the audited consolidated financial statements, appearing elsewhere in this prospectus.

	Year Ended December 31,			Six Months Ended June 30,
	2004	2003	2002	2005	2004
	(audited)*			(unaudited)
	(Amounts in thousands)
Consolidated Cash Flow Data

Net cash provided by operating activities	$8,472	$5,821	$7,396	$1,431	$2,876
Net cash used in investing activities	(7,050)	(3,472)	(4,448)	(4,698)	(2,259)
Net cash provided by (used in) financing activities	1,906	(2,596)	(1,500)	1,434	(1,377)
Effect of exchange rate changes on cash	354	394	103	(757)	143
Increase (decrease) in cash and cash equivalents	$3,682	$147	$1,551	$(2,590)	$(617)

* The summary consolidated financial data has been derived from the audited consolidated financial statements, appearing elsewhere in this prospectus.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements based on our current expectations, assumptions, estimates and projections. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those indicated in these forward-looking statements as a result of various factors, as more fully discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk Factors.”

Our annual consolidated financial statements for the years ended December 31, 2004, 2003 and 2002 have been prepared in accordance with the accounting principles generally accepted in the U.S., or U.S. GAAP. The selected consolidated financial statements as of and for the six months ended June 30, 2005 and 2004 have been prepared on the same basis as our annual consolidated financial statements, are derived from our unaudited consolidated financial statements included elsewhere in the prospectus and include only normal and recurring adjustments, necessary to present fairly our results of operations for and as of the periods presented. The annual consolidated financial statements have been audited and received unqualified opinions by our auditors.

Overview

We manage our company in six segments: Cripple Creek, Colorado; Central City, Colorado; Edmonton, Canada; South Africa; Cruise Ships; and Corporate and Other operations. The operating results of the Cripple Creek, Colorado segment are those of our Womacks Casino and Hotel in Cripple Creek, Colorado, which is owned and operated by our wholly-owned direct and indirect subsidiaries. The operating results of both the Central City, Colorado segment and the Edmonton, Canada segment are those of the entities developing the proposed projects. The operating results of the South African segment are those of the Caledon Casino, Hotel & Spa in Caledon, South Africa, which is owned and operated by additional wholly-owned direct and indirect subsidiaries. Cruise Ship operations include the revenue and expense of the seven combined shipboard operations for which we have casino concession agreements. Corporate and other operations include, among other items, the revenue and expense of corporate gaming projects for which we have secured long-term service contracts.

Our proposed development in Central City, Colorado includes a 5,600 m(2) casino and back of house with 625 slot machines, six table games, 26 hotel rooms, retail, food and beverage amenities and a 500-space on-site covered parking garage. We have also entered into a long-term agreement to manage the facility upon completion and licensing. Completion of the project is subject to various conditions and approvals, including licensing by the Colorado Division of Gaming. Casino licenses in Colorado are not limited in number by state gaming laws and are primarily subject to successful background investigations by the Colorado Division of Gaming. We are currently licensed in Colorado for gaming at Womacks Casino and Hotel in Cripple Creek. Our current expectation is that we will complete construction during the third quarter of 2006.

The project under development in Edmonton, Canada is expected to include a casino with 600 gaming machines, 31 gaming tables, food and beverage amenities, a dinner theater, a 300 space underground parking facility, approximately 600 surface parking spaces and a 26-room hotel. Construction is expected to be completed by the fourth quarter 2006. Upon completion of construction, Century Resorts Alberta, Inc. expects to receive its gaming license from the Alberta Gaming and Liquor Commission (“AGLC”). On December 17, 2004, the AGLC granted approval to begin construction of the casino property. As is customary, the issuance of the license does not occur until completion of construction and after all federal and provincial legislation, regulation and policies, and municipal requirements, permits, licenses and/or authorizations have been met. We have also entered into a long-term agreement to manage the facility.

Certain Accounting Policies and Estimates

The preparation of financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate these estimates, including those related to goodwill and other intangible assets and property and equipment. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions. Our significant accounting policies are discussed in the following paragraphs.

Principles of Consolidation – The accompanying consolidated financial statements include the accounts of our Company and its majority-owned subsidiaries. Investments in unconsolidated affiliates which are 20% to 50% owned, are accounted for under the equity method. All significant intercompany transactions and balances have been eliminated.

Our 65% ownership interest in CC Tollgate LLC, which owns the Central City, Colorado property under development, is carried at our capital account balance based on provisions in the LLC agreement that require liquidation to be proportionate to each unitholder’s positive capital account which resulted in a minority interest liability related to the project of $4.2 million as of December 31, 2004, and of $4.1 million as of June 30, 2005. Future profits and losses will be allocated and recognized in such a manner as to ultimately bring each unitholder’s capital account into proportion of their respective unitholdings.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents – All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. Minimum deposits required in connection with Century Casinos Caledon (Pty) Ltd’s lending facility are designated as restricted cash on the consolidated balance sheets.

Fair Value of Financial Instruments – We calculate the fair value of financial instruments and include this additional information in the notes to our financial statements when the fair value does not approximate the carrying value of those financial instruments. Our financial instruments include cash and cash equivalents, long-term debt and interest rate swap agreements. Fair value is determined using quoted market prices whenever available. When quoted market prices are not available, we use alternative valuation techniques such as calculating the present value of estimated future cash flows utilizing risk-adjusted discount rates. Our carrying value of financial instruments approximates fair value at December 31, 2004, 2003 and 2002 and at June 30, 2005 and 2004.

Property and Equipment – Property and equipment are stated at cost. Depreciation of assets in service is provided using the straight-line method over the estimated useful lives of the assets. Leased property and equipment under capital leases is amortized over the lives of the respective leases or over the service lives of the assets, whichever is shorter. The interest cost associated with major development and construction projects is capitalized and included in the cost of the project. When no debt is incurred specifically for a project, interest is capitalized on amounts expended on the project using the weighted-average cost of our outstanding borrowings. Capitalization of interest ceases when the project is substantially complete or development activity is suspended for more than a brief period.

Assets are depreciated over their respective service lives as follows:

Buildings and improvements	7 – 39	yrs
Gaming equipment	3 – 7	yrs
Furniture and office equipment	5 – 7	yrs
Other equipment	3 – 7	yrs

Goodwill and Other Intangibles – Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in a business combination. SFAS No. 142 “Goodwill and Other Intangible Assets” addresses the methods used to capitalize, amortize and to assess impairment of intangible assets, including goodwill resulting from business combinations accounted for under the purchase method. Effective with the adoption of SFAS No. 142, we no longer amortize goodwill and other intangible assets with indefinite useful lives, principally casino licenses which are recorded at acquired cost. We instead review goodwill and indefinite-lived intangible assets for impairment at least annually and between annual test dates in certain circumstances.

We completed the necessary transition impairment reviews for goodwill and indefinite-lived intangible assets in 2002, and no impairments were indicated. We perform our annual impairment test for goodwill and indefinite-lived intangible assets in the fourth quarter of each fiscal year. No impairments were indicated as a result of the annual impairment reviews for goodwill and indefinite-lived intangible assets in 2004, 2003 or 2002.

Impairment of Long-Lived Assets – We review long-lived assets for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If there is an indication of impairment, determined by the excess of the carrying value in relation to anticipated undiscounted future cash flows, the carrying amount of the asset is written down to its estimated fair value by a charge to operations. Fair value is estimated based on the present value of estimated future cash flows using a discount rate commensurate with the risk involved. Estimates of future cash flows are inherently subjective and are based on management’s best assessment of expected future conditions.

Revenue Recognition – Casino revenue is the net win from gaming activities, which is the difference between gaming wins and losses. Management and consulting fees are recognized as revenue and services are provided, except where noted. The incremental amount of unpaid progressive jackpot is recorded as a liability and a reduction of casino revenue in the period during which the progressive jackpot increases.

Promotional Allowances – Food and beverage furnished without charge to customers is included in gross revenue at a value which approximates retail and is then deducted as complimentary services to arrive at net revenue.

As part of its promotional activities, we offer “free plays” or coupons to our customers for gaming activity and our players clubs allow customers to earn certain complimentary services and/or cash rebates based on the volume of a customer’s gaming activity. These promotional activities were reported as a reduction of revenue for 2004, 2003 and 2002, and for the six months ended June 30, 2005 and 2004.

Foreign Currency Translation – Adjustments resulting from the translation of the accounts of our foreign subsidiaries from the local functional currency to U.S. dollars are recorded as other comprehensive income or loss in the consolidated statements of stockholders’ equity and comprehensive income. Foreign currency transaction gains or losses resulting from the translation of other casino operations and other transactions which are denominated in a currency other than U.S. dollars are recognized in the statements of earnings. Gains and losses from intercompany foreign currency transactions that are of a long-term investment nature and are between entities of the consolidated group are not included in determining net earnings, but rather are reported as translation adjustments within other comprehensive income or loss in the consolidated statements of stockholders’ equity and comprehensive income.

Historical transactions that are denominated in a foreign currency are translated and presented at the U.S. exchange rate in effect on the date of the transaction. Commitments that are denominated in a foreign currency and all balance sheet accounts other than stockholders’ equity are translated and presented based on the exchange rate at the end of the reported periods. Current period transactions affecting the profit and loss of operations conducted in foreign currencies are valued at the average exchange rate for the period in which they are incurred. The exchange rates used to translate balances at the end of the reported periods are as follows:

	December 31	December 31	December 31	June 30	June 30
	2004	2003	2002	2005	2004
South African Rand	5.6640	6.6858	8.5755	6.6790	6.2257
Euros	0.7388	0.7938	0.9536	0.8266	0.8210
Czech Koruna	22.4640	25.6634	n/a	24.8600	26.2100
Canadian Dollars	1.2036	1.2924	n/a	1.2256	1.3404

Source: Pacific Exchange Rate Service (spot rate quoted at noon pacific)

Income Taxes – We account for income taxes using the liability method, which provides that deferred tax assets and liabilities are recorded based on the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, at a rate expected to be in effect when the differences become deductible or payable.

Stock-Based Compensation – In 2002 we adopted Statement of Financial Accounting Standards No. 148 (SFAS 148), “Accounting for Stock-Based Compensation-Transition and Disclosure” which amends the disclosure requirements of Statement of Financial Accounting Standards No. 123 (SFAS 123), “Accounting for Stock-Based Compensation” to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 also provides alternative methods of transition for a voluntary change to fair value based methods of accounting which have not been adopted by us at this time. SFAS 123 encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. We have chosen to account for stock-based compensation for employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB 25), “Accounting for Stock Issued to Employees”, and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of our stock at the date of the grant over the amount an employee must pay to acquire that stock. We value stock-based compensation granted to non-employees at fair value.

In April 2004, our stock-based employee compensation plan expired. We accounted for this plan under the recognition and measurement principles of APB 25 and related interpretations. No stock-based compensation cost is reflected in net earnings, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of the grant. The following table illustrates the effect on net earnings and earnings per share if we had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation.

		Year Ended December 31,			Six Months Ended June 30,
Amounts in thousands, except share data		2004	2003	2002	2005	2004

Net earnings, as reported		$4,738	$3,246	$3,079	$1,516	$2,051
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects		1,114	4	9	254	539
Pro forma net earnings		$3,624	$3,242	$3,070	$1,262	$1,512

Earnings per share

Basic	As reported	$0.35	$0.24	$0.23	$0.11	$0.15
	Pro forma	$0.27	$0.24	$0.22	$0.09	$0.11

Diluted	As reported	$0.30	$0.22	$0.20	$0.09	$0.13
	Pro forma	$0.23	$0.22	$0.20	$0.08	$0.10

The fair value of options granted under the Plan was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	Year Ended December 31,			Six Months Ended June 30,
Amounts in thousands, except share data	2004	2003	2002	2005	2004
Weighted-average risk-free interest rate	4.00%	—	5.32%	—	4.0%
Weighted-average expected life	9.5 yrs	—	10 yrs	—	9.5 yrs
Weighted-average expected volatility	55.1%	—	26.8%	—	55.1%
Weighted-average expected dividends	—	—	—	—	—

The weighted-average fair value of options granted was $1.97 in 2004 and $1.16 in 2002. A total of 1,352,710 and 10,000 options were issued in 2004 and 2002, respectively. No options were granted to employees under the Plan in 2003 or in the first six months of 2005.

Additionally, 60,000 options were issued to directors in 2004.

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123R (SFAS 123R), “Share-Based Payment.” SFAS 123R requires employee stock options and rights to purchase shares under stock participation plans to be accounted for under the fair value method, and eliminates the ability to account for these instruments under the intrinsic value method prescribed by APB 25, which generally resulted in the recognition of no compensation cost. SFAS 123R requires the use of an option pricing model for estimating fair value, which is amortized to expense over the service periods. The requirements of SFAS 123R are effective for fiscal years beginning after June 15, 2005. We are currently assessing the valuation options allowed under SFAS 123R. We have not yet determined the impact of applying its various provisions, however based on our current outstanding options, we believe the impact on earnings will be significant.

Earnings Per Share – Basic earnings per share considers only weighted-average outstanding common shares in the computation. Diluted earnings per share give effect to all potentially dilutive securities. Diluted earnings per share is based upon the weighted average number of common shares outstanding during the period, plus, if dilutive, the assumed exercise of stock options using the treasury stock method and the assumed conversion of other convertible securities (using the “if converted” method) at the beginning of the year, or for the period outstanding during the year for current year issuances.

Comprehensive Income – Comprehensive income for us includes the effect of fluctuations in foreign currency rates on value of our foreign investments and the interest rate swap agreements we maintain to hedge against increases in the interest rate on our revolving credit facility.

Hedging Activities – Companies are required to recognize all of their derivative instruments as either assets or liabilities in the balance sheet at fair value. The accounting for changes in the fair value (i.e. gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as either a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation.

For derivative instruments that are designated and qualify as a cash flow hedge (i.e. hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in current earnings during the period of change. We currently do not have fair value hedges or hedges of a net investment in a foreign operation. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in current earnings during the period of change.

At December 31, 2004, our interest rate swap agreements decreased stockholders’ equity (accumulated other comprehensive income) by $64 thousand, net of federal and state income tax benefits of $38 thousand. At December 31, 2003 the interest rate swap agreements decreased stockholders’ equity (accumulated other comprehensive income) by $0.2 million, net of federal and state income tax benefits of $0.1 million. At December 31, 2002, the interest rate swap agreements decreased stockholders’ equity (accumulated other comprehensive income) by $0.5 million, net of federal and state income tax benefits of $0.3 million. At June 30, 2005, our interest rate swap agreements decreased stockholders’ equity (accumulated other comprehensive income) by $31 thousand, net of federal and state income tax benefits of $18 thousand. At June 30, 2004, our interest rate swap agreements decreased stockholders’ equity (accumulated other comprehensive income) by $0.1 million, net of federal and state income tax benefits of $84 thousand. The interest swap agreements elapsed on July 1, 2005 and were not extended.

Advertising Costs – Costs incurred for producing and communicating advertising are expensed when incurred. Advertising expense was $0.8 million, $0.6 million and $0.4 million for the years ended December 31, 2004, 2003 and 2002, respectively. Advertising expense was $0.3 million and $0.3 million for the six months ended June 30, 2005 and 2004, respectively.

Preopening Expense – Preopening, pre-operating and organization activities are expensed as incurred.

Reclassifications – Certain reclassifications have been made to the 2003 and 2002 financial information in order to conform to the 2004 presentation.

Recent Accounting Pronouncements – In December 2004, the FASB issued SFAS No. 153 (SFAS 153), “Exchanges of Nonmonetary Assets – an amendment of APB Opinion No. 29.” This eliminates the exception in APB Opinion No. 29 for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this statement will be effective for fiscal periods beginning after June 15, 2005. We are currently evaluating the impact of this new standard, but do not expect the adoption of SFAS 153 to have a material impact on our financial position, results of operations or cash flows.

In May 2005, the FASB issued SFAS No. 154 (SFAS 154), “Accounting Changes and Error Corrections,” which replaces APB Opinion No. 20, “Accounting Changes,” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.” APB Opinion No. 20 had required that changes in accounting principals be recognized by including the cumulative effect of the change in the period in which the new accounting principal was adopted. SFAS 154 requires retrospective application of the change to prior periods’ financial statements, unless it is impracticable to determine the period-specific effects of the change. The statement is effective for fiscal years beginning after December 15, 2005. We do not expect the adoption of SFAS 154 to have a material impact on our financial position, results of operations or cash flows.

Internal Control Over Financial Reporting – In conjunction with the audit of our financial statements for the year ended December 31, 2004, our independent registered public accounting firm notified us that they had identified matters involving internal control over financial reporting and its operation that they consider to be a material weakness. These matters relate to the controls over the recording of fixed assets in our South African operating subsidiary. The failure to detect the weakness can be attributed to a lack of a substantive policy on capitalization of fixed assets and a deficiency in our internal review process as it relates to the South African operation. We are in the process of developing a complete plan to remediate the identified material weakness in our internal controls over financing reporting. We immediately instituted a series of policies to improve the control over the capital asset activity in South Africa and have begun a complete physical inventory of the same.

Results of Operations

Six Months Ended June 30, 2005 Compared to Six Months Ended June 30, 2004

The following table sets forth statement of operations data expressed as a percentage of operating revenue. You should read this table in conjunction with the financial statements and notes thereto included elsewhere in this prospectus.

	Six Months Ended June 30,
	2005	2004
Operating revenue	100.0%	100.0%
Net operating revenue	89.2	89.0
Casino expenses	34.4	33.9
Hotel, food and beverage expenses	6.7	7.3
General and administrative expenses	26.9	22.0
Earnings from operations	12.0	18.8
Non-operating expense	4.3	3.8
Minority interest in subsidiary (loss) / earnings	(0.5)	0.2
Net earnings	7.5%	10.7%

Consolidated Results of Operations

We reported net operating revenue of $18.1 million for the six months ended June 30, 2005 and $17.0 million for the six months ended June 30, 2004. Casino revenue for the six months ended June 30, 2005 was $17.8 million compared to $16.9 million for the six months ended June 30, 2004. Casino expense was $7.0 million for the six months ended June 30, 2005 and $6.5 million for the same period in 2004. General and administrative expense was $5.5 million for the six months ended June 30, 2005 compared to $4.2 million for the six months ended June 30, 2004. Depreciation expense was $1.8 million for the six months ended June 30, 2005 and $1.4 million for the six months ended June 30, 2004, respectively.

Total earnings from operations were $2.4 million for the six months ended June 30, 2005 and $3.6 million for the same period in 2004.

Income tax expense for the six months ended June 30, 2005 was $0.1 million, and for the six months ended June 30, 2004 was $0.8 million.

Our net earnings for the six months ended June 30, 2005 were $1.52 million, or $0.11 per share, and were $2.05 million, or $0.15 per share for the six months ended June 30, 2004.

Net earnings for the six months ended June 30, 2005 decreased by $0.53 million compared to the net earnings for the six months ended June 30, 2004. This decrease is attributable to a decrease in net earnings in Cripple Creek (by $0.6 million) and Prague (by $0.2 million) which were offset by an increase in net earnings at our operations in Caledon (by $0.5 million) and from our cruise ship operations (by $26 thousand). Furthermore our net earnings for the six months ended June 30, 2005 were negatively affected by costs relating to growth related activities and non-operational activities, such as costs of complying with the Sarbanes-Oxley Act (legal, accounting and consulting fees of $0.2 million) and costs for additional staffing for our growth projects ($0.2 million). In addition, the net earnings for the six months 2005 benefited from a positive effect resulting from the implementation of tax optimizing structures.

A discussion by business segment follows below.

Cripple Creek, Colorado Segment

The operating results of the Cripple Creek, Colorado segment are those of WMCK-Venture Corp. and subsidiaries, which own Womacks. Womacks’ results of operations for the six months ended June 30, 2005 and 2004 were as follows:

	For the six months ended June 30,		% Change
(Amounts in thousands)	2005	2004	2005 v. 2004

Operating revenue
Casino	$9,261	$9,946	(6.9)%
Hotel, food and beverage	711	704	1.0%
Other (including promotional allowances)	(1,707)	(1,669)	2.3%
Net operating revenue	8,265	8,981	(8.0)%
Costs and expenses
Casino	3,249	3,278	(0.9)%
Hotel, food and beverage	290	231	25.5%
General and administrative	1,792	1,786	0.3%
Depreciation	873	673	29.7%
	6,204	5,968	4.0%
Earnings from operations	2,061	3,013	(31.6)%
Interest (expense)	73	55	32.7%
Other income, net	6	7	(14.3)%
Earnings before income taxes	2,140	3,075	(30.4)%
Income tax expense	813	1,168	(30.4)%
Net Earnings	$1,327	$1,907	(30.4)%

Operating results for Womacks were impacted by the casino results detailed below.

Cripple Creek Market Data

	For the six months ended June 30,
	2005	2004
Market share of the Cripple Creek market*	13.3%	14.1%
Average number of slot machines	626	632
Market share of Cripple Creek gaming devices*	13.3%	14.2%
Average slot machine win per day	$80	$86
Cripple Creek average slot machine win per day*	$82	$86

* Source: calculated from data provided by the Colorado Division of Gaming

When comparing the first six months of 2005 to the first six months of 2004, the total gaming revenue in the Cripple Creek market, based on Adjusted Gross Proceeds (“AGP”), grew by 2.6%. Womacks casino revenue was 6.9% lower than the same period last year compared to a 6.3% reduction in the market share of gaming devices. Womacks’ market share of gaming devices fell from 14.2% in the first six months of 2004 to 13.3% in 2005. This was due to an additional casino opening in Cripple Creek in June 2004, bringing the total number of casino licenses to 19. Womacks has not yet overcome the dilution in the market but continues to take measures to compete in this region. Management provides incentives, such as players points and coupons to attract customers with the expectation of increasing gaming revenue, while monitoring and adjusting the programs as necessary.

Womacks leases a portion of its slot machines under participation agreements from manufacturers, on which it pays a fee calculated as a percentage of the net win. All of the leases have short term commitment periods not exceeding three months and are classified as operating leases. The leases can be cancelled with no more than 30 days written notice. On a portion of the leases, the manufacturer is guaranteed a minimum fee per day that can range from $15 to $35 per slot machine for the duration of the lease. In most instances, the branded games introduced to the market are not available for purchase. For financial reporting purposes, the net win on the slot machines is included in our revenue and the amount due to the manufacturer is recorded as an expense, in the period during which the revenue is earned, as a casino operating cost. Management makes its decisions to introduce these machines based on the consumer demand for the product.

Since the beginning of 2004 we have spent approximately $3 million to upgrade the product mix on the gaming floor, improve the player tracking system and introduce cashless (Ticket-in/Ticket-out or “TITO”) gaming machines. As of June 30, 2005, we had 204 TITO machines installed. We expect that these ongoing improvements will add to the customer experience and further improve customer service. Management believes that these ongoing efforts have helped limit the decrease in gaming revenue.

Hotel, Food and Beverage

Womacks operated two restaurants, “Bob’s Grill” and the “Cut Above Buffet” to provide an alternative to patrons of the casino. The “Cut Above Buffet” was opened in May 2004 and operated on the second floor of the casino. Although it attracted new customers to Womacks Gold Club, the “Cut Above Buffet” continues to account for the significantly higher percentage increase in the combined cost of hotel, food and beverage when compared to the percentage increase in the corresponding revenue and it was not a significant stimulus to gaming revenue; therefore, it was closed on July 30, 2005.

Other

The increase in depreciation for 2005 is primarily the result of the addition of casino facility gaming equipment during 2004.

The negative interest expense results from amounts advanced to the Corporate and Other segment, but not repaid, to fund the Company’s acquisitions and repurchases of its common stock. We reduce the interest expense incurred by WMCK under our revolving credit facility by the amount of interest allocated to the Corporate & Other segment. As we have not repaid the funds advanced, the debt and accumulated interest allocated to the Corporate & Other segment exceeded the total outstanding borrowing. As a result, Womacks reported a net negative interest expense and debt issuance cost.

Womacks’ effective tax rate has remained stable at approximately 38%.

In January 2004, we sold a purchase option agreement that we had held since 1999, which would have expired on September 30, 2004, to an unrelated party for $0.2 million. As a result of the transaction, we recognized a pre-tax gain of $34.7 thousand in 2004, which is included in Operating Revenue, Other.

South African Segment

The operating results of the South African segment are those of Century Casinos Africa (Pty) Limited and its subsidiaries, primarily Century Casinos Caledon (Pty) Limited, which owns the Caledon Hotel, Spa & Casino.

Operating results in U.S. dollars for the six months ended June 30, 2005 and 2004 were as follows:

Caledon	For the six months ended June 30,		% Change
(Amounts in thousands)	2005	2004	2005 v. 2004

Operating revenue
Casino	$7,201	$5,724	25.8%
Hotel, food and beverage	1,458	1,235	18.1%
Other (including promotional allowances)	(293)	(236)	24.2%
Net operating revenue	8,366	6,723	24.4%

Costs and Expenses
Casino	2,778	2,331	19.2%
Hotel, food and beverage	1,065	1,171	(9.1)%
General and administrative	1,243	971	28.0%
Depreciation	832	654	27.2%
	5,918	5,127	15.4%
Earnings from operations	2,448	1,596	53.4%
Interest expense	(309)	(416)	(25.7)%
Other income, net	32	71	(54.9)%
Earnings before income taxes	2,171	1,251	73.5%
Income tax expense	(710)	(327)	117.1%
Net Earnings	$1,461	$924	58.1%

CENTURY CASINOS AFRICA
Costs and Expenses General and administrative	$766	$52	1373.1%
Loss from operations	(766)	(52)	1373.1%
Interest expense, net	(614)	—	n/a
Other income (loss), net	36	9	300.0%
Loss before income taxes	(1,344)	(43)	3025.6%
Income tax (expense) benefit	406	12	3283.3%
Net Loss	$(938)	$(31)	2925.8%

SOUTH AFRICA NET EARNINGS (LOSS)	$523	$893	(41.4)%

Average exchange rate (Rand/USD)	6.16	6.64	(7.2)%

Operating results in Rand for the six months ended June 30, 2005 and 2004 were as follows:

Caledon	For the six months ended June 30,				% Change
(Amounts in thousands)	2005		2004		2005 v. 2004

Operating revenue
Casino	R	44,082	R	37,998	16.0%
Hotel, food and beverage	8,917		8,205		8.7%
Other (including promotional allowances)	(1,836)		(1,533)		19.8%
Net operating revenue	51,163		44,670		14.5%

Costs and Expenses
Casino	17,065		15,488		10.2%
Hotel, food and beverage	6,519		7,782		(16.2)%
General and administrative	7,682		6,443		19.2%
Depreciation	5,164		4,346		18.8%
	36,430		34,059		7.0%
Earnings from operations	14,733		10,611		38.8%
Interest expense	(1,892)		(2,766)		(31.6)%
Other income, net	198		477		(58.5)%
Earnings before income taxes	13,039		8,322		56.7%
Income tax expense	(4,282)		(2,191)		95.4%
Net Earnings	R	8,757	R	6,131	42.8%

CENTURY CASINOS AFRICA
Costs and Expenses General and administrative	R	4,712	R	359	1212.5%
Loss from operations	(4,712)		(359)		1212.5%
Interest expense, net	(3,767)		—		n/a
Other income (loss), net	217		58		274.1%
Loss before income taxes	(8,262)		(301)		2644.9%
Income tax (expense) benefit	2,478		77		3118.2%
Net Loss	R	(5,784)	R	(224)	2482.1%

SOUTH AFRICA NET (LOSS) EARNINGS	R	2,973	R	5,907	(49.7)%

Caledon Market Data (in Rand)	For the six months ended June 30,
	2005		2004
Market share of the Western Cape AGP*	5.7%		5.8%
Market share of Western Cape gaming devices*	10.5%		11.1%
Average number of slot machines	300		283
Average slot machine win per day	R	761	R	674
Average number of tables	9.0		8.5
Average table win per day	R	1,687	R	2,045

* Source: calculated from data provided by the Western Cape Gambling and Racing Board (South Africa)

Improvement in the Rand versus the Dollar has had a positive impact on the segment’s results reported in dollars. The results discussed below are based on the Rand to eliminate the effect of fluctuations in foreign currency exchange rates.

When comparing the first six months of 2005 to the first six months of 2004, the 16.0% increase in casino revenue is attributable to a number of factors including an increase in the average number of slot machines and marketing efforts. Caledon offers an array of amenities to guests of the resort as a complement to the gaming experience. The resort operates a total of four restaurants, two bars, a conference facility and the “Outdoor Experience” (a team building facility). We are reviewing plans to re-use the former equestrian center, which was not in service during the second quarter, in conjunction with a proposed golf course development. In addition to the casino, hotel and spa, Century Casinos Caledon (Pty) Ltd owns approximately 230 hectares of land which may be used for future expansion.

Despite road damage that closed the N2 highway for 47 days during the second quarter of 2005 and slowed traffic to Caledon, the casino still managed to increase average slot win per day by 12.9%.

Cash couponing and a variety of other marketing efforts have been used to stimulate the casino revenues in Caledon. Improvement in the casino management has also been a key element in managing the growth at the resort.

The conversion to cashless gaming in March 2005 has resulted in an increase in a significant accumulation of points earned by players reported as an offset to Operating Revenue, Other. All patrons are required to create a personal players account and play with a card on which they always earn points. Although gaming revenues increased, the point liability to 40,000 active player accounts, compared to 5,000 active player accounts in the first quarter 2005, affects the reported results. Operating Revenue, Other for the six months ended June 30, 2005 was negatively impacted by a 0.5 million Rand increase in points attributable to the conversion and an increase in overall play.

Hotel, Food and Beverage

In previous years, Century Casinos Caledon (Pty) Ltd has advertised the casino and hotel operations separately. Current marketing efforts have focused on emphasizing the overall resort qualities of the operation, inclusive of both the casino and the hotel. This has helped reduce the marketing cost by combining labor efforts and advertising dollars. The combined cost is included in casino cost, thereby contributing to the reduction in hotel, food and beverage expenses.

Caledon operated four restaurants during the entire six-month period in 2005. During the same period in 2004, we operated three restaurants until June, at which time the fourth restaurant opened.

The 1.3 million Rand reduction in hotel, food and beverage expenses results primarily from the elimination of the separate marketing staff, decreasing advertising and promotion costs for the hotel.

Other

When comparing Caledon’s general and administrative expenses for the first six months of 2005 to the same period in 2004 we have spent an additional 0.4 million Rand on legal, professional and accounting services. The majority of this increase in cost is related to the implementation of the management agreements with the corporate and other segment and the defense of the ongoing tax audit.

General and administrative expenses for Century Casinos Africa (Pty) Ltd include 4.2 million Rand in fees paid to the Corporate and Other segment for services provided to Century Casinos Africa (Pty) Ltd. These fees, as described below, eliminate in consolidation. The fee agreement went into effect in the fourth quarter of 2004; therefore no fees were paid during the first six months of 2004.

Depreciation expense has been affected by the completion of a number of improvement projects at Caledon in 2004. From June 30, 2004 to June 30, 2005, depreciable assets have increased by 12.1 million Rand.

Interest expense, net for Century Casinos Caledon (Pty) Ltd has decreased due to scheduled repayments of a portion of a term loan from ABSA Bank and the early repayment of a series of capital leases in February 2005. The weighted average interest on the borrowings under term loan agreements for our South African subsidiaries was 16.9% for all reported periods. Interest expense, net for Century Casinos Africa (Pty) Ltd is comprised exclusively of interest on loan agreements between Century Casinos Africa (Pty) Ltd and the Corporate and Other Segment. As a result, the amounts eliminate in consolidation.

Cruise Ships Segment

Cruise ships’ operating results for the six months ended June 30, 2005 and 2004 were as follows:

	For the six months ended June 30,		% Change
(Amounts in thousands)	2005	2004	2005 v. 2004

Operating revenue
Casino	$1,326	$1,204	10.1%
Other (including promotional allowances)	102	67	52.2%
Net operating revenue	1,428	1,271	12.4%

Costs and Expenses
Casino	975	864	12.8%
General and administrative	—	—
Depreciation	61	42	45.2%
	1,036	906	14.3%
Earnings from operations	392	365	7.4%
Other income, net	—	—	n/a
Earnings before income taxes	392	365	7.4%
Income tax expense	12	11	9.1%
Net Earnings	$380	$354	7.3%

In the first six months of 2005, we operated casinos on a total of seven ships: four on Silversea Cruises, one on the World of ResidenSea and two on Oceania Cruises, compared to a total of eight ships during the same period in 2004. As noted below, several of the cruise ships were inactive for periods of 2004. We cannot operate our casinos while the ships are in port except with a special permit that we do not possess. As a result, 2004 revenues were negatively impacted.

The Silver Cloud, a cruise ship operated by Silversea Cruises, resumed its operations on March 27, 2004 following five months of periodic maintenance. The Insignia, a cruise ship operated by Oceania Cruises, resumed its operations on March 29, 2004 following its five-month inaugural voyage, which ended in September 2003. On April 10, 2004, the Company opened a casino aboard the Nautica, a cruise ship operated by Oceania Cruises. The casino is equipped with 42 slot machines and three gaming tables. The Nautica was taken out of service in November 2004 following the completion of its 2004 cruise schedule. We expect that the Nautica will resume operations in November 2005. The casino concession agreement with the Silver Shadow will terminate at the end of September 2005 and will not be renewed.

Other

Concession fees paid to the ship operators and staff costs which include the transportation cost to rotate personnel to and from the ships, are the most significant costs of operating the casinos aboard the ships. Concession fees accounted for $0.6 million and $0.5 million of the total casino expenses incurred in the first six months ended June 30, 2005 and 2004, respectively. Staff costs have remained relatively stable in relation to the casino revenues generated.

Corporate & Other Segment

	For the six months ended June 30,		% Change
(Amounts in thousands)	2005	2004	2005 v. 2004

Operating revenue
Other	$714	$37	1829.7%
Net operating revenue	714	37	1829.7%

Costs and Expenses
General and administrative	2,200	1,397	57.5%
Property write-down and other write-offs, net of (recoveries)	(30)	—	n/a
Depreciation	24	13	84.6%
	2,194	1,410	55.6%
Earnings (loss) from unconsolidated subsidiary	(109)	51	(313.7)%
Loss from operations	(1,589)	(1,322)	20.2%
Interest expense	(862)	(622)	38.6%
Other income, net	859	176	388.1%
Non-operating items for unconsolidated subsidiary	(4)	(8)	(50.0)%
Loss before income taxes	(1,596)	(1,776)	(10.1)%
Income tax benefit	983	704	39.6%
Minority interest expense	106	(31)	(441.9)%
Net loss	$(507)	$(1,103)	(54.0)%

Revenue in the Corporate and Other segment includes fees paid by the South African segment for services, which eliminate in consolidation. The South African segment paid $0.7 million in fees to its parent company during the six month period. Additionally, this segment records fees paid by Casino Millennium under the technical services agreement we have with them. Since September 1, 2002, casino technical service fees and interest due to us from Casino Millennium are not being accrued until a certainty of cash flow is attained by Casino Millennium. These fees will be recognized when payment is certain.

Other

General and administrative expenses have increased largely due to costs associated with new expansion projects, increases in corporate staffing and preliminary costs associated with Sarbanes-Oxley compliance. Compliance with the Sarbanes-Oxley Act has also resulted in increased auditing costs. During the six months ended June 30, 2005 we incurred $0.2 million in legal, accounting and consultancy fees for charges relating to SEC filings and Sarbanes-Oxley work.

We increased our staffing levels in advance of our two new projects in order to effectively integrate these operations into our corporate structure. In addition, we have also increased staffing to better comply with the requirements of Sarbanes-Oxley. As a result of this additional staffing, compensation costs (included in general and administrative expenses) increased for the six month period.

Casino Millennium’s results, reported as (loss) earnings from unconsolidated subsidiary, were significantly behind the prior year periods. The net operating revenue and net (loss) earnings decreased significantly, primarily as a result of a reduction in the guest count which is attributed to poor winter weather conditions in the first part of the year. Low hold percentages, particularly in the live games, have also had a negative impact on their results.

The significant increase in other income, net relates to the interest earned on debt between the South African segment and its parent company (which is included as a part of the Corporate and Other segment). The related loan agreement went into effect in the third quarter of 2004. This interest earned eliminates against the interest expense included in the South African segment; consequently there is no effect on the consolidated net income.

The change in minority interest reflects the pre-opening losses incurred by the Central City, Colorado and Edmonton segments assigned to the minority partner.

Central City, Colorado Segment

We awarded partial construction contracts for our facility under development in Central City, Colorado in April 2005. Work has commenced on the underground utility work and for the demolition, foundation, shoring and sub floor construction for the casino.

For the six months ending June 30, 2005, we incurred $64 thousand in pre-opening expenses, which are included in general and administrative expenses.

Subsequent to June 30, 2005, a unit of Wells Fargo Bank, N.A., has provided a letter of commitment for a $35 million syndicated credit facility to CC Tollgate LLC in the form of a $32.5 million construction term loan and a $2.5 million revolving credit facility. On August 2, 2005, we also secured $4.5 million in funding from a private lender which bears interest at a rate of 16.7% per annum and matures in August 2007. We can prepay the loan without penalty after six months. See “Liquidity and Capital Resources”. A financial advisor to our partner in the Central City project has asserted claims to finders fees in the amount of $1.0 million relating to the financing we are arranging for the project. We believe that these claims are substantially without merit.

Edmonton, Canada Segment

We issued a letter of commitment totaling $3.9 million Canadian in May 2005 relating to our project under development in Edmonton, Canada, and work immediately began on the construction of the underground parking facility and other site development. In July 2005, we signed an additional letter of commitment totaling $2.0 million Canadian for completion of the underground parking facility and for material orders needed for the timely construction of the framework of the casino.

For the six months ending June 30, 2005, we incurred $90 thousand in pre-opening expenses which are included in general and administrative expenses.

Subsequent to June 30, 2005, we have agreed to the terms of a credit facility from Canadian Western Bank to provide $20 million Canadian in construction financing to complete the development of the project and provide long term financing. See “Liquidity and Capital Resources”.

Liquidity and Capital Resources

	For The Six Months Ended June 30,
(Amounts in thousands)	2005	2004

Cash Flows from Operating Activities:
Net earnings	$1,516	$2,051

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	1,790	1,382
Amortization of deferred financing costs	95	48
Deferred income tax expense (benefit)	(527)	44
Minority interest in subsidiary (losses) earnings	(106)	31
Loss (Earnings) from unconsolidated subsidiary	113	(43)
Gain on disposition of real estate option and other assets (43)	(35)

Changes in operating assets and liabilities:
Receivables	(71)	72
Prepaid expenses and other assets	(386)	(297)
Accounts payable and accrued liabilities	(238)	(18)
Accrued payroll	(212)	(71)
Taxes payable	(500)	(288)
Net cash provided by operating activities	1,431	2,876

Cash Flows from Investing Activities:
Purchases of property and equipment	(3,988)	(2,465)
Cash contribution of $2,432 towards interest in subsidiary, less net cash acquired of $1,679	(753)	—
Proceeds from disposition of assets	43	206
Net cash used in investing activities	(4,698)	(2,259)

Cash Flows from Financing Activities:
Proceeds from borrowings	$22,660	$13,465
Principal repayments	(21,300)	(14,844)
Proceeds from exercise of options	74	2
Net cash provided by (used in) financing activities	1,434	(1,377)

Effect of exchange rate changes on cash	(757)	143

Decrease in Cash and Cash Equivalents	(2,590)	(617)

Cash and Cash Equivalents at Beginning of Period	8,411	4,729

Cash and Cash Equivalents at End of Period	$5,821	$4,112

We use the cash flows we generate to fund reinvestment in existing properties for both refurbishment and expansion projects, and to pursue additional growth opportunities via new development opportunities. When necessary, we supplement the cash flows generated by our operations with funds provided by financing activities to balance our cash requirements.

Cash and cash equivalents totaled $5.8 million plus restricted cash of $0.6 million at June 30, 2005, and we had working capital (current assets minus current liabilities) of $0.6 million. Our available credit facilities and facilities under negotiation are described below.

For the six months ended June 30, 2005, cash provided by operating activities was $1.4 million compared with $2.9 million in the prior-year period.  The decrease in cash provided by operating activities related primarily to lower net earnings for the period, and a deferred tax benefit of $0.5 million for the six months ended June 30, 2005, compared to a deferred tax expense of $44 thousand in the comparable period of 2004.

Cash used in investing activities of $4.7 million for the first six months of 2005 consisted primarily of: a $2.4 million contribution by us towards our investment in Century Resorts Alberta Inc., less $1.7 million in net cash acquired; $0.4 million in property and equipment additions at Womacks; $0.8 million in property and equipment additions at Caledon, South Africa; $0.2 million in expenditures to upgrade some of the cruise ships with TITO machines; $1.4 million towards construction in Central City, Colorado; and $1.3 million in additional expenditures towards construction of the property in Edmonton, Canada. Cash used in investing activities of $2.3 million for the first six months of 2004 included $0.2 million towards the upgrade of the slot accounting system and $1.2 million towards new slot games at Womacks; $0.6 million in improvements to the property in Caledon, South Africa; and $0.2 million in expenditures to outfit the cruise ships.

Cash provided by financing activities of $1.4 million for the first six months of 2005 consisted primarily of: net borrowings of $0.8 million under the revolving credit facility with Wells Fargo Bank, net borrowings of $1.6 million under a credit facility we entered into in connection with the Central City, Colorado project, as described below; less net repayments of $0.9 million under a loan agreement between our South African subsidiary and ABSA Bank, which has subsequently been paid off, and other net repayments of $0.3 million. Cash used in financing activities of $1.4 million for the first six months of 2004 consisted of net repayments of $0.3 million under the credit facility with Wells Fargo Bank, net repayments of $0.7 million under the loan agreement with ABSA Bank, and repayment of $0.4 million to a founding stockholder.

Our Board of Directors has approved a discretionary program to repurchase up to $5 million of our outstanding common stock. During the first six months of 2005, we did not purchase any shares of our common stock on the open market. Since the inception of the program through June 30, 2005, we have repurchased 2,559,004 shares of our common stock at a total cost of approximately
$3.8 million.

We entered into an Amended and Restated Credit Agreement with Wells Fargo Bank on April 26, 2000, providing us with a revolving credit facility in an original aggregate principal amount of $26 million. As of June 30, 2005, as a result of subsequent amendments and scheduled quarterly principal reductions, the revolving credit facility provided for a total commitment amount of $20.9 million, and approximately $4.4 million in total borrowing capacity remained available. The total commitment amount was reduced by $0.3 million on July 1, 2005, will be further reduced by an additional $0.3 million on October 1, 2005, further reduced by $0.6 million on each of January 1, 2006 and April 1, 2006, and then further reduced by $0.72 million at the beginning of each quarter beginning July 1, 2006 until maturity in August 2007. Interest on the revolving credit facility is variable based on an interest rate option we select, plus an applicable margin based on our leverage ratio as defined in the facility. The interest rate at June 30, 2005 was 6.08% for $14.5 million outstanding under LIBOR-based provisions of the facility, and 6.5% for the remaining $2.0 million outstanding under prime based provisions of the facility. The credit facility is secured by substantially all of the real and personal property of Womacks. Subsequent to June 30, 2005, the facility was amended to eliminate the guarantor funded debt to borrower consolidation EBITDA requirement. The facility also includes certain restrictive covenants on financial ratios of WMCK Venture Corp., our operating subsidiary that owns Womacks. The most significant covenants include i) a maximum leverage ratio no greater than 2.5 to 1.00 as of the quarter ended June 30, 2005, amended to permit a maximum leverage ration no greater than 3.0 to 1.00 as of the quarter ended September 30, 2005 which decreases according to a schedule to a maximum of 2.0 to 1.00 as of the quarter ended June 30, 2007 until maturity, ii) a minimum interest coverage ratio no less than 2.00 to 1.00, and iii) a TFCC ratio (a derivative of EBITDA, as defined in the agreement) of no less than 1.10 to 1.00. We were in compliance with the financial covenants as of June 30, 2005. The amendment also redefined EBITDA to exclude cash and non-cash income (including interest income)

from the guarantor or any of its subsidiaries that are not part of the borrower consolidation. The facility also requires a nonusage fee on the unused portion of the commitment, at a rate based on our leverage ratio. Borrowings under the credit facility may be used for various business projects and investments, and the facility matures in August 2007. A portion of the proceeds of borrowings under the credit facility were used for the development of The Caledon Hotel, Spa and Casino and for initial development costs on the Central City, Colorado project.

We have entered into interest rate swap agreements from time to time to hedge our interest rate exposure relating to the revolving credit facility. Generally, the swap arrangements are advantageous to us to the extent that interest rates increase in the future and disadvantageous to the extent that they decrease. Our objective for entering into the interest rate swap agreements, which are derivative instruments designated as cash flow hedging instruments, is to eliminate the variability of cash flows in the interest payments for a portion of the facility. The fair value of the interest rate swaps as of June 30, 2005 of $49 thousand was reported in current liabilities, other, in the condensed consolidated balance sheets. We have not recognized any net gain or loss for hedge ineffectiveness related to the interest rate swaps. The net amount paid or received by us on a quarterly basis under the swaps results in an increase or decrease in interest expense. Net additional interest expense under the swap agreements was $0.1 million for the six months ended June 30, 2005 and 2004, respectively. Including the impact of the swaps and the amortization of the deferred financing cost, the effective rate on the borrowings under the revolving credit facility was 7.04% and 6.53% for the three months ended June 30, 2005 and 2004, respectively, and 6.75% and 6.74% for the six months ended June 30, 2005 and 2004, respectively. Without the swap agreements the weighted-average interest rate on the credit facility would have been 5.85% and 4.13% for the three months ended June 30, 2005 and 2004, respectively and 5.49% and 4.34% for the six months ended June 30, 2005 and 2004. The last swap agreement expired on July 1, 2005. We may execute additional interest rate swaps in the future.

During the first six months of 2005, we also had an outstanding loan with ABSA Bank in South Africa which provided a principal loan to fund the development of the Caledon project and a standby facility to provide working capital. The principal balance outstanding was $1.9 million as of June 30, 2005, and the applicable interest rate was 17.05%. We repaid this facility in full including a prepayment penalty of approximately $0.2 million with the proceeds of the loan from Nedbank described below.

On April 8, 2005, CC Tollgate LLC entered into a loan agreement with Colorado Business Bank securing $5.0 million to finance the predevelopment construction costs associated with the development of the Central City, Colorado project. As of June 30, 2005, $1.6 million of principal is outstanding. Under the original terms of the agreement, the loan would mature on October 4, 2005. Subsequent to June 30, 2005, we agreed with Colorado Business Bank to extend the maturity date to January 4, 2006, at which time the principal is due with interest calculated at prime plus 0.5%. The note is secured by the existing property and improvements and by commercial guarantees provided by us and Tollgate Venture LLC.

On August 2, 2005 we secured $4.5 million in funding from a private lender which bears interest at a rate of 16.7% per annum and matures in August 2007. We can prepay the loan without penalty after six months. In exchange for the funds, we pledged all the outstanding stock of Century Casinos Tollgate, Inc., and our equity interest in CC Tollgate LLC.

On September 23, 2005, Wells Fargo Gaming Capital, a funding unit of Wells Fargo Bank, National Association (“Wells Fargo”) advised CC Tollgate Casino, LLC via a letter of commitment that it was prepared to provide the previously disclosed $35 million in financing. Wells Fargo has informed the Company that it has successfully formed a syndicate of institutional lenders and has procured commitments from such lenders to fully syndicate the previously disclosed $32.5 million construction loan and $2.5 million revolving line of credit. Closing of the $35 million loan agreement from Wells Fargo is still subject to the finalization of loan documentation and satisfaction of other closing conditions. The interest rate on the construction loan and the revolving credit facility will be the greater of 8.5% or the bank’s prime rate plus 4% (which as of the date of the commitment letter is 7.0%) and a service fee of 0.5%. After completion of construction, the facility converts into a five year term loan, at the stated interest rate and the outstanding balance is subject to the service fee. The bank requires the customary security documentation, construction cost analysis, guaranteed maximum price contracts for each general contractor (which have been negotiated) and subordination agreements with the partners restricting the payment of fees and loans to the project. A facility fee of approximately $1 million will be payable regardless of whether the credit facility closes, unless the failure to close is caused by Wells Fargo or by one or more of the lenders.

The funds from the syndicated credit facility, combined with the $4.5 million loan described above, will be used to fund the Central City, Colorado project, including, but not limited to, refinancing the existing loan from Colorado Business Bank, the construction of the property and purchase of gaming equipment. The remaining funds will be used to fund ongoing working capital needs of the Central City casino.

Unsecured notes, in the amount of $1.1 million as of June 30, 2005, are payable to Tollgate Venture LLC, the minority interest holder in CC Tollgate LLC, contingent on the opening of the Central City casino. $1.0 million is payable on the opening date of the casino, bears interest at an 8% rate and is considered long-term in the accompanying condensed consolidated balance sheets. An additional $135 thousand, non-interest bearing note is payable on the opening date of the casino and is also classified as long-term as of June 30, 2005.

A financial advisor to our partner in the Central City project has asserted claims to finders fees in the amount of $1.0 million relating to the financing we are arranging for the project. We believe that these claims are substantially without merit.

On September 23, 2005, through our subsidiary Century Resorts Alberta Inc., we agreed to terms with Canadian Western Bank for a $20 million Canadian (approximately $17.1 million) credit facility for the development of the “Celebrations Casino and Hotel” in Edmonton, Canada. The facility is initially structured as a construction loan maturing within the earlier of 18 months or upon receipt of a certified architectural completion certificate, certificate of occupancy and casino license. The most significant conditions precedent to the drawdown of the construction loan are: 1) Century Resorts Alberta, Inc. must sign a stipulated price contract (which is currently in negotiation) for the entire project and 2) Century Resorts Alberta, Inc. must obtain the typical building permits necessary for the construction of the casino. Upon maturity of the construction loan, Canadian Western Bank will issue a term loan to Century Resorts Alberta, Inc., maturing within one to five years at preference of Century Resorts Alberta, Inc. Proceeds from the term loan will be used to pay the outstanding balance of the construction loan. The construction loan bears interest at 1.25% per annum above Canadian Western Bank’s Prime Lending Rate (currently at 4.5%) and is payable monthly. The interest rate on the term loan will be determined by the maturity date selected by Century Resorts Alberta, Inc. (which currently range from 5.55% to 6.20%, dependant on the length of maturity selected). Monthly principal and interest payments on the term loan will be based upon a 10-year amortization term. The loan facility is secured by the assets of Century Resorts Alberta and guaranteed by Century Casinos, Inc. Century Resorts Alberta, Inc. has the option to prepay the construction loan without penalty. Ten percent of the original principal amount of the term loan may be prepaid annually without penalty.

Subsequent to June 30, 2005, Century Casinos Caledon Pty Limited, entered into an overdraft facility with NedBank Limited in South Africa. Pursuant to the overdraft facility, NedBank extended temporary financing in the principal amount of 18.8 million Rand, or $2.8 million. The facility bears interest at South Africa’s prime interest rate, currently 10.5%, and is secured by the pledge of all of the outstanding common stock of Century Casinos Caledon Pty Limited. The net proceeds from the financing were used by Century Casinos Caledon Pty Limited to repay in full the amount of debt outstanding under the subsidiary’s existing loan agreement with ABSA Bank. On August 26, 2005, Century Casinos Caledon Pty Limited entered into a final long term loan agreement (“Note”) with NedBank and settled the overdraft facility. The 60 million Rand Note bears interest at the South African Prime Rate (currently 10.5%) minus 1.5% and is secured by 10.0 million Rand of Century Casinos Caledon Pty Limited’s assets and 100% of its issued share capital. In addition to repaying the ABSA loan, the funds will be used to fund the expansion of the Caledon Hotel, Casino & Spa and for further growth and repayment of shareholder loan to Century Resorts Limited.

Between June 2005 and August 2005 long term debt has increased by approximately $12 million, of which $4.5 million can be attributed to the loan from a private lender for Central City mentioned above and the balance is the difference between the prepayment of ABSA debt and 60 million Rand received from NedBank.

The primary source of our future operating cash flows will be from gaming operations. We will continue to rely on revolving lines of credit with commercial banks or other debt instruments to supplement our working capital and investing requirements. We believe that our cash on hand, together with expected cash flows from operations and borrowing capacity under our credit facility with Wells Fargo Bank and the financing we have arranged with Nedbank for our projects in South Africa and with Wells Fargo Bank and Canadian Western Bank for our projects under development in Central City and Edmonton, respectively, will be sufficient to fund our anticipated operating costs, capital expenditures at existing properties and satisfy our current debt repayment obligations. We will continue to evaluate our planned capital expenditures at each of our existing locations in light of the operating performance of the facilities at such locations. From time to time we expect to have cash needs for the development of new, additional properties that exceed our current borrowing capacity and we may be required to seek additional financing in the debt or equity markets. We may be unable to obtain additional debt or equity financing on acceptable terms. As a result, limitations on our capital resources could delay or cause us to abandon certain plans for the development of new, additional properties.

The following table describes our commitments as of June 30, 2005 to settle contractual obligations in cash during the periods indicated:

(Amounts in thousands)	Total	Less than 1 year	1–3 years	4–5 years	More than 5 years

Long-term debt	$21,336	$3,702	$17,634	$—	$—
Capital lease obligations	55	17	38	—	—
Operating leases	1,640	495	882	263	—
Total contractual obligations	$23,031	$4,214	$18,554	$263	$—

Long-term debt at June 30, 2005 and 2004 consists of the following:

(Amounts in thousands)	2005	2004

Borrowings under revolving line of credit facility with Wells Fargo Bank	$16,499	$11,435
Borrowings under loan agreement with ABSA Bank	2,057	4,065
Borrowings under loan agreement with Colorado Business Bank	1,645	—
Notes payable to minority interest holder	1,135	—
Capital leases for various equipment	32	299
Note payable to former director, unsecured	—	90
Other unsecured notes payable	—	2
Total long-term debt	21,368	15,891
Less current portion	(3,708)	(2,130)
Long-term portion	$17,660	$13,761

Years Ended December 31, 2004, 2003 and 2002

The following table sets forth statement of operations data expressed as a percentage of revenue. You should read this table in conjunction with the financial statements and notes thereto included elsewhere in this prospectus.

	Year Ended December 31,
	2004	2003	2002

Operating revenue	100.0%	100.0%	100.0%
Net operating revenue	89.3	87.1	86.9
Casino expenses	34.4	32.4	29.3
Hotel, food and beverage expenses	7.8	7.1	4.5
General and administrative expenses	22.7	21.5	21.3
Earnings from operations	17.5	18.9	21.6
Non-operating expense	3.6	4.9	5.1
Minority interest in subsidiary earnings	0.2	0.1	0.1
Net earnings	11.8%	9.0%	9.1%

Consolidated Results of Operations

We reported net operating revenue of $35.8 million for the year ended December 31, 2004, compared to $31.4 million in 2003 and $29.3 million in 2002.

Casino revenue increased $2.8 million, or 8.7%, to $34.6 million in 2004 as compared to 2003. Casino revenue in 2003 increased $1.3 million, or 4.1%, to $31.9 million as compared to 2002. These increases are primarily the result of gains made in the South African Market. Hotel, food and beverage revenue increased $0.75 million, or 21.1%, to $4.3 million during 2004 as compared to 2003. Hotel, food and beverage revenue increased $0.94 million or 35.7% to $3.7 million in 2003 as compared to 2002. The increases in hotel, food and beverage revenue during the three year period are primarily attributable to renovating and relocating certain restaurant facilities in Cripple Creek, Colorado and increased theme dinners and banquets at our South Africa property. Other revenue increased by $0.47 million or 75.6% to $1.1 million in 2004 as compared to 2003, primarily as the result of the foreign currency gain of $0.4 million recognized on the disposition of a South African subsidiary which held land in Johannesburg. Promotional allowances, which are made up of complimentary revenue, cash points and coupons, are rewards we give our loyal customers to encourage them to continue to patronize our properties. Such awards reduced gross revenues by approximately 11% in 2004 and 13% in 2003 and 2002.

Casino operating expenses were $13.8 million, $11.7 million and $9.9 million for 2004, 2003 and 2002, respectively. 2004 casino operating expenses increased $2.1 million, or 17.9%, as compared to 2003 primarily due to growth in the South African and ship segments and fluctuation in the currency exchange rate. The increase of $1.8 million, or 18%, from 2002 to 2003 is primarily the result of revenue volume increases and a 29% negative change in currency exchange rates in the South African segment.

Hotel, food and beverage expenses were $3.1 million in 2004, $2.6 million in 2003 and $1.5 million in 2002. Hotel, food and beverage expenses increased $0.5 million, or 22.8%, from 2003 to 2004 because of the corresponding increase in food and beverage revenue generated at additional outlets opened or expanded between 2003 and 2004. The increase of $1.1 million from 2002 to 2003 resulted from a 40% increase in repair costs related to improvements we are making at our South African property and the effects of inflation and currency exchange rate fluctuations during the period.

General and administrative expenses were $9.1 million in 2004 compared to $7.7 million in 2003 and $7.2 million in 2002. General and administrative expenses increased $1.4 million in 2004 over 2003, primarily as a result of staff increases at the corporate level to support the expansion efforts and compliance requirements, expenditures incurred in conjunction with new Company projects and the effect of foreign currency fluctuations, primarily the Rand. The increase of $0.6 million from 2002 to 2003 is primarily the result of currency exchange rate fluctuations during the period.

Depreciation expense was $3.0 million in 2004, $2.7 million in 2003 and $2.3 million in 2002. Changes in depreciation expenses during the three year period ended December 31, 2004 relate to on-going property improvement projects.

Our earnings from operations for the year ended December 31, 2004 were $7.0 million compared to $6.8 million in 2003 and $7.3 million in 2002. Earnings from operations increased $0.2 million, or 2.9% in 2004, primarily as a result of an increase in earnings from operations in Caledon, the gain recognized on the sale of Verkrans and the recovery of receivables from the sale of our interest in Gauteng, South Africa, partially offset by a decrease in earnings from operations in Cripple Creek, Colorado. The change from 2002 to 2003 is primarily an increase in earnings from operations from Caledon of $1.1 million, a decrease from Womacks of $2.8 million, and a charge of $1.1 million for property write-down and other write-offs in 2002.

Interest expense was $1.6 million in 2004, $2.0 million in 2003 and $1.9 million in 2002 and results primarily from our credit facility with Wells Fargo and the outstanding note to ABSA Bank in South Africa.

Income tax expense was $0.7 million for 2004 compared to $1.8 million in 2003 and $2.5 million in 2002. The decrease of $1.1 million in 2004 as compared to 2003 is primarily related to a reduction in the effective tax rate on fees paid by the South African operations to the Mauritian parent. Approximately $1.9 million of our pre-tax income totaling $5.6 million is attributable to our Mauritian subsidiary and is taxed at an effective rate of 3%. The decrease in 2003 when compared to 2002 is mainly attributable to lower pre-tax income and lower effective tax rate in South Africa in 2003.

Our net earnings for 2004 were $4.7 million, or $0.35 per share compared to net earnings of $3.2 million, or $0.24 per share in 2003 and $3.1 million, or $0.23 per share in 2002.

A discussion by business segment follows below.

Cripple Creek, Colorado Segment

The operating results of the Cripple Creek, Colorado segment primarily of WMCK Venture Corp. and subsidiaries which own Womacks Casino and Hotel in Cripple Creek, Colorado, for the years ended December 31, 2004, 2003 and 2002 are as follows:

(Amounts in thousands)	2004	2003	2002	% Change 2004 v. 2003	% Change 2003 v. 2002

Operating Revenue
Casino	$19,486	$20,981	$23,922	(7.1)%	(12.3)%
Hotel, food and beverage	1,544	1,267	1,193	21.9%	6.2%
Other (including promotional allowances)	(3,469)	(3,846)	(3,855)	(9.8)%	(0.2)%
Net operating revenue	17,561	18,402	21,260	(4.6)%	(13.4)%
Costs and Expenses
Casino	6,828	6,702	7,038	1.9%	(4.8)%
Hotel, food and beverage	586	357	277	64.1%	28.9%
General and administrative	3,638	3,686	3,521	(1.3)%	4.7%
Property write-down and other write-offs net of (recoveries)	3	—	—	100%	—
Depreciation	1,512	1,349	1,334	12.1%	1.1%
	12,567	12,094	12,170	3.9%	(0.6)%
Earnings from operations	4,994	6,308	9,090	(20.8)%	(30.6)%
Interest expense, net	(123)	1	269	(12,400)%	(99.6)%
Other income, net	12	42	25	(71.4)%	68.0%
Earnings before income taxes	5,129	6,349	8,846	(19.2)%	(28.2)%
Income tax expense	1,949	2,413	4,069	(19.2)%	(40.7)%
Net Earnings	$3,180	$3,936	$4,777	(19.2)%	(17.6)%

Overall operating results were impacted by the casino results detailed below.

Cripple Creek Market Data

For the years ended	2004	2003	2002

Market share of the Cripple Creek AGP*	13.4%	14.9%	17.0%
Average number of slot machines	649	622	640
Market share of Cripple Creek gaming devices*	14.1%	14.8%	15.3%
Average slot machine win per day	$81	$91	$101
Cripple Creek average slot machine win per day*	$85	$90	$91

* Source: calculated from data provided by Colorado Division of Gaming

When comparing 2004 to 2003, the Cripple Creek market, based on AGP, grew by 4.3%. Management continued to focus on the marketing of the Womacks Casino through the expansion of the successful Gold Club. In December 2003 and in June 2004, additional casinos opened in Cripple Creek, bringing the total number of casino licenses to 19 as of December 31, 2004 compared to 17 for the majority of 2003 and reduced Womacks’ market share of gaming devices by 5%. We spent approximately $3 million in 2004 to upgrade the product mix on the gaming floor, improve the player tracking system and introduce cashless gaming machines. Womacks will convert as many slot machines as possible to cashless gaming machines. These ongoing improvements are expected to add to the customer experience and further improve customer service. Womacks has also implemented an employee training program focused on intensive guest service. During 2004, Womacks replaced approximately 149 slot machines and added 20 slot machines to the floor.

During 2004, the relative percentage of personnel cost, device fees and the cost of participation machines to net operating revenue contributed to the erosion in earnings from operations. Management regularly evaluates these overhead costs to maintain a good cost benefit relationship. During the fourth quarter of 2004, changes in management were made to facilitate and manage this relationship.

When comparing 2003 to 2002, there was no growth in the Cripple Creek market. For us, distractions from major construction in the casino, limited access to the casino from the adjoining parking lot during the first four months of the year, and poor weather conditions, particularly in March and April 2003, had an adverse effect on casino revenue and overall operating results. The casino expanded the use of both radio and TV advertising in its efforts to compete for the pool of entertainment dollars. Management also continued to focus on the marketing of the casino through the expansion of the successful Gold Club during 2003. However, covered parking garages provided by two of our competitors, completed by September 2002, impacted the casino, particularly during inclement weather, providing both with a significant number of close proximity parking places, an advantage previously held by Womacks.

In order to outfit Womacks with the most popular gaming machines, Womacks leased approximately 39 slot machines in 2004, compared to 37 in 2003 and an average of 42 in 2002, from manufacturers, on which it pays a fee calculated as a percentage of the net win. All of the leases have short term commitment periods not exceeding three months and are classified as operating leases. The leases can be cancelled with no more than 30 days written notice.  On a portion of the leases, the manufacturer is guaranteed a minimum fee per day that can range from 15 dollars to 35 dollars for the duration of the lease. In most instances, the branded games that are being introduced to the market are not available for purchase. For financial reporting purposes, the net win on the slot machines is included in our revenue and the amount due to the manufacturer is recorded as an expense, in the period during which the revenue is earned, as casino operating cost. Management makes its decisions to introduce these machines based on the consumer demand for the product. The amount paid under these agreements was $0.4 million, $0.4 million and $0.4 million in 2004, 2003 and 2002, respectively.

Hotel, Food and Beverage

When comparing 2004 and 2003, hotel revenue, included in hotel, food and beverage revenue, increased by 11.3%, as a result of an increase in the hotel occupancy rate to 92% in 2004 from 85% in both 2003 and 2002, and the opening of an additional food outlet. All of the revenue generated by the hotel operations is derived from comps to better players, the value of which is included in promotional allowances.

In May 2004, Womacks added an additional restaurant, the “Cut Above Buffet”, on the second floor of the casino. The restaurant operated on a limited schedule and provided an alternative menu for patrons of the casino. Overall cost of operating the “Cut Above Buffet” accounted for the significantly higher percentage increase in the combined cost of hotel, food and beverage when compared to the percentage increase in the corresponding revenue.  Although it attracted new customers to Womacks Gold Club, it was not a significant stimulus to gaming revenue and was closed on July 30, 2005.

When comparing 2003 and 2002, an increase of 7.8% in restaurant revenue is primarily a result of the visibility obtained by opening Bob’s Grill on the gaming floor. In the third quarter of 2002 Womacks introduced Bob’s Grill on the first floor of the casino and operated the Gold Mine restaurant on a limited schedule. In February 2003, we doubled the capacity of Bob’s Grill and limited the use of the former Gold Mine restaurant, which is located on the second floor, to weekend and holiday buffets.

Other

Comparing 2004 to 2003, we were able to marginally reduce general and administrative costs.

Comparing 2003 to 2002, the increase in general and administrative costs is primarily attributable to Womacks’ contributions to the campaign organized by Colorado’s gaming industry against the proposed introduction of video lottery terminals (VLT’s).  Womacks’ contribution to the campaign totaled $0.1 million in 2003.

The $0.2 million increase in depreciation expense when comparing 2004 to 2003 results from an increase of approximately $0.2 million in depreciation on new additions less the reduction in depreciation on assets that are fully depreciated. The Company allocated $1.2 million in interest expense to the Corporate & Other segment during the year ended December 31, 2004. Interest expense on the amounts advanced, but not repaid, to fund the Company’s acquisitions and the repurchase of the Company’s common stock is calculated using the effective rate on all borrowings under the Wells Fargo credit facility. The Company reduces the interest expense incurred by WMCK under the credit facility by the amount of interest allocated to the Corporate & Other segment. The Company has not repaid the funds advanced for the Company’s acquisitions or the repurchase of the Company’s common stock, and therefore the debt and accumulated interest allocated to the Corporate & Other segment exceeded the total outstanding borrowing. As a result, Womacks reported a net negative $0.1 million in interest expense and debt issuance cost. During the same period in 2003, Womacks reported interest expense and debt issuance cost, of $1 thousand, net of $1.4 million in interest expense allocated to the Corporate & Other segment. Such decrease is attributable to the decrease in the weighted-average interest rate on the borrowings under the credit facility, including effects of swap agreements, to 6.30% from 8.06% and a reduction in the average outstanding balance under the credit facility to $11.8 million in 2004 from $12.6 million in 2003.

The decrease in interest expense, including debt issuance cost, to $1 thousand in 2003, net of $1.4 million in interest allocated to the Corporate & Other segment, from $0.27 million, net of $1.17 million in interest allocated to the Corporate & Other segment in 2002, is attributable to the decrease in the weighted-average interest rate on the borrowings under the credit facility, including effects of the swap agreements, to 8.72% from 9.75%. The average balance of the credit facility increased to $12.6 million in 2003 from $11.7 million in 2002. The major factor for the increase in the average balance was $2.6 million borrowed in January 2003 to fund the purchase of the remaining 35% interest in Caledon. Since the second quarter of 2000, we have borrowed a total of $9.5 million under the credit facility to fund other Company projects and an additional $3.8 million to fund the repurchase of shares of the Company’s common stock. The interest on the combined amount has resulted in a charge of approximately $1.4 million and $1.2 million to our Corporate & Other segment and is recognized as a reduction of interest expense in our Cripple Creek, Colorado segment in 2003 and 2002, respectively.

The Cripple Creek, Colorado segment recognized income tax expense of $1.9 million in 2004 versus $2.4 million in 2003, and $4.1 million in 2002, principally the result of a decrease in earnings before income taxes.

South African Segment

The operating results of the South African segment are primarily those related to the operations of the Caledon Hotel, Spa and Casino. Inter-company transactions, including fees to its Mauritian parent, stockholder’s interest and their related tax effects have been eliminated in the consolidated results. Improvement in the Rand versus the dollar when comparing 2004 to 2003 and 2003 to 2002 has had a positive impact on the reported revenues and a negative impact on expenses.

Operational results in U.S. dollars for the years ended December 31, 2004, 2003 and 2002 are as follows:

CALEDON

				% Change	% Change
(Amounts in thousands)	2004	2003	2002	2004 v. 2003	2003 v. 2002

Operating Revenue
Casino	$12,540	$9,211	$5,899	36.1%	56.1%
Hotel, food and beverage	2,778	2,301	1,437	20.7%	60.1%
Other (including promotional allowances)	(348)	(363)	(253)	(4.1)%	43.5%

Net operating revenue	14,970	11,149	7,083	34.3%	57.4%

Costs and Expenses
Casino	5,096	3,993	2,322	27.6%	72.0%
Hotel, food and beverage	2,548	1,996	1,232	27.7%	62.0%
General and administrative	2,171	1,552	1,342	39.9%	15.6%
Depreciation and Amortization	1,343	1,070	734	25.5%	45.8%

	11,158	8,611	5,630	29.6%	52.9%

Earnings from operations	3,812	2,538	1,453	50.2%	74.7%
Interest expense	788	929	804	(15.2)%	15.5%
Other income, net	112	154	146	(27.3)%	5.5%
Earnings (loss) before income taxes	3,136	1,763	795	77.9%	121.8%
Income tax expense (benefit)	943	581	256	62.3%	127.0%

Net Earnings (Loss)	$2,193	$1,182	$539	85.5%	119.3%

CENTURY CASINOS AFRICA
Operating Revenue
Other (including promotional allowances) (1)	$364	$—	$—	100.0%	—
Net operating revenue	364	—	—	100.0%	—
Costs and Expenses
General and administrative	1,528	352	154	334.1%	128.6%
Depreciation and amortization	—	3	—	(100.0)%	100.0%
Write off of advances	(175)	—	400	100.0%	(100.0)%

	1,353	355	554	281.1%	(35.9)%

Loss from operations	(989)	(355)	(554)	178.6%	(35.9)%
Interest expense, net	597	—	—	100.0%	—
Other income (loss), net	39	28	23	39.3%	21.7%
Loss before income taxes	(1,547)	(327)	(531)	373.1%	(38.4)%
Income tax (expense) benefit	627	94	(160)	567.0%	(158.8)%

Net Loss	$(920)	$(233)	$(691)	294.8%	(66.3)%

MINORITY INTEREST (EXPENSE) BENEFIT	$—	$(22)	$(31)	(100.0)%	(29.0)%
SOUTH AFRICA NET EARNINGS (LOSS)	$1,273	$927	$(183)	37.3%	606.6%

Average exchange rate (Rand/USD)	6.45	7.43	10.41	(13.2)%	(28.6)%

(1) Includes foreign currency translation adjustment for sale of Verkrans, net of cost of disposition.

Operational results in Rand for the years ended December 31, 2004, 2003 and 2002 are as follows:

CALEDON

							% Change	% Change
(Amounts in thousands)	2004		2003		2002		2004 v. 2003	2003 v. 2002

Operating Revenue
Casino	R	80,088	R	67,976	R	61,100	17.8%	11.3%
Hotel, food and beverage	17,753		17,061		14,863		4.1%	14.8%
Other (including promotional allowances)	(2,260)		(2,584)		(2,619)		(12.5)%	(1.3)%

Net operating revenue	95,581		82,453		73,344		15.9%	12.4%

Costs and Expenses
Casino	32,555		29,365		24,131		10.9%	21.7%
Hotel, food and beverage	16,247		14,998		12,717		8.3%	17.9%
General and administrative	13,813		11,484		13,847		20.3%	(17.1)%
Depreciation	8,595		7,950		7,532		8.1%	5.5%

	71,210		63,797		58,227		11.6%	9.6%

Earnings from operations	24,371		18,656		15,117		30.6%	23.4%
Interest expense	5,072		6,950		8,394		(27.0)%	(17.2)%
Other income, net	729		1,167		1,495		(37.5)%	(21.9)%
Earnings before income taxes	20,028		12,873		8,218		55.6%	56.6%
Income tax expense	6,018		4,284		2,618		40.5%	63.6%

Net Earnings	R	14,010	R	8,589	R	5,600	63.1%	53.4%

CENTURY CASINOS AFRICA
Operating Revenue
Other (including promotional allowances)	R	(86)	R	—	R	—	(100.0)%	—
Net operating revenue (loss)	(86)		—		—		(100.0)%	—
Costs and Expenses
General and administrative	8,836		2,640		1,677		234.7%	57.4%
Depreciation	—		18		—		(100.0)%	100.0%
Property write-down and other write-offs, net of (recoveries)	(1,003)		—		4,182		(100.0)%	(100.0)%

	7,833		2,658		5,859		194.7%	(54.6)%

Loss from operations	(7,919)		(2,658)		(5,859)		197.9%	(54.6)%
Interest expense, net	3,749		—		—		100.0%	—
Other income, net	325		215		242		51.2%	(11.2)%
Loss before income taxes	(11,343)		(2,443)		(5,617)		364.3%	(56.5)%
Income tax expense (benefit)	(3,686)		(713)		(1,005)		417.0%	(29.1)%

Net Loss	R	(7,657)	R	(1,730)	R	(4,612)	342.6%	(62.5)%

MINORITY INTEREST EXPENSE	R	—	R	(176)	R	(490)	(100.0)%	(64.1)%
SOUTH AFRICA NET EARNINGS	R	6,353	R	6,683	R	498	(4.9)%	1,242.0%

Caledon Market Data (in Rand)

For the years ended	2004	2003	2002

Market share of the Western Cape AGP*	5.9%	6.0%	6.1%
Market share of Western Cape gaming devices*	11.3%	10.9%	11.2%
Average number of slot machines	288	274	254
Average slot machine win per day	693 Rand	623 Rand	596 Rand
Average number of tables	9	8	8
Average table win per day	2,132 Rand	1,928 Rand	1,995 Rand

* Source: calculated from data provided by Western Cape Gambling and Racing Board (South Africa)

The results discussed below are all based on the Rand to eliminate the effect of fluctuations in foreign currency exchange rates.

When comparing 2004 and 2003, the 17.8% increase in gross gaming revenue is attributable to a number of factors including an increase in the number of slot machines to 300 and tables to 10, the continuous marketing of cash coupons and improved management. For these years, we marketed an array of amenities at the resort to our guests as a complement to the gaming experience. In 2004, these amenities included a 95-room hotel, a variety of dining experiences, bars, the historic mineral hot springs and spa, and the outdoor experience (a team building facility).

When comparing 2003 and 2002, the 11.3% increase in the gross casino revenue is attributable to a number of factors including an increase in the number of slot machines, the introduction of cash couponing and other successful marketing efforts, an expanded smoking section, improved management and employee training. The increase in casino expenses in excess of the increase in the corresponding revenue is attributable to the increased cost of marketing the casino, period cost associated with routine maintenance to the property, and to the effect of inflation. The Caledon Hotel, Spa and Casino competes against a much larger competitor located in a more populous area of the Western Cape.

Hotel, Food and Beverage

When comparing 2004 and 2003, hotel revenue increased 5.6%. Hotel occupancy was 48% for 2004 compared to 57% for 2003. Conference sales decreased 19.4%, while gift and leisure sales improved 110.1%. In June 2004, Caledon added a fourth restaurant to the already varied selection. This restaurant offers patrons Italian cuisine. Food and beverage revenue increased 6.2% in 2004 compared to 2003, as a result of the additional food and beverage facility plus changes to operating hours and a general price increase.

Hotel occupancy was 57% for 2003 compared to 58% in 2002. Conference sales showed a 10% improvement for 2003 compared to 2002, while leisure sales decreased by 6% in the corresponding period. Food and beverage revenue increased by 17.9%, primarily due to the increase in the number of theme dinners and banquets, as well as a general price increase.

We made a number of repairs and improvements to the resort throughout 2002, 2003 and 2004. Additionally, continuing inflationary pressures in South Africa throughout these years drove up base costs such as labor and supplies. When comparing 2003 and 2002, hotel repair cost increased by 40.1%, accounting for 0.8 million Rand of the increase in expenses.  Labor cost, including health insurance and uniforms, increased by 39.4%, accounting for 1.9 million Rand of the increase in expenses.

Other

Other operating revenue principally consists of promotional allowances and revenue generated from the resort’s ancillary services, which include the adventure center, spa center, and conference room rental.

The weighted-average interest rate on the borrowings under the ABSA Bank loan agreement was 16.9% in 2004, 2003 and 2002. When comparing 2004 to 2003, interest expense decreased by 27.0% as the principal balance of the term loans and capitalized lease were repaid. When comparing 2003 and 2002 interest expense decreased by 17.2%, as the principal balance of the term loans and capitalized leases were repaid.

General and administrative expenses in Century Casinos Africa included 7.8 million Rand in fees paid to the corporate and other segment for services provided in 2004, which are eliminated in the consolidated results.

The 1.0 million Rand in Property write-down and other write offs, net of (recoveries) is the recovery of the receivables in connection with the sale of our interests in Gauteng, South Africa.

We recognized a foreign currency translation gain on the disposition of Verkrans, resulting from the difference between the exchange rate at the time of purchase in March 2002 and the exchange rate at the time of sale in December 2004. The reported results include a gain of $0.4 million in US dollars, but no corresponding gain in Rand.

The interest expense at Century Casinos Africa is generated by loan agreements with the corporate and other segment and is eliminated in the consolidated results.

Cruise Ships Segment

The Cruise ships’ segment operational results for the years ended December 31, 2004, 2003 and 2002 are as follows:

(Amounts in thousands)	2004	2003	2002	% Change 2004 v. 2003	% Change 2003 v. 2002

Operating Revenue
Casino	$2,615	$1,677	$786	55.9%	113.4%
Other (including promotional allowances)	154	60	38	156.7%	57.9%
Net operating revenue	2,769	1,737	824	59.4%	110.8%

Costs and Expenses
Casino	1,836	1,172	537	56.7%	118.2%
General and administrative	—	3	1	(100)%	200.0%
Depreciation	110	74	45	48.6%	64.4%
	1,946	1,249	583	55.8%	114.2%
Earnings from operations	823	488	241	68.6%	102.5%
Other income, net	—	17	—	(100)%	100.0%
Earnings before income taxes	823	505	241	63.0%	109.5%
Income tax expense	25	150	88	(83.3)%	70.5%
Net Earnings	$798	$355	$153	124.8%	132.0%

In 2004 we operated casinos on eight ships, four on Silversea, one on the World of ResidenSea and three on Oceania Cruises. In 2003, we operated seven casinos, four aboard Silversea, one on the World of ResidenSea and two on Oceania Cruises. During 2003 the Silversea’s Silver Wind ship returned to service in May after periodic maintenance operations. During the same year we opened casinos aboard the Oceania Insignia and Regatta. Following six months of routine maintenance operations, Silversea’s Silver Cloud and Oceania’s Insignia returned to operations in March 2004. In April 2004, we opened a casino aboard Oceania’s Nautica. The Nautica remained in service until November 2004, when it went into dry dock for routine maintenance.

In 2003, we operated casinos on a total of seven ships: four from Silversea, one on the World of ResidenSea and two on Oceania Cruises. In 2002, the Company operated casinos on four ships, three on Silversea and one on the World of ResidenSea. In May 2003, Silversea’s Silver Wind ship, which was taken out of service in October 2001 after the events of September 11, 2001, returned to operation. In April 2003, the Company opened a casino aboard Oceania’s Insignia and a casino aboard their Regatta ship in June 2003.

Concession fees paid to the ship operators in accordance with the agreements accounted for approximately $1.0 million, $0.6 million and $0.14 million of the total casino expenses incurred in 2004, 2003 and 2002, respectively.

Casino expenses, excluding concession fees, dropped to 30.8% of casino revenue in 2004 compared to 34.8% in 2003, reflecting our ability to leverage cruise ship operations. In 2002, casino expenses, excluding concession fees, constituted 50.8% of casino revenues.

We anticipate we will repeatedly experience severe fluctuations in the revenue generated on each cruise depending on the number of passengers and the quality of the players. This is a condition that is beyond our control.

The cruise ship concession agreements were assigned to our Mauritian subsidiary as of October 1, 2003 and have since been subject to an effective tax rate of 3%.

Corporate and Other Segment

(Amounts in thousands)	2004	2003	2002	% Change 2004 v. 2003	% Change 2003 v. 2002

Operating Revenue
Other	$1,428	$114	$170	1,152.6%	(32.9)%
Net operating revenue	1,428	114	170	1,152.6%	(32.9)%
Costs and Expenses
General and administrative	3,085	2,152	2,172	43.4%	(0.9)%
Property write-down and other write-offs net of (recoveries)	(6)	(35)	746	(82.9)%	(104.7)%
Depreciation	28	172	191	(83.7)%	(9.9)%
	3,107	2,289	3,109	35.7%	(26.4)%
Income from unconsolidated subsidiary	55	—	—	100.0%	—
Loss from operations	(1,624)	(2,175)	(2,939)	(25.3)%	(26.0)%
Interest expense	1,258	1,422	1,171	(11.5)%	21.4%
Other income, net	939	352	323	166.8%	9.0%
Non-operating items from unconsolidated subsidiary	(5)	—	—	(100.0)%	—
Loss before income taxes	(1,948)	(3,245)	(3,787)	(40.0)%	(14.3)%
Income tax benefit	(1,541)	(1,273)	(2,119)	21.1%	(39.9)%
Loss before minority interest	(407)	(1,972)	(1,668)	(79.4)%	18.2%
Minority interest	(98)	—	—	100.0%	—
Net Loss	$(505)	$(1,972)	$(1,668)	(74.4)%	18.2%

Net operating revenue principally consisted of casino technical service fees paid by Casino Millennium in Prague, Czech Republic of $0.10 million $0.11 million and $0.15 million in 2004, 2003 and 2002, respectively and $1.3 million in fees earned by Century Resorts International Ltd. for services provided to the South African segment in 2004, which are eliminated in the consolidated results. In August 2002, Prague experienced a devastating flood throughout the city. Although the Casino Millennium property was not damaged, public access to the city in the vicinity of the casino was severely limited for months following the disaster and negatively affected the casino operation. Effective September 1, 2002, casino technical service fees and interest due to us are not being accrued until a certainty of cash flow is attained for Casino Millennium. These fees will be recognized when payment is certain.

Property write-down and other write-offs, net of (recoveries) in 2004 included $43 thousand in unpaid technical services fees recovered from Casino Millennium, which was written off in 2002, net of $37 thousand in cost related to the casino development in Central City. Property write-down and other write-offs, net of (recoveries) in 2003 included $35 thousand in unpaid casino technical service fees recovered from Casino Millennium, which was written off in 2002. Property write-down and other write-offs in 2002 included a pre-tax charge in the amount of $0.45 million to reduce the value of a non-operating property held by the Company in Nevada to its fair value, less costs to sell, based on the current assessment of the property and a pre-tax charge of $0.30 million to write off unpaid casino technical service fees and loans related to its operations in Prague, Czech Republic. An additional $27 thousand in interest income on the unpaid casino technical service fees and loans was also written off, bringing the total pre-tax charge for the segment to $0.77 million.

Other income, net, is primarily derived from interest earned on a $5.7 million note between our Cripple Creek segment and our company and interest earned on loans to the South African segment. The interest income is eliminated in consolidation.

Liquidity and Capital Resources

	For The Year Ended December 31,
(Amounts in thousands)	2004	2003	2002

Cash Flows from Operating Activities:
Net earnings	$4,738	$3,246	$3,079
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation	2,993	2,668	2,304
Amortization of deferred financing costs	75	113	94
Gain on disposition of assets and real estate option	(20)	(28)	(34)
Deferred income tax expense	554	199	78
Minority interest in subsidiary earnings	98	22	31
Equity in income from unconsolidated subsidiary	(55)	—	—
Reclassification of accumulated foreign currency translation adjustment attributable to the sale of Verkrans	(380)	—	—
Write down asset value	—	—	447
Write off receivables and advances, net of (recoveries)	—	—	698
Other	—	20	(81)
Changes in operating assets and liabilities
Receivables	110	(118)	(341)
Prepaid expenses and other assets	(357)	(236)	94
Accounts payable and accrued liabilities	1,282	(394)	362
Accrued payroll	43	110	96
Taxes payable	(609)	219	569
Net cash provided by operating activities	8,472	5,821	7,396

Cash Flows from Investing Activities:
Purchases of property and equipment	(4,508)	(2,585)	(4,482)
Acquisition of remaining interest in subsidiary	—	(1,259)	—
Capital contribution of interest in subsidiary	(3,500)	—	—
Proceeds from disposition of subsidiary	753	—	—
Expenditures for deposits and other assets	—	—	(236)
Restricted cash decrease	—	64	7
Proceeds received from disposition of assets	205	308	263
Net cash used in investing activities	(7,050)	(3,472)	(4,448)

Cash Flows from Financing Activities:
Proceeds from borrowings	$31,462	$27,269	$15,556
Principal repayments	(29,479)	(29,478)	(16,575)
Deferred financing costs	(113)	—	(115)
Proceeds from exercise of options	31	850	26
Purchases of treasury stock	—	(1,237)	(392)
Equity in non-operating items from unconsolidated subsidiary	5	—	—
Net cash provided by (used in) financing activities	1,906	(2,596)	(1,500)
Effect of exchange rate changes on cash	354	394	103
Increase in Cash and Cash Equivalents	3,682	147	1,551
Cash and Cash Equivalents at Beginning of Year	4,729	4,582	3,031
Cash and Cash Equivalents at End of Year	$8,411	$4,729	$4,582

Cash and cash equivalents totaled $8.4 million plus restricted cash of $0.7 million at December 31, 2004. Net working capital totaled $1.9 million. Additional liquidity was provided by our revolving credit facility with Wells Fargo Bank, under which we had a total commitment of $20.94 million, net of scheduled quarterly reductions, and unused borrowing capacity of approximately $5.3 million at December 31, 2004. Additional liquidity for the Caledon facility was also provided in 2004 by a loan from ABSA Bank, which we have subsequently repaid.

Cash used in investing activities of $7.1 million for the year ended December 31, 2004 consisted primarily of: a $3.5 million capital contribution by us to Century Casinos Tollgate, Inc. for the Central City Colorado project; $0.44 million towards the upgrade of the slot accounting system and $1.9 million towards new slot games at Womacks; $1.5 million in improvements to the property in Caledon, South Africa; $0.18 million in expenditures to outfit the cruise ships; and $0.5 million in expenditures for other long-lived assets less $0.75 million, or 4.4 million Rand, in proceeds from the disposition of the common stock of Verkrans Ontwikkelings Maatskappy (Pty) Ltd.

Cash used in investing activities of $3.5 million for the year ended December 31, 2003, consisted primarily of: $0.68 million towards the expansion of the Womacks casino that was completed in the second quarter of 2003, providing a larger, more player friendly gaming space and the ability to increase Womacks’ slot machine capacity; $0.39 million for new slot machines; $0.84 million for additional improvements to the property in Caledon, South Africa; $1.26 million towards the purchase of the remaining 35% interest in Century Casinos Caledon (Pty) Limited, $0.92 million of which was applied against the minority stockholder liability and $0.34 million of which increased the carrying value of the land in Caledon; $0.19 million towards outfitting the two new casinos aboard the luxury cruise ships operated by Oceania and to finish re-outfitting the Silver Wind; and $0.49 million due to expenditures for other long-lived assets, less $0.31 million in proceeds from the disposition of assets.

Cash used in investing activities of $4.4 million for the year ended December 31, 2002, consisted primarily of: $1.4 million towards the purchase and improvements of the Palace Hotel in Cripple Creek and property; $1.2 million towards the expansion of the Womacks casino; $0.81 million on new gaming equipment; $0.48 million for additional improvements to the property in Caledon, South Africa; $0.46 million primarily for land purchased for proposed casino development in Johannesburg, South Africa; and $0.28 million for expenditures of other long-lived assets, less $0.26 million in proceeds from the disposition of assets.

Cash provided by financing activities of $1.9 million for the year ended December 31, 2004 consisted primarily of: net borrowings of $3.9 million under our revolving credit facility with Wells Fargo Bank, including $3.5 million for the capital contribution to the Central City Colorado project; net repayments of $1.32 million under the loan agreement with ABSA Bank; repayment of a $0.4 million note payable to a founding stockholder; and other net repayments of $0.2 million, less repayment of a $90 thousand loan by a former director.

Cash used in financing activities of $2.6 million for the year ended December 31, 2003 consisted primarily of: net borrowings of $0.26 million under our revolving credit facility with Wells Fargo Bank, less net repayments of $1.25 million under the loan agreement with ABSA Bank; $1.26 million to acquire a loan to Century Casinos Caledon (Pty) Ltd held by the minority stockholder; $0.13 million towards the repurchase of our common stock on the open market at fair market value; and $1.11 million towards the purchase of 489,264 shares of common stock from a former director, James Forbes, at a per share price of $2.26.

Cash used in financing activities of $1.5 million for the year ended December 31, 2002 consisted primarily of net repayments of $0.30 million under the credit facility with Wells Fargo Bank, plus net repayments of $0.61 million under the loan agreement with ABSA Bank; the repurchase of our common stock on the open market with a cost of $0.39 million, and other net repayments of $0.11 million. During 2004, we did not repurchase any common stock on the open market. During 2003, we repurchased 59,100 shares of our common stock on the open market at an average cost of $2.24 and 489,264 shares from one of our former directors at a price of $2.26 per share. Beginning in 1998 and through 2004, we have repurchased 2,559,004 shares of our common stock at a total cost of approximately $3.8 million.

The following table describes our commitments as of December 31, 2004 to settle contractual obligations in cash during the periods indicated:

(Amounts in thousands)	Total	Less than 1 year	1–3 years	4–5 years	More than 5 years

Long-term debt	$20,272	$2,356	$17,916	$—	$—

Capital lease obligations	278	203	60	15	—

Operating leases	924	459	247	180	38

Total contractual obligations	$21,474	$3,018	$18,223	$195	$38

Long-term debt at December 31, 2004, 2003 and 2002 consists of the following:

(Amounts in thousands)	2004	2003	2002

Borrowings under revolving line of credit facility with Wells Fargo Bank	$15,656	$11,757	$11,500
Borrowings under loan agreement with ABSA Bank	3,493	4,550	4,597
Notes payable to minority interest holder	1,121	—	1,280
Capital leases for various equipment	232	355	369
Note payable to founding stockholder, unsecured	—	380	380
Other unsecured notes payable	2	7	69
Total long-term debt	20,504	17,049	18,195
Less current portion	(2,534)	(2,136)	(1,664)
Long-term portion	$17,970	$14,913	$16,531

At December 31, 2004, the amount available under our revolving credit facility with Wells Fargo Bank was $20.9 million and the unused borrowing capacity was approximately $5.3 million. Our weighted-average interest rate on the credit facility was 6.30%. In 1998, we entered into a five-year interest rate swap agreement on $7.5 million notional amount of debt under our revolving credit facility with Wells Fargo Bank, whereby we paid a LIBOR-based fixed rate of 5.55% and received a LIBOR-based floating rate reset quarterly based on a three-month rate. The swap agreement expired in October 2003. In May 2000, we entered into a second five-year interest rate swap agreement on $4.0 million notional amount of debt under the revolving credit facility, whereby we paid a LIBOR-based fixed rate of 7.95% and received a LIBOR-based floating rate reset quarterly based on a three-month rate. The swap agreement expired on July 1, 2005. Generally, the swap arrangements were advantageous to us to the extent that interest rates increased and disadvantageous to the extent that they decreased. The net amount paid or received by us on a quarterly basis under the swaps resulted in an increase or decrease to interest expense. The fair value of the derivatives as of December 31, 2004 and 2003 of $0.1 million and $0.4 million, respectively, was reported as a liability in the consolidated balance sheet. Our objective for entering into the interest rate swap agreements, which were designated as cash flow hedging instruments, was to eliminate the variability of cash flows in the interest payments for a portion of our revolving credit facility. No net gain or loss was recognized in earnings during 2004, 2003 or 2002 for hedge ineffectiveness.

During 2004, we had an outstanding loan with ABSA Bank in South Africa which provided a principal loan to fund the development of the Caledon project and a standby facility to provide working capital. Outstanding borrowings under the principal loan and standby facility bear interest at 17.05% and 15.1%, respectively. As of December 31, 2004 the entire amount has been advanced against the loan and the standby facility. The principal balance outstanding was $3.2 million at December 31, 2004.

Unsecured notes payable, in the amount of $1.1 million, as of December 31, 2004, to a minority interest holder in Tollgate, are payable contingent upon the opening date of the casino. $1.0 million is payable based on opening date of the casino, the note bears interest at 8% rate and is considered long-

term in the accompanying consolidated balance sheets. Two notes are payable based upon first construction draw, $80 thousand bears interest at 6% rate and $41 thousand bears interest at 13% rate. Both are considered current in the accompanying consolidated balance sheets.

The consolidated weighted average interest rate on all borrowings was 9.05%, 10.35% and 10.12% for the years ended December 31, 2004, 2003 and 2002, respectively, excluding the write-off of deferred financing charges.

Foreign Currency Exchange Risk

Revenue from our South African operations, which accounted for 42.9% of our total revenue for the year ended December 31, 2004, is principally denominated in South African Rand. An aggregate of 44.8% of our expenses for the year ended December 31, 2004 were paid in currencies other than U.S. dollars, including 43.4% paid in South African Rand and approximately 1.4% paid in Euros. Our U.S. operations generate revenues denominated in U.S. dollars. If an arrangement provides for us to receive payments in a foreign currency, revenue realized from such an arrangement may be lower if the value of such foreign currency declines. Similarly, if an arrangement provides for us to make payments in a foreign currency, cost of services and operating expenses for such an arrangement may be higher if the value of such foreign currency increases. For example, a 10% change in the relative value of such foreign currency could cause a related 10% change in our previously expected revenue, cost of services, and operating expenses. If the international portion of our business continues to grow, more revenue and expenses will be denominated in foreign currencies, which increases our exposure to fluctuations in currency exchange rates. We have not hedged against foreign currency exchange rate changes related to our international operations. We have reported our significant foreign currency activity, primarily South Africa, in both Rand and in U.S. dollars.

The exchange rates used to translate balances at the end of the reported periods are as follows:

	December 31 2004	December 31 2003	December 31 2002	June 30 2005	June 30 2004
South African Rand	5.6640	6.6858	8.5755	6.6790	6.2257
Euros	0.7388	0.7938	0.9536	0.8266	0.8210
Czech Koruna	22.4640	25.6634	n/a	24.8600	26.2100
Canadian Dollars	1.2036	1.2924	n/a	1.2036	1.3404

Source: Pacific Exchange Rate Service (spot rate quoted at noon Pacific time)

Trend Information

Management is not aware of any trends in the jurisdictions in which we currently operate or in those in which we are currently developing new projects that would have a material negative impact on the results of operations subsequent to June 30, 2005.

Significant Change in our Financial and Trading Position

Between July 1, 2005 and August 31, 2005 long term debt has increased by approximately $12.2 million, of which $4.5 million can be attributed to a loan from a private lender for Central City and the balance is the difference between the prepayment of ABSA debt and 60 million Rand received from NedBank.

There has been an increase in the number of outstanding shares from 13,754,900 to 15,247,900, due to an exercise of 1,493,000 employee stock options.

Except for non-recurring and non-operational items we do not expect any significant changes in our financial and trading position compared to July and August 2004.

BUSINESS

Company History

Century Casinos, Inc. is an international gaming company. We currently own and operate casinos in Cripple Creek, Colorado and Caledon, South Africa, near Cape Town, and aboard seven cruise ships for three cruise lines, and we own 50% of, and provide technical casino services to, Casino Millennium in Prague, Czech Republic. We regularly pursue additional gaming opportunities internationally and in the U.S.

We were formed in 1992 by a team of career gaming executives who had worked primarily for an Austrian gaming company that owned and operated casinos throughout the world. In 1994, we engaged in a business combination with Alpine Gaming, Inc., which owned Legends Casino in Cripple Creek, Colorado. As a result of this business combination, we acquired approximately 76% of Alpine Gaming’s common stock, and our management team assumed all of Alpine’s board positions. In June 1994, we reincorporated in Delaware under the name Century Casinos, Inc. Our Delaware file no. is 2404127. We are a corporation subject to the laws of Delaware. Our registered office is at 1209 Orange Street, Wilmington, Delaware 19801, and our principal executive offices are at 1263 Lake Plaza Drive, Suite A, Colorado Springs, Colorado 80906, U.S. (telephone number: + 1 719 527-8300).

In July 1996, we acquired Womacks Saloon & Gaming Parlor, which was adjacent to Legends Casino. Following this acquisition, we renovated and integrated both properties to facilitate the marketing of the combined properties as one casino under the name Womacks Casino and Hotel.

Since 1998, we have sought to expand and diversify our casino holdings through acquisition and management of additional casino projects internationally. In January 1999, we entered into a 20-year agreement with the owners of Casino Millennium to operate a casino in the five-star Marriott Hotel in Prague, Czech Republic.

In April 2000, our South African subsidiary acquired a 50% equity interest in Caledon Casino Bid Company (Pty) Limited, or Caledon. Caledon owns and operates a 85-room resort hotel, spa, casino and approximately 230 hectares of land in Caledon, South Africa. We have a long-term agreement to manage the operations of the casino, which began in October 2000. In November 2000, we increased our equity interest in Caledon to 65%. In January 2003, we acquired the remaining 35% equity interest in Caledon and now own 100% of the common stock of Caledon. In addition, we acquired a long-term contract from the previous minority stockholder to manage the operations of the hotel.

From 1993 through 1998 and since 2000, we have managed casino operations aboard cruise ships. We currently manage casinos aboard seven cruise ships for three lines.

On December 30, 2004, we contributed $3.5 million towards a 65% interest in a proposed $48.7 million project. The project is planned to include a 5,600 m2 casino with 625 slot machines, six gaming tables, 26 hotel rooms, retail, food and beverage amenities and a 500 space on-site covered parking garage. Construction has begun and is expected to be completed during the third quarter of 2006.

On February 24, 2005, through our wholly owned subsidiary, Century Resorts International, we acquired a 56.4% interest in Century Resorts Alberta, Inc. for approximately $2.4 million ($3.0 million Canadian dollars) in the proposed $26.4 million ($31.3 million Canadian dollars) Celebrations Casino Project in Edmonton, Canada. The project is expected to include a casino with 600 gaming machines, 31 gaming tables, food and beverage amenities, a dinner theatre, a 300 space underground parking facility, approximately 600 surface parking spaces and a 26-room hotel.

We reported net operating revenue of $35.8 million for the year ended December 31, 2004, compared to $31.4 million in 2003. Casino revenue increased $2.8 million, or 8.7% to $34.6 million in 2004 compared to 2003. Hotel, food and beverage revenue increased $0.75 million, or 21.1%, to $4.3 million during 2004 compared to 2003. Our earnings from operations for the year ended December 31, 2004 were $7.0 million compared to $6.8 million in 2003. Earnings from operations increased $0.2 million, or 2.9% in 2004, primarily as a result of an increase in earnings from operations in Caledon and a gain on the sale of one of our subsidiaries in South Africa, partially offset by a decrease in earnings from operations in Cripple Creek, Colorado. Our net earnings for 2004 were $4.7 million, or $0.35 per share compared to net earnings of $3.2 million, or $0.24 per share in 2003. As of June 30, 2005, we had 559 employees, 203 of whom were employed at our casino in Cripple Creek, 312 in South Africa, 32 on the cruise ships, 2 in Edmonton, and 10 on corporate level.

Our operating revenue for 2004, 2003 and 2002 was derived principally from Womacks and Caledon.

As of September 2005, we are renting an office in Wipplingerstraße 30, 1010 Vienna, Austria. We plan to use that office as the headquarters of Century Casinos Europe and to manage some of the non-US-operations from there. Moreover, some operations for our group (for example IT or branding) could be operated via the office in Vienna.

The following chart combines our six business segments with the respective companies as of August 31, 2005:

As of September 27, 2005, we owned, operated or managed the properties noted in the table below.

Summary of Property Information

Property	Casino Space (m2)	Number of Slot Machines	Number of Table Games	Number of Hotel Rooms	Number of Restaurants

Womacks (1)	2,137	601	6	21	1
Caledon (2)	1,139	300	9	85	4
Casino Millennium (3)	576	38	15	—	—
Cruise Ships (total of seven) (4)	600	166	27	—	—

(1)   100% owned and operated.

(2)   We own 100% of the common equity of and operate the casino. Unrelated third parties own preference shares that entitle them to a priority on distributions in certain circumstances. The preference shares are not cumulative, nor are they redeemable. The preference shares entitle the holders of such shares to dividends of 20% of the after-tax profits of each financial year directly attributable to the Caledon casino business in that year, subject to, as determined by the directors of the company in their sole and absolute discretion, any working capital, capital expenditure requirements, loan obligations and liabilities attributable to the casino business. Due to accumulated losses, no dividends have been paid in the past. Should the casino business be sold or otherwise dissolved, the preference stockholders are entitled to 20% of any surplus directly attributable to the casino business, net of all liabilities attributable to the casino business.

(3)   50% owned and operated by us under a technical casino services agreement. The casino operates in the five star Marriott Hotel.

(4)   Operated by us under concession agreements.

Furthermore, we own the properties of our casinos in Central City, Colorado and Edmonton, Canada which are both still under construction.

Business Strategy

Our goal is to become one of the leading casino companies in the international mid-size casino market. We are targeting well-regulated markets, preferably in North America, Europe and Africa where casinos can be operated that have between 200 and 1,500 gaming positions and/or a minimum (expected) EBITDA of $5 million per year.

We intend to achieve our goal by pursuing the business strategy outlined below.

1. Pursue greenfield situations and apply for new licenses.

From time to time, countries (or states or provinces, as the case may be) decide to legalize casino gaming. The gaming laws often limit the number of casino licenses to be issued and the selection of licensees is typically done in a tender process. From time to time we may participate in tenders for new casino licenses.

2. Apply for new licenses in existing casino markets.

At times, countries that already have legalized gaming increase the number of casinos they permit. For instance, the United Kingdom recently increased the number of gaming licenses available. We are interested in pursuing licenses that become available when a particular country or other jurisdiction offers additional licenses. An example of this strategy is our Edmonton casino project.

3. Expand in our existing markets.

We are watching our existing markets for special situations that increase the attractiveness of either a specific market or of one or more specific locations. An example of this strategy is our casino project in Central City, Colorado, USA where a new road called the “Central City Parkway” significantly improves access to Central City from Denver, with shorter travel times and a four lane route that we believe is much safer than previous alternatives. The new road has significantly increased the visibility of our casino project in Central City, because ours is the first casino property and parking garage that drivers encounter as they enter Central City from Denver.

4. Purchase existing casinos.

We are constantly screening our target markets for casinos that are for sale. There are several hundred casinos operating in our target markets. Some are owned by individuals who want to exit the business, or by large corporations that want to dispose of smaller units, or by large corporations that merge with another large corporation and need to divest in order to comply with rules and regulations, all of which represent potential opportunities for us. We look for underperforming operations and/or situations where we see upside potential at an attractive purchase price.

5. Internal growth and expansion of our existing casinos.

Our existing operations in North America and South Africa permit further growth whenever the respective markets accommodate such growth. In Cripple Creek, Colorado, we control enough land to double the size of the casino, add 100 to 150 hotel rooms and build a parking garage, should we choose to do so. In Caledon, South Africa, we own 230 hectares of land that we intend to develop, ideally with partners, and we are in the initial stages of developing a golf course, fairway homes, more hotel rooms and a larger spa.

6. Sell our expertise via Casino Management Agreements.

Sometimes real estate owners or development groups want to keep full ownership of a casino, but realize their need for professional management. Under certain circumstances (i.e. minimum length of contract, minimum size of casino), we may enter into casino management agreements, under which we would manage the casino on behalf and for the account of the owner in exchange of a management fee (typically a percentage of gross casino revenue plus a percentage of EBITDA).

7. Pursue cruise-ship casino concessions on an opportunistic basis.

Small, mid-size (up to approximately seven ships in the fleet) and start-up cruise lines usually choose concessionaires for certain parts of their operation, including casino operations. We have extensive experience in operating casinos on cruise ships and intend to pursue such opportunities if and when they arise.

Womacks Casino and Hotel, Cripple Creek, Colorado

We acquired Legends Casino in Cripple Creek, Colorado in March 1994. In July 1996, we acquired Womacks Saloon & Gaming Parlor, which was adjacent to Legends. Following the acquisition of Womacks, we implemented certain consolidation, expansion and capital improvement programs. We created openings in the common walls in order to open up and integrate the gaming areas of the two casinos; expanded the existing player tracking system of Womacks Saloon & Gaming Parlor to include all of the Legends gaming devices; made general interior enhancements; installed additional gaming devices and replaced older generation equipment; and added additional hotel rooms. The combined properties have been marketed since then as one casino under the name Womacks Casino and Hotel.

In September 2002, we opened the first phase of our 560 m2 expansion, increasing our gaming space by approximately 190 m2. In April 2003, construction was completed and an additional 280 m2 of gaming space was added to Womacks on the alley behind the existing property. This will enable us to continue building out the casino to the rear of the property on a single level at a later date.

Womacks currently has 601 slot machines, six limited stakes gaming tables, 21 hotel rooms and one restaurant. It has 45 m of frontage on Bennett Avenue, the main gaming thoroughfare in Cripple Creek, and 38 m of frontage on Second Street, also known as Highway 67, with approximately 2,140 2 of floor space. Gaming in Colorado is “limited stakes,” which restricts any single wager to a maximum of five dollars. While this limits the revenue potential of table games, management believes that slot machine play, which accounts for over 98% of total gaming revenues at Womacks and over 96% in Cripple Creek (source: Colorado Division of Gaming), is currently impacted only marginally by the five dollar limitation.

Management believes that an integral component in attracting gaming patrons to Cripple Creek is the availability of adequate, nearby parking spaces. We presently own approximately 310 parking spaces and lease an additional 90 spaces for a total of 400 spaces. An agreement with the City of Cripple Creek for the leased parking spaces includes annual lease payments of approximately $90 thousand, expires on May 31, 2010 and includes a purchase option, whereby we may purchase the property for $3.25 million less cumulative lease payments, at any time during the remainder of the lease term. We believe we have sufficient close proximity parking, but covered parking garages maintained by two of our competitors provide them with an advantage during inclement weather.

Since the beginning of 2004 we have spent approximately $3 million to upgrade the product mix on the gaming floor, improve the player tracking system and introduce cashless (Ticket-in/Ticket-out or “TITO”) gaming machines. We currently have 204 TITO machines installed. The Company expects that these ongoing improvements will add to the customer experience and further improve customer service. Management believes that these ongoing efforts have helped limit the decrease in gaming revenue.

Management’s future plans include the possibility of upgrading existing hotel rooms, expanding the number of hotel rooms and expanding the gaming floor space. All of this is, however, dependant on market development. Currently, there are budgeted up to $3 million for the initial phase of expansion.

The Caledon Hotel, Spa & Casino, Caledon, South Africa

In October 1999, we filed an application for a casino license in Caledon, Western Cape Province, South Africa. We originally had a 50% equity interest in Caledon. In April 2000, Caledon was awarded a casino license and we invested approximately $3.8 million (based on the exchange rate at that time) consisting of approximately $1.5 million in equity and $2.3 million in debt.

In December 2000, we acquired an additional 15% of Caledon, raising our ownership in Caledon to 65%. Terms of the agreement included the payment of approximately $1.8 million to the other equity holders in exchange for 15% of the total common stock of Caledon (valued at approximately $1.2 million), and repayment of loans made to Caledon by the other equity holders (with a value of approximately $600,000). In January 2003, we acquired the remaining 35%common stock interest in Caledon for $2.6 million, based on the exchange rate at the time.

Caledon is a small agricultural community located approximately 60 miles east of Cape Town. Caledon lies on the N-2 highway – the main thoroughfare between Cape Town and Durban – and is known for its wildflower shows, wineries and the natural historic hot springs located on the Caledon Hotel, Spa & Casino site. Caledon experiences its heaviest traffic during the December holiday season, which is summer in South Africa. Customer visits are somewhat slower in the winter months of June through September. The casino has 300 slot machines and nine table games including blackjack, roulette and poker.

Casino gaming in South Africa is “unlimited wagering” where each casino can set its own limits. As a result, the relationship between table games revenues and slot revenues in this market (30% to 70%) resembles more traditional gaming markets (unlike the Cripple Creek market, where over 96% of gaming revenues are derived from the slot machines).

Currently, through expansion, we are planning to establish new floor spaces which will provide room for an additional 100 slot machines. Furthermore, we intend to upgrade or replace some of the existing slot machines at Caledon. We are also in the process of subdividing and transferring approximately 183 hectares of our land to two wholly owned subsidiaries of Century Resorts Limited, “Blue Crane Signature Golf Estate (Pty) Ltd” and “Blue Bells Country Club (Pty) Ltd.” We intend to develop a signature golf estate on the transferred property with approximately 300 residential homes and to link the property to the existing nine-hole municipal golf course by adding another nine golf holes surrounded with resort housing elements. We expect that successful development of the golf estate will encourage additional visits to the existing casino operation.

As a condition for an amended license in respect of additional 100 slot machines, we committed to the Western Cape Gambling and Racing Board to contributing eight million Rand towards the tarring of a road leading to our Casino. This commitment will be finally determined in a written agreement with the provincial roads authority. We expect the upgrading of this road to significantly facilitate access to our casino and consequently to increase the number of visitors. Currently, there are budgeted up to $3 million for the above mentioned additional gaming machines and the tarring of the road.

Casino Millennium, Prague, Czech Republic

In January 1999, we, through our wholly owned subsidiary Century Casinos Management, Inc., entered into a 20-year agreement with Casino Millennium a.s., a Czech company, and with B.H. Centrum a.s., a Czech subsidiary of Bau Holding AG, one of the largest construction and development companies in Europe, to operate a casino in the five star Marriott Hotel in Prague, Czech Republic. We agreed to provide technical casino services in exchange for 10% of the casino’s gross revenue, and provide gaming equipment for 45% of the casino’s net profit. On October 1, 2003, the Casino Services Agreement was amended as follows: (i) the agreement was assigned to what is now Century Resorts International Ltd.; and (ii) the casino service fee payable to Century Resorts International Ltd. has been set at €7,250 per month, plus VAT (if applicable). The hotel and casino opened in July 1999.

In January 2000, we entered into a memorandum of agreement to either acquire a 50% ownership interest in Casino Millennium a.s. or to form a new joint venture with B.H. Centrum a.s., which joint venture would acquire all of the assets of Casino Millennium a.s. We and Strabag AG, an unrelated third party, each agreed to purchase a 50% ownership interest. Approval for this transaction was obtained, as required, from the Ministry of Finance of the Czech Republic. The first step in acquiring the 50% ownership interest was taken in December 2002 with the payment of approximately $0.24 million in cash in exchange for a 10% ownership in Casino Millennium a.s. Effective January 3, 2004, we, through our wholly-owned Austrian subsidiary, Century Casinos Europe GmbH, acquired an additional 40% of Casino Millennium a.s. by contributing gaming equipment, advances and receivables valued at approximately $0.6 million. We account for the 50% investment in Casino Millennium by the equity method. In addition to the 50% ownership, we retain our rights under the 1999 casino services agreement, as amended.

Cruise Ships

In addition to the traditional casino business we have entered into casino concession agreements with three cruise ship operators.

Silversea Cruises. In May 2000, we signed a casino concession agreement with Silversea Cruises, a luxury, six-star cruise line based in Fort Lauderdale, Florida, for five years of casino operation on each ship. The agreement gives us the exclusive right to install and operate casinos aboard four Silversea vessels. We operate each shipboard casino for our own account and pay concession fees based on gross gaming revenue.

Starting in late September 2000 with the new, 388-passenger Silver Shadow, we began our shipboard casino operations. Within 60 days thereafter, we installed casinos on the 296-passenger vessels Silver Wind and Silver Cloud. In June 2001, we installed our fourth casino aboard the new, 388-passenger Silver Whisper. The Silver Wind was taken out of service following the events of September 11, 2001 and resumed operations on May 23, 2003. We have a total of 74 slot machines and 14 tables on the four Silversea shipboard casinos. We have discontinued operations on the Silver Shadow cruise ship at the end of September 2005. We owned and operated 22 slot machines and four tables on this ship.

The World of ResidenSea. In August 2000, we signed a five year casino concession agreement with ResidenSea Ltd., the operator of The World of ResidenSea, which is the world’s first luxury residential resort community at sea continuously circumnavigating the globe. The ResidenSea vessel has a total of 165 residences consisting of 106 private apartments, 19 studio apartments and 40 studios with purchase prices ranging from approximately $1.3 million to $7.5 million.

We have equipped the casino with 20 slot machines and three tables and operate the casino aboard the vessel, which had its maiden voyage in March 2002. We operate the casino for our own account and pay concession fees based on gross gaming revenue. In addition, we have a right of first refusal to install casinos aboard any new ships built or acquired by ResidenSea Ltd during the term of the agreement. Under the terms of the current agreement, the casino concession aboard the World of ResidenSea will expire in March 2007.

Oceania Cruises. In March 2003, we signed a five-year casino concession agreement with Oceania Cruises, Inc., a Miami-based operator in the upper premium segment of the cruise industry. The agreement gives us the exclusive right to install and operate casinos aboard two 684-passenger cruise vessels, the Insignia and the Regatta, as well as the exclusive right to become Oceania’s exclusive casino concessionaire for any new ships that Oceania might bring into service.

In April 2003, we opened a casino aboard the Insignia. The opening of the casino aboard the Regatta followed in June 2003. Each of the casinos is equipped with 36 slot machines and five gaming tables. In April 2004, Oceania Cruises, Inc. introduced a third 684-passenger vessel named the Nautica which will resume services in November 2005.

Additional Company Projects

As already described in our general business strategy we follow an aggressive growth strategy in order to become more of a market leader in internationally diversified casino operations. When assessing a potential new project we, in particular, focus on the following criteria: (i) an effective market regulation must be in place; (ii) the local demographics must be strong (i.e. minimum of 200,000 people within a 100 km radius); (iii) minimum size (i.e. 200 gaming positions); and (iv) we aim at 100% ownership, however, we will also enter into partnerships. With respect to our financial criteria we focus on the required total investment (up to $100 million) and targeted EBITDA returns. However, these are targeted returns which on an investment by investment basis may not be reached but may even be considerably lower. Please note that such EBITDA returns are not guaranteed. Below we describe our current projects.

Central City, Colorado – On October 13, 2004, our wholly owned subsidiary, Century Casinos Tollgate, Inc., entered into an agreement with Tollgate Venture LLC to develop and operate a proposed casino and hotel in Central City, Colorado. The $48.7 million development is planned to include a 5,600m_ casino and back of house with slot machines, six table games, 26 hotel rooms, retail, food and beverage amenities and a 500-space on-site covered parking garage. We contributed $3.5 million cash equity to the project through Century Casinos Tollgate, Inc., in exchange for a controlling 65% interest, and Tollgate Venture LLC contributed three existing non-operating casino buildings, land and land options ($5.7 million net mortgages) for a 35% interest. Of the $48.7 million in overall project costs,

$3.5 million were originally contributed by us, $39.5 million will be financed externally ($4.5 million by a private lender and $35 million under financing with Wells Fargo Bank), and the balance of $5.7 million is the net value of the minority partner’s contribution in kind. A financial advisor to our partner in the Central City project has asserted claims to finders fees in the amount of $1.0 million relating to the financing we are arranging for the project. We believe that these claims are substantially without merit. The newly formed entity, CC Tollgate LLC, is in the process of obtaining licensing from the Colorado Division of Gaming. Another of our wholly owned subsidiaries, Century Casinos Management, Inc., has entered into a Casino Services Agreement to manage the property once the project is operational. Casino licenses in Colorado are not limited in number by state gaming laws and are primarily subject to successful background investigations by the Colorado Division of Gaming. We currently are licensed in Colorado for gaming at Womacks Casino and Hotel in Cripple Creek. The principals of Tollgate Venture LLC currently have gaming licenses in the State of Colorado as well. We expect the licensing process with the Colorado Division of Gaming to be routine and that the license will be granted upon completion of the casino. Construction is expected to be completed by the third quarter 2006.

Central City and Black Hawk are historical mining towns situated adjacent to each other and located in the Rocky Mountains approximately 56 km west of Denver. Each city offers limited stakes gaming, and the first casinos opened in both cities in 1991. On November 19, 2004, a new $45.2 million four lane highway (Central City Parkway) opened to the public. We believe this road offers a safer and faster alternative route from the greater Denver area to Central City and Black Hawk, Colorado. The Central City Parkway is entirely new construction and connects I-70, the main east/west interstate highway in Colorado, first to Central City and then on to Black Hawk. We believe that the alternate route, which is a narrow two lane highway that enters these cities first at Black Hawk, is a more dangerous drive than the Central City Parkway. We believe Central City is now a prime location for limited stakes gambling establishments because the new parkway provides easy access from I-70 and because the parkway goes through Central City before going on to Black Hawk. All traffic entering Central City via this parkway must go directly past our proposed casino’s main entrance and parking structure. The Colorado Division of Gaming reports an increase in AGP of 51.0% for Central City casinos and a 1.2% increase for Black Hawk for the period January 1, 2005 to July 31, 2005 compared to the same period last year. We believe the substantial increase in AGP for Central City is attributable to the Central City Parkway.

Edmonton, Canada – On February 24, 2005, through our wholly owned subsidiary, Century Resorts International, we acquired a 56.4% interest in Century Resorts Alberta, Inc. for approximately $2.4 million ($3.0 million Canadian dollar). Our local partner 746306 Alberta, Ltd., contributed a 2.93 hectare parcel of land and an existing 40 room hotel ($1.9 million) for the remaining 43.6% interest. Century Resorts Alberta, Inc. plans to develop the Celebrations Casino and Hotel in Edmonton, Alberta, Canada. The $26.4 million ($31.3 million Canadian dollar) development is expected to include a casino with 600 gaming machines, 31 gaming tables, food and beverage amenities, a dinner theater, a 300 space underground parking facility, approximately 600 surface parking spaces and a 26-room hotel. Of the $26.4 million in overall project costs,  $2.4 million were already contributed by us for our interest in Century Resorts Alberta, Inc. $16.9 million ($20 million Canadian dollar) will be financed through external financing. $5.2 million will be provided by us as a shareholder loan, and the balance of $1.9 million is the net value of the minority partner’s contribution in kind. We have signed an agreement with Canadian Western Bank for the external financing of the project. Construction is expected to be completed by the fourth quarter 2006. Upon completion of construction, Century Resorts Alberta, Inc. expects to receive its gaming license from the AGLC. On December 17, 2004, the AGLC granted approval to begin construction of the casino property. As is customary, the issuance of the license does not occur until completion of construction and after all federal and provincial legislation, regulation and policies, and municipal requirements, permits, licenses and/or authorizations have been met. We have also entered into a long-term agreement to manage the facility.

Edmonton is one of the fastest growing cities in Canada, with a strong economic climate. Tourism is a significant part of the economy, and Edmonton offers a wide range of activities, including sports and outdoor activities, sightseeing, and nightlife/casinos. Edmonton is also home of the world’s largest shopping mall. (Source: Tourism in Canadian Cities – A Statistical Outlook 2001.) There are currently six casinos in the Edmonton area, including one racino. The Innovation Group, Littleton, Colorado, estimates that by combining the local and tourist markets, 2005 gaming revenues for the greater Edmonton area in the range of $376 million Canadian dollars, an average annual increase of 13.3% over 2002/2001.

Newcastle, South Africa – In June 2005, we entered into a letter of intent for the purchase of a 60% controlling stake in Balele Leisure (Pty) Ltd which owns the Monte Vista Casino in Newcastle, South Africa. The final purchase price depends on casino revenue in the first twelve months of operation in the new, permanent facility, which will be developed in 2005 and 2006. Upon determination of the final price, the financing requirements and methods of funding will be further assessed. The current casino in a temporary facility has 200 slot machines and seven gaming tables. The initial gaming mix in the permanent facility will be 220 slot machines and nine gaming tables. Newcastle has a population of approximately 350,000 and is situated halfway between Johannesburg and Durban in the province of Kwazulu Natal, the most populous province of South Africa with over 10 million inhabitants.

Gauteng, South Africa – In 1997, together with Silverstar Development Ltd, we applied to the Gauteng Gambling Board for a casino license in Gauteng, South Africa. After a preliminary determination to award a license to the project, a series of legal challenges and lawsuits were filed resulting in Silverstar not being able to commence with the casino development. On March 29, 2005, the Supreme Court of Appeal upheld an earlier High Court decision to award the license to Silverstar, but the project remains subject to uncertainty.

In December 2004, we entered into agreements to sell a portion of our interest in the Gauteng project and granted options to Silverstar and a group led by Akani Leisure Investments, Ltd. to purchase our remaining interests in the project. We received an initial payment of approximately $1.7 million, or 10.0 million Rand, for the sale of 100% of the outstanding common stock of Verkrans Ontwikkelings Maatskappy (Pty) Ltd., a wholly owned subsidiary of Century Casinos Africa (Pty) Ltd, whose only asset was land related to this project, and for funds previously advanced to Silverstar. Also in conjunction with the agreements, we loaned Silverstar $0.5 million, or 3.0 million Rand, repayable in six equal installments with interest. We have, therefore, recognized net proceeds of $1.2 million, or 7.0 million Rand, in the transaction.

The exercise price of the purchase options totals approximately $6.8 million, or 40.3 million Rand. Exercisability of the purchase options is contingent on regulatory and related approvals being secured by Silverstar and the Akani Group. Notwithstanding the decision by the Supreme Court of Appeal on March 29, 2005, the outcome of these approvals is unknown at this time.

A resort management agreement that we executed to manage the project once it becomes operational remains in effect. We also have retained an option granted to us by Silverstar to purchase a minority equity interest in the project. In the event Silverstar or the Akani group exercise the options we granted them to purchase our remaining interest in the project, the management agreement and equity options we own would be terminated.

Upon satisfaction of the conditions necessary to exercise their purchase option, the Akani group has agreed to provide the funds necessary for Silverstar to complete the project in the event the license is ultimately issued. With the financial backing of the Akani group, we believe funding is now available for Silverstar to complete its tasks and provide a higher level of assurance that we will ultimately get a return, via the exercise of the option, on our efforts to date. Pursuant to the Supreme Court’s decision, the Silverstar project provides for 700 slot machines and 30 gaming tables. Should the option not be exercised, our involvement in the project will be restored to the previous level of ownership and management.

Other – We continue to seek opportunities to acquire or develop other gaming interests in well-regulated markets worldwide, and, on an opportunistic basis, continue to pursue these opportunities, including in the United Kingdom.

Investments

The following table illustrates our investments for the periods covered in the prospectus:

	As of December 31,			As of June 30,
	2004	2003	2002	2005	2004

WOMACKS
Property expansion	$—	$680,000	$1,200,000	$—	$—
Purchase of vacant Palace Hotel property for parking	—	—	1,400,000	—	—
Property improvements	—	—	—	50,000	—
Restaurant construction	—	—	130,000	—	—
Slot accounting system	840,000	—	—	—	200,000
Gaming equipment	1,900,000	390,000	810,000	250,000	1,200,000
	$2,740,000	$1,070,000	$3,540,000	$300,000	$1,400,000

SOUTH AFRICA
Property improvements	$1,500,000	$840,000	$480,000	$200,000	$600,000
Johannesburg land purchase	—	—	460,000	—	—
Furniture, fixtures and equipment	—	490,000	—	—	—
Gaming equipment	—	—	—	600,000	—
	$1,500,000	$1,330,000	$940,000	$800,000	$600,000

SHIPS
Gaming equipment	$180,000	$190,000	$—	$200,000	$200,000

CENTRAL CITY (1)
Construction in progress	$—	$—	$—	$1,400,000	$—
Initial capital contribution	3,500,000	—	—	—	—
	$3,500,000	$—	$—	$1,400,000	$—

EDMONTON (2)
Construction in progress	$—	$—	$—	$1,300,000	$—
Initial capital contribution, net (3)	—	—	—	800,000	—
	$—	$—	$—	$2,100,000	$—

OTHER
Other capital purchases	$100,000	$—	$20,000	$—	$200,000

CONSOLIDATED
Property expansion	$—	$680,000	$1,200,000	$—	$—
Property improvements	1,500,000	840,000	480,000	250,000	600,000
Johannesburg land purchase	—	—	460,000	—	—
Purchase of vacant Palace Hotel property for parking	—	—	1,400,000	—	—
Restaurant construction	—	—	130,000	—	—
Slot accounting system	840,000	—	—	—	200,000
Furniture, fixtures and equipment	—	490,000	—	—	—
Gaming equipment	2,080,000	580,000	810,000	1,050,000	1,400,000
Initial capital contribution	3,500,000	—	—	800,000	—
Construction in progress	—	—	—	2,700,000	—
Other	100,000	—	20,000	—	200,000
	$8,020,000	$2,590,000	$4,500,000	$4,800,000	$2,400,000

Notes

(1)          Central City, Colorado – The Company anticipates total expenditures on the Central City, Colorado project to be approximately $43 million including our $3.5 million cash investment. Construction has begun and is expected to be completed by the third quarter 2006.

(2)          Edmonton, Canada – The Company anticipates total expenditures on the Edmonton, Canada project to be approximately $24.5 million including our $0.8 million cash investment. Construction has begun and is expected to take approximately 14 months from finalization of funding arrangements.

(3)          The initial contribution to Edmonton is shown net of $1.9 million in liabilities assumed.

Other items of note

The Company’s 2002 purchase of the remaining 35% interest in Century Casinos Caledon (Pty) Limited, totaling $1.3 million, is not included in the above schedule.

Marketing Strategy

We do not undertake marketing measures under the “Century” brand instead marketing the brand of our individual operations. Furthermore, we do not follow a specific marketing strategy throughout the group but focus on local circumstances and the respective market areas. Our marketing strategy centers around rewarding repeat customers through our player’s club programs. We maintain a proprietary database of primarily slot machine customers that allows us to create effective targeted marketing and promotional programs, cash and merchandise giveaways, coupons, preferred parking, food, lodging, game tournaments and other special events. These programs are designed to reward customer loyalty and attract new customers to our properties through a multi-tiered reward program that rewards players based on total amount wagered and frequency of visits. Currently, our player’s club cards allow us to update our database and track member gaming preferences, maximum, minimum, and total amount wagered and frequency of visits. All visitors to our properties are offered the opportunity to join our player’s club.

Womacks Casino and Hotel. Womacks is a well established and well known casino operation in the region. However, marketing efforts focus on attracting new customers and turning them into repeat customers. As competition in Cripple Creek is intense, approximately 25% of Womacks gaming revenues are allocated to marketing measures. The marketing strategy of Womacks highlights promotion of the Womacks Gold Club, a player’s club with a database containing profiles on over 74,000 members. Gold Club members receive benefits from membership, such as cash, coupons and food and lodging shown as promotional allowances in the consolidated statement of operations, and merchandise and preferred parking. Those who qualify for VIP status receive additional benefits in addition to regular club membership. Status is determined through player tracking. Members receive information about upcoming events and parties, and, depending on player ranking, also receive invitations to special events. We also market Womacks through a variety of media outlets including radio, print and billboard advertising which target Colorado Springs and Pueblo, the dominant markets for Cripple Creek. As one of the larger casinos in Cripple Creek, we are able to provide more choice to the customers in type of slot machines and promotional offers to our customers. We also continue to refine the interior of the facilities and modify the slot machine mix. In addition, we have the capacity to expand Womacks in the rear of the property on a single level at a later date.

Caledon Hotel, Spa & Casino. As with Womacks, the marketing strategy of The Caledon Hotel, Spa & Casino highlights promotion of its player’s club and building its player information database. Player’s club members receive benefits such as cash, coupons and food and lodging shown as promotional allowances in the consolidated statement of operations, and merchandise and preferred parking. Player’s club members who qualify for VIP status receive additional benefits. Status is determined through player tracking. Members receive newsletters of upcoming events and parties, and, depending on player ranking, also receive invitations to special events. We market an array of amenities at the resort to our guests as a complement to the gaming experience. These currently include a 85-room hotel, a variety of dining experiences, the historic mineral hot spring and spa, as well as the outdoor experience (a team building facility). We are reviewing plans to re-use the former equestrian center, which was not in service during the second quarter, in conjunction with a proposed golf course development. As Caledon operates in a market with limited competition, marketing expenses are low compared to Cripple Creek (approximately 10% of gaming revenues).

Central City, Colorado. Central City has a larger catchment area than Cripple Creek. Due to our casino’s prominent location on the road leading to Black Hawk we intend to draw the attention of people passing by. Our main entrance to our parking structure will be located on this main road and the parking structure will be the main parking facility for Central City customers. Additionally, this parking garage will be paid for, in part, by the city of Central City in exchange for allowing public parking. The pedestrian exit from the parking garage will be through our casino.

Edmonton, Canada. Our casino and hotel in Edmonton will operate under “Celebrations Casino and Hotel.” Although it is not yet in operation, we expect that it will be the only casino in Edmonton with a hotel and a dinner theatre. Apart from another casino which is part of a shopping mall, we will be the only casino with a parking garage, as well. Therefore, our main marketing activities will focus on package offers combining the casino with the hotel and/or the dinner theatre. The casino will be located in a highly populated area with the closest competing full casino approximately 20 minutes away.

Casino Millennium and Cruise Ships. We generally do not advertise or otherwise formulate the marketing strategy for these casinos, which we operate under management or concessionaire agreements.

Competition

Cripple Creek, Colorado. Cripple Creek, located approximately 70 km southwest of Colorado Springs, Colorado, is a historic mining town dating back to the late 1800’s that has developed into a tourist stop. Traffic generally is heaviest in the summer months and decreases to its low point in the winter months.

Cripple Creek is one of only three Colorado cities, exclusive of Indian gaming operations, where casino gaming is legal, the others being Central City and Black Hawk. As of June 30, 2005, there were 19 casinos operating in Cripple Creek, which represented 27% of the gaming devices and generated 20% of gaming revenues from these three cities for the year then ended.

The tables below set forth information obtained from the Colorado Division of Gaming regarding gaming revenue by market and slot machine data for Cripple Creek from calendar year 2002 through 2004 and the six months ended June 30, 2004 and 2005. AGP is the net win from gaming activities reported to the licensing jurisdiction. We use AGP to measure performance relative to competitors within our respective markets. This data is not intended by us to imply, nor should the reader infer, that it is any indication of future Colorado or Company gaming revenue.

GAMING REVENUE BY MARKET (AGP)

(Amounts in thousands, except slot data)

		% Change		% Change		% Change	For The Six Months
		over		over		over	Ended June 30,
	2004	prior year	2003	prior year	2002	prior year	2005	2004

CRIPPLE CREEK	$148,689	4.3%	$142,525	0.0%	$142,436	2.8%	$73,614	$71,777

Black Hawk	$524,035	3.6%	$505,851	(3.5)%	$524,465	9.6%	$265,906	$262,263

Central City	$53,179	6.6%	$49,909	(11.6)%	$52,800	(11.6)%	$37,469	$25,017

COLORADO TOTAL	$725,903	4.0%	$698,285	6.4%	$719,701	6.4%	$376,989	$359,057

CRIPPLE CREEK SLOT DATA

(Amounts in thousands,except slot data)

		% Change		% Change		% Change	For The Six Months
		over		over		over	Ended June 30,
	2004	prior year	2003	prior year	2002	prior year	2005	2004

Total Slot Revenue	$143,802	3.8%	$138,560	0.0%	$138,645	3.2%	$71,256	$69,550

Average Number Of Slots	4,618	9.2%	4,228	1.0%	4,187.4%		4,776	4,429

Average Win Per Slot Per Day	$85	(5.6)%	$90	(1.1)%	$91	2.5%	$82	$86

WOMACKS CASINO AND HOTEL DATA

(Amounts in thousands,except slot data)

		% Change		% Change		% Change	For The Six Months
		over		over		over	Ended June 30,
	2004	prior year	2003	prior year	2002	prior year	2005	2004

Total Slot Revenue	$19,262	(6.6)%	$20,625	(12.5)%	$23,563	1.8%	$9,199	$9,863

Average Number Of Slots	649	4.3%	622	(2.8)%	640	7.9%	626	632

Average Win Per Slot Per Day	$81	(11.0)%	$91	(9.9)%	$101	(5.6)%	$80	$86

Market Share of Cripple Creek AGP	13.4%	(10.1)%	14.9%	(12.4)%	17.0%	(1.3)%	13.3%	14.1%

Gaming in Colorado is “limited stakes”, which restricts any single wager to a maximum of five dollars. While this limits the revenue potential of table games, management believes that slot machine play, which accounts for over 98% of total gaming revenues at Womacks and 96% in Cripple Creek, is currently impacted only marginally by the five dollar limitation.

We face intense competition from other casinos in Cripple Creek, including a handful of casinos of similar size to or larger than Womacks, and many other smaller casinos. We attribute the reduction of our revenue and the decrease of our market share in Cripple Creek from 2003 to 2004 to the opening of two additional casinos in Cripple Creek in December 2003 and June 2004. We seek to compete against other casinos in Cripple Creek through promotion of Womacks Gold Club and other marketing efforts. We believe that the casinos likely to be more successful and best able to take advantage of the market potential of Cripple Creek will be the larger casinos, such as Womacks, that have reached a certain critical mass.

Covered parking garages provided by two of our competitors, completed by September 2002, impacted the casino, particularly during inclement weather, providing both with a significant number of close proximity parking places, an advantage previously held by Womacks. Both competitors also have a larger number of hotel rooms, providing them with an advantage during inclement weather and the peak tourist season. We have not yet decided on the next phase of expansion, but we own all of the vacant property adjacent to the casino and are able to expand if we conclude that expansion is in our best interest.

Womacks competes, to a far lesser extent, with 21 casinos in Black Hawk and seven casinos in Central City. Black Hawk and Central City are also small mountain tourist towns, which adjoin each other and are approximately 35 miles from Denver and a two and one-half hour drive from Cripple Creek. The primary markets for Cripple Creek are the Colorado Springs and Pueblo metropolitan areas, and the primary market for Black Hawk and Central City is the Denver metropolitan area. Two of the casinos in Central City opened during the first half of 2005.

Caledon, South Africa. The Caledon Hotel, Spa & Casino operates its casino under one of only four current licenses in the Western Cape Province, which has a population of approximately four million. A fifth license, for a casino projected to be in operation in mid-2006, is likely to be issued. Due to the low number of licenses in the relevant market, competition is limited, and the casinos operate in what we believe to be an oligopolistic market. We compete against all other casinos by emphasizing Caledon’s destination resort appeal, by promotion of its player’s club and by superior service to its players. A majority of our customers come from the region immediately surrounding Caledon and the rest come from the Cape Town area.

The National Gambling Board has approved the introduction of Limited Payout Machines, or LPMs. A total of 2,000 LPMs will be issued in the Western Cape and no more than 200 of these devices are expected for the Overberg region of the Western Cape, the market in which Caledon operates. An approved operator, which can have a maximum of five LPMs, will be permitted to operate the devices without the overhead of a typical casino. They will, however, be subject to central monitoring.

Casino gaming in South Africa is “unlimited wagering” where each casino can set its own limits. As a result, the relationship between table games revenues and slot revenues (30% to 70%) resembles more traditional gaming markets (unlike Cripple Creek where over 96% of gaming revenues are derived from the slot machines). Caledon has 300 slot machines and nine table games including blackjack, roulette and poker.

The tables below set forth information obtained from the Western Cape Gambling and Racing Board regarding gaming revenue by market and slot machine data for the Western Cape market from calendar year 2002 through June 30, 2005. AGP is the net win from gaming activities reported to the licensing jurisdiction. We use AGP to measure performance relative to competitors within this market. This data is not intended by us to imply, nor should the reader infer, that it is any indication of future South African or Company gaming revenue.

GAMING REVENUE BY MARKET (AGP)
(Dollars and Rand in thousands, except slot data)

		2004		% Change over prior year (1)	2003		% Change over prior year	2002		For The Six Months Ended June 30,
										2005		2004

CALEDON CASINO	Rand	R	80,088	17.8%	R	67,976	11.3%	R	61,100	R	44,082	R	37,998
	USD equivalent		$12,540			$9,211			$5,899		$7,201		$5,724
Other three casinos	Rand	R	1,279,219	20.8%	R	1,058,619	12.2%	R	943,346	R	740,540	R	608,984
	USD equivalent		$200,346			$143,298			$91,162		$120,971		$91,737
WESTERN CAPE TOTAL	Rand	R	1,359,307	20.7%	R	1,126,595	12.2%	R	1,004,446	R	784,622	R	646,982
	USD equivalent		$212,886			$152,509			$97,061		$128,172		$97,461

(1) Excluding effects of fluctuations in foreign exchange rate.

THE CALEDON HOTEL SPA & CASINO DATA

(Dollars and Rand in thousands, except slot data)

	2004		% Change Over prior year	2003		% Change over prior year	2002		For The Six Months Ended June 30,
									2005		2004
Total Slot Revenue	R	73,066	17.2%	R	62,345	12.8%	R	55,276	R	41,530	R	34,743
		$11,440	35.5%		$8,443	58.0%		$5,343		$6,742		$5,232
Market Share in % (1)	5.9%		(1.7)%	6.0%		(1.6)%	6.1%		5.6%		5.9%

Average Number Of Slots	288		5.1%	274		7.9%	254		300		283

Average Win Per Slot Per Day	R	693	11.3%	R	623	4.5%	R	596	R	761	R	674
		$109	29.8%		$84	44.8%		$58		$124		$102
# of Slot Machines % of Total Western Cape Market	11.3%		3.7%	10.9%		(2.7)%	11.2%		10.5%		11.1%

Average Number Of Tables	9		12.5%	8		0.0%	8		9		9

# of Tables % of Total Western Cape Market	9.8%		11.4%	8.8%		(11.1)%	9.9%		9.6%		9.8%

(1) Based on the total Adjusted Gaming Revenue of the Western Cape.

Central City, Colorado. Our casino under development in Central City will have a prime location at the end of Central City Parkway and a parking garage offering free parking. Due to the advantageous location we believe that we will be a strong competitor in the Central City – Black Hawk Market.

Edmonton, Canada. In the Edmonton market we expect to have six competitors (five casinos and one racino). We believe we will have a competitive edge over our competitors as we intend to be the only casino operator with a hotel and a dinner theatre. Furthermore, we anticipate being one of two casinos with a parking garage. Finally, we have a good market area as the next full casino is approximately 20 minutes away.

Casino Millennium and Cruise Ships. For Casino Millennium and the Cruise Ships, which we operate under management or concessionaire agreements, market data is not available. However, in Prague there are a large number of casinos of similar size and we face intense competition.

Employees

Century Casinos Inc. and Subsidiaries Employee Headcount	December 31 2004	December 31 2003	December 31 2002	June 30 2005	June 30 2004

WOMACKS
Casino	83	89	93	86	94
Hotel, F&B	42	35	36	53	53
G&A	54	57	65	64	60
Property Total	179	181	194	203	207

SOUTH AFRICA
Casino	100	111	97	111	101
Hotel, F&B (a)	136	169	145	126	149
G&A (b)	94	108	108	75	103
Property Total	330	388	350	312	353

SHIPS
Casino	32	23	16	32	36
Hotel, F&B	0	0	0	0	0
G&A	0	0	0	0	0
Property Total	32	23	16	32	36

CENTRAL CITY
Casino	0	0	0	0	0
Hotel, F&B	0	0	0	0	0
G&A	0	0	0	0	0
Property Total	0	0	0	0	0

EDMONTON
Casino	0	0	0	1	0
Hotel, F&B	0	0	0	0	0
G&A	0	0	0	1	0
Property Total	0	0	0	2	0

CORPORATE
Casino	0	0	0	0	0
Hotel, F&B	0	0	0	0	0
G&A	8	5	7	10	8
Property Total	8	5	7	10	8

COMBINED
Casino	215	223	206	230	231
Hotel, F&B (a)	178	204	181	179	202
G&A (b)	156	170	180	150	171
Property Total	549	597	567	559	604

(a)          In 2005 the Caledon hotel staff was reduced based on the business level at the hotel. In addition, the main kitchen staff reduced as a result of decision to outsource meals provided for the staff.

(b)         Caledon external security was outsourced in 2005. Internal security was reduced with implementation of cashless system in March 2005.

Womacks Casino and Hotel. We employ 203 persons in Cripple Creek, Colorado on a full-time equivalent basis, including cashiers, dealers, food and beverage service personnel, facilities maintenance staff, security, accounting and marketing personnel. No labor unions represent any employee group. We provide a standard package of employee benefits to full-time employees along with training and job advancement opportunities.

Caledon Hotel, Spa & Casino. The Caledon Hotel, Spa & Casino employs 312 persons on a full-time equivalent basis, including cashiers, dealers, room service, food and beverage service personnel, facilities maintenance staff, security, accounting and marketing personnel. We provide a standard package of employee benefits to full-time employees along with training and job advancement opportunities.

Casino Millennium. We employ approximately 70 persons in Prague, Czech Republic on a full-time equivalent basis, including cashiers, dealers, accounting and marketing personnel. No labor unions represent any employee group. We provide a standard package of employee benefits to full-time employees along with training and job advancement opportunities.

Cruise Ships. We employ approximately 32 persons on seven cruise ships on a full-time equivalent basis, primarily dealers. No labor unions represent any employee group. The majority of employees who serve on the ships are staff of the casino in Prague and rotate to the ships periodically throughout the year.

Corporate Segment. We employ approximately 10 persons in Colorado Springs, Colorado on a full-time equivalent basis, including administrative, accounting, finance, and management personnel. No labor unions represent any employee group. We provide a standard package of employee benefits to full-time employees along with training and job advancement opportunities.

Seasonality

Colorado. Our business in Cripple Creek, Colorado is at its highest levels during the tourist season (i.e., from May through September). Our base level (i.e., October through April) is expected to remain fairly constant although weather conditions during this period have a significant impact on business in Cripple Creek. The same will apply to Central City, Colorado.

Caledon Hotel, Spa & Casino. Our business in Caledon is at its highest levels during the June/July school holidays and during the December holidays.

Casino Millennium. Our business in Prague, Czech Republic fluctuates significantly with the quality of the players. Unlike the Company’s other land based operations in Cripple Creek and Caledon, Casino Millennium derives the majority of its gaming revenue from live table games. The quality of the players has more of an impact on the live game results when compared to the income derived from slot machines.

Cruise Ships. We experience large fluctuations in the revenue generated on each cruise depending on the number and quality of the player and passengers. This is a condition that we do not control.

Edmonton, Canada. Our future business in Edmonton, Canada, will be best during the tourist season (i.e., from May through September) and December. The rest of the year (i.e., October through April) should remain rather constant due to the hotel and the dinner theatre which are part of our complex.

Governmental Regulation and Licensing

The ownership and operation of casino gaming facilities are subject to extensive state and local regulations. We are required to obtain and maintain gaming licenses in each of the jurisdictions in which we conduct gaming. The limitation, conditioning, suspension, revocation or non-renewal of gaming licenses, or the failure to reauthorize gaming in certain jurisdictions would materially adversely affect our gaming operation in that jurisdiction. In addition, changes in law that restrict or prohibit gaming operations in any jurisdiction could have a material adverse effect on our financial position, results of operations and cash flows.

Statutes and regulations can require us to meet various standards relating to, among other matters, business licenses, registration of employees, floor plans, background investigations of licensees and employees, historic preservation, building, fire and accessibility requirements, payment of gaming taxes, and regulations concerning equipment, machines, tokens, gaming participants, and ownership interests. Civil and criminal penalties can be assessed against us and/or our officers or stockholders to the extent of their individual participation in, or association with, a violation of any of the state and local gaming statutes or regulations. Such laws and regulations apply in all jurisdictions within the U.S. in which we may do business. Management believes that we are in compliance with applicable gaming regulations.

Colorado, U.S.

The Colorado Limited Gaming Control Commission (Commission) has adopted regulations regarding the ownership of gaming establishments by publicly held companies (the Regulations). The Regulations require the prior clearance of, or notification to, the Commission before any public offering of any securities of any gaming licensee or any affiliated company. The Regulations require all publicly traded or publicly owned gaming licensees to comply with numerous regulatory gaming requirements including, but not limited to, notifying/filing with the Colorado Division of Gaming any proxy statements, lists of stockholders, new officers and directors of the Company, any stockholders obtaining 5% or more of the Company’s common stock and any issuance of new voting securities. We have notified the Colorado Division of Gaming of the Offering and we believe that we are in compliance with applicable gaming regulations.

Other state regulatory agencies also impact the Company’s operations, particularly its license to serve alcoholic beverages. Rules and regulations in this regard are strict, and loss or suspension of a liquor license could significantly impair, if not ruin, a licensee’s operation. Local building, parking and fire codes and similar regulations could also impact the Company’s operations and proposed development of its properties.

This applies to our operations in both Cripple Creek and Central City.

Caledon, South Africa

Caledon’s gaming operations are subject to strict regulations by the Western Cape Gambling and Racing Board under national and provincial legislation. Statutes and regulations require us to meet various standards relating to, among other matters, business licenses, licensing of employees, historic preservation, building, fire and accessibility requirements, payment of gaming taxes, and regulations concerning equipment, machines, tokens, gaming participants, and ownership interests. Civil and criminal penalties can be assessed against us and/or our officers to the extent of their individual participation in, or association with, a violation of any of these gaming statutes or regulations. We believe that we are in compliance with applicable gaming regulations.

Edmonton, Canada

Gaming in Alberta is governed by the provincial government. AGLC administers and regulates the gaming industry in Alberta. Generally, the criminal code, prohibits all gaming in Canada except those forms of gaming which it specifically allows. Applicants for a gaming license must submit an application and run through a eight-step approval process. Following the approval of the board of the AGLC the applicant may operate the casino applied for in accordance with federal and provincial legislation, regulation, and policies as well as the municipal requirements, permits, licenses and authorizations relating to the casino. The AGLC will monitor the casino operator and his compliance with all requirements. In the event of a violation of such requirements, civil and criminal charges can be assessed.

Newcastle, South Africa

Newcastle’s gaming operations are subject to strict regulations by the KwaZulu-Natal Gambling Board under national and provincial legislation. Statutes and regulations require us to meet various standards relating to, among other matters, business licenses, licensing of employees, historic preservation, building, fire and accessibility requirements, payment of gaming taxes, and regulations concerning equipment, machines, tokens, gaming participants, and ownership interests. Civil and criminal penalties can be assessed against us and/or our officers to the extent of their individual participation in, or association with, a violation of any of these gaming statutes or regulations. We believe that Balele is in compliance with applicable gaming regulations.

Prague, Czech Republic

Casino Millennium’s gaming operations are subject to strict regulations by the Czech Republic under national legislation. Statutes and regulations require us to meet various standards relating to, among other matters, business licenses, building, fire and accessibility requirements, payment of gaming taxes, and regulations concerning equipment, machines, tokens, gaming participants, and ownership interests. Civil and criminal penalties can be assessed against us and/or our officers to the extent of their individual participation in, or association with, a violation of any of these gaming statutes or regulations. We believe that we are in compliance with applicable gaming regulations.

Cruise Ships

The casinos onboard the cruise ships only operate when they are in international waters. Therefore, the gaming operations are not regulated by any national or local regulatory body. However, we follow standardized rules and practices in the daily operation of the casinos. This segment of our operations accounted for almost 8% of our total net operating revenue for 2004, compared to 6% for 2003 and less than 3% for 2002.

Non-Gaming Regulation

We are subject to certain federal, state and local safety and health, employment and environmental laws, regulations and ordinances that apply to our non-gaming operations. We have not made, and do not anticipate making material expenditures with respect to such employment and environmental laws and regulations. However, the coverage and attendant compliance costs associated with such laws, regulations and ordinances may result in future additional costs to our operations.

A minimum of 80% of the labor force in Caledon must be comprised of designated persons. A designated person is any person of color plus white females. Currently, 93% of the labor force in Caledon is comprised of designated persons.

Properties

Cripple Creek

We own approximately 1.1 hectares in Cripple Creek, Colorado used in connection with the operations of Womacks Casino and Hotel which includes buildings and parking spaces related to our casino and hotel operations. This property is collateralized by a first mortgage held by Wells Fargo Bank in connection with our credit agreement.

In addition, we hold a subleasehold interest in real property and improvements on approximately 300 m2 acres of property in Cripple Creek, Colorado. This subleasehold was extended in June 2005 to June 2010 and we paid an option fee amounting to $200 thousand which, together with other payments we have made totaling $50 thousand, will be credited against the purchase price when we exercise the option and purchase the property at the exercise price of $1.5 million.

We lease ten city lots from the City of Cripple Creek, Colorado for parking. The lease terms include annual rental payments of $90 thousand and an expiration date of May 31, 2010. The agreement contains a purchase option for us to purchase the property for $3.25 million, less cumulative lease payments, at any time during the remainder of the lease term.

We lease 265 m2 of office space in Colorado Springs, Colorado that houses our corporate administrative personnel. The lease will expire in July 2008.

Caledon, South Africa

We own approximately 230 hectares in Caledon, South Africa. This property contains a 16,720 m2 building for our casino, hotel and spa operations and is collateralized by a first mortgage bond over land, buildings and equipment held by NedBank of South Africa. Approximately 200 hectares of this property is undeveloped at this time.

Central City

We own a 65% interest in a venture that owns approximately 0.5 hectares in Central City, Colorado to be used for the development of a casino, hotel and parking garage. All together, the new development is expected to contain approximately 5,570 m2 of casino and back of house and 500 parking spaces within a 14,400 m2, four story, parking structure.

Alberta, Canada

Effective February 24, 2005, we own a 56.4% interest in a project in Edmonton, Alberta, Canada. We had subscribed to 55% of the shares of CRA in September 2003 but subsequently increased our participation in the project. The project is on a 2.93 hectares facility site and when completed is expected to include a casino with 600 slot machines and approximately 31 table games, food and beverage amenities, a dinner theatre, a 300 space underground parking garage and a 26-room hotel.

Most of our properties have mortgages on them which secure financing from banks. To the best of our knowledge none of our properties had or have any environmental issues.

Legal Proceedings

We are not a party to, nor are we aware of, any pending or threatened litigation that, in management’s opinion, could have a material adverse effect on our financial position or results of operations.

Material Contracts

Since June 30, 2005, we or our subsidiaries have concluded, or are currently negotiating, the following material contracts (see also Management’s Discussion And Analysis Of Financial Condition And Results Of Operations – Liquidity and Capital Resources):

•    Agreement on an amendment to the revolving credit facility with Wells Fargo Bank with a total credit line of $26 million;

•    Until June 30, 2005, we had a loan facility with ABSA Bank in South Africa. This was replaced on an interim basis with an overdraft facility and finally, as of August 26, 2005, by a loan arrangement with NedBank in the amount of 60 million Rand, which bears interest at the South African Prime Rate minus 1.5%, maturing in January 2010.

•    We have signed a loan agreement with Canadian Western Bank for $20 million Canadian for the necessary financing of our new casino in Edmonton, Canada. The interest rate for the construction loan facility is 1.25% above the bank’s prime rate (which at the date of the commitment agreement is 4.25%). The credit facility is initially structured as a construction loan (“Construction Loan”) maturing within the earlier of 18 months or upon the receipts of a certified architectural completion certificate, certificate of occupancy and casino license. Upon maturity of the Construction Loan, the Bank will issue a mortgage (“Mortgage”) to Century Resorts Alberta, maturing within one to five years (“Loan Maturity Date”) at Century Resorts Alberta’s preference. The Mortgage shall be used to pay off the Construction Loan. The interest rate on the Mortgage shall be based upon the Loan Maturity Date selected by Century Resorts Alberta. Current interest rates range from 5.55% to 6.20%, depending upon the maturity selected. Monthly principal and interest payments on the Mortgage, payable on the first day of each month, are based upon a 10-year amortization term. The loan facility is secured by the assets of Century Resorts Alberta and guaranteed by the Company

•    For our casino in Central City, Colorado, external financing in the amount of $39.5 million is necessary. Wells Fargo Bank has provided a firm commitment for $35.0 million to CC Tollgate LLC in the form of a $32.5 million construction term loan and a $2.5 million revolving credit facility. The interest rate on the construction loan and the revolving credit facility will be the greater of 8.5% or the banks prime rate plus 4% (which as of the date of the commitment letter is 7.0%) and a service fee of 0.5%. After completion of construction, the facility converts into a five year term loan, at the stated interest rate and the outstanding balance is subject to the service fee. On August 2, 2005, we secured $4.5 million in funding from a private lender which bears interest at a rate of 16.7% per annum and matures in August 2007.

MANAGEMENT

Executive Officers and Directors

Set forth below is information concerning our executive officers and directors.

Name	Age	Position(s)	Officer or Director Since
Erwin Haitzmann	52	Chairman of the Board & Co-Chief Executive Officer	March 1994
Peter Hoetzinger	43	Vice Chairman of the Board, Co-Chief Executive Officer & President	March 1994
Robert S. Eichberg	59	Director (independent)	January 1997
Gottfried Schellmann	52	Director (independent)	January 1997
Dinah Corbaci	51	Director (independent)	April 2000
Larry Hannappel	52	Senior Vice President, Secretary & Treasurer	October 1999
Rich Rabin	58	Chief Operating Officer for North America	August 2004
Ray Sienko	47	Chief Accounting Officer	March 2005

Erwin Haitzmann holds a Doctorate and a Masters degree in Social and Economic Sciences from the University of Linz, Austria (1980), and has 30 years of casino gaming experience ranging from dealer (commencing in 1975) through various casino management positions. Mr. Haitzmann has been employed full-time by us since May 1993. Mr. Haitzmann’s term of office as member of the Board expires at the 2006 annual meeting of the stockholders.

Peter Hoetzinger received a Masters degree from the University of Linz, Austria, in 1986. He thereafter was employed in several managerial positions in the gaming industry with Austrian casino companies. Mr. Hoetzinger has been employed full-time by us since May 1993. Mr. Hoetzinger’s term of office as member of the Board expires at the 2008 annual meeting of the stockholders.

Robert S. Eichberg graduated from Bradley University in 1968 with a B.S. Degree in Accounting and is a Certified Public Accountant. He was employed by the public accounting firm of Deloitte & Touche, LLP from 1974 to 1994, ending his tenure there as Tax Partner. From 1994 to 1996 he served as Tax Partner for the public accounting firm Price Bednar LLP, before joining the public accounting firm of Causey, Demgen & Moore, Inc. in September 1996, where he has been employed since, as shareholder and President. Mr. Eichberg’s term of office as member of the Board expires at the 2007 annual meeting of the stockholders.

Gottfried Schellmann graduated from the University of Vienna with a law degree and is a certified tax advisor in Austria. After having worked for several firms, including KPMG Germany as tax and accounting manager, he formed Schellmann & Partner in 1993, where he has been employed since, which specializes in tax and accounting work for provinces and municipalities in Austria. He is a member of the International Bar Association. He is also one of the main co-authors, together with certain officers of the Austrian Ministry of Finance, of the Austrian corporate tax code. Mr. Schellmann’s term of office as member of the Board expires at the 2006 annual meeting of the stockholders.

Dinah Corbaci holds a Doctorate degree in Law from the University of Salzburg, Austria (1981). One year practice on the Austrian Court in Salzburg was followed by working for the Austrian Association of Realtors in Vienna. In 1984 she joined IBM Austria, where she is responsible as Account Manager for large government customers, with special focus on e-business for large IBM mainframe hardware and e-government solutions. During the last five years of her 21 years of employment at IBM, she has served as eServer Manager where she is responsible for all Austrian governmental customers concerning their strategic hardware development compliance for governmental and legal requirements. Ms. Corbaci’s term of office as member of the Board expires at the 2007 annual meeting of the stockholders.

Larry Hannappel graduated from National College, Rapid City, South Dakota (1976) with a B.S. Degree in Accounting. From 1976 to 1979, he was employed by the public accounting firm of Hamma & Nelson. From 1979 to 1994, he served in various financial management capacities in manufacturing and gaming. Mr. Hannappel has been employed full-time by us since May 1994. He became Chief Accounting Officer in October 1999, and was appointed as Secretary of the Company in March 2000 and appointed Treasurer in June 2001. In March 2005, he was appointed Senior Vice President.

Rich Rabin earned undergraduate degrees from Roosevelt University, Chicago, Illinois in Accounting and finance. He earned his MBA from the University of Wisconsin specializing in finance. From 1973 until 1999, he was employed in various positions within the hospitality industry. Additionally, he was employed from 1995 to 1999 as the Senior Vice President of Operations, President, and Chief Operating Officer for the Colorado Gaming and Entertainment Company. In 2000, he was employed as a Vice President, Casino Operations for the International Thunderbird Gaming Corp. From 2000 to 2001, he was a consultant for Peak Management, from 2001 to 2002, he was employed as the Senior Vice President, Casino Operations for PDS Gaming, and from 2002 to 2004, he was employed as the Director for The Innovation Group in Las Vegas. In his capacity as Director, Mr. Rabin was responsible for the design and implementation of process improvement programs for clients with special emphasis on casino gaming, hotel and food and beverage operations. He has been employed full-time by the Company since August 2004 as the Chief Operating Officer for North America.

Ray Sienko graduated from St. Joseph’s University in Philadelphia, Pennsylvania (1979) with a B.S. Degree in Accounting. From 1979 to 1981 he was employed by the public accounting firm of Samuel M. Fischer & Co., CPAs. He successfully passed the CPA exam in November 1979. From 1981 to 1985 he was employed by Amerigas, Inc. From 1985 to 2000, he was employed as the Controller for Bayard Sales Corp. Mr. Sienko has been employed full time by the Company since June 2000 as Controller. He was appointed Chief Accounting Officer in March 2005.

The above mentioned officers are also members of the administrative, management or supervisory bodies of subsidiaries.

There are no family relationships between or among our executive officers and directors and, except as may arise under agreements described in this prospectus, there are no potential conflicts of interest between duties our executive officers or directors owe to us and any other interests of the executive officers or directors.

All executive officers can be contacted at our principal address at 1263 Lake Plaza Drive, Suite A, Colorado Springs, Colorado 80906, U.S. Stockholders or other interested parties may communicate with our Board of Directors, any individual director, or members of any board committee. Stockholders should send any communications to investor@cnty.com and identify the intended recipient or recipients. All communications addressed to the Board of Directors or any identified director or directors will be forwarded to the identified person or persons.

Board of Directors; Committees

According to NASDAQ Marketplace Rules a majority of the Board of Directors must be comprised of independent directors. NASDAQ Marketplace Rule 4200 (a) (15) defines “independent director” as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons, among others, shall not be considered independent: (A) a director who is, or at any time during the past three years was, employed by the company or by any parent or subsidiary of the company; (B) a director who accepted or who has a family member who accepted any payments from the company or any parent or subsidiary of the company in excess of $60,000 during any period of twelve consecutive months within the three years preceding the determination of independence. The current independent members of our Board are Robert S. Eichberg, Gottfried Schellmann and Dinah Corbaci. Erwin Haitzmann and Peter Hoetzinger do not qualify as independent directors because they are officers of our company.

Our Board of Directors held two meetings during 2004, and on several occasions executed unanimous written consents in lieu of meetings, in accordance with Delaware law. Each director attended at least 75% of the meetings of the Board of Directors, and of each committee on which he or she sits. The Board of Directors has an Audit Committee, a Compensation Committee and an Incentive Plan Committee.

Our policy regarding attendance by members of the Board of Directors at our annual meeting of stockholders is to encourage directors to attend, either in person or by teleconference, subject to their availability during that time. In 2005, three members of the Board attended the annual meeting.

The Audit Committee, which is comprised of Robert S. Eichberg (Chairman), Gottfried Schellmann and Dinah Corbaci is governed by an Amended and Restated Charter and Powers of the Audit Committee. The Audit Committee selects and appoints our independent auditors, reviews the performance of the independent auditors, and approves the auditor’s fees. The Audit Committee also reviews the independence of the auditors from our management, and reviews our annual and quarterly financial statements and our system of internal controls. During 2004, the Audit Committee held four meetings. On March 29, 2004, the Board of Directors adopted a written Amended and Restated Charter and Powers of Audit Committee.

The Board of Directors and the Audit Committee believe that the Audit Committee’s current composition satisfies the applicable rules and pronouncements of the National Association of Securities Dealers, Inc. and the Securities and Exchange Commission that govern audit committee selection, experience, and composition, including the requirement that audit committee members all be “independent directors” as that term is defined by such rules. The Board of Directors has also determined that Robert S. Eichberg is an “audit committee financial expert” as defined in applicable rules of the Securities and Exchange Commission.

The Compensation Committee is comprised of Gottfried Schellmann and Dinah Corbaci. The Compensation Committee recommends the total compensation to be paid to each of our executive officers on an annual basis, and periodically sets compensation for our non-employee directors. The Compensation Committee is also responsible for developing plans for management succession of the Company. During 2004, the Compensation Committee held two meetings.

The Incentive Plan Committee of the Board of Directors is comprised of Gottfried Schellmann and Dinah Corbaci. The Incentive Plan Committee authorizes and approves the issuance of options in accordance with the Employee Equity Incentive Plan, reviews and makes changes to our employee benefit plans, including the amount of our contributions, if any, and otherwise advises on equity compensation matters within the Committee’s expertise. During 2004, the Incentive Plan Committee had one meeting.

Our Board of Directors also has an Executive Committee which is, however, not required by our bylaws or the NASDAQ Marketplace Rules. Section 141 of the General Corporation Law of the State of Delaware permits the board of directors to establish an executive committee. Our Board of Directors resolved by unanimous written consent dated December 30, 1997, to establish the Executive Committee which may exercise, to the fullest extent allowable by the laws of Delaware, all of the powers and authority of the our Board of Directors, including the power to declare dividends, to authorize the issuance of stock or adopt a certificate of ownership and merger according to section 253 of the General

Corporation Law of the State of Delaware. The Executive Committee consists of Erwin Haitzmann and Peter Hoetzinger.

Our Board of Directors has no standing nominating committee. All of the directors participate in the consideration of director nominees, but such nominations must be approved by a majority of the independent directors in order to be presented to the stockholders. The board does not have an express policy with regard to the consideration of any director candidates recommended by stockholders, because Delaware law permits any stockholder to nominate director candidates, and the Board believes it can adequately evaluate any such nominees on a case by case basis.

The general criteria the Board uses to select nominees are:

•             Such individual’s reputation for integrity, honesty and adherence to high ethical standards;

•             Demonstrated business acumen;

•             Experience and ability to exercise sound judgment in matters that relate to our current and long term objectives;

•             Willingness and ability to contribute positively to the decision making process of our company;

•             Commitment to understand our company and our industry and to regularly attend and participate in meetings of the Board and its committees;

•             Interest and ability to understand the sometimes conflicting interests of the various constituencies of our company, which include stockholders, employees, customers, governmental units, creditors, and general public;

•             Ability to act in the interest of all stakeholders;

•             Shall not have, or appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all of our stockholders and to fulfill the responsibilities of a director;

•             Understanding the complexity of diverse international business structures.

It is the Board of Directors’ view, considering the size of our company and the composition of the Board of Directors, which is comprised of five directors, three of whom are independent, that the Board of Directors can select nominees to the Board meeting these criteria without a separate nominating committee.

Pursuant to Section 406 of the Sarbanes — Oxley Act of 2002, we have adopted a Code of Ethics that applies to all of our directors, officers and employees, including our Co-Chief Executive Officers, Senior Vice-President, and our Chief Accounting Officer. See the description of the Code of Ethics in “Description of Delaware Law and Corporate Governance.”

Executive Employment Agreements

On October 12, 2001, we entered into separate employment agreements with Mr. Haitzmann and Mr. Hoetzinger. The agreements were amended February 18, 2003 to extend the dates of employment to December 31, 2008 and to specify the duties of Messrs. Haitzmann and Hoetzinger. Additionally, the agreements were amended February 3, 2005 to reassign the employment agreements to one of our wholly owned foreign subsidiaries and to include changes to the employees’ salary and termination clauses.

As compensation for the services rendered by the employees for us, the employees shall be paid not less than 70,000 Euro (approximately $91,441 U.S.) in base salary, plus annual increases and bonuses, and such other incentives, benefits, insurance policies and compensation as may have been and may be awarded to them from time to time by the Compensation Committee of the Board of Directors. The Compensation Committee is required to review the salaries on an annual basis. We will continue to either provide the employees with, or reimburse them for, all reasonable expenses incurred in connection with the performance of their duties as executives for our Company, in substantially at least the same form and fashion as it has done during the twelve months preceding the date of the agreements.

The employees are also each entitled to use of a car provided to them and paid for, for business and private purposes. The agreements provide that in the event of termination “without cause” by our Company, that they shall be paid their base salary then in effect (including bonuses, if any) for a period of three years from the date on which the employee receives written notice of termination regardless of whether the term of the employee agreement ends prior to such time. They must continue to make themselves available to, and shall cooperate, as may be reasonably required to assist the us during a six-month transition period following termination of the agreement without cause. Any outstanding options will vest in accordance with each executive’s respective employment agreements.

In addition to the employment agreements, as amended, that we have with Mr. Haitzmann and Mr. Hoetzinger, we are a party to separate management agreements with Flyfish Casino Consulting AG, a Swiss corporation, to secure the services of Mr. Haitzmann, and with Focus Casino Consulting AG, a Swiss corporation, to secure the services of Mr. Hoetzinger, to provide executive casino management services to us through December 31, 2005, and for five year renewable periods thereafter, unless sooner terminated by them or by the Company.

The management agreements provide for an annual base management fee of $120,000 each for Mr. Haitzmann and Mr. Hoetzinger, plus such annual increases and bonuses, and such other incentives, benefits and compensation as may be awarded to them, respectively, by the Compensation Committee of the Board of Directors.

Each of the management fees will be reviewed annually by the Compensation Committee. The management agreements further provide for termination payments to be made for a period of six (6) months if the management agreement is terminated by us without cause, or for a payment of three times the management company’s annual fee and average bonus if the termination occurs (a) after a change of control of our Company, or (b) by the management company, for cause.

We have entered into an employment agreement with Larry Hannappel effective January 1, 2005, pursuant to which we will pay to Mr. Hannappel a yearly salary of $120,000. Mr. Hannappel shall be eligible to receive a yearly bonus of up to $56,000, based upon satisfactorily reaching various budget, financial and other criteria that are established for each calendar year plus benefits as defined until terminated. The bonus amount can be reviewed annually, and the Compensation Committee is required to review Mr. Hannappel’s salary on an annual basis.

We will continue to either provide Mr. Hannappel with, or shall reimburse him for, all reasonable expenses incurred in connection with the performance of his duties as an executive of our Company. We may terminate Mr. Hannappel’s employment at any time, without cause.

If we terminate his employment without cause, he will receive all earned base salary through the last day of his employment, plus a severance amount equal to six months of his base salary and a payment equal to 50% of the bonus received for the year preceding his termination and his medical/ hospitalization insurance will be continued for a period of six months. A noncompete and nonsolicitation period will end six months after the last day of employment. If Mr. Hannappel is terminated for cause, he will receive his base salary only through the last day of his employment. The noncompete and nonsolicitation period will end on the first anniversary of the last day of his employment. If he is terminated within three years from a change of control, we will pay him a severance amount equal to twelve months of his base salary, he will receive a payment equal to the bonus received for the year preceding his termination, and all stock options granted to him under our Equity Incentive Plan will vest immediately.

We entered into an employment agreement with Mr. Richard S. Rabin on July 19, 2004, pursuant to which we will pay to Mr. Rabin a yearly salary of $150,000. In the event our proposed Edmonton property becomes operational, Mr. Rabin’s salary shall be increased by the amount of $7,500 per year. Also, in the event the proposed Central City property becomes operational, Mr. Rabin’s salary shall be increased by the amount of $7,500 per year. Mr. Rabin shall also be eligible to receive a bonus, based upon satisfactorily reaching various budget and financial criteria that are established for each calendar year. For 2005, any bonus shall be based on the performance of Womacks and on the on-time and on-budget delivery of the proposed properties in Edmonton and Central City. For subsequent years, the employee’s bonus shall be based on such criteria as the employer establishes.

We also agreed to pay Mr. Rabin’s moving expenses up to a maximum of $27,500. We will reimburse all reasonable expenses incurred by Mr. Rabin on our behalf in connection with his performance of duties under the agreement.

The agreement also provides for a grant of 25,000 options to Mr. Rabin. Mr. Rabin is also entitled to receive another 25,000 options on the date of the first contract extension, provided that the contract will have been extended by both parties. The strike price and vesting of these options will be in accordance with the Equity Incentive Plan and subject to the Incentive Plan Committee’s discretion. The term of the agreement is two years unless sooner terminated in accordance with the provisions of the agreement. Furthermore, the agreement may be extended for periods of six (6) months.

We may terminate Mr. Rabin’s employment at any time, without cause. If we terminate his employment without cause, he will continue to receive his base salary for the remaining term of the agreement unless he secures other employment, he will receive a payment equal to 50% of the bonus received for the year preceding his termination, and his medical/hospitalization insurance will be continued for the remaining term of the agreement. A noncompete and nonsolicitation period will end six months after the last day of employment. If Mr. Rabin is terminated for cause, he will receive his base salary only through the last day of his employment and the noncompete and nonsolicitation period will end on the first anniversary of the last day of his employment.

EXECUTIVE COMPENSATION

Summary Compensation Table

Name & Principal Position Compensation (d)	Year	Annual			Long-Term Compensation		All Other Compensation (d)
		Compensation			Restricted Stock Awards	Securities Underlying Options
		Salary	Bonus	Other (c)

Erwin Haitzmann (a)
Chairman of the Board	2004	$199,703	$341,690	$—	—	# 628,105	$—
and Co-Chief	2003	180,737	262,390	6,930	—	—	—
Executive Officer	2002	178,605	247,763	5,771	—	—	—

Peter Hoetzinger (b)
Vice-Chairman	2004	199,703	341,690	—	—	628,105	—
of the Board, President	2003	191,357	251,800	6,930	—	—	—
and Co-Chief Executive	2002	183,432	243,002	5,771	—	—	—
Officer

Larry Hannappel
Senior Vice President,	2004	80,507	80,000	—	—	27,500	1,200
Secretary and Treasurer	2003	80,507	60,000	—	—	—	1,200
	2002	80,507	60,000	—	—	—	1,374

Richard Rabin
Chief Operating Officer,	2004	61,240	—	—	—	—	—
North America	2003	—	—	—	—	—	—
	2002	—	—	—	—	—	—

Ray Sienko
Chief Accounting Officer	2004	74,933	17,000	—	—	5,000	745
	2003	71,429	10,000	—	—	—	700
	2002	70,431	7,500	—	—	—	765

(a)          Salary for 2004, as defined according to SEC reporting requirements in this table, consists of $79,703 paid to Mr. Haitzmann and $120,000 paid to Flyfish Casino Consulting AG, a subsidiary of The Haitzmann Family Foundation, pursuant to a separate management agreement with our company. The bonus for 2004 was paid to Flyfish Casino Consulting AG, also in accordance with the management agreement with our company.

(b)         Salary for 2004, as defined according to SEC reporting requirements in this table, consists of $79,703 paid to Mr. Hoetzinger and $120,000 paid to Focus Casino Consulting AG , a subsidiary of The Hoetzinger Family Foundation, pursuant to a management agreement with our company. The bonus for 2004 was paid to Focus Casino Consulting AG, also in accordance with the management agreement with our company.

(c)          Amounts for 2003 and 2002, respectively, include reimbursement for estimated income taxes, associated with perquisites, of $3,465 and $2,886 for Mr. Haitzmann; $3,465 and $2,886 for Mr. Hoetzinger.

(d)         Consists solely of our matching contributions to the 401(k) Savings and Retirement Plan.

Stock Option Grants In Last Fiscal Year

Name	Number of Shares Underlying Options Granted	Percent of Total Options Granted to Employees During Fiscal Year	Exercise of Base Price $(/Sh)	Expiration Date	Potentially Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term (a)
					5%	10%

Erwin Haitzmann	628,105	48.7%	$2.93	3/4/2014	$1,157,385	$2,933,040

Peter Hoetzinger	628,105	48.7%	$2.93	3/4/2014	$1,157,385	$2,933,040

Larry Hannappel	27,500	2.2%	$2.93	3/4/2009	$22,261	$49,192

Ray Sienko	5,000	0.4%	$2.93	3/4/2009	$4,048	$8,944

(a)          As required by SEC rules, the dollar amounts in the last two columns represent the hypothetical gain or “option spread” that would exist for the options based on assumed 5% and 10% annual compounded rates of appreciation in the price of our common stock over the full term of the option. These prescribed rates are not intended to forecast possible future appreciation, if any, of our common stock.

Aggregated Options held and Option Values

The following table sets forth the aggregate options held by certain executive officers of the Company. No options were exercised by the specified officers in 2004.

Name	Number of Securities Underlying Options as of August 31, 2005 Exercisable / Unexercisable		Value of Unexercised In-the-Money Options as of August 31, 2005 Exercisable / Unexercisable

Erwin Haitzmann	412,811 / 565,294	(a)	$ 2,339,938 / $ 1,834,067	(c)

Peter Hoetzinger	312,811 / 565,294	(b)	$ 1,739,938 / $ 2,159,423	(c)

Larry Hannappel	20,250 / 24,750		$ 109,880 / $ 95,545	(c)

Ray Sienko	10,500 / 4,500		$ 51,910 / $ 17,190	(c)

(a)          All options are held by The Haitzmann Family Foundation. (See Certain Relationships and Related Transactions.)

(b)         All options are held by The Hoetzinger Family Foundation. (See Certain Relationships and Related Transactions.)

(c)          Based on the closing bid price ($9.13) of our common stock on the NASDAQ Stock Market on December 31, 2004.

Employee Incentive Plans

Our Board of Directors of the Company adopted a new equity incentive plan called the Century Casinos, Inc. 2005 Equity Incentive Plan, or “2005 Plan.” The Board’s adoption of the 2005 Plan was approved by our stockholders at our annual meeting held on June 17, 2005. Unless terminated earlier by our Board of Directors, the 2005 Plan will terminate on June 17, 2015.

The 2005 Plan is intended to provide a plan under which we may grant options, shares of restricted stock or other types of equity-based compensation. The 2005 Plan is also intended to provide us with the ability to offer equity compensation to our non-employee directors.

Our directors, officers, employees and consultants and prospective directors, officers, employees and consultants, as well as those of our affiliates, are eligible to participate in the 2005 Plan. As of April 30, 2005 there were approximately 610 persons eligible to participate in the 2005 Plan, assuming it would have been effective on that date.

The maximum number of shares of common stock that may be delivered to participants and their beneficiaries under the 2005 Plan will be 2,000,000, any of which may be issued pursuant to stock options intended to qualify as incentive stock options, or “ISOs,” under the Internal Revenue Code, or “the Code.” No participant may receive awards for any calendar year covering in excess of 200,000 shares. The Plan administrator may grant stock options, restricted stock, performance units, or other stock-based awards under the Plan.

Stock options may be non-qualified stock options or ISOs, which may contain such provisions as the administrator deems advisable, but must contain all provisions required in order to qualify the stock option as an ISO. The exercise price per share purchasable under a stock option will be determined by the administrator, but the exercise price will not be less than the fair market value of a share on the date of grant. The term of each stock option will be fixed by the administrator at the time of grant, but in no event may the term of an ISO be more than 10 years from the date of grant. The administrator will determine the time or times at which a stock option may be exercised in whole or in part and the method or methods by which, and the form or forms in which, payment of the exercise price may be made or deemed to have been made.

In the event of termination of employment of a participant holding one or more stock options, unless otherwise determined by the administrator, such stock options will terminate (i) in the event of termination as a result of the participant’s death, retirement or disability, following a period of one year from the date the participant’s employment with the Company terminates, or in accordance with the original terms of the option, whichever is shorter; (ii) in the event of termination of the participant’s employment for cause, upon such termination; (iii) in the event of any other termination of the participant’s employment, for a period of three months from such termination of employment.

Shares of restricted stock will be subject to restrictions imposed by the administrator, which may lapse separately, or in combination and in installments or otherwise as the administrator may deem appropriate. The grant or vesting of restricted stock may be performance-based or time-based or both.

Restricted stock grants may be “qualified performance-based awards,” in which the grant or vesting of such restricted stock will be conditioned upon the attainment of performance goals, which may be based upon: specified levels of our stock price, market share, operating revenue, earnings before interest, taxes, depreciation and amortization, earnings per share, costs, earnings from operations, marketing-spending efficiency, return on operating assets, return on assets, core non-interest income and/or levels of cost savings. These goals may be established on a Company-wide basis or with respect to one or more business units, divisions or subsidiaries and can be on an absolute or relative basis. A “qualified performance-based award” is a grant of restricted stock designated as such by the administrator at the time of grant based upon a determination that (A) the recipient is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Internal Revenue Code in the year in which we would expect to be able to claim a tax deduction with respect to such restricted stock awards and (B) the administrator wishes such grant to qualify for the exemption from the limitation on deductibility of compensation with respect to any covered employee imposed by Section 162(m) of the Internal Revenue Code. The administrator will specify the performance goals to which any “qualified performance-based award” will be subject. The provisions of restricted stock including any applicable performance goals need not be the same with respect to each participant.

Other than restrictions on transfer and any other restrictions the administrator may impose, a participant receiving a restricted stock award will have all the rights of a holder of stock holding shares of common stock, including the right to vote the shares and the right to receive any cash dividends.

Except as otherwise determined by the administrator, upon a participant’s termination of employment (as determined under criteria established by the administrator) during the restriction period, all shares of restricted stock subject to restriction will be forfeited and reacquired by us, except that the administrator may waive in whole or in part any or all remaining restrictions with respect to shares of restricted stock.

Performance Units (A) may be denominated or payable in cash, shares of common stock, other securities, other awards or other property and (B) will provide the holder with the right to receive payments, in whole or in part, upon the achievement of performance goals as the administrator establishes. Subject to the terms of the plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award granted, the amount of any payment or transfer to be made pursuant to any performance award and any other terms and conditions of any performance award will be determined by the administrator.

The administrator may, prior to or at the time of the grant, designate performance awards as “qualified performance-based awards,” in which event it will condition the settlement of the awards upon the attainment of performance goals.

Other awards of common stock and other awards that are valued by reference to, or otherwise based upon common stock, including without limitation dividend equivalents and convertible debentures, may also be granted under the 2005 Plan, either alone or in conjunction with other awards.

Awards under the plan are nontransferable other than by will or the laws of descent and distribution. However, in the discretion of the administrator, nonqualified stock options may be transferred to members of the holder’s immediate family. The transfer may be made directly or indirectly or by means of a trust, partnership or otherwise. Stock options may be exercised only by the initial holder, any such permitted transferee or a guardian, legal representative or beneficiary.

Upon a change of control, as defined in the 2005 Plan, the vesting of all outstanding awards held by participants who have not suffered a termination of employment shall automatically be accelerated, notwithstanding any exercise dates or vesting provisions stated in any award agreement.

In March 1998, the Company adopted a 401(k) Savings and Retirement Plan. The Savings and Retirement Plan allows eligible employees to make tax-deferred contributions that are matched by the Company up to a specified level. The 401(k) Savings and Retirement Plan is only available for employees who are subject to US taxation.

Director Compensation

Directors who are full-time employees receive no compensation for their services as directors. With the exception of Messrs. Eichberg and Schellmann and Dr. Corbaci, all of our directors are employees. They are compensated as follows:

(a) Stock Option Grants – In January 2004, Messrs. Eichberg and Schellmann and Dr. Corbaci each were granted options to purchase 20,000 shares of our stock, which have a four-year term and are exercisable at a price of $3.26.

(b) Compensation, Reimbursement – Each outside director receives $1,000 per board or committee meeting (and per gaming application completed). In addition, effective January 1, 2005, Mr. Eichberg will receive fixed compensation of $10,000 per year, to cover his increased work as Chairman of the Audit Committee. Ms. Corbaci and Mr. Schellmann will each receive fixed compensation of $3,000 per year, for their increased work as members of the Audit Committee, the Compensation Committee and the Incentive Plan Committee.

(c) Amounts paid in 2004:

Mr. Eichberg	$7,000

Ms. Corbaci	$9,000

Mr. Schellmann	$8,000

Limitation of Liability and Indemnification

Our certificate of incorporation limits personal liability of our directors for breaches by the directors of their fiduciary duties to the fullest extent provided by Delaware law. Our bylaws also require us to indemnify our directors and officers for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following acts:

•                  any breach of their duty of loyalty to us or our stockholders;

•                  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•                  unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; and

•                  any transaction from which the director derived an improper personal benefit.

Such limitation of liability may not apply to liabilities arising under the federal securities laws or liability for acts occurring prior to the date such provision was added and does not affect the availability of equitable remedies such as injunctive relief or rescission. Any amendment to or repeal of such provisions will not adversely affect any right or protection of a director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

In addition and in accordance with Delaware law, our certificate of incorporation also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether indemnification would be permitted under Delaware law. We currently maintain liability insurance for our directors and officers.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of August 31, 2005 and after the sale of ADCs in this Offering, by

•                  each person who is known by us to own beneficially more than 5% of our common stock;

•                  each current director;

•                  each of the named executive officers; and

•                  all directors and executive officers as a group.

Except as indicated in this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. Unless otherwise indicated in a footnote below, the listed beneficial owner has sole voting power and investment power with respect to such shares.

	Number of Shares	Percentage of Shares Beneficially Owned(2)
Name and Address of Beneficial Owner	Beneficially Owned	Before Offering	After Offering(3)

Erwin Haitzmann	1,362,811 (a)	8.7%	6.0%
1263 Lake Plaza Drive, Suite A
Colorado Springs
Colorado 80906

Peter Hoetzinger	855,811 (b)	5.5%	3.8%
1263 Lake Plaza Drive, Suite A
Colorado Springs
Colorado 80906

Robert S. Eichberg	62,000 (c)	(j)	(j)%
1801 California St. Ste. 4650
Denver, CO 80202

Gottfried Schellmann	77,200 (d)	(j)	(j)%
Bahnhofplatz 1A
2340 Moedling,
Austria/Europe

Dinah Corbaci	32,000 (e)	(j)	(j)%
Schlossgasse 1
A-1050 Wien
Austria/Europe

Larry Hannappel	50,250 (f)	(j)	(j)%
1263 Lake Plaza Drive, Suite A
Colorado Springs
Colorado 80906

Rich Rabin	0	—	—
1263 Lake Plaza Drive, Suite A
Colorado Springs
Colorado 80906

Ray Sienko	10,500 (g)	(j)	(j)%
1263 Lake Plaza Drive, Suite A
Colorado Springs
Colorado 80906

All Officers and Directors as a Group	2,450,572	15.3%	10.6%
(eight persons)

Thomas Graf	2,144,300 (h)	14.1%	9.6%
Liechtensteinstrasse 54
A-2344 Maria Enzersdorf
Austria/Europe

William Blair & Company, L.L.C.	1,010,062 (i)	6.6%	4.5%
222 W. Adams
Chicago, IL 60606

(2)          Beneficial ownership is determined in accordance with rules of the U.S. SEC.  In computing percentage ownership of each person, shares of common stock subject to options held by that person that are currently exercisable or convertible, or exercisable or convertible within 60 days of August 31, 2005, are deemed to be beneficially owned. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person.

(3)          Based on the assumption that 7,132,667 shares of common stock will be issued.

(a)          Includes: 950,000 shares, options for 350,000 shares exercisable at $0.75 per share, and options for 62,811 shares exercisable at $2.93 per share, indirectly owned and held by The Haitzmann Family Foundation. Erwin Haitzmann does not have voting power and investment power with respect to such shares.

In March 2004, in accordance with the Employee Equity Incentive Plan, non-statutory stock options to purchase 628,105 shares of our common stock at the price of $2.93 per share were granted to Mr. Haitzmann, which subsequently were transferred from Mr. Haitzmann’s ownership to The Haitzmann Family Foundation.  62,811 of these options are vested and included above.

(b)         Includes: 543,000 shares, 250,000 options exercisable at $0.75 per share, and 62,811 shares exercisable at $2.93 per share, indirectly owned and held by The Hoetzinger Family Foundation. Peter Hoetzinger does not have voting power and investment power with respect to such shares.

In March 2004, in accordance with the Employee Equity Incentive Plan, non-statutory stock options to purchase 628,105 shares of our common stock at the price of $2.93 per share were granted to Mr. Hoetzinger, which subsequently were transferred from Mr. Hoetzinger’s ownership to The Hoetzinger Family Foundation. 62,811 of these options are vested and included above.

(c)          Includes: 50,000 shares, options for 10,000 shares exercisable at $2.12 per share; and options for 2,000 exercisable at $3.26.

(d)         Includes: 65,200 shares, options for 10,000 shares exercisable at $2.12 per share; and options for 2,000 exercisable at $3.26

(e)          Includes: 30,000 shares, options for 2,000 shares exercisable at $3.26.

(f)            Includes: 30,000 shares, options for 10,000 shares exercisable at $.75 per share, options for 7,500 shares exercisable at $1.50 per share and options for 2,750 shares exercisable at $2.93.

In March 2004, in accordance with the Employee Equity Incentive Plan, incentive stock options to purchase 27,500 shares of our common stock at the price of $2.93 per share were granted to Mr. Hannappel. 2,750 of these options are vested and included above.

(g)         Includes: options for 10,000 shares exercisable at $1.75 per share and options for 500 shares exercisable at $2.93 per share granted in 2004.

In March 2004, in accordance with the Employee Equity Incentive Plan, incentive stock options to purchase 5,000 shares of our common stock at the price of $2.93 per share were granted to Mr. Sienko. 500 of these options are vested and included above.

(h)         As reported on Form 4 filed with the Securities and Exchange Commission on December 15, 2004.

(i)             As reported on Schedule 13G filed with the Securities and Exchange Commission on February 15, 2005.

(j)             Less than 1%.

Between January and June 2005, Erwin Haitzmann and the Haitzmann Family Foundation sold a total of 660,000 shares at an average weighted selling price of $7.83 per share.

Between January and June 2005, Peter Hoetzinger, Peter Hoetzinger’s spouse and the Hoetzinger Family Foundation sold a total of 375,078 shares at an average weighted selling price of $7.62 per share.

Our principal stockholders do not have different voting rights than other stockholders.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We had an unsecured note payable that matured and was paid on April 1, 2004, in the principal amount of $380,000, to Thomas Graf, one of our founding stockholders. The unsecured note bore interest at 6%, payable quarterly.

Both Mr. Haitzmann and Mr. Hoetzinger are Austrian citizens, and have established Austrian trusts (The Haitzmann Family Foundation and The Hoetzinger Family Foundation, respectively) to hold a certain portion of their interests in our company.

On July 14, 2004 Mr. Haitzmann and Mr. Hoetzinger exchanged their 3.5% minority interest in Century Casinos Africa (Pty) Ltd for a 3.5% minority interest in Century Resorts Ltd (CRL) (formerly Century Resorts International) of equal value. As of December 31, 2004, each along with their respective Family Foundations own 1,087 shares of Century Resorts Ltd, approximately 1.8% of the outstanding shares of common stock, or approximately 3.5% combined. We own the other 96.5% of Century Resorts Ltd. Century Resorts Ltd owns 100% of CCA and its subsidiaries.

For more information regarding the grant of stock options to directors and executive officers, see “Executive Compensation” and “Principal Stockholders.”

Our certificate of incorporation requires us to indemnify our directors and executive officers for costs and expenses incurred by them due to their service as directors and officers. In addition, our certificate of incorporation limits the personal liability of our board members for breaches by the directors of their fiduciary duties. See “Executive Compensation – Limitation of Liability and Indemnification.” We have purchased directors’ and officers’ liability insurance.

DESCRIPTION OF DELAWARE LAW AND CORPORATE GOVERNANCE

Century Casinos, Inc. is incorporated under the laws of the State of Delaware, USA, and therefore is subject to the provisions of the Delaware General Corporation Law (“DGCL”). The following is a summary of provisions of the DGCL and our certificate of incorporation and bylaws. This summary does not purport to be a complete discussion of, and it is qualified in its entirety by reference to, our certificate of incorporation, bylaws, and the DGCL.

Size and Election of Board of Directors

Our certificate of incorporation provides that the number of directors on our Board shall be fixed by resolution of the board, with the number of directors not to be less than three or more than nine. The size of the Board is currently set at five, and there are no vacancies. The directors are elected by the stockholders by a plurality of the votes of the shares present in person or by proxy at a stockholders’ meeting and entitled to vote on the election of directors. Under the DGCL, stockholders do not have a right to cumulate their votes for directors, unless otherwise provided in a corporation’s certificate of incorporation. Our certificate of incorporation does not provide for cumulative voting.

Our certificate of incorporation provides for three classes of directors, who are elected to staggered three-year terms. Neither our certificate of incorporation nor our bylaws contain any provisions related to the qualifications or requirements for a director.

Filling Vacancies on Board of Directors; Removal

Our certificate of incorporation and bylaws state that a vacancy on the board of directors shall be filled solely by an affirmative vote of a two-thirds majority of the remaining directors. The holders of any class of common stock having a preference over the common stock may have additional rights as established by the board of directors.

Our certificate of incorporation provides that any director may be removed from office with cause by the affirmative vote of the holders of a majority of our then issued and outstanding voting stock, and may be removed without cause only by the affirmative vote of the holders of a 80% of our issued and outstanding voting stock.

Conflict of Interest Transactions

The DGCL generally permits transactions involving us and one or more of our directors if (i) the material facts are disclosed and a majority of disinterested directors consents to the transaction, (ii) the material facts are disclosed and a majority of shares entitled to vote thereon consents, or (iii) the transaction is fair to us at the time it is authorized by our Board of Directors, a committee of thereof, or our stockholders.

Special Stockholder Meetings and Action by Written Consent

Our certificate of incorporation provides that a special meeting of our stockholders may only be called by our chairman of the board, vice-chairman of the board, our president or the entire Board of Directors.

Our certificate of incorporation prohibits our stockholders from taking action without a meeting.

Stockholder Meeting Notice

The DGCL requires that notice of each annual and special meeting (in which case the purpose of the meeting must be stated) must be given not less than ten (10) days and no more than sixty (60) days before the date of the meeting, except as otherwise required by our certificate of incorporation. Our certificate of incorporation does not include a specific provision regarding stockholder meeting notice.

Dividends

Our Board of Directors may authorize, and we may make, distributions to our stockholders either from our surplus or net profits for the fiscal year in which the dividend is declared and/or the previous fiscal year, pursuant to the DGCL. “Surplus” generally means the excess of our net assets over our paid-in capital.

In the event we pay cash dividends, if a dividend is not claimed by a stockholder, the laws relating to unclaimed property of the jurisdiction in which the stockholder resides would generally determine the ownership of such dividends.

Dissenters’ or Appraisal Rights

Under DGCL Section 262, a stockholder of a corporation is generally entitled to receive payment of the fair value of his or her stock if the stockholder dissents from certain transactions, including a proposed merger, share exchange, or sale of substantially all of the assets of the corporation. However, appraisal rights generally are not available to holders of shares that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., holders of shares where such shares are held by more than 2,000 holders or holders of shares where the approval of stockholders was not required, unless, in all circumstances, the consideration to be received in the transaction does not consist solely of shares of capital stock of the surviving corporation.

Stockholders’ Preemptive Rights

DGCL Section 102(b)(3) states that stockholders do not have preemptive rights, unless otherwise provided in a corporation’s charter. Our certificate of incorporation does not include a provision granting preemptive rights to the stockholders.

Amendment to Certification of Incorporation

The DGCL requires amendments to a corporation’s certificate of incorporation to be approved by the board of directors and a majority of the outstanding stock entitled to vote on the proposed amendment. In addition, our certificate of incorporation requires that certain amendments to our certificate of incorporation be approved by the affirmative vote of the holders of at least 80% of our outstanding voting stock.

Redemption Provisions

Our certificate of incorporation provides that our shares of common stock are subject to repurchase if in the judgment of our Board of Directors such repurchase is necessary to obtain or maintain a license or franchise to conduct any portion of our business. We must provide such security holders with 30 days’ written notice of our intent to redeem the securities held by them, subject to certain exceptions.

Following the expiration of a 30-day notice period, any securities selected for redemption by the Board of Directors cease to entitle the holder thereof to any rights other than the right to receive the redemption price for such securities. The redemption price will generally be the average trading price of the securities to be redeemed for the 45 trading days preceding the redemption date. These redemption provisions apply to shares of common stock underlying the ADCs offered hereby.

Additional provisions of the DGCL and our certificate of incorporation and bylaws are described below under “Description of Capital Stock – Anti-Takeover Effects.”

Corporate Governance

Since we are a company incorporated under the laws of the State of Delaware, USA, we have to comply with Delaware law and especially with DGCL, as well as with provisions relating to corporate governance issues in our certificate of incorporation based on Delaware law. In addition, shares of our company are listed on the NASDAQ Stock Market with the consequence that our company has to comply with a number of legal obligations and rules resulting from such listing, including rules which cover corporate governance provisions, such as NASDAQ Marketplace Rules 4200, 4350, 4351, 4360 and interpretative materials thereunder. Currently, we believe we are in full compliance with the corporate governance requirements of the NASDAQ Stock Market and strictly abide to the applicable SEC-regulations and we plan to comply with such rules as long as our shares are listed on the NASDAQ Stock Market.

Moreover, in connection with the Offering described in this prospectus, we are applying for the admission of ADCs representing shares of common stock in our Company to the Official Market of the Vienna Stock Exchange. Following an admission and listing of our ADCs on the Vienna Stock Exchange, we will have to comply with all Austrian laws and regulations applying to companies whose securities are listed in the Official Market of the Vienna Stock Exchange.

In addition, although we have not officially accepted and acknowledged the Austrian Code of Corporate Governance (the “Code”), we agree with most of the principles set forth in the Code, however, only to the extent that such principles of the Code are compatible with our legal and corporate structure as a company incorporated under the laws of the State of Delaware, USA. The Code primarily applies to Austrian stock-exchange listed companies. Therefore, as outlined in further detail below, in particular certain provisions from the Code derived from the Austrian Joint Stock Corporations Act (Aktiengesetz), the Austrian Commercial Code (Handelsgesetzbuch) and the Austrian Takeover Act (Übernahmegesetz) cannot be applied to the legal and corporate structure of our Company. Certain provisions from the Code derived from the Austrian Stock Exchange Act (Börsegesetz), however, may be relevant to us, as we will have to comply with the provisions of the Austrian Stock Exchange Act applicable to companies listed on the Vienna Stock Exchange as long as our ADCs are listed in the Official Market of the Vienna Stock Exchange.

Certain provisions of the Code derived from the Austrian Joint Stock Corporations Act cannot be applied to us inter alia for the following reasons: Contrary to Austrian joint stock corporations, Delaware corporations only have one board. Austrian joint stock corporations, however, have a two-tier board system with a management board and a supervisory board. All the provisions of the Code relating to the relationship of these two boards under Austrian law and in particular to the structure and requirements related to the supervisory board do not apply to our company.

Certain provisions of the Code derived from the Austrian takeover law do not apply to us, since the Austrian Takeover Act does not apply to companies registered and incorporated outside of Austria. However, we comply with certain provisions related to takeovers under Delaware law regarding the acceptance or rejection of takeover bids, which will be decided solely by our stockholders.

Certain provisions of the Code derived from the Austrian Commercial Code do not apply to us, as we do not have an obligation to prepare financial statements in accordance with the Austrian Commercial

Code. The Code provides for the publishing of consolidated financial statements and quarterly reports in English and German, to which we will adhere to in principle. However, as a NASDAQ-listed company, subject to the regulations of the SEC, we will publish our quarterly reports in English only.

In the future, we will plan to publish a report once a year regarding compliance with the Code that will include the deviations from the Code. These reports are planned to be published alongside with our annual report.

Finally, our Code of Business Conduct and Ethics, adopted by our Board of Directors on March 1, 2004, lays down our policies with regard to our business ethics and requires all of our directors, officers and employees to avoid even the appearance of improper behaviour. It includes among others rules on how to deal with insider information, confidentiality, fair dealing and competition and rules against discrimination and harassment. It might be regarded as our equivalent to European Corporate Governance Codes. Those who violate the standards in our Code of Business Conduct and Ethics will be subject to disciplinary action by us, up to and including termination of employment.

THE COMPANY

Century Casinos, Inc. is an international gaming company and head company of the group. We currently own and operate casinos in Cripple Creek, Colorado and Caledon, South Africa, near Cape Town, and we own 50% of, and provide technical casino services to Casino Millennium in Prague, Czech Republic and aboard seven cruise ships for three cruise lines.  We regularly pursue additional gaming opportunities internationally and in the U.S. In the last three years, we have shifted our operations from primarily a U.S. focused company with one operation in Colorado to an international niche player in the small and midsize casino market worldwide. 41% of our revenue was generated by our international operations during the year ended December 31, 2004.

Our group consists of the following companies:

Parent/Subsidiary Relationship	Abbreviation	Parent	Ownership Percentage
Century Casinos, Inc.	CCI	n/a	n/a
WMCK Venture Corp.	WMCK	CCI	100%
WMCK-Acquisition Corp.	ACQ	WMCK	100%
Century Casinos Cripple Creek, Inc.	CCC	WMCK	100%
Century Resorts Limited	CRL	CCI	96.5%
Century Casinos Africa (Pty) Limited	CCA	CRL	100%
Century Casinos Caledon (Pty) Limited	CCAL	CCA	100%
Century Casinos West Rand (Pty) Limited	CCWR	CCA	55%
Rhino Resort Ltd.	RRL	CCA	50%
Blue Crane Signature Golf Estate (Pty) Ltd	BCS	CRL	100%
Blue Bells Country Club (Pty) Ltd	BBC	CRL	100%
Century Resorts International Limited	CRI	CCI	100%
Century Resorts Alberta, Inc.	CRA	CRI	56%
Century Casinos Management, Inc.	CCM	CCI	100%
Century Casinos Tollgate, Inc	CTI	CCI	100%
CC Tollgate LLC	CTL	CTI	65%
Century Casinos Nevada, Inc. (Dormant)	CCN	CCI	100%
Century Casinos Iowa, Inc. (Dormant)	CIA	CCI	100%
Century Casinos Europe GmbH	CCE	CCI	100%
Casino Millennium a.s.	CM	CCE	50%

WMCK Venture Corporation is a 100% subsidiary of the Company. It was incorporated on February 15, 1996 under the laws of Delaware. WMCK Venture Corp. has 1,000 shares of common stock with a par value of $.001 per share. It owns and operates Womacks Casino and Hotel, a limited-stakes gaming casino in Cripple Creek, Colorado. Womacks is one of the larger gaming facilities in Cripple Creek and is currently our core operation. The facility has 601 slot machines, six limited stakes gaming tables, 21 hotel rooms and one restaurant and four bars.

WMCQ Acquisition Corporation was incorporated on September 26, 1995 in the State of Delaware. The company is authorized to issue 1,000 shares of common stock with a par value of $0.001. All 1,000 shares of common stock have been issued and are outstanding.

Century Casinos Cripple Creek, Inc. was incorporated on June 2, 1994 in the State of Colorado. The capital stock consists of 1 million shares of common stock with a par value of $0.01 per share. Century Casinos Cripple Creek, Inc. operates the Legends Casino in Cripple Creek.

Century Casinos Africa (Pty) Ltd. is currently held by Century Resorts International Ltd. (100%) Century Casinos Africa (Pty) Ltd was established on August 8, 1996 in South Africa. It is authorized to issue 100,000 shares with a par value of Rand 0.01 each, of which 62,335 have been issued and are outstanding. It serves as holding company for the activities of Century Casinos, Inc. in South Africa.

Century Casinos Caledon (Pty) Ltd. was incorporated on August 14, 1996 in South Africa. The company is authorized to issue 4,200 shares (4,000 shares of common stock and 200 shares of preferred stock with a par-value of one Rand each, respectively). All authorized shares are issued and outstanding. The preferred stock is owned by outside investors. Century Casinos Caledon (Pty) Ltd. owns and operates The Caledon Hotel, Spa & Casino near Cape Town, South Africa. The resort has 300 slot machines and nine gaming tables, an 85-room hotel, mineral hot springs and spa facility, four restaurants, two bars and conference facilities.

Blue Crane Signature Golf Estate (Pty) Ltd. was established on July 1, 2005. 100 shares have been issued with a par value of one Rand.

Blue Bells Country Club (Pty) Ltd. was established on July 1, 2005. 100 shares have been issued with a par value of one Rand.

Century Casinos West Rand (Pty) Ltd. was established on November 11, 1997 under the laws of South Africa. It is authorized to issue 4,000,000 shares of common stock with a par value of Rand 0.001 each. Until the present date, 100,000 shares have been issued and are outstanding. Century Casinos Africa (Pty) Ltd owns 55% of the shares of Century Casinos West Rand (Pty) Ltd which has a resort management agreement with Silverstar Development Ltd.

Rhino Resort Ltd. was incorporated on July 26, 2000 under the laws of South Africa and is authorized to issue 4,000 shares of common stock with a par value of one Rand each. 100 shares have been issued and are outstanding. Century Casinos Africa (Pty) Ltd owns 50% of the shares of Rhino Resort Ltd. Rhino Resort Ltd submitted an application for a proposed hotel/casino development in the region of greater Johannesburg, South Africa, also known as the West Rand. The award of a license serving the Gauteng province in South Africa is currently subject of legal proceedings.

Century Casinos Europe GmbH, a 100% percent subsidiary of the Company established under the laws of Austria with its corporate seat in Vienna, Austria, and has a share capital of 36,336.42 Euro which has been fully paid in. It acquired a 10% equity interest in Casino Millennium a.s. located within a five-star hotel in Prague, Czech Republic through a $0.24 million cash contribution in December 2002. In January 2004 CCE acquired an additional 40% of Casino Millennium, bringing its total ownership to 50%. The investment by the Company for the incremental 40% stake amounted to $0.60 million and was paid by contributing gaming equipment.

Casino Millennium a.s. was established on November 12, 1998 under the laws of the Czech Republic and has a share capital of CZK 30 million, divided into 3,000 shares with a nominal value of CZK 10,000 per share. Casino Millennium a.s. owns and operates a casino in Prague. Casino Millennium has 38 slot machines and 15 gaming tables.

Century Resorts International Limited was established on September 23, 2003 under the laws of the Republic of Mauritius and serves as concessionaire of small casinos on seven luxury cruise vessels and provides technical casino services to Casino Millennium (Management Agreement). It is a 100% subsidiary of Century Casinos Inc. 100 shares, with a par value of $1.00, are issued and outstanding.

Century Resorts Alberta Ltd. was incorporated on December 29, 2003 in Alberta, Canada and is authorized to issue 100 shares of common stock with a par value of $1.00 CAN per share. All 100 shares of common stock have been issued and are outstanding. Century Resorts Limited holds 55% of the shares of Century Resorts Alberta Ltd. The minority stockholder is 746306 Alberta Ltd. Century Resorts Alberta Ltd has submitted an application for a license in Edmonton, Alberta, Canada.

Century Resorts Limited was established on May 12, 2004 under the laws of the Republic of Mauritius for the purpose of managing and providing technical casino services to some of the Company’s foreign and offshore operations. It owns 100% of the shares in Century Casinos Africa (Pty) Ltd. 61,335 shares, with a par value of 100 Rupees, are issued and outstanding.

Century Casinos Management, Inc. is a 100% subsidiary of the Company and was established on December 9, 1992 under the laws of Delaware. The company is authorized to issue 1,000 shares, of which 1,000 have been issued and are outstanding. The par value of the common stock is $0.001 and of the preferred stock $0.01.

Century Casinos-Nevada, Inc. is a 100% subsidiary of the Company and was established on March 16, 1993 under the laws of Nevada. The company has the authority to issue 2,500 shares of common stock with $1.00 par value per share. Until the present date, 100 shares of common stock have been issued and are outstanding. Currently, the company is not pursuing any activities.

Century Casinos Tollgate, Inc. is a 100% subsidiary of the Company and was established on October 12, 2004 under the laws of Delaware. The Company is authorized to issue 1,000 shares of which 100 shares are issued and outstanding.

Century Casinos Iowa, Inc is a 100% subsidiary of the Company and was established on November 8, 2004 under the laws of the state of Iowa. It is a dormant company and is authorized to issue 1,000 shares with no par value. No shares have been issued or are outstanding.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share and 20,000,000 shares of preferred stock, par value $0.01 per share. As of December 31, 2004 and August 31, 2005, 13,694,900 and 15,247,900 shares of common stock, respectively, were outstanding and fully paid up. A description of the material terms and provisions of our certificate of incorporation and bylaws affecting the rights of the common stock is set forth below.

General Purpose

Our certificate of incorporation provides that the purpose of our company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware of the Delaware Code. Our company is not limited to a specific purpose.

Common Stock

Holders of our common stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of common stock are not entitled to cumulative voting rights. Therefore, holders of a majority of the shares voting for the election of directors can elect all the directors. Subject to the terms of any outstanding series of preferred stock, the holders of common stock are entitled to dividends in amounts and at times as may be declared by the board of directors out of funds legally available. Upon our liquidation or dissolution, holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of preferred stock. Holders of common stock have no redemption, conversion or preemptive rights.

Our common stock currently trades on the NASDAQ Capital Market under the symbol “CNTY,” and as of June 30, 2005, there were 77 holders of record of our common stock. Our CUSIP is 156492100.

Historical Development of our Capital Stock for the Period covered by the Financial Information

Beginning in February 1998, the Board of Directors authorized the repurchase of its common stock on the open market. The initial authorization to re-purchase $1 million of common stock was increased to $2 million in October 1998 and to $5 million in March 2000.

At the beginning of 2002, there were 13,728,784 outstanding shares of common stock.

During 2002, we repurchased 177,920 shares on the open market and re-issued 30,000 to satisfy option exercises leaving a total of 13,580,864 shares outstanding.

During 2003, we repurchased 59,100 shares on the open market, purchased an additional 489,264 shares from a former director and re-issued 648,000 shares reported as treasury stock to satisfy option exercises leaving a total of 13,680,500 shares outstanding.

During 2004, we did not repurchase any shares on the open market, and re-issued 14,400 reported as treasury stock to satisfy option exercises leaving a total of 13,694,900 shares outstanding.

During 2005, we did not repurchase any shares on the open market, re-issued 603,000 shares reported as treasury stock and issued 950,000 shares to satisfy option exercises, leaving a total of 15,247,900 shares outstanding.

From February 1998 to August 2005, we repurchased 2,559,004 shares at a total cost of $3,821,379 and repurchased 489,264 additional shares from a former director which were reported as treasury stock. We retired 1,385,000 of the re-purchased shares in February 2000. We have re-issued a total of 1,475,392 of these shares under this program to satisfy option exercises, leaving 187,876 shares held and reported as treasury stock as of August 31, 2005. The difference between the exercise price of the options and the cost of the shares re-purchased is accounted for as an adjustment to the additional paid in our capital.

Preferred Stock

Our certificate of incorporation permits us to issue up to 20,000,000 shares of preferred stock, from time to time and in one or more series and with such designation and preferences for each series as are stated in the resolutions providing for the designation and issue of each such series adopted by our board of directors. Our certificate of incorporation authorizes our board of directors to determine the voting, dividend, redemption and liquidation preferences and limitations pertaining to such series. The board of directors, without stockholder approval, may issue preferred stock with voting rights and other rights that could adversely affect the voting power of the holders of our common stock and could have certain anti-takeover effects. We have no present plans to issue any shares of preferred stock. The ability of the board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of our company or the removal of existing management.

Options

The company has from time to time issued options as partial compensation for services rendered. Options are generally issued with a five year term. Holders of the options are eligible to purchase common stock at the stated exercise price during the term of the option. As of September 27, 2005 there were 1,951,210 options at a weighted average exercise price of $2.24 outstanding under our Employees’ Equity Incentive Plan; 80,000 options at a weighted average exercise price of $2.98 outstanding to our independent directors; and 2,000,000 options reserved for future issuance under the terms of our 2005 Equity Incentive Plan.

Redemption Provisions

Our certificate of incorporation provides that our shares of common stock are subject to repurchase if in the judgment of our Board of Directors such repurchase is necessary to obtain or maintain a license or franchise to conduct any portion of our business. We must provide such security holders with 30 days’ written notice of our intent to redeem the securities held by them, subject to certain exceptions. Following the expiration of a 30-day notice period, any securities selected for redemption by the Board of Directors cease to entitle the holder thereof to any rights other than the right to receive the redemption price for such securities. The redemption price will generally be the average trading price of the securities to be redeemed for the 45 trading days preceding the redemption date. These redemption provisions apply to shares of common stock underlying the ADCs offered hereby.

Anti-Takeover Effects

Provisions of Delaware law, our certificate of incorporation, our bylaws and our stockholder rights plan described below could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition would benefit our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by the Board, and to discourage types of transactions that may involve our actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of us. They may delay, defer or prevent a tender offer or takeover attempt of our company that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The following summarizes these provisions.

Business Combinations with Interested Stockholder; Redemption Provisions.

Our certificate of incorporation prohibits us from engaging in a “business combination” with an “interested stockholder” without the approval by affirmative vote of the holders of at least 80% of our outstanding voting stock, unless:

•        Prior to completion of the business combination, a majority (but not less than two) of the “continuing directors” approve such business combination. “Continuing director” means a director other than the relevant interested stockholder or an affiliate, associate, employee, agent or nominee of such interested stockholder, or a relative of the foregoing, who was either (i) a director prior to the time such interested stockholder became an interested stockholder, or (ii) a successor of such a continuing director who is recommended or elected to succeed such continuing director by a majority of the continuing directors then on the board; or

•        Stockholders other than the interested stockholder are entitled to receive consideration in such business combination that exceeds certain thresholds set forth in our certificate of incorporation.

For purposes of this provision of our certificate of incorporation, a “business combination” includes mergers, asset sales or other transactions with or suggested by an interested stockholder, with an “interested stockholder” being defined as (i) a person who, together with affiliates and associates, owns, or within two years prior to the date of determination that the person is an “interested stockholder,” did own, 5% or more of the corporation’s voting stock, or (ii) an assignee, in any transaction not involving a public offering during the preceding two years, of shares of stock held by an interested stockholder.

In addition, if an interested stockholder becomes the beneficial owner of more than 50% of our voting stock as a result of transactions not involving our issuance of capital stock to such interested stockholder or an affiliate or associate thereof, stockholders other than the interested stockholder and its affiliates and associates will have the option to have us redeem their shares of our common stock. Such option will not be available if our Board recommended that stockholders accept the tender offer resulting in the interested person acquiring greater than 50% of our voting stock, or if our Board determines that such redemption would not be in our best interests.

Delaware Anti-Takeover Statute.

Transactions that are not governed by the business combination provision in our certificate of incorporation, as described above, are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to exceptions, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•        Prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•        Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•        On or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, with an “interested stockholder” being defined as a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an “interested stockholder,” did own, 15% or more of the corporation’s voting stock.

Stockholder Rights Plan.

We have adopted a stockholder rights plan to deter certain coercive takeover tactics and enable the Board of Directors to represent effectively the interests of stockholders in the event of a takeover attempt of our company. The rights plan does not deter negotiated mergers or business combinations that the Board of Directors determines to be in the best interests of our company and our stockholders. Rather, the purpose of the rights plan is to deter certain coercive takeover tactics and enable the Board of Directors to represent effectively the interests of stockholders in the event of a takeover attempt.

To implement the rights plan the Board of Directors declared and paid a dividend of one preferred share purchase right for each share of our common stock outstanding. Each right entitles the registered holder to purchase from us one one-hundredth of a share of our Series A Preferred Stock, par value $.01 per share at a price of $10.00 per one one-hundredth of a Preferred Share, subject to adjustment. The description and terms of the rights are set forth in a Rights Agreement between us and Computershare Trust Company, Inc., f/k/a American Securities Transfer & Trust, Inc., as Rights Agent.

Initially and until a Distribution Date (as defined in the Rights Agreement) occurs, the rights are attached to all shares of our common stock and no separate rights certificates are issued. Prior to a Distribution Date, the rights are not exercisable, transfer automatically with shares of our common stock and are not separately transferable.

On the “Distribution Date” separate certificates evidencing the rights will be mailed to holders of record of our common stock. The Distribution Date is the earliest to occur of the following four events:

•        the twentieth day after a public announcement that a person or group of affiliated or associated persons has acquired 20% or more of our outstanding common stock, thereby becoming an “Acquiring Person” under the Rights Agreement;

•        the twentieth day after a public announcement that a person or group has acquired 15% or more of our outstanding common stock, thereby becoming an Acquiring Person if the Board of Directors determines either (i) that such person or group intends to take actions which would be detrimental to the long-term interests of us or our stockholders, or (ii) that such ownership would be detrimental to us in other respects;

•        the twentieth day after the commencement of a tender offer or exchange offer, or an announcement of a person’s intent to commence a tender or exchange offer, that would result in a person or group beneficially owning 20% or more of our outstanding common stock; or

•        the twentieth day after the filing by any person of a registration statement with respect to a contemplated exchange offer to acquire beneficial ownership of 20% or more of our outstanding common stock.

In the latter two instances of a Distribution Date, the Board of Directors may extend the twenty day period, but not beyond the time that a person or group becomes an Acquiring Person.

Acquisitions by us, any of our subsidiaries or any of our employee benefit plans will not result in the acquiring entity becoming an Acquiring Person.

After the Distribution Date, the rights will be tradable separately from our common stock. After the Distribution Date and after our right to redeem the rights (as described below) has expired, the rights will be exercisable in two different ways depending on the circumstances as set forth below.

Because of the nature of the dividend, liquidation and voting rights of the Series A Preferred Stock, the value of one one-hundredth interest in a share of such preferred stock should approximate the value of one share of our common stock. For convenience, the discussion relating to the rights to purchase our common stock and the Acquiring Person’s stock, each immediately below, is expressed in terms of the exercise of a right to purchase shares of our common stock.

If a person or group becomes an Acquiring Person and our redemption right has expired, each holder of a Right (except those held by the Acquiring Person and its affiliates and associates) will have the right to purchase, upon exercise, shares of our common stock having a value equal to two times the exercise price of the right. In other words, the rights holders other than the Acquiring Person may purchase shares of our common stock at a 50% discount.

For example, at the exercise price of $4.00 per right, each right not owned by an Acquiring Person would entitle its holder to purchase $8.00 worth of our common stock for $4.00. Assuming a value of $5.00 per share of common stock at such time, the holder of each valid right would be entitled to purchase 1.6 shares of our common stock for $4.00.

Alternatively, if, in a transaction not approved by the Board of Directors, we are acquired in a merger or other business combination or 50% or more of our assets or earning power are sold after a person or group has become an Acquiring Person, and our redemption right has expired, proper provision will be made so that each holder of a right will thereafter have the right to purchase, upon exercise, that number of shares of common stock of the acquiring company as have a market value of two times the exercise price of the right. In other words, a rights holder may purchase the acquiring company’s common stock at a 50% discount.

At any time after any person or group becomes an Acquiring Person and before the Acquiring Person acquires 50% or more of our outstanding common stock, the Board of Directors may exchange the rights (other than rights owned by the Acquiring Person which will have become void), in whole or in part, for shares of our common stock for consideration per right consisting of one-half of the securities that otherwise would be issuable.

We may redeem the rights, in whole but not in part, at a price of $.001 per right at any time up to and including the twentieth day after the time a person or group has become an Acquiring Person. Immediately upon redemption, the right to exercise will terminate and the only right of holders will be to receive the redemption price.

The rights expire on April 29, 2009 unless the expiration date is extended by amendment or unless the rights are earlier redeemed or exchanged by us as described above. Prior to a Distribution Date, the terms of the rights may be amended by the Board of Directors in its discretion without the consent of the rights holders. After a Distribution Date, the Board of Directors may, subject to certain limitations, amend the Rights Agreement to clarify or resolve any ambiguity, defect or inconsistency, to shorten or lengthen any time period under the Rights Agreement or to make other changes that do not adversely affect the interests of the rights holders (excluding the interests of Acquiring Persons).

Removal of Directors.

Our certificate of incorporation provides that directors may only be removed from office without cause by affirmative vote of the holders of 80% of our outstanding voting stock, and may only be removed with cause by affirmative vote of the holders of a majority of our outstanding common stock. Only our board of directors is authorized to fill vacant directorships or increase the size of our board. The provisions of our certificate of incorporation relating to removal of directors, the size of the board, filling vacancies on the board and related matters may only be amended by affirmative vote of the holders of 80% of our outstanding voting stock.

Stockholder Action; Special Meetings of Stockholders.

Our certificate of incorporation eliminates the ability of stockholders to act by written consent. Our bylaws provide that special meetings of our stockholders may be called only by a majority of our board of directors, or by the Chairman or Vice Chairman of the Board or by our President.

Authorized but Unissued Shares.

Our authorized but unissued shares of common stock and preferred stock are generally available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction.

Description of what Action is Necessary to Change the Rights of Stockholders.

To change the voting, dividend, or other legal rights of existing stockholders, it would be necessary under the Delaware General Corporation Law to amend our certificate of incorporation. Amendment of the certificate of incorporation would require the approval of our stockholders at an annual or special meeting. However, the relative rights or preferences of our common stockholders could be altered in the event our Board of Directors authorizes the issuance of a class of preferred stock as described under “Description of Capital Stock – Preferred Stock.”

In addition, certain ministerial and administrative matters relating to voting and other rights of common stockholders, such as how stockholders may nominate candidates for election to our Board of Directors, the number of shares that must be represented at a meeting in order to constitute a quorum, and similar matters, are governed by our bylaws.  Our Board of Directors is permitted to amend our bylaws without stockholder approval, and therefore could affect the rights of stockholders to some extent by adopting such amendments.

The Austrian Takeover Act.

We are not subject to the Austrian Takeover Act, because it applies to offers for the shares of companies with their corporate seat in Austria.

Transfer Agent and Registrar

Computershare Trust Company, Inc. serves as the transfer agent and registrar for our common stock.

DESCRIPTION OF AUSTRIAN DEPOSITARY CERTIFICATES

DESCRIPTION OF THE DEPOSITARY

Description of the Austrian Depositary Certificates

Shares of our common stock are made out in name and registered form. The Vienna Stock Exchange only trades securities in bearer form. Therefore, we have agreed with the Oesterreichische Kontrollbank Aktiengesellschaft (“OeKB”) that OeKB will issue ADCs, representing shares of our common stock, which are securities in bearer form tradable on the Vienna Stock Exchange. Details about our ADCs are described below. The ADCs enable the listing and trading of the ADCs representing our shares of common stock on the Vienna Stock Exchange. We will issue the new shares of common stock and deposit them in a securities account of the Austrian Central Securities Depositary with its actual custodian for shares which are traded in the U.S., Brown Brothers Harrimann & Co. (“BBH”). For each share of our common stock deposited with the custodian, OeKB will issue one ADC representing one share of our common stock. OeKB, acting as Austrian Central Securities Depositary (“OeKB/CSD”), will hold a modifiable global certificate representing the number of ADCs issued in connection with this Offering in safe custody. Shares of our common stock underlying the ADCs are subject to the laws of Delaware and have a par value of $0.01 per share. For further details on the underlying shares, please see “Description of Delaware Law and Corporate Governance” and “Description of Capital Stock”.

Each ADC represents one share of our common stock. The common stock underlying the ADCs will be deposited with BBH, New York, acting as depositary on behalf of OeKB/CSD under an agreement among us, OeKB and Bank Austria Creditanstalt AG (the “ADC-Agreement”). The ADCs will evidence the deposited shares. Subject to the terms of the conditions of the
ADC-Agreement, each holder of an ADC will be entitled to all the rights and preferences of, and subject to all of the limitations of, the underlying share of common stock represented by the ADC (including dividend, voting, redemption and liquidation rights and preferences). See “Description of Depositary Shares” in the accompanying base prospectus. The number of ADCs and rights of the ADC holders associated with the ADCs held by such persons will be evidenced in a modifiable global certificate which is issued and held in safe custody by OeKB. No physical certificates will be issued.

Bank Austria Creditanstalt AG will assist us in arranging for any publication in the Austrian official gazette Amtsblatt zur Wiener Zeitung required under Austrian or any other applicable law.

The ADC-Agreement requires that we fulfill our extensive information obligations with respect to corporate, securities, capital markets and stock exchange matters towards OeKB and the FMA.

Exercise of the rights connected with the ADCs, in particular the voting rights

The rights connected with the ADCs grant the ADC holders the same rights as stockholders of our common stock, in particular relating to voting rights and dividend rights. For a detailed description of the voting and the dividend rights, please see “Description of Delaware Law and Corporate Governance” and “Description of Capital Stock”.

OeKB or its agent, will be registered in our share register as the holder of the shares of our common stock represented by the ADCs. Each ADC holder will own a partial beneficial interest in the modifiable global certificate corresponding to the number of his or her shares of our common stock evidenced by the modifiable global certificate.

OeKB will upon request – forwarded by the respective depositary bank – of an ADC holder issue written proxies enabling holders of ADCs to participate in meetings of our stockholders and to exercise voting rights in our stockholders’ meetings. The ADC holder must request the bank where he has his securities account that OeKB has to issue such proxy.

Dividends, if any, will be received by OeKB for the respective ADC holders. OeKB/CSD will then forward the cash dividends received to the respective ADC holder through his depositary bank.

The modifiable global certificate created evidences all the rights of the shares of our common stock which are represented by the ADCs. Therefore, the ADC holders own the respective beneficial interest in the modifiable global certificate corresponding to the amount of ADCs they subscribed. These rights are credited to the respective securities account of the ADC holder.

Guarantees given in connection with the ADCs

No bank guarantees or any other kind of guarantees will be given in connection with the issue of the ADCs representing shares of our common stock.

Possibility of exchanging ADCs for shares of common stock or of shares of common stock for ADCs

All the shares of our common stock underlying the ADCs are evidenced by a global certificate. ADC holders who have purchased shares of our common stock represented by these ADCs are not entitled to request the issue of certificates for any ADCs held.

Exchange of ADCs for shares of our common stock. Upon an ADC holder’s request to OeKB via his depositery bank to exchange ADCs for, or transfer, the respective number of shares of our common stock underlying such ADCs, OeKB will decrease the number of ADCs evidenced by the modifiable global certificate held by OeKB/CSD. ADC holders should instruct their respective depositary banks or custodians to deliver shares of common stock underlying the ADCs to themselves or the third party designated by them via Computershare Trust Company, Inc., as the transfer agent and registrar for our common stock, or provide registration and delivery instructions. If the ADC holder, who wishes to exchange ADCs for, or transfer, shares of common stock underlying the ADCs, holds the ADCs through an OeKB/CSD participating depositary bank or custodian, such depositary bank or custodian should submit instructions to OeKB via his depositary bank to effect transfer of shares of common stock underlying the ADCs in accordance with its procedures. OeKB/CSD will then arrange for delivery of shares of our common stock in registered form in the name of the appropriate registered owner or have Computershare Trust Company, Inc. instructed via its agent, presently BBH, to have the shares of our common stock underlying the ADCs credited to the appropriate account.

Issue of ADCs in respect of shares of our common stock. Upon a request to OeKB of a stockholder via his depositary bank to exchange shares of common stock for ADCs or to transfer ADCs representing such shares of common stock held by such stockholder to a third party, and upon delivery of the subject shares of common stock by the stockholder to BBH, New York, OeKB will adjust its register accordingly. OeKB will then issue the number of ADCs evidenced by the modifiable global certificate held by OeKB/CSD and credit these ADCs via the respective depositary bank to the account of the stockholder who wishes to exchange his shares of common stock or the third party designated by such stockholder. OeKB/CSD participating depositary banks should submit to OeKB/CSD instructions accordingly to receive the delivery of the ADCs representing the shares of common stock exchanged for or transferred, as the case may be.

Settlement. Because of time-zone differences, the mechanics of effecting exchanges and transfers between OeKB and its U.S. agent, presently BBH, New York, selected by OeKB to keep custody of the shares of common stock underlying the ADCs, and vice versa, both as described above as well as the need for Computershare Trust Company, Inc. or OeKB accountholders to comply with the respective systems’ rules and procedures, including their established deadlines, (i) the exchange of ADCs for, or transfer of, the respective number of shares of our common stock underlying such ADCs between OeKB/CSD and its U.S. custodian may not be credited to the relevant account until two banking days following delivery of the instructions to exchange or transfer the ADCs to the system of OeKB and (ii) the exchange of shares of common stock for ADCs or the transfer of ADCs representing such shares of common stock held by such stockholder to a third party between the U.S. custodian or nominee selected by OeKB and OeKB may not be credited to the relevant account until one banking day following delivery of the instructions to exchange or transfer the shares of common stock to OeKB. Settlement between a holder of ADCs transferred to a transferee who will hold shares of our common stock through OeKB or a stockholder of shares of common stock transferred to a transferee who will hold ADCs cannot be made on a delivery versus payment basis. The arrangements for transfer of payments must be established separately from the arrangements for transfer of securities, the latter being effected on a free delivery basis. The customary arrangements for delivery versus payments among Computershare Trust Company, Inc. or OeKB/CSD participants, as the case may be, are not affected.

Fees and costs to be borne by the ADC holders

We will pay a fee in the amount of 1,000 Euro to OeKB for the issue of the modifiable global certificate. The ADC-holders will not pay any fees in connection with the issue of the modifiable global certificate.

The payment of interest coupons would trigger the customary bank fees.

Negotiability and restrictions on the negotiability of the ADCs

Upon admission to the Official Market of the Vienna Stock Exchange the ADCs may be traded without any limitation and are subject to the provisions relating to trading on the Vienna Stock Exchange, in particular the provisions of the Austrian Stock Exchange Act. Furthermore, because our offer and sale of ADCs has been registered with the U.S. SEC, holders of ADCs or shares of common stock underlying ADCs who are not affiliates of ours under U.S. securities laws may generally resell ADCs or shares of common stock received in exchange for ADCs.

Applicable law and jurisdiction

The ADCs are subject to the laws of the Republic of Austria. The shares of our common stock represented by the ADCs are issued under the General Corporation Law of the State of Delaware, USA. Therefore, the underlying legal corporate matters related to our shares of common stock are governed by Delaware law.

Admission to the Vienna Stock Exchange

We expect the ADCs to be admitted on or about October 4, 2005 for listing in the Official Market on the Vienna Stock Exchange (Amtlicher Handel an der Wiener Börse). Each ADC will represent one share of common stock.

Issuance of the shares of common stock underlying the ADCs was approved by a resolution adopted by our Board of Directors on September 27, 2005. These shares will be issued on or about October 10, 2005.

Date as of which the ADCs are quoted or traded

Trading of our ADCs on the Vienna Stock Exchange are expected to commence on or about October 12, 2005.

Period for the purchase of the ADCs and description of the places where subscription requests can been submitted

The period for the purchase of ADCs representing our shares of common stock will commence on October 3, 2005 and end on or about October 10, 2005. We reserve the right to unilaterally shorten the offer period or to withdraw this Offering at any time and for any reason. Requests for the purchase of ADCs representing our shares of common stock can be submitted to Bank Austria Creditanstalt AG. Additionally, all other Austrian banks and credit institutions will accept subscription requests in the usual form.

Payment date for the ADCs offered in connection with this Offering is expected to take place on or about October 13, 2005.

Arrangements and periods for the issue of the ADCs

The ADCs representing shares of our common stock will not be issued to the purchasers in physical form. All ADCs to be issued in connection with this Offering will be embodied in the modifiable global certificate.

According to the ADC-Agreement to be entered into by us, OeKB and Bank Austria Creditanstalt AG, the modifiable global certificate will be held in safe custody by OeKB/CSD and OeKB will be registered in a nominee function as stockholder of the shares of our common stock represented by the ADCs in the share register of the company.

Description of OeKB

OeKB, with its seat in 1010 Vienna, Am Hof 4, Austria. OeKB was established on June 29, 1946 and is a stock corporation according to the Austrian Act on Stock Corporations (Aktiengesetz – AktG) and is subject to the laws of the Federal Republic of Austria.

The subscribed capital of OeKB amounts to 130 million Euro and is divided into 880,000 shares made out on name without par-value.

Main Stockholders

CABET Holding AG, Vienna	24.75%
Bank Austria Creditanstalt AG, Vienna	16.14%
Erste Bank der oesterreichischen Sparkassen AG, Vienna	12.89%
Schoellerbank AG, Vienna	8.26%
A & B Beteiligungsverwaltung drei GmbH, Vienna	8.25%
Raiffeisen Zentralbank Österreich AG, Vienna	8.12%

The remaining 20.23% of the shares of OeKB are held by six other Austrian banks.

The Management Board of the Issuer consists of:

Dr Johannes Attems

Dr Rudolf Scholten

The mailing address of the Members of the Management Board is the address of the OeKB.

Main objective of OeKB

The main objective of OeKB includes the following activities:

•         Issuing of export guarantees as agent of the Republic of Austria and thereby helping to reduce risks of Austrian companies and protecting them against losses abroad

•         Export financing schemes

•         Notification Office in accordance with the Capital Market Act

•         Clearing House for the Vienna Stock Exchange

•         Austrian Central Securities Depositary

•         Agent for the issue of government bonds

•         Competence Center Energy Market

U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a discussion of the material U.S. federal income and estate tax considerations of the acquisition, ownership and disposition of our common stock represented by ADCs acquired pursuant to this prospectus by a beneficial owner that, for U.S. federal income tax purposes, is a “non-U.S. holder” as we define that term below. We assume in this discussion that non-U.S. holders will hold our common stock represented by ADCs as a capital asset, generally, property held for investment. As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock represented by ADCs that is not, for U.S. federal income tax purposes:

•         an individual, who is a citizen or resident of the U.S.;

•         a corporation, including any entity treated as a corporation for U.S. tax purposes, organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•         an estate, the income of which is includible in gross income for U.S. tax purposes regardless of its source; or

•         a trust, in general, if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) the trust was in existence on August 20, 1996, was treated as a U.S. person prior to such date and validly elected to continue to be so treated.

Subject to certain exceptions, an individual may be treated as resident of the U.S. in any calendar year for U.S. federal income tax purposes, instead of a nonresident, by, among other ways, being present in the U.S. on at least 31 days in that calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year. For purposes of this calculation, you would count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are taxed for U.S. federal income tax purposes in the same manner as U.S. citizens.

This discussion does not consider U.S. state or local or non-U.S. tax consequences and it does not consider all aspects of U.S. federal taxation that may be important to particular non-U.S. holders in light of their individual circumstances, such as special tax rules that may apply to a non-U.S. holder that is a dealer in securities or foreign currencies, financial institution, bank, insurance company, tax-exempt organization, former citizen or former long-term resident of the U.S., or that holds our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment. We also do not discuss the U.S. federal tax treatment of beneficial owners that are partnerships or other entities treated as partnerships or flow-through entities for U.S. federal income tax purposes.

If a partnership is a beneficial owner of our common stock represented by ADCs, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of our common stock that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of acquiring, owning and disposing of our common stock represented by ADCs.

The following discussion is based on provisions of the Internal Revenue Code, applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect and generally available on the date of this prospectus. All of these authorities are subject to change, retroactively or prospectively.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS WITH RESPECT TO ACQUIRING, OWNING AND DISPOSING OF OUR COMMON STOCK.

Distributions on Common Stock

As described under “Dividend Policy” above, we do not anticipate paying dividends on our common stock in the foreseeable future. However, if we make cash distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of earnings and profits will constitute a return of capital that is applied against and reduces the non-U.S. holder’s adjusted tax basis in our common stock. Any amount in excess of a non-U.S. holder’s adjusted tax basis in our common stock will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “– Gain on Sale, Exchange or other Disposition of Common Stock” below.

Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. will generally be subject to withholding of U.S. federal income tax at the rate of 30 percent, or if a tax treaty applies, such lower rate as may be specified by the treaty. Non-U.S. holders should consult their tax advisers regarding their entitlement to benefits under a relevant income tax treaty.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the U.S. and, if an income tax treaty applies, attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the U.S., are taxed on a net income basis at the regular graduated. U.S. federal income tax rates in much the same manner as if the non-U.S. holder were a resident of the U.S. In such cases, we will not have to withhold U.S. federal income tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, a “branch profits tax” may be imposed at a 30 percent rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the U.S.

To claim the benefit of a tax treaty or an exemption from withholding because the income is effectively connected with the conduct of a trade or business in the U.S., a non-U.S. holder must provide a properly executed Internal Revenue Service, or IRS, Form W-8BEN for treaty benefits or W-8ECI for effectively connected income, before the payment of dividends. These forms must be periodically updated. Non-U.S. holders may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

Gain on Sale, Exchange or Other Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax or any withholding thereof with respect to gain realized on a sale, exchange or otherwise taxable disposition of our common stock unless one of the following applies:

• the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. and, if an income tax treaty applies, is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the U.S.; in this case, the non-U.S. holder will generally be taxed on its net gain derived from the disposition at the regular graduated U.S. federal income tax rates and in much the same manner as is applicable to U.S. persons and, if the non-U.S. holder is a foreign corporation, the additional “branch profits tax” described above may also apply; or

• the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and meets certain other requirements; in this case, the non-U.S. holder will be subject to a 30% tax on the gain derived from the disposition (which may be offset by U.S. source capital losses of the non-U.S. holder, if any); or

• we are or have been, at any time during the five year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, unless our common stock is regularly traded on an established securities market and the non-U.S. holder holds no more than 5% of our outstanding common stock, directly or indirectly, during the relevant period. If we are determined to be a U.S. real property holding corporation and the foregoing exception does not apply, then a purchaser may withhold 10% of the proceeds payable to a non-U.S. holder from a sale of our common stock and the non-U.S. holder generally will be taxed on its net gain derived from the disposition at the regular graduated U.S. federal income tax rates and in much the same manner as is applicable to U.S. persons and, if the non-U.S. holder is a foreign corporation, the additional “branch profits tax” described above may also apply.

We believe that we have not been and are not currently a U.S. real property holding corporation and we do not expect to become, a U.S. real property holding corporation in the future. However, no assurances can be made in this regard. Furthermore, no assurances can be provided that our stock will be considered to be regularly traded on an established securities market for purposes of Section 897 of the Internal Revenue Code of 1986.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld from those dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

Under some circumstances, U.S. Treasury regulations require additional information reporting and backup withholding on reportable payments on common stock. The gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations generally will be reduced by backup withholding at the applicable rate, currently 28%. In general, backup withholding will not apply to dividends on our common stock paid by us or our paying agents, in their capacities as such, to a non-U.S. holder if such non-U.S. holder has provided the required certification and neither we nor our paying agent has actual knowledge to the contrary.

The payment of the proceeds of the sale or other disposition of common stock by a non-U.S. holder or through the U.S. office of any broker, U.S. or foreign, generally will be reported to the IRS and reduced by backup withholding, unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption and the broker has no actual knowledge to the contrary. The payment of the proceeds of the disposition of common stock by a non-U.S. holder to or through a non-U.S. office of a non-U.S. broker will not be reduced by backup withholding or reported to the IRS, unless the non-U.S. broker has certain enumerated connections with the U.S. In general, the payment of proceeds from the disposition of common stock by or through a non-U.S. office of a broker that is a U.S. person or has certain enumerated connections with the U.S. will be reported to the IRS and may be reduced by backup withholding at the applicable rate, currently 28%, unless the broker receives a statement from the non-U.S. holder that certifies its status as a non-U.S. holder under penalties of perjury or the broker has documentary evidence in its files that the holder is a non-U.S. holder and the broker has no actual knowledge to the contrary.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner. These backup withholding and information reporting rules are complex and non-U.S. holders are urged to consult their own advisors regarding the application of these rules to them.

U.S. Federal Estate Tax

Common stock owned or treated as owned by an individual who is not a citizen or resident of the U.S., as specifically defined for U.S. federal estate tax purposes, or certain lifetime transfers of an interest in common stock made by such individual at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax. Estates of nonresident aliens are generally allowed a statutory credit that has the effect of offsetting the U.S. federal estate tax imposed on the first $60,000 of the taxable estate.

The foregoing discussion of U.S. federal income and estate tax considerations is not tax advice. Accordingly, each prospective non-U.S. holder of our common stock should consult its own tax adviser with respect to the U.S. federal income and estate tax consequences of holding and disposing of our common stock in light of their particular situations, as well as any consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

AUSTRIAN TAX CONSIDERATIONS

Dividends

Austrian Residents

Income derived from the ADCs by individuals with a domicile (Wohnsitz) or their habitual abode (gewöhnlicher Aufenthalt) in Austria or by corporate investors with their corporate seat or place of management in Austria (“residents”) is taxable pursuant to the Austrian Income Tax Act (Einkommensteuergesetz) or the Austrian Corporate Income Tax Act (Körperschaftsteuergesetz).

Generally, income arising from the ADCs will qualify as capital income.

If such capital income is paid out by a paying agent located in Austria (where the paying agent is a bank, including an Austrian branch of a non-Austrian bank), it is subject to 25% Austrian withholding tax (Kapitalertragsteuer).

The 25% withholding tax constitutes a final taxation (Endbesteuerung) for all individuals, no matter whether they act as private investors or hold the ADCs as business property. Final taxation means that no further income tax will be assessed and the capital income is not to be included in the investor’s income tax return. If the individual’s rate of income tax is lower than the 25% withholding tax (the applicable tax rate for dividend income is half the average income tax rate payable on the shareholder’s total income), the withholding tax will, if requested, be credited against the income tax liability and the excess amount shall be refunded. As a consequence of the final taxation, expenses in connection with the ADCs are not deductible.

For corporate investors holding the ADCs as business property, the 25% withholding tax is not treated as a final taxation and the income from the ADCs, in principle, remains taxable at the current corporate income tax rate of 25% (tax exempt, if International Participation Exemption is applicable). The 25% dividend withholding tax is credited against the corporate income tax assessed.

Dividends from, and capital gains on, the disposal of a substantial shareholding in foreign operating subsidiaries or intermediate holding companies are exempt from the corporate income tax (implementing the EC Parent-Subsidiary Directive in Austria) if the following requirements are met (International Participation Exemption):

• The parent company is an Austrian company or a comparable foreign company subject to unlimited corporate income taxation in Austria;

• The subsidiary has one of the legal forms listed in the annex to the EC Parent-Subsidiary Directive or is legally comparable to an Austrian company;

• The parent company holds at least 10% in the capital of the subsidiary (formal share capital or other forms of holding). An indirect shareholding (e.g. via a partnership) also qualifies for the exemption; and

• The shareholding exists for a minimum holding period of one year prior to the receipt of a dividend or the disposal of shares. Decisive for the one-year holding period is the date of the legal acquisition of the participation

For corporate investors who receive income from the ADCs as income from capital investment (Einkünfte aus Kapitalvermögen), the 25% withholding tax constitutes a final taxation. There are special rules for Austrian Private Foundations (Privatstiftung). The International Participation Exemption

privilege for dividend income (resulting in a tax exemption for foreign dividend income) is only applicable in cases in which foreign withholding taxes have not been reduced under a tax treaty.

Where there is no deduction of Austrian withholding tax because the income from the ADCs is not received in Austria (not paid out by a paying agent located in Austria) Austrian investors will have to include the income derived from the ADCs in their income tax returns pursuant to the Income Tax Act. For individuals, no matter whether they act as private investors or hold the ADCs as business property, as well as for corporate investors with other income than business income, final taxation at a rate of 25% is available. As a consequence, expenses in connection with the ADCs are not deductible. If the individual’s rate of income tax is lower than the 25% withholding tax (the applicable tax rate for dividend income is half the average income tax rate payable on the shareholder’s total income), the withholding tax will, if requested, be credited against the income tax liability and the excess amount shall be refunded.

Non-residents

Income derived from the ADCs by individuals who do not have a domicile or their habitual abode in Austria or by corporate investors who do not have their corporate seat or the place of their management in Austria (“non-residents”) is not taxable in Austria unless the income is connected with an Austrian trade or business.

If any Austrian withholding tax has been deducted by the coupon paying agent, the tax withheld shall be credited or refunded to the non-resident holder upon his or her application, which has to be filed with the competent Austrian tax authority within five calendar years following the date of the imposition of the withholding tax.

Where non-residents receive income from the ADCs as part of business income taxable in Austria, they will be subject to the same tax treatment as resident investors.

Since July 1, 2005, interest payments are generally subject to a EU-Withholding Tax (EU-Quellen-steuer) provided that they are paid out by a paying agent in Austria to individuals who are resident in another EU-member state. The withholding tax rate is 15% for payments as of July 1, 2005 and will be 20% for payments as of 1 July 2008 and 35% for payments as of July 1, 2011. No withholding tax will be levied if the recipient provides a certificate of the competent tax authority of his resident state confirming the disclosure of the respective capital income.

The income of the ADCs are dividends and, therefore, do not qualify as interest payments subject to the EU-Withholding Tax and are, therefore, not subject to EU-Withholding Tax.

Capital gains

Austrian Residents

Capital gains from the disposal of shares by private investors (i.e. the shares that are not held as part of business property) are subject to taxation if the disposal of the shares takes place within one year after the date of the acquisition (“speculative period”). Such “speculative” gains are taxed as income at regular rates if they exceed 440 Euro in one year.

After the one-year “speculative period”, capital gains from the disposal of shares held by private investors are only taxable, if at any time during the five years immediately prior to the disposal, a shareholder has directly or indirectly held at least 1% of the company’s share capital. In this case an income tax rate amounting to one half of the average personal income tax rate on the total income will apply.

Capital gains from the sale of shares held by individuals as business assets in Austria remain taxable irrespective of the one-year speculative period. Capital gains of individuals are taxed at regular rates within the first year after acquisition and at half of the average personal income tax rate on the total income thereafter.

Capital gains realized by corporate shareholders from the sale of shares are subject to the 25% corporate income tax rate if the International Participation Exemption (see above) is not applicable.

If the shares are held by an Austrian Private Foundation (Privatstiftung), the tax treatment of capital gains is, except for the tax rate, similar to private individuals. Capital gains from the disposal of shares within one year of acquisition (“speculative period”) are taxable at a rate of 25%. After the “speculative period”, capital gains are generally subject to a 12.5% interim corporate income tax if the Austrian private Foundation has directly or indirectly held at least 1% of the company’s share capital at any time within the last five years prior to the disposal. This 12.5% interim corporate income tax may be credited to the extent that distributions are made to beneficiaries subject to the 25% withholding tax. Under certain circumstances, this special tax of 12.5% on capital gains can be postponed by a so called “rollover” of the capital gains, i.e. by the transfer of realized capital gains to the acquisition costs of another participation in a company of more than 10% or by forming a special tax free amount to be used for such transfer within one year after disposal.

Non-residents of Austria

Capital gains from the disposal of shares are taxable in Austria if the shares are part of the business assets of an Austrian permanent establishment. Otherwise, capital gains realized by a non-resident shareholder from the disposal of shares are not taxable.

Potential purchasers of Shares should consult their tax advisers to receive information about the Austrian tax consequences of the acquisition, ownership, and disposition, in a sale or as a gift, of Shares, including the procedure for obtaining a possible refund of Austrian withholding tax paid. Only tax advisers are in a position to adequately take into account any special tax situation of the individual shareholder. Non-residents of Austria also have to take their national tax laws into account.

SELLING RESTRICTIONS

We have not authorized any offer of ADCs to the public in the UK.  The ADCs are and will be offered in the UK only:

(a)            to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)           to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than 43,000,000 and (3) an annual net turnover of more than € 50,000,000, as shown in its last annual or consolidated accounts; or

(c)            in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of Directive 2003/71/EC of November 4, 2003, as implemented in the UK.

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), Bank Austria Creditanstalt AG will represent and agree that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the ADCs to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ADCs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of ADCs to the public in that Relevant Member State at any time:

•                    to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

•                    to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than 43,000,000 Euro and (iii) an annual net turnover of more than 50,000,000 Euro as shown in its last annual or consolidated accounts; or

•                    in any other circumstances which do not require the publication by the Issuer of a Prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of ADCs to the public” in relation to any ADCs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADCs to be offered so as to enable an investor to decide to purchase or subscribe the ADCs, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This prospectus has been prepared in connection with this Offering and qualifies as a prospectus for the public offering of the ADCs representing shares in Austria, and complies with the prospectus requirements of the Commission Regulation (EC) No. 809/2004, the Stock Exchange Act and the Capital Market Act. Bank Austria Creditanstalt AG has represented and agreed that any offering of the ADCs in Austria will be made in compliance with the provisions of the Capital Market Act and other applicable laws or regulations of Austria.

Bank Austria Creditanstalt AG or any of its subsidiaries or affiliates may in the future perform investment banking and advisory services for us from time to time for which it may in the future receive customary fees and expenses.  Bank Austria Creditanstalt AG or any of its subsidiaries or affiliates may, from time to time, engage in transactions with or perform services for us in the ordinary course of business.

SUMMARY OF PRINCIPAL DIFFERENCES BETWEEN IFRS/IAS AND US GAAP

Since 1973, the International Accounting Standard Committee (IASC) and its successor, the International Accounting Standard Board (IASB) have issued International Accounting Standards (IAS) and International Financial Reporting Standards (IFRS) after a formalized consultation process involving users and preparers of financial statements with the goal of global consistency in accounting and presentation and disclosure of financial information. No general rules for enforcement are in place as this is left to the supervisory authorities, auditors and stock exchanges in particular jurisdictions.

We prepare our consolidated financial statements in accordance with US GAAP. In general, the content, format and components of financial statements prepared under US GAAP and IFRS are quite similar. The following is a summary of significant differences between US GAAP and IFRS as they relate to our consolidated financial statements included in this prospectus. This summary is not intended to and does not constitute a complete analysis of differences between IFRS/IAS and US GAAP as they relate to our historical consolidated financial statements and may not identify all differences that may be relevant with respect to our future consolidated financial statements.

Comparative information

Under IFRS a comparison between two accounting periods is presented, while under SEC requirements to US GAAP balance sheet comparisons are made between two periods and all others are compared over three periods.

Equity Statement

Under IFRS a grand total of “comprehensive income” is permitted but not required while US GAAP requires a grand total of “comprehensive income” to be reported in income statement, statement of “comprehensive income” or statement of changes in equity.

Extraordinary items

Prohibited under IFRS but permitted under US GAAP for items that are both infrequent in occurrence and unusual in nature.

Basis of reportable segments and segment results

Under IFRS lines of business and geographical areas, while under US GAAP components for which information is reported internally to top management, which may or may not be based on lines of business or geographical areas. Under IFRS segment result is defined while under US GAAP it is not defined.

Financial Instruments

IAS 39, which addresses accounting for financial instruments. There are no significant substantive differences between IAS 39 and US GAAP with respect to the accounting treatment of financial instruments, although IAS 39 calls for more detailed disclosure than US GAAP. Under US GAAP, companies must account for current investments at market value only, and revaluation of long term investments is not permitted.

Long Term Non Financial Assets

IAS 16 allows long term non-financial assets to be stated at cost or at revalued amounts (if higher), whereas under US GAAP no revaluation is allowed. Capitalization of borrowing cost is mandatory under US GAAP but only an available accounting policy under IFRS.

Events after the Balance Sheet Date

US GAAP does not address this matter specifically as it is addressed in US GAAS, the applicable US auditing standards. US GAAS and IFRS requirements are almost identical in this respect.

Income Taxes

IFRS and US GAAP both require companies to recognize an asset or liability for all deferred tax items based on a temporary differences concept. For this purpose, US GAAP requires use of the tax rate in effect on the balance sheet date, while IFRS permits use of either the tax rate in effect on the balance sheet or a rate that is subsequently enacted.

A tax asset is recognized under US GAAP if it is “more likely than not” that it will be realized and is recognized under IFRS if it is “probable” that it will be realized. “More likely than not” is quite clearly defined under US GAAP while the corresponding “probable” used in IFRS is not defined.

According to US GAAP deferred tax assets and liabilities need to be classified as current or non-current assets based on the underlying temporary difference. IFRS requires companies to classify all deferred tax items as non-current assets.

Accounting for Leases

Differences in accounting for leases between US GAAP and IFRS mainly relate to terminology and definitions. US GAAP rules are much more specific in certain special circumstances, such as in the case of sale-and-lease-back transactions.

Retirement Benefit Cost

The differences in the treatment of retirement benefit costs mainly relate to the ability to anticipate changes in future benefits due to expectations about changes in law and the absence of recognition and measurement guidance for equity compensation benefits under IFRS.

Basis of consolidation policy

Under IFRS, “controlled” entities have to be consolidated (viewed under look to governance and risk and benefit). Under US GAAP approach depends on type of entity. For voting interest entities based on the majority of voting rights, for variable interest entities based on a risk and rewards model whereby an entity is consolidated by the “primary beneficiary”. Under IFRS accounting policy of parent and subsidiaries has to conform whereas there is no requirement to conform policies under US GAAP. Investments in joint ventures have to be presented using the equity method while under IFRS either equity method or proportionate consolidation may be used.

Goodwill Accounting

Under both IFRS (IFRS 3) and US GAAP (pursuant to SFAS 142) goodwill is no longer amortized but instead is tested for impairment annually and whenever certain indicators of impairment are present. Under IFRS Goodwill and other indefinite-life intangible assets are included in a cash generating unit (= lowest level to which goodwill can be allocated) which is tested for impairment, while under US GAAP Goodwill is included in reporting unit (either a business segment or one organizational level below) and other indefinite-life intangible assets are tested separately. If impairment is found, goodwill will then be written down accordingly. Negative goodwill will be recognized immediately as a gain, while under US GAAP initially allocated on a pro rata basis against the carrying amounts of certain acquired non financial assets, with any excess recognized as an extraordinary gain.

THE VIENNA STOCK EXCHANGE

Introduction

The Vienna Stock Exchange (Wiener Börse) is operated by an independent, privately owned and publicly supervised corporation, the Wiener Börse AG, based on a license under the Austrian Stock Exchange Act (Börsegesetz) 1989, as amended, issued by the Federal Ministry of Finance. Members of the Vienna Stock Exchange include banks, foreign investment firms and other firms trading in securities, derivatives and money market instruments, registered either inside or outside the European Economic Area. The supervising authority is the FMA. The FMA monitors trading on the Vienna Stock Exchange, particularly compliance with rules and regulations regarding insider trading activity, fairness in trading and other market related matters.

The Markets of the Vienna Stock Exchange

According to the Austrian Stock Exchange Act, for listing purposes the Austrian securities market consists of two statutory markets: the Official Market (Amtlicher Handel), on which Century Casinos ADCs will be listed, and the Semi-Official Market (Geregelter Freiverkehr). These two segments have been registered as “regulated markets” pursuant to the Investment Services Directive (Council Directive 93/22/EEC).

By meeting the statutory criteria, securities are admitted to listing on the Vienna Stock Exchange and divided in various trading segments. To be traded in a specific segment, certain non-statutory criteria must be met by the securities in addition to the statutory listing criteria. The equity market (Official and Semi-Official Market) is divided into the segments “Prime Market”, “Standard Market Continuous” and “Standard Market Auction”.

The Prime Market represents the highest-ranking trading segment of the Vienna Stock Exchange and is comprised of stocks of companies that agree to fulfill more stringent reporting, quality and disclosure requirements.

To provide additional liquidity, stocks traded in the Prime Market and the Standard Market Continuous must be serviced by a specialist trader that has agreed to enter firm quotes into XETRA (Exchange Electronic Trading) on a permanent basis. In both sub-segments, additional liquidity providers other than the designated specialists are permitted to act as market makers in securities already serviced by at least one specialist. The market makers’ commitments must also meet certain minimum requirements set up by the Vienna Stock Exchange. Shares listed on the Prime Market and on the Standard Market Continuous are traded continuously, whereas shares listed on the Standard Market Auction are traded only once a day.

Information is provided by the Vienna Stock Exchange via the internet as well as a range of services, such as quotations and ad hoc information about the companies listed on the Vienna Stock Exchange (www.wienerboerse.at).

The operation of the Vienna Stock Exchange by Wiener Börse AG includes the performance of both sovereign and non-sovereign acts.

Trading and Settlement

Listed shares are traded on and off the Vienna Stock Exchange. Nearly half of the total trade volume in Austria takes place on the Vienna Stock Exchange. Shares and other equity securities have been quoted in Euro on a per share basis since 1999.

Beginning January 31, 2005, exchange transactions (spot and forward markets) will be settled through the CCP.A Abwicklungsgesellschaft für Börsegeschäfte, Austria (“CCP”). These transactions are carried out t+3 on a DvP (delivery vs. payment) basis, with OeKB acting on behalf of CCP as the central custodian and settlement bank. In case of non-delivery, the transaction will be performed T+14 by a settlement in cash, with the defaulting supplier having to pay a markup to the purchaser(s). Settlement terms of over-the-counter transactions depend on party agreement.

The Vienna Stock Exchange operates on a Vienna-based interface for the XETRA® trading system which is used by the Frankfurt Stock Exchange. XETRA® aims to facilitate cross-border trading. On the basis of the XETRA® trading platform, all participants have equal access to the trading facilities regardless of their location. Clearing and settlement is integrated into XETRA® and transaction costs are reduced.

The Vienna Stock Exchange may suspend trading, if orderly stock exchange trading is temporarily endangered or if its suspension is necessary in order to protect the public interest. The electronic system provides for automatic volatility interruptions and market order interruptions and for automatic volatility interruptions during continuous trading.

Trading Volume

The Vienna Stock Exchange has substantially less trading volume than certain other Western European Stock Exchanges or U.S.-exchanges. Accordingly, the Vienna Stock Exchange may be substantially affected by events generally affecting securities markets as well as by the trading of significant blocks of securities. The limited liquidity of the Vienna Stock Exchange may also affect the ability of an investor to buy or sell securities at the price and time intended by the investor.

The aggregate annual turnover of shares traded on the Vienna Stock Exchange in 2004 was approximately 38 billion Euro (Source: Vienna Stock Exchange). As of June 30, 2005, a total of 103 companies were listed on the Official and Semi-Official Market of the Vienna Stock Exchange. On June 30, 2005, the total market capitalization of the domestic companies in the Official and Semi-Official Market was approximately 90.62 billion Euro (Source: Vienna Stock Exchange).

Insider Rules

The Austrian Stock Exchange Act, which has implemented the EU Market Abuse Directive (2003/6/EC) per January 1, 2005, prohibits the misuse of insider information involving listed issuers.

Inside information is defined as information of a precise nature that has not been made public, relating directly or indirectly to one or more issuers of financial instruments or to one or more financial instruments and which, if made public, would be likely to have a significant effect on the price of those financial instruments or on the price of related derivative financial instruments.

An insider is any person who is in possession of inside information. The Austrian Stock Exchange Act differentiates between primary insiders and secondary insiders. Primary insider is any member of the management or supervisory board of an issuer or any person who due to their profession, occupation, responsibilities or shareholding are in possession of inside information. Secondary insiders are people who gained knowledge of inside information by chance from a primary insider or a third person and know or should have known that the relevant information qualifies as inside information. In case a legal entity uses inside information, then the natural persons acting on behalf of the legal entity are treated as insiders.

Insiders are prohibited from (i) buying or selling, or offering or recommending the purchase or sale of the financial instruments concerned to third parties and (ii) communicating inside information to third parties unless required by law.

Violation of the prohibition on the misuse of inside information is a criminal offense. Primary insiders are subject to imprisonment for up to three years. Secondary insiders may be imprisoned for up to one year or the courts may impose a fine. In the event that the abuse of inside information generates pecuniary gains exceeding 50,000 Euro, primary insiders are subject to an imprisonment of at least six months and up to five years and secondary insiders may be imprisoned for up to three years.

In addition to the abuse of inside information, the Austrian Stock Exchange Act also prohibits market manipulation. Market manipulation includes the manipulation of stock prices through real or fictive transactions and any other transaction or order or fraudulent representation or the dissemination of false or misleading information. Market manipulation constitutes an administrative offence and is penalized with a fine of up to 35,000 Euro.

GENERAL INFORMATION

Financial Statements

The consolidated financial statements of Century Casinos, Inc. as of December 31, 2004, 2003 and 2002 and for each of the three-year period ended December 31, 2004, as set forth in this prospectus have been audited by Grant Thornton LLP, independent registered public accounting firm, as indicated in their reports with respect thereto.  Grant Thornton LLP has its business address at 707 17th Street, Suite 3200, Denver, Colorado, United States of America. Grant Thornton LLP is a member of the American Institute of Certified Public Accountants (AICPA) and the Public Company Accounting Oversight Board (PCAOB).

PricewaterhouseCoopers Inc., chartered accountants (SA), registered accountants and auditors, have audited the consolidated financial statements of Century Casinos Africa (Proprietary) Limited for the years 2002 and 2003. PricewaterhouseCoopers Inc. has its business address at No. 1 Waterhouse Place, Cape Town, 8000 South Africa.

No other information in the prospectus has been audited by the auditors.

Application for Listing

We will apply to list the ADCs on the Official Market of the Vienna Stock Exchange. We expect approval for the admission on the Official Market, Prime Market Segment of the Vienna Stock Exchange to be issued by the Vienna Stock Exchange on or about October 4, 2005, and we expect trading of the ADCs to commence on or about October 12, 2005. We will apply for listing of up to 22,380,567 ADCs, which would represent all of our outstanding common stock and common stock represented by ADCs to be issued in the Offering. The ADCs will be evidenced by a modifiable global certificate that will be deposited with OeKB. Apart from the NASDAQ and the Vienna Stock Exchange, we have not applied for trading of any of our securities on any other stock exchange. To our knowledge, our common stock is also traded on a very limited scale on the Berlin-Bremen Stock Exchange (Börse Berlin-Bremen). We may apply for trading of our common stock or other securities on other stock exchanges in the future, or we may seek to cease trading of our shares of common stock or other securities on any market on which they are currently traded or might be traded in the future.

Securities Identification Number

Securities Identification Number of the ADCs: ISIN: AT0000499900

Trading Symbol

CNTY

Paying Agent in Austria

The paying agent (Zahlstelle) is Bank Austria Creditanstalt AG.

Notices

All our notices relating to the Offering shall be made by publication in the Austrian official gazette Amtsblatt zur Wiener Zeitung.

STATEMENT PURSUANT TO COMMISSION REGULATION (EC)
NO 809/2004 OF 29 APRIL 2004

Century Casinos, Inc., with its corporate seat in Colorado Springs, U.S., is responsible for this Prospectus and declares that, having taken all reasonable care to ensure that such is the case, the information contained in this Prospectus is, to the best of its knowledge, in accordance with the facts and does not omit anything likely to affect the import of such information.

Century Casinos, Inc. as Issuer (als Emittent), Colorado Springs, September 29, 2005

Erwin Haitzmann	Peter Hoetzinger

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Company

Audited

As at December 31, 2004

Reports of Registered Independent Public Accounting Firms

Balance Sheets as of December 31, 2004 and December 31, 2003

Statements of Operations for the years ended December 31, 2004, December 31, 2003 and December 31, 2002

Statements of Shareholders’ Equity for the years ended December 31, 2004, December 31, 2003 and December 31, 2002

Statements of Cash Flows for the years ended December 31, 2004, December 31, 2003 and December 31, 2002

Notes to Consolidated Financial Statements

As at December 31, 2003

Reports of Registered Independent Public Accounting Firms

Balance Sheets as of December 31, 2003 and December 31, 2002

Statements of Operations for the years ended December 31, 2003, December 31, 2002 and December 31, 2001

Statements of Shareholders’ Equity for the years ended December 31, 2003, December 31, 2002 and December 31, 2001

Statements of Cash Flows for the years ended December 31, 2003, December 31, 2002 and December 31, 200

Notes to Consolidated Financial Statements

Unaudited

Balance Sheets as of June 30, 2005 and December 31, 2004

Statements of Operations for the six months ended June 30, 2005 and June 30, 2004

Statements of Cash Flows for the six months ended June 30, 2005 and June 30, 2004

Century Casinos

AUDITED CONSOLIDATED FINANCIAL STATEMENT,
AS AT DECEMBER 31, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Century Casinos, Inc.

We have audited the accompanying consolidated balance sheets of Century Casinos, Inc. (a Delaware corporation) and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of earnings, shareholders’ equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of Century Casinos Africa (Proprietary) Limited (CCA), a 96.5% owned subsidiary, as of December 31, 2003 and for the years ended December 31, 2003 and 2002, which statements reflect total assets of 36 percent as of December 31, 2003, and total revenues of 36 percent and 24 percent, respectively, for the years ended December 31, 2003 and 2002, respectively. Those statements were audited by other auditors, whose report thereon has been furnished to us, and our opinion, insofar as it relates to the amounts included for CCA for 2003 and 2002, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Century Casinos, Inc. and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Colorado Springs, Colorado
April 8, 2005

REPORT OF THE INDEPENDENT AUDITORS TO THE MEMBERS OF CENTURY CASINOS AFRICA (PROPRIETARY) LIMITED

We have audited the consolidated balance sheets of Century Casinos Africa (Proprietary) Limited and subsidiaries as at December 31, 2003 and 2002 and related consolidated income statements, cash flow statements and statements of changes in shareholders’ equity for the years then ended (not presented herein). These financial statements are the responsibility of the directors of the Company. Our responsibility is to express an opinion on these financial statements based on our audit.

Scope

We conducted our audit in accordance with auditing standards generally accepted in South Africa and in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements (not presented herein) are free of material misstatement. An audit includes:

•        examining, on a test basis, evidence supporting the amounts and disclosures included in the financial statements,

•        assessing the accounting principles used and significant estimates made by management, and

•        evaluating the overall financial statement presentation.

We believe that our audit provides a reasonable basis for our opinion.

Audit Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Century Casinos Africa (Proprietary) Limited and its subsidiaries at December 31, 2003 and 2002 and the consolidated results of their operations, cash flow and changes in shareholders’ equity for the years then ended in conformity with South African Statements of Generally Accepted Accounting Practice, and in the manner required by the South African Companies Act, 1973.

Accounting principles generally accepted in South Africa differ in certain significant respects from accounting principles generally accepted in the United States of America and as allowed by Item 17 to Form 20-F. The application of the latter would have affected the determination of consolidated net income expressed in South African Rand for the years ended 31 December 2003 and 2002 and the determination of consolidated shareholders’ equity expressed in South African Rand at 31 December 2003 and 2002 to the extent summarised in Note 28 (not presented herein) to the financial statements.

/s/ PricewaterhouseCoopers Inc.
PRICEWATERHOUSECOOPERS INC.
Chartered Accountants (SA)
Registered Accountants and Auditors

Cape Town
1 March 2004

CENTURY CASINOS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Amounts shown in thousands, except for share information	December 31,2004	December 31,2003

	ASSETS

	Current Assets:
	Cash and cash equivalents	$8,411	$4,729
	Restricted cash	706	598
	Receivables	193	269
	Prepaid expenses	437	441
	Inventories	215	131
	Other current assets	28	28
Deferred income taxes	• domestic	97	56
	• foreign	88	55
	Total current assets	10,175	6,307

	Property and Equipment, net	48,629	36,796
	Goodwill, net	8,845	8,088
	Casino Licenses	2,157	1,760
Deferred Income Taxes	• domestic	—	594
	• foreign	207	72
	Equity Investment in Unconsolidated Subsidiary	116	—
	Other Assets	1,075	1,200
	Total	$71,204	$54,817

	LIABILITIES AND SHAREHOLDERS’EQUITY

	Current Liabilities:
	Current portion of long-term debt	$2,534	$2,136
	Accounts payable and accrued liabilities	3,548	1,979
	Accrued payroll	1,372	1,268
	Taxes payable	711	1,088
	Other	102	—
	Total current liabilities	8,267	6,471

	Long-Term Debt, less current portion	17,970	14,913
	Deferred Tax Liability – domestic	234	—
	Other Non-current Liabilities	—	371
	Minority Interest	4,354	14
	Commitments and Contingencies	—	—
	Shareholders’ Equity:
	Preferred stock; $.01 par value; 20,000,000 shares authorized; no shares issued and outstanding	—	—
	Common stock; $.01 par value; 50,000,000 shares authorized; 14,485,776 shares issued; 13,694,900 and 13,680,500 shares outstanding, respectively	145	145
	Additional paid-in capital	21,528	21,529
	Accumulated other comprehensive income	4,597	2,034
	Retained earnings	15,910	11,172
		42,180	34,880
	Treasury stock – 790,876 and 805,276 shares at cost, respectively	(1,801)	(1,832)
	Total shareholders’ equity	40,379	33,048
	Total	$71,204	$54,817

See notes to consolidated financial statements

CENTURY CASINOS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

	For the Year Ended December 31,
Amounts shown in thousands, except for share information	2004	2003	2002

Operating Revenue:
Casino	$34,641	$31,869	$30,607
Hotel, food and beverage	4,322	3,568	2,630
Other	1,092	622	524
	40,055	36,059	33,761
Less promotional allowances	(4,290)	(4,657)	(4,424)

Net operating revenue	35,765	31,402	29,337

Operating Costs and Expenses:
Casino	13,760	11,667	9,897
Hotel, food and beverage	3,134	2,553	1,509
General and administrative	9,103	7,745	7,191
Property write-down and other write offs, net of (recoveries)	(178)	(35)	1,145
Depreciation	2,993	2,668	2,304

Total operating costs and expenses	28,812	24,598	22,046

Equity in income from unconsolidated subsidiary	55	—	—
Earnings from Operations	7,008	6,804	7,291
Non-operating income (expense)
Interest expense	(1,587)	(2,011)	(1,903)
Other income, net	169	252	176
Equity in non-operating items from unconsolidated subsidiary	(5)	—	—

Non-operating expense, net	(1,423)	(1,759)	(1,727)

Earnings before Income Taxes and Minority Interest	5,585	5,045	5,564
Provision for income taxes	749	1,777	2,454
Earnings before Minority Interest	4,836	3,268	3,110
Minority interest in subsidiary earnings	(98)	(22)	(31)
Net Earnings	$4,738	$3,246	$3,079

Earnings Per Share, Basic	$0.35	$0.24	$0.23
Earnings Per Share, Diluted	$0.30	$0.22	$0.20

See notes to consolidated financial statements

CENTURY CASINOS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 and 2002

(Dollar amounts in thousands, except for share information)

				Accumulated
			Additional	Other
	Common Stock		Paid-in	Comprehensive	Retained	Treasury Stock		Comprehensive
	Shares	Amt	Capital	Income (Loss)	Earnings	Shares	Amount	Total	Income

BALANCE AT JANUARY 1, 2002	14,485,776	$145	$21,901	$(3,291)	$4,847	756,992	$(1,424)	$22,178	$

Purchases of treasury stock	—	—	—	—	—	177,920	(419)	(419)

Options exercised	—	—	(27)	—	—	(30,000)	53	26

Foreign currency translation adjustment	—	—	—	2,179	—	—	—	2,179	$2,179

Change in fair value of interest rate swap, net of income tax expense	—	—	—	580	—	—	—	580	580

Reclassification of interest expense on interest rate swap	—	—	—	(520)	—	—	—	(520)	(520)

Net earnings	—	—	—	—	3,079	—	—	3,079	3,079

BALANCE AT DECEMBER 31, 2002	14,485,776	$145	$21,874	$(1,052)	$7,926	904,912	$(1,790)	$27,103	$5,318

Purchases of treasury stock	—	—	—	—	—	59,100	(131)	(131)

Purchase of treasury stock from former director	—	—	—	—	—	489,264	(1,106)	(1,106)

Options exercised	—	—	(345)	—	—	(648,000)	1,195	850

Foreign currency translation adjustment	—	—	—	2,824	—	—	—	2,824	$2,824

Change in fair value of interest rate swap, net of income tax expense	—	—	—	782	—	—	—	782	782

Reclassification of interest expense on interest rate swap	—	—	—	(520)	—	—	—	(520)	(520)

Net earnings	—	—	—	—	3,246	—	—	3,246	3,246

BALANCE AT DECEMBER 31, 2003	14,485,776	$145	$21,529	$2,034	$11,172	805,276	$(1,832)	$33,048	$6,332

Options exercised	—	—	(1)	—	—	(14,400)	31	30

Foreign currency translation adjustment	—	—	—	2,775	—	—	—	2,775	$2,775

Reclassification of the amount of accumulated foreign currency translation adjustment from other comprehensive income to earnings attributable to the sale of Verkrans	—	—	—	(380)	—	—	—	(380)	(380)

Change in fair value of interest rate swap, net of income tax expense	—	—	—	428	—	—	—	428	428

Reclassification of interest expense on interest rate swap	—	—	—	(260)	—	—	—	(260)	(260)

Net earnings	—	—	—	—	4,738	—	—	4,738	4,738

BALANCE AT DECEMBER 31, 2004	14,485,776	$145	$21,528	$4,597	$15,910	790,876	$(1,801)	$40,379	$7,301

See notes to consolidated financial statements

CENTURY CASINOS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
Amounts shown in thousands	2004	2003	2002

Cash Flows from Operating Activities:

Net earnings	$4,738	$3,246	$3,079
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation	2,993	2,668	2,304
Amortization of deferred financing costs	75	113	94
Gain on disposition of assets and real estate option	(20)	(28)	(34)
Deferred income tax expense	554	199	78
Minority interest in subsidiary earnings	98	22	31
Equity in income from unconsolidated subsidiary	(55)	—	—
Reclassification of accumulated foreign currency translation adjustment attributable to the sale of Verkrans	(380)	—	—
Write down asset value	—	—	447
Write off receivables and advances, net of (recoveries)	—	—	698
Other	—	20	(81)
Changes in operating assets and liabilities
Receivables	110	(118)	(341)
Prepaid expenses and other assets	(357)	(236)	94
Accounts payable and accrued liabilities	1,282	(394)	362
Accrued payroll	43	110	96
Taxes payable	(609)	219	569
Net cash provided by operating activities	8,472	5,821	7,396

Cash Flows from Investing Activities:
Purchases of property and equipment	(4,508)	(2,585)	(4,482)
Acquisition of remaining interest in subsidiary	—	(1,259)	—
Capital contribution of interest in subsidiary	(3,500)	—	—
Proceeds from disposition of subsidiary	753	—	—
Expenditures for deposits and other assets	—	—	(236)
Restricted cash decrease	—	64	7
Proceeds received from disposition of assets	205	308	263
Net cash used in investing activities	(7,050)	(3,472)	(4,448)

Cash Flows from Financing Activities:
Proceeds from borrowings	$31,462	$27,269	$15,556
Principal repayments	(29,479)	(29,478)	(16,575)
Deferred financing costs	(113)	—	(115)
Proceeds from exercise of options	31	850	26
Purchases of treasury stock	—	(1,237)	(392)
Equity in non-operating items from unconsolidated subsidiary	5	—	—
Net cash provided by (used in) financing activities	1,906	(2,596)	(1,500)
Effect of exchange rate changes on cash	354	394	103

Increase in Cash and Cash Equivalents	3,682	147	1,551

Cash and Cash Equivalents at Beginning of Year	4,729	4,582	3,031

Cash and Cash Equivalents at End of Year	$8,411	$4,729	$4,582

Supplemental Disclosure of Noncash Investing and Financing Activities:

In January 2004, the Company, through its wholly owned subsidiary CMB, purchased an additional 40% interest in Casino Millennium (“CM”), bringing its total interest to 50%, by contributing gaming equipment with a net book value of $0.60 million. The contribution of the gaming equipment, along with a cash contribution made in December 2002 which was accounted for by CMB on a cost basis in Euro and had a value of $0.29 million on January 3, 2004, brought the Company’s total investment in CM to $0.89 million, of which $0.26 million was allocated to a shareholder loan acquired as part of the transaction. The difference between the cost and the equity of CM, of $0.57 million, has been recorded as goodwill.

In December 2004, the Company, through its wholly owned subsidiary CTI, purchased a 65% interest in CC Tollgate LLC. In conjunction with the acquisition, liabilities were assumed as follows:

Fair value of assets acquired	$9,205
Cash paid	(3,500)
Liabilities assumed	$5,705

The assets acquired and liabilities assumed are reported in the consolidated balance sheet.

In January 2003, we, through CCA, purchased the remaining 35% interest in CCAL for a total of $2.6 million, of which $1.3 million was used to purchase a loan from the previous minority shareholder, Caledon Overberg Investments (Proprietary) Limited (“COIL”), and is included in principal repayments above, $1.0 million was applied to the minority shareholder liability and $0.3 million increased the carrying value of the land in Caledon.

In the second quarter of 2003, James Forbes, a director of the Company at the time, in accordance with our Employee’s Equity Incentive Plan (“EEIP”), exercised all 618,000 of his outstanding options, carrying an average strike price of $1.306. The shares were issued out of treasury stock and payment for the options was made by transferring 357,080 shares of common stock that the director had owned since 1994 to the Company at a per share price of $2.26 established at the close of market on April 16, 2003.

Supplemental Disclosure of Cash Flow Information:

Amounts shown in thousands	2004	2003	2002

Interest paid, net of capitalized interest of $0 in 2004, $46 in 2003 and $63 in 2002	$1,504	$2,057	$1,899
Income taxes paid	$614	$1,090	$1,865

See notes to consolidated financial statements

CENTURY CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

Century Casinos, Inc. (“CCI” or the “Company”) is an international gaming company. We own and/or manage casino operations in the United States, South Africa, the Czech Republic and international waters through various entities that are wholly owned or in which we have a majority ownership position.

Parent/Subsidiary Relationship	Abbreviation	Parent	Ownership Percentage
Century Casinos, Inc.	CCI	n/a	n/a
WMCK Venture Corp.	WMCK	CCI	100%
WMCK-Acquisition Corp.	ACQ	WMCK	100%
Century Casinos Cripple Creek, Inc.	CCC	WMCK	100%
Century Resorts Limited	CRL	CCI	96.5%
Century Casinos Africa (Pty) Limited	CCA	CRL	100%
Century Casinos Caledon (Pty) Limited	CCAL	CCA	100%
Century Casinos West Rand (Pty) Limited	CCWR	CCA	55%
Rhino Resort Ltd.	RRL	CCA	50%
Century Resorts International Limited	CRI	CCI	100%
Century Resorts Alberta, Inc.	CRA	CRI	56.4%
Century Casinos Tollgate, Inc	CTI	CCI	100%
CC Tollgate LLC	CTL	CTI	65%
Century Casinos Iowa, Inc.	CIA	CCI	100%
Century Casinos Management, Inc.	CCM	CCI	100%
Century Casinos Nevada, Inc.	CCN	CCI	100%
Century Management u. Beteiligungs GmbH	CMB	CCI	100%

CCI serves as a holding company, providing corporate and administrative services to its subsidiaries.

WMCK owns and operates Womacks Casino and Hotel (“Womacks”), a limited-stakes gaming casino in Cripple Creek, Colorado. Womacks is one of the largest gaming facilities in Cripple Creek.

CRL was formed to own our South African interests and to provide technical casino services to some of our foreign and offshore operations. In July 2004 certain officers of the Company exchanged their 3.5% minority ownership in CCA for a 3.5% minority ownership in CRL of equal value. CCI now owns 96.5% of CRL and CRL owns 100% of CCA. CCA owns CCAL which owns and operates The Caledon Hotel, Spa and Casino near Cape Town, South Africa.

CRI serves as concessionaire of small casinos on eight luxury cruise vessels and provides technical casino services to Casino Millennium. Effective February 24, 2005, CRI owns 56.4% of CRA which was formed in conjunction with an application for a gaming license in Edmonton, Alberta, Canada. We had subscribed to 55% of the shares of CRA in September 2003, but subsequently increased our participation in the project. On October 12, 2004 CRI entered into a casino services agreement with CC Tollgate LLC to manage the proposed casino in Central City, Colorado. CRI has entered into an agreement with CCA in which it earns a fee for the services provided by executive management contracted to CRI.

CTI entered into an agreement with Tollgate Venture LLC on October 13, 2004 to develop and operate a casino and hotel in Central City, Colorado. Completion of the project is subject to various conditions and approvals, including, but not limited to securing acceptable financing, satisfactory environmental studies, licensing by the Colorado Division of Gaming, and other due diligence. Casino licenses in Colorado are not limited in number by state gaming laws and are primarily subject to successful background investigations by the Colorado Division of Gaming. Century currently is licensed in Colorado for gaming at Womacks Casino and Hotel in Cripple Creek. On December 30, 2004, the transaction closed with Century Casinos Tollgate, Inc. making a cash contribution of $3.5 million in return for a controlling 65% interest and Tollgate Venture LLC having contributed three existing non-operating casino buildings, land and land options for a 35% interest.

CCM provided technical casino services to some of our operations. The technical services agreements were re-assigned to CRI in October 2003, but CCM is still collecting fees that were earned prior to that time, which remain unpaid. CCM has entered into a casino services agreement to manage the proposed project in Iowa as discussed below.

CCN is a dormant subsidiary which owns non-operating casino property and land held for sale in Nevada.

CMB acquired a 10% equity interest in Casino Millennium located within a five-star hotel in Prague, Czech Republic through a $0.24 million cash contribution in December 2002. In January 2004, CMB acquired an additional 40% of Casino Millennium, bringing its total ownership to 50%. The current period earnings are reported as equity in income from unconsolidated subsidiary in our consolidated statements of earnings and cash flows. The investment by us for the incremental 40% stake totaled $0.60 million and was paid by contributing gaming equipment.

We regularly pursue additional gaming opportunities internationally and in the United States, and are currently pursuing the following opportunities:

Edmonton – On February 24, 2005, through our wholly owned subsidiary, Century Resorts International, we acquired a 56.4% interest in Century Resorts Alberta, Inc. (“CRA”) for approximately, $2.4 million ($3.0 million Canadian dollars.) We had subscribed to 55% of the shares of CRA in September 2003 but subsequently increased our participation in the project. The Company’s local partner, 746306 Alberta, Ltd. contributed a 7.25 acre parcel of land and an existing 40 room hotel for the remaining 43.6% interest. Century Resorts Alberta, Inc. plans to develop the Celebrations Casino and Hotel in Edmonton, Alberta, Canada. Completion of this project is subject to obtaining acceptable project financing. On December 17, 2004 the AGLC granted approval to begin construction of the casino property. As is customary, the issuance of the license does not occur until completion of construction and after all federal and provincial legislation, regulation and policies, and municipal requirements, permits, licenses and/or authorizations have been met. We have also entered into a long-term agreement to manage the facility if a gaming license is awarded.

Franklin County, Iowa – On October 18, 2004, CCI entered into an agreement with the owners of Landmark Gaming LC of Franklin County, Iowa, to jointly submit as co-applicant with the Franklin County Development Association (FCDA) an application to the Iowa Racing and Gaming Commission (IRGC) to develop and operate a moored barge casino, hotel and entertainment facility in Franklin County, Iowa. On November 11, 2004, CCI through Landmark Gaming LC, jointly submitted as co-applicant with the FCDA a casino facility license application to the IRGC for a casino in Franklin County, Iowa. The proposed project, The Landmark Hotel and Casino, is a moored barge casino, hotel and entertainment facility in the Mississippi riverboat style. Landmark Gaming LC will be 40% owned by Century Casinos Iowa, Inc (“CIA”), a wholly owned subsidiary of CCI, if a license is granted. The other 60% will be owned by Gayle Burnett, Roger Burnett and Michael Dunn, the Iowa residents who own the land and land options which will be developed into the Landmark project. Century Casinos Management, Inc. has entered into a long term agreement to manage the casino in return for a share in gross revenues plus a share in EBITDA. Our contribution to the project at closing will include an initial cash capital contribution of $1.25 million in return for a 40% interest. The current owners of Landmark Gaming LC will contribute the land and land options in return for 60% ownership. Our cash contribution and the beginning of construction are subject to various conditions and approvals, including, but not limited to awarding of a license by the IRGC, securing acceptable financing and other due diligence.

Johannesburg – On October 20, 2003, we announced that judgment had been handed down in the High Court of South Africa compelling the Gauteng Gambling Board (“GGB”) to award a casino license to Silverstar Development Limited (“Silverstar”) for the western periphery of metropolitan Johannesburg in terms of its original 1997 application. On November 11, 2003, the Company announced that the GGB’s subsequent application for leave to appeal the October 20 judgment had been denied by the High Court. On December 3, 2003, the Company announced that the GGB served notice that it had petitioned the South African Supreme Court of Appeal requesting a further appeal against the judgment of the High Court. On February 5, 2004, the Supreme Court of Appeal of South Africa overturned the ruling of the High Court and granted the GGB’s request for leave to appeal. Silverstar informed the Company that the Supreme Court of Appeal met on February 28, 2005 to review Silverstar’s petition against the leave to appeal granted to the GGB, at which time the court reserved judgment. On March 29, 2005, Silverstar reported that the Supreme Court of Appeal dismissed the appeal of the GGB and upheld the earlier High Court decision to award the license to Silverstar.

On December 1, 2004, CCI agreed to sell its interest in the Gauteng, South Africa license application which included the sale of Verkrans Ontwikkelings Maatskappy (Pty) Ltd., the owner of the land and a wholly owned subsidiary of CRL (Note 8). The Akani Group has agreed to provide the funds necessary for Silverstar to complete the project and to acquire the entire shareholding of Silverstar as well as all assets, rights and obligations of CCI in the project.

2. SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation – The accompanying consolidated financial statements include the accounts of CCI and its majority-owned subsidiaries. Investments in unconsolidated affiliates which are 20% to 50% owned, are accounted for under the equity method. All significant intercompany transactions and balances have been eliminated.

Our 65% ownership interest in CC Tollgate LLC is carried at our capital account balance based on provisions in the LLC agreement that require liquidation to be proportionate to each unitholder’s positive capital account which results in a minority interest liability related to the project of $4.2 million as of December 31, 2004. Future profits and losses will be allocated and recognized in such a manner as to ultimately bring each unitholder’s capital account into proportion of their respective unitholdings.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents – All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. Minimum deposits required in connection with CCAL’s lending facility (Note 5) are designated as restricted cash on the consolidated balance sheets.

Fair Value of Financial Instruments – We calculate the fair value of financial instruments and include this additional information in the notes to our financial statements when the fair value does not approximate the carrying value of those financial instruments. Our financial instruments include cash and cash equivalents, long-term debt and interest rate swap agreements. Fair value is determined using quoted market prices whenever available. When quoted market prices are not available, we use alternative valuation techniques such as calculating the present value of estimated future cash flows utilizing risk-adjusted discount rates. Our carrying value of financial instruments approximates fair value at December 31, 2004 and 2003.

Property and Equipment – Property and equipment are stated at cost. Depreciation of assets in service is provided using the straight-line method over the estimated useful lives of the assets. Leased property and equipment under capital leases is amortized over the lives of the respective leases or over the service lives of the assets, whichever is shorter. The interest cost associated with major development and construction projects is capitalized and included in the cost of the project. When no debt is incurred specifically for a project, interest is capitalized on amounts expended on the project using the weighted-average cost of our outstanding borrowings. Capitalization of interest ceases when the project is substantially complete or development activity is suspended for more than a brief period.

Assets are depreciated over their respective service lives as follows:

Buildings and improvements	7 – 39	yrs
Gaming equipment	3 – 7	yrs
Furniture and office equipment	5 – 7	yrs
Other equipment	3 – 7	yrs

Goodwill and Other Intangibles – Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in a business combination. SFAS No. 142 “Goodwill and Other Intangible Assets” (see Note 10) addresses the methods used to capitalize, amortize and to assess impairment of intangible assets, including goodwill resulting from business combinations accounted for under the purchase method. Effective with the adoption of SFAS No. 142, we no longer amortize goodwill and other intangible assets with indefinite useful lives, principally casino licenses which are recorded at acquired cost. We instead review goodwill and indefinite-lived intangible assets for impairment at least annually and between annual test dates in certain circumstances.

We completed the necessary transition impairment reviews for goodwill and indefinite-lived intangible assets in 2002, and no impairments were indicated. We perform our annual impairment test for goodwill and indefinite-lived intangible assets in the fourth quarter of each fiscal year. No impairments were indicated as a result of the annual impairment reviews for goodwill and indefinite-lived intangible assets in 2004, 2003 or 2002.

Impairment of Long-Lived Assets – We review long-lived assets for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If there is an indication of impairment, determined by the excess of the carrying value in relation to anticipated undiscounted future cash flows, the carrying amount of the asset is written down to its estimated fair value by a charge to operations. Fair value is estimated based on the present value of estimated future cash flows using a discount rate commensurate with the risk involved. Estimates of future cash flows are inherently subjective and are based on management’s best assessment of expected future conditions.

Revenue Recognition – Casino revenue is the net win from gaming activities, which is the difference between gaming wins and losses. Management and consulting fees are recognized as revenue as services are provided. The incremental amount of unpaid progressive jackpot is recorded as a liability and a reduction of casino revenue in the period during which the progressive jackpot increases.

Promotional Allowances – Food and beverage furnished without charge to customers is included in gross revenue at a value which approximates retail and is then deducted as complimentary services to arrive at net revenue.

As part of its promotional activities, we offer “free plays” or coupons to our customers for gaming activity and our players clubs allow customers to earn certain complimentary services and/or cash rebates based on the volume of a customer’s gaming activity. These promotional activities were reported as a reduction of revenue for 2004, 2003 and 2002, respectively.

Foreign Currency Translation – Adjustments resulting from the translation of the accounts of our foreign subsidiaries from the local functional currency to U.S. dollars are recorded as other comprehensive income or loss in the consolidated statements of shareholders’ equity and comprehensive income. Foreign currency transaction gains or losses resulting from the translation of other casino operations and other transactions which are denominated in a currency other than U.S. dollars are recognized in the statements of earnings. Gains and losses from intercompany foreign currency transactions that are of a long-term investment nature and are between entities of the consolidated group are not included in determining net earnings, but rather are reported as translation adjustments within other comprehensive income or loss in the consolidated statements of shareholders’ equity and comprehensive income.

Historical transactions that are denominated in a foreign currency are translated and presented at the United States exchange rate in effect on the date of the transaction. Commitments that are denominated in a foreign currency and all balance sheet accounts other than shareholders’ equity are translated and presented based on the exchange rate at the end of the reported periods. Current period transactions affecting the profit and loss of operations conducted in foreign currencies are valued at the average exchange rate for the period in which they are incurred. The exchange rates used to translate balances at the end of the reported periods are as follows:

	December 31, 2004	December 31, 2003	December 31, 2002
South African Rand	5.6640	6.6858	8.5755
Euros	0.7388	0.7938	0.9536
Czech Koruna	22.4640	25.6634	n/a
Canadian Dollars	1.2036	1.2924	n/a

Source: Pacific Exchange Rate Service

Income Taxes – We account for income taxes using the liability method, which provides that deferred tax assets and liabilities are recorded based on the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, at a rate expected to be in effect when the differences become deductible or payable.

Stock-Based Compensation – In 2002 we adopted Statement of Financial Accounting Standards No. 148 (SFAS 148), “Accounting for Stock-Based Compensation-Transition and Disclosure” which amends the disclosure requirements of Statement of Financial Accounting Standards No. 123 (SFAS 123), “Accounting for Stock-Based Compensation” to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 also provides alternative methods of transition for a voluntary change to fair value based methods of accounting which have not been adopted by us at this time. SFAS 123 encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. We have chosen to account for stock-based compensation for employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB 25), “Accounting for Stock Issued to Employees”, and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of our stock at the date of the grant over the amount an employee must pay to acquire that stock. We value stock-based compensation granted to non-employees at fair value.

In April 2004, our stock-based employee compensation plan expired (see Note 6). The Company accounted for this plan under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations. No stock-based compensation cost is reflected in net earnings, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of the grant. The following table illustrates the effect on net earnings and earnings per share if we had applied the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock Based Compensation”, to stock-based employee compensation.

Amounts shown in thousands. except share data		2004	2003	2002

Net earnings, as reported		$4,738	$3,246	$3,079
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects		1,114	4	9
Pro forma net earnings		$3,624	$3,242	$3,070
Earnings per share,

Basic	As reported	$0.35	$0.24	$0.23
	Pro forma	$0.27	$0.24	$0.22

Diluted	As reported	$0.30	$0.22	$0.20
	Pro forma	$0.23	$0.22	$0.20

The fair value of options granted under the Plan was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2004		2003	2002

Weighted-average risk-free interest rate	4.00%		—	5.32%
Weighted-average expected life	9.5	yrs	—	10	yrs
Weighted-average expected volatility	55.1%		—	26.8%
Weighted-average expected dividends	$0		—	$0

The weighted-average fair value of options granted was $1.97 dollars in 2004 and $1.16 dollars in 2002. A total of 1,352,710 and 10,000 options were issued in 2004 and 2002, respectively. No options were granted to employees under the Plan in 2003.

Additionally, 60,000 options were issued to directors in 2004

Earnings Per Share – Basic earnings per share considers only weighted-average outstanding common shares in the computation. Diluted earnings per share give effect to all potentially dilutive securities. Diluted earnings per share is based upon the weighted average number of common shares outstanding during the period, plus, if dilutive, the assumed exercise of stock options using the treasury stock method and the assumed conversion of other convertible securities (using the “if converted” method) at the beginning of the year, or for the period outstanding during the year for current year issuances.

Comprehensive Income – Comprehensive income for us includes the effect of fluctuations in foreign currency rates on value of our foreign investments and the interest rate swap agreements we maintain to hedge against increases in the interest rate on our RCF.

Operating Segments – We are managed in five segments; Cripple Creek, Colorado (formerly Colorado), Central City, Colorado, South Africa, Cruise Ships, and Corporate and Other operations. The operating results of the Cripple Creek, Colorado segment are those of WMCK Venture Corp. and subsidiaries which own Womacks Casino and Hotel (“Womacks”) in Cripple Creek, Colorado. The operating results of the Central City, Colorado segment are those of CC Tollgate, Inc. which has not yet begun casino operations. The operating results of the South African segment are those of Century

Casinos Africa (Pty) Limited and its subsidiaries, primarily Century Casinos Caledon (Pty) Limited which owns the Caledon Hotel, Spa and Casino. Cruise Ship operations include the revenue and expense of the eight combined shipboard operations for which we have casino concession agreements. Corporate and Other operations include, among other items, the revenue and expense of corporate gaming projects for which we have secured long-term service contracts.

Hedging Activities – Companies are required to recognize all of their derivative instruments as either assets or liabilities in the balance sheet at fair value. The accounting for changes in the fair value (i.e. gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as either a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation.

For derivative instruments that are designated and qualify as a cash flow hedge (i.e. hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in current earnings during the period of change. We currently do not have fair value hedges or hedges of a net investment in a foreign operation. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in current earnings during the period of change.

At December 31, 2004, our interest rate swap agreements decreased shareholders’ equity (accumulated other comprehensive income) by $64 thousand, net of federal and state income tax benefits of $38 thousand. At December 31, 2003 the interest rate swap agreements decreased shareholders’ equity (accumulated other comprehensive income) by $0.23 million, net of federal and state income tax benefits of $0.14 million. At December 31, 2002, the interest rate swap agreements decreased shareholders’ equity (accumulated other comprehensive income) by $0.49 million, net of federal and state income tax benefits of $0.29 million.

Advertising Costs – Costs incurred for producing and communicating advertising are expensed when incurred. Advertising expense was $0.77 million, $0.56 million and $0.41 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Preopening Expense – Preopening, pre-operating and organization activities are expensed as incurred. Reclassifications – Certain reclassifications have been made to the 2003 and 2002 financial information in order to conform to the 2004 presentation.

Recent Accounting Pronouncements – In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123R (SFAS 123R), “Share-Based Payment.” SFAS 123R requires employee stock options and rights to purchase shares under stock participation plans to be accounted for under the fair value method, and eliminates the ability to account for these instruments under the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” which generally resulted in the recognition of no compensation cost. SFAS 123R requires the use of an option pricing model for estimating fair value, which is amortized to expense over the service periods. The requirements of SFAS 123R are effective for fiscal years beginning after June 15, 2005. We are currently assessing the valuation options allowed under SFAS 123R. We have not yet determined the impact of applying its various provisions, however based on our current outstanding options, we believe the impact on earnings will be significant.

In December 2004, the FASB issued SFAS No. 153 (SFAS 153), “Exchanges of Nonmonetary Assets – an amendment of APB Opinion No. 29.” This eliminates the exception in APB Opinion No. 29 for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this statement will be effective for fiscal periods beginning after June 15, 2005. We are currently evaluating the impact of this new standard, but do not expect the adoption of SFAS 153 to have a material impact on our financial position, results of operations or cash flows.

3. EQUITY INVESTMENT IN UNCONSOLIDATED SUBSIDIARY

We have a 50% ownership in Casino Millennium (“CM”) and we account for this investment under the equity method.

Following is the summarized financial information of Casino Millennium as of and for the year ended December 31, 2004:

Casino Millennium

Amounts shown in thousands	Unaudited (1)
Balance Sheet:
Current Assets	$841
Noncurrent Assets	$935
Current Liabilities	$104
Noncurrent liabilities	$1,191
Operating Results:
Net operating revenue	$2,489
Net earnings (2)	$95

(1) Prior to 2004, we accounted for our 10% investment in Casino Millennium on the cost method.

(2) After expensing casino services fees paid to the Company.

FIN 46(R), “Consolidation of Variable Interest Entities”, addresses consolidation issues by business enterprises of variable interest entities in which 1) the equity interest at risk is not sufficient to finance its activities without additional subordinated financial support, 2) the equity investors lack one or more essential characteristics of a controlling financial interest or 3) the equity investors have voting rights that are not proportionate to their economic interest. We adopted FIN 46(R) on January 1, 2004. We determined that CM is a variable interest entity as defined by FIN 46(R). We also determined that we are not the primary beneficiary as defined by FIN 46(R) and have, therefore, accounted for our 50% interest in CM on the equity basis. A primary beneficiary is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected returns, or both as defined in FIN 46(R). Under the equity method of accounting, we have recognized the difference between the investment and the underlying cost of the equity as goodwill and reported our percentage of the earnings in CM as equity in income from unconsolidated subsidiary.

The Company’s estimated maximum exposure to losses at December 31, 2004 consists of the following (Amounts in thousands):

Equity investment in Casino Millennium	$116
Goodwill	604
Note receivable	276
Other receivables	199
Total	$1,195

Casino services fee income for the years ended December 31, 2004, 2003 and 2002 was $0.10 million, $0.11 million and $0.15 million, respectively.

4. PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2004 and 2003 consist of the following:

Amounts shown in thousands	2004	2003	Estimated Service Life in Years
Buildings and improvements	$29,009	$22,648	7	–	39
Gaming equipment	12,725	10,731	3	–	7
Furniture and office equipment	4,992	3,599	5	–	7
Other equipment	2,238	1,881	3	–	7
Capital projects in process	55	575
	49,019	39,434
Less accumulated depreciation	(19,611)	(16,639)
	29,408	22,795
Land	18,800	13,580
Non-operating casino and land held for sale	421	421
Property and equipment, net	$48,629	$36,796

The non-operating casino and land is located in Nevada and is carried at estimated net realizable value.

CCAL has entered into a series of lease agreements for the purchase of capital equipment. The average effective interest rate is 13.8% on the lease obligations which are repayable over a term of 60 months (see Note 5).

Assets under lease included in property and equipment as of December 31, 2004 and 2003 are as follows:

	Original Book Value		Accumulated Depreciation
Amounts shown in thousands	2004	2003	2004	2003
Gaming & security equipment	$736	$623	$657	$411
Furniture and office equipment	334	283	208	130
Total	$1,070	$906	$865	$541

Depreciation expense for the years ended December 31, 2004, 2003 and 2002 was $2.99 million, $2.67 million and $2.30 million, respectively.

5. LONG-TERM DEBT

Long-term debt at December 31, 2004 and 2003 consists of the following:

Amounts shown in thousands	2004	2003
Borrowings under revolving line of credit facility with Wells Fargo Bank	$15,656	$11,757
Borrowings under loan agreement with ABSA Bank	3,493	4,550
Notes payable to minority interest holder	1,121	—
Capital leases for various equipment	232	355
Note payable to founding shareholder, unsecured	—	380
Other unsecured notes payable	2	7
Total long-term debt	20,504	17,049
Less current portion	(2,534)	(2,136)
Long-term portion	$17,970	$14,913

On April 26, 2000, the Company and Wells Fargo Bank (the “Bank”) entered into an Amended and Restated Credit Agreement (the “Agreement”) which increased our aggregate borrowing commitment from the Bank under a Revolving Line of Credit Facility (“RCF”) to $26 million and extended the maturity date to April 2004. The Agreement was further amended on August 22, 2001 to give greater flexibility to the ability to use the borrowed funds for projects for the Company. On August 28, 2002, the RCF was further amended to increase the facility to its original amount of $26 million, an increase of $5.8 million, revise the quarterly reduction schedule and extend the maturity date to August 2007. The aggregate commitment available to the Company is reduced quarterly by $0.72 million beginning January 2003 through the maturity date. On October 27, 2004, the RCF was further amended to modify the aggregate commitment reduction schedule. The aggregate commitment available to the Company is reduced by $0.3 million for two quarters beginning July 1, 2005, by $0.60 million for two quarters beginning January 1, 2006 and finally by $0.72 million at the beginning of each quarter beginning July 1, 2006 through the maturity date. The commitment available as of December 31, 2004, net of quarterly reductions, is $20.94 million and unused borrowing capacity is $5.28 million. Interest on the Agreement is variable based on the interest rate option selected by the Company, plus an applicable margin based on the Company’s leverage ratio. The Agreement also requires a nonusage fee based on the Company’s leverage ratio on the unused portion of the commitment. The principal balance outstanding under the loan agreement as of December 31, 2004 and 2003 was $15.66 million and $11.76 million, respectively. The loan agreement includes certain restrictive covenants on financial ratios of WMCK. The most significant covenants include i) a maximum leverage ratio no greater than 2.5 to 1.00, ii) a minimum interest coverage ratio no less than 2.00 to 1.00, and iii) a TFCC ratio (a derivative of EBITDA, as defined in the agreement) of no less than 1.10 to 1.00. The Company is in compliance with the restrictive covenants on the financial ratios of WMCK contained in the RCF as of December 31, 2004. The loan is collateralized by a deed of trust and a security agreement with assignments of lease, rents and furniture, fixtures and equipment of all Colorado property. The interest rate at December 31, 2004 ranged from approximately 4.24% to approximately 4.31% for $10.5 million outstanding under LIBOR based provisions of the loan agreement. The remaining balance of the outstanding debt is subject to interest under the PRIME based provisions of the loan agreement at a rate of 5.25%.

In 1998, we entered into a five-year interest rate swap agreement on $7.5 million notional amount of debt under the RCF, whereby we pay a LIBOR-based fixed rate of 5.55% and receive a LIBOR-based floating rate reset quarterly based on a three-month rate. The swap agreement expired October 1, 2003. In May 2000, we entered into a second five-year interest rate swap agreement on $4.0 million notional amount of debt under the RCF, whereby we pay a LIBOR-based fixed rate of 7.95% and receive a LIBOR-based floating rate reset quarterly based on a three-month rate. Generally, the swap arrangement is advantageous to us to the extent that interest rates increase in the future and disadvantageous to the extent that they decrease. The net amount paid or received by us on a quarterly basis results in an increase or decrease to interest expense. The fair value of the derivatives as of December 31, 2004 and 2003 of $0.1 million and $0.4 million, respectively, is reported as a liability in the consolidated balance sheet. Our objective for entering into the interest rate swap agreements, derivative instruments designated as cash flow hedging instruments, was to eliminate the variability of cash flows in the interest payments for a portion of the RCF. We have determined that the cash flow hedges were highly effective. Accordingly no net gain or loss has been recognized in earnings during 2004, 2003 or 2002 for hedge ineffectiveness. The effective portion on the interest rate swaps of $0.43 million, $0.78 million and $0.58 million, net of income tax expense of $0.10 million, $0.16 million and $36 thousand has been reported in comprehensive income on the statement of shareholders’ equity and comprehensive income for 2004, 2003 and 2002, respectively. If the interest rate swap’s critical terms (notional amount, interest rate reset dates, maturity/expiration date or underlying index) change significantly, such event would result in reclassifying the losses that are reported in accumulated other comprehensive income. We estimate that during 2005 we will recognize additional interest expense of approximately $64 thousand in connection with the remaining interest rate swap agreement. Net additional interest expense to us under the swap agreement was $0.26 million, $0.52 million and $0.52 million in 2004, 2003 and 2002, respectively.

In April 2000, CCAL entered into a loan agreement with PSG Investment Bank Limited (“PSGIB”), which provides for a principal loan of approximately $6.2 million (based on an exchange rate of 7.6613 rand per dollar at the time the funds were advanced) to fund development of the Caledon project. The outstanding balance as of December 31, 2004 and 2003 was $3.2 million and $4.2 million, respectively, and the interest rate was 17.05% in both years. The shareholders of CCAL have pledged all of the common shares held by them in CCAL to PSGIB as collateral. The loan is also collateralized by a first mortgage bond over land and buildings and a general notorial bond over all equipment. In April 2001, CCAL entered into an addendum to the loan agreement in which PSGIB provided CCAL with a standby facility in the amount of approximately $0.6 million, based on an exchange rate of 8.0315 rand per dollar at the time. The outstanding balance as of December 31, 2004 and 2003 was $0.3 million and $0.4 million, respectively, and the interest rate was 15.1% in both years. Under the original terms of the agreement CCAL made its first principal payment in December 2001, based on a repayment schedule that required semi-annual installments continuing over a five-year period. On March 26, 2002, CCAL and PSGIB entered into an amended agreement that changed the repayment schedule to require quarterly installments beginning on March 31, 2002 and continuing over the remaining term of the original five-year agreement. The amendment also changed the requirements for the sinking fund. The original agreement required CCAL to have on deposit a “sinking fund” in the amount equal to the next semiannual principal and interest payment. The amended agreement changes the periodic payments from semi-annual to quarterly and requires a minimum deposit in the sinking fund equal to four million Rand (approximately $0.71 million at the exchange rate as of December 31, 2004). In addition, one third of the next quarterly principal and interest payment must be deposited on the last day of each month into the fund and used for the next quarterly installment. PSGIB was acquired by ABSA Bank (ABSA) in March 2003. There have been no changes in the terms or conditions of the current loan, as amended, with PSGIB. The loan agreement includes certain restrictive covenants for CCAL, including the maintenance of the following ratios; i) debt/equity ratio of 45:55 after the first twelve months of operations and a 40:60 debt/equity ratio after two years of operations, ii) interest coverage ratio of at least 2.0 after the first twelve months of operations, iii) debt service coverage ratio of at least 1.34 for the principal loan and 1.7 for the standby facility after the first twelve months of operations, and iv) loan life coverage ratio of 1.5 for the principal loan and a loan life coverage ratio of 2.5 for the standby facility. As of December 31, 2004, the Company was in compliance with the loan covenants specified by ABSA.

An unsecured note payable, in the amount of $0.38 million, to a founding shareholder bears interest at 6%, payable quarterly. The entire outstanding principal was paid on April 1, 2004.

Unsecured notes payable, in the amount of $1.1 million, as of December 31, 2004, to a minority interest holder in Tollgate, are payable contingent upon the opening date of the casino. $1.0 million is payable based on opening date of the casino, the note bears interest at 8% rate and is considered long-term in the accompanying consolidated balance sheets. Two notes are payable based upon first construction draw, $80 thousand bears interest at 6% rate and $41 thousand bears interest at 13% rate. Both are considered current in the accompanying consolidated balance sheets.

The consolidated weighted average interest rate on all borrowings was 9.05%, 10.35% and 10.12% for the years ended December 31, 2004, 2003 and 2002, respectively, excluding the write-off of deferred financing charges.

As of December 31, 2004, scheduled maturities of all long-term debt are as follows:

	Future minimum lease payment of capital leases	Other debt
2005 –	$203	$2,356
2006 –	41	1,259
2007 –	19	16,657
2008 –	15	—
2009 –	—	—
Thereafter	—	—
	278	20,272
Less amounts representing interest	46	—
Total	$232	$20,272

			Total
Current	$178	$2,356	$2,534
Long-Term	$54	$17,916	$17,970

6. SHAREHOLDERS’ EQUITY

The Company’s Board of Directors had approved a discretionary program to repurchase up to $5 million of the Company’s outstanding common stock. Through December 31, 2004, the Company had repurchased 2,559,004 shares of its common stock at an average cost per share of $1.49, of which 1,385,000 shares, with an average cost of $1.06 per share, were retired in 2000.

In 2004, a total of 14,400 shares were re-issued to satisfy option exercises, 10,000 shares of which were to satisfy a director’s options.

In 2003, 30,000 shares were re-issued to satisfy outside directors’ option exercises.

On April 16, 2003, in accordance with our Employees’ Equity Incentive Plan (“EEIP”), then-director, James Forbes, elected to exercise all 618,000 of his outstanding options, carrying an average strike price of $1.306. The shares were issued out of treasury and payment for the options was made by transferring 357,080 shares of common stock that the director has owned since 1994 to us at a per share price of $2.26 established at the close of the market on April 16, 2003. Additionally, on June 9, 2003 we repurchased 132,184 shares from the director at the per share price of $2.26, established at the close of market on April 16, 2003. The net effect of these transactions reduced treasury shares by 128,736 and increased the outstanding shares by 128,736.

There were 790,876 shares remaining in treasury as of December 31, 2004, at an average cost per share of $2.28. Subsequent to December 31, 2004, we have not purchased any additional shares of our common stock on the open market but have re-issued 60,000 shares to satisfy officers and directors’ option exercises.

In June 2003, our EEIP was amended to permit the exchange of non-statutory options for restricted stock awards (“RSA’s”) at the rate of one RSA for one non-statutory option. As of December 31, 2004, no RSA’s have been issued.

In July 2002, we amended the Rights Agreement between Century Casinos, Inc. and Computershare Investor Services, Inc., adopted in April 1999, as amended and approved by the Shareholders in 2000, to increase the defined purchase price from $4 to $10 per share and increased the redemption period, the time during which we may elect to redeem all of the outstanding rights, from 20 to 90 days. The purchase price is the exercise amount at which a registered holder is entitled to purchase a given amount of shares of non-redeemable Series A Preferred Stock of the Company, subject to certain adjustments.

The Board of Directors of the Company adopted an Employees’ Equity Incentive Plan (the “Plan”) in April 1994. The Plan as subsequently amended provided for the grant of awards to eligible employees in the form of stock, restricted stock, stock options, stock appreciation rights, performance shares or performance units, all as defined in the Plan. The Plan expired in April 2004. The Plan provided for the issuance of up to 4,500,000 shares of common stock to eligible employees through the various forms of awards permitted. Through December 31, 2004, only incentive stock option awards, for which the option price may not be less than fair market value at the date of grant, or non-statutory options, which may be granted at any option price, have been granted under the Plan. All options must have an exercise period not to exceed ten years. Options granted to date have one-year, two-year or four-year vesting periods. The Company’s Incentive Plan Committee has the power and discretion to, among other things, prescribe the terms and conditions for the exercise of, or modification of, any outstanding awards in the event of merger, acquisition or any other form of acquisition other than a reorganization of the Company under United States Bankruptcy Code or liquidation of the Company. The Plan also allowed limited transferability of any non-statutory stock options to legal entities that are 100% - owned or controlled by the optionee or to the optionee’s family trust. As of December 31, 2004 there were 3,464,210 options outstanding under the Plan.

As of December 31, 2004 there were an additional 120,000 options outstanding to directors of the Company of which 60,000 were issued in January 2004. These options have a weighted average exercise price of $2.32.

Transactions regarding the Plan are as follows:

	2004		2003		2002
		Weighted- Average Exercise		Weighted- Average Exercise		Weighted- Average Exercise
	Shares	Price	Shares	Price	Shares	Price
Employee Stock Options:
Outstanding at January 1	2,160,300	$1.29	2,790,700	$1.30	2,784,800	$1.30
Granted	1,352,710	2.93	—	—	10,000	2.28
Exercised	(8,000)	1.75	(618,000)	1.31	—	—
Cancelled or forfeited	(40,800)	2.60	(12,400)	1.98	(4,100)	1.41
Outstanding at December 31	3,464,210	1.92	2,160,300	1.29	2,790,700	1.30
Options exercisable at December 31	2,136,500	$1.29	2,144,300	$1.29	2,762,700	$1.29

Summarized information regarding all employee options outstanding at December 31, 2004, is as follows:

Exercise Price	Number Outstanding At Year End	Weighted- Average Remaining Term in Years	Number Exercisable At Year End
$0.75	610,000	3.8	610,000
$1.50	1,515,500	0.7	1,515,500
$1.75	10,000	6.3	6,000
$2.25	5,000	0.5	5,000
$2.93	1,323,710	8.9	– 0	–
	3,464,210	4.4	2,136,500

Subsidiary Preference Shares – In connection with the granting of a gaming license to CCAL by the Western Cape Gambling and Racing Board in April 2000, CCAL issued a total of 200 preference shares, 100 shares each to two minority shareholders. The preference shares are not cumulative, nor are they redeemable. The preference shareholders are entitled to receive annual dividends of 20% of the after-tax profits directly attributable to the CCAL casino business subject to working capital and capital expenditure requirements and CCAL loan obligations and liabilities as determined by the directors of CCAL. Should the CCAL casino business be sold or otherwise dissolved, the preference shareholders are entitled to 20% of any surplus directly attributable to the CCAL casino business, net of all liabilities attributable to the CCAL casino business. No preference dividends were paid or are payable in the year 2004, 2003 or 2002.

Accumulated Other Comprehensive Income – As of December 31, 2004 and 2003, accumulated other comprehensive income is comprised of the following:

Amounts shown in thousands	2004	2003
Interest rate swap hedge	$(64)	$(232)
Foreign currency translation adjustment	4,661	2,266
Accumulated other comprehensive income	$4,597	$2,034

7. SEGMENT INFORMATION

We are managed in five segments; Cripple Creek, Colorado (formerly Colorado), Central City, Colorado, South Africa, Cruise Ships, and Corporate and Other operations.

The operating results of the Cripple Creek, Colorado segment are those of WMCK Venture Corp. and subsidiaries which own Womacks Casino and Hotel (“Womacks”) in Cripple Creek, Colorado.

The operating results of the Central City, Colorado segment are those of Century Casinos Tollgate, Inc. and subsidiaries which are developing a proposed casino and hotel.

The operating results of the South African segment are those of Century Casinos Africa (Pty) Limited and its subsidiaries, primarily Century Casinos Caledon (Pty) Limited which owns the Caledon Hotel, Spa and Casino.

Cruise Ship operations include the revenue and expense of the eight combined shipboard operations for which we have casino concession agreements.

Corporate and Other operations include, among other items, the revenue and expense of corporate gaming projects for which we have secured long-term service contracts.

Earnings before interest, taxes, depreciation and amortization (EBITDA) is not considered a measure of performance recognized as an accounting principle generally accepted in the United States of America. Management believes that EBITDA is a valuable measure of the relative performance amongst its operating segments. The gaming industry commonly uses EBITDA as a method of arriving at the economic value of a casino operation. It is also used by our lending institutions to gauge operating performance. Management uses EBITDA to compare the relative operating performance of separate operating units by eliminating the interest income, interest expense, income tax expense, and depreciation and amortization expense associated with the varying levels of capital expenditures for infrastructure required to generate revenue, and the oftentimes high cost of acquiring existing operations.

Segment information as of and for the years ended December 31, 2004, 2003 and 2002 are presented below.

Amounts shown in thousands As of and for the Year Ended	Cripple Creek			Central City
December 31,	2004	2003	2002	2004	2003	2002

Property and equipment, net	$22,985	$21,392	$21,816	$9,200	$—	$—
Total assets	$33,101	$32,200	$33,047	$9,268	$—	$—
Net operating revenue	$17,561	$18,402	$21,260	$—	$—	$—
Operating expenses (excluding property write-down, other write-offs and depreciation)	$11,052	$10,745	$10,836	$8	$—	$—
Property write-down and other write-offs	$3	$—	$—	$—	$—	$—
Depreciation	$1,512	$1,349	$1,334	$—	$—	$—
Equity in income from unconsolidated subsidiary	$—	$—	$—	$—	$—	$—
Earnings (loss) from operations	$4,994	$6,308	$9,090	$(8)	$—	$—
Interest income	$12	$12	$16	$—	$—	$—
Interest expense, net, including debt issuance cost	$(123)	$1	$269	$—	$—	$—
Other income (expense), net	$—	$30	$9	$—	$—	$—
Equity in non-operating items from unconsolidated subsidiary	$—	$—	$—	$—	$—	$—
Earnings (loss) before income taxes and minority interest	$5,129	$6,349	$8,846	$(8)	$—	$—
Income tax expense (benefit)	$1,949	$2,413	$4,069	$—	$—	$—
Minority interest in subsidiary (earnings) losses	$—	$—	$—	$—	$—	$—
Net Earnings (loss)	$3,180	$3,936	$4,777	$(8)	$—	$—

Reconciliation to EBITDA:
Net earnings (loss)	$3,180	$3,936	$4,777	$(8)	$—	$—
Interest income	$(12)	$(12)	$(16)	$—	$—	$—
Interest expense	$(123)	$1	$269	$—	$—	$—
Income taxes	$1,949	$2,413	$4,069	$—	$—	$—
Depreciation	$1,512	$1,349	$1,334	$—	$—	$—
EBITDA	$6,506	$7,687	$10,433	$(8)	$—	$—

Amounts shown in thousands As of and for the Year Ended	South Africa			Cruise Ships
December 31,	2004	2003	2002	2004	2003	2002

Property and equipment, net	$15,592	$14,020	$10,807	$386	$327	$213
Total assets	$24,975	$19,771	$15,004	$1,028	$731	$472
Net operating revenue	$15,334	$11,149	$7,083	$2,769	$1,737	$824
Operating expenses (excluding property write-down, other write-offs and depreciation)	$11,343	$7,893	$5,051	$1,836	$1,175	$538
Property write-down and other write-offs net of (recoveries)	$(175)	$—	$399	$—	$—	$—
Depreciation	$1,343	$1,073	$734	$110	$74	$45
Equity in income from unconsolidated subsidiary	$—	$—	$—	$—	$—	$—
Earnings (loss) from operations	$2,823	$2,183	$899	$823	$488	$241
Interest income	$150	$189	$126	$—	$1	$—
Interest expense, net, including debt issuance cost	$1,385	$929	$804	$—	$—	$—
Other income (expense), net	$1	$(7)	$43	$—	$16	$—
Equity in non-operating items from unconsolidated subsidiary	$—	$—	$—	$—	$—	$—
Earnings (loss) before income taxes and minority interest	$1,589	$1,436	$264	$823	$505	$241
Income tax expense (benefit)	$316	$487	$416	$25	$150	$88
Minority interest in subsidiary (earnings) losses	$—	$(22)	$(31)	$—	$—	$—
Net Earnings (loss)	$1,273	$927	$(183)	$798	$355	$153

Reconciliation to EBITDA:
Net earnings (loss)	$1,273	$927	$(183)	$798	$355	$153
Interest income	$(150)	$(189)	$(126)	$—	$(1)	$—
Interest expense	$1,385	$929	$804	$—	$—	$—
Income taxes	$316	$487	$416	$25	$150	$88
Depreciation	$1,343	$1,073	$734	$110	$74	$45
EBITDA	$4,167	$3,227	$1,645	$933	$578	$286

Amounts shown in thousands As of and for the Year Ended	Corporate & Other			Intersegment Elimination
December 31,	2004	2003	2002	2004	2003	2002

Property and equipment, net	$466	$1,057	$1,129	$—	$—	$—
Total assets	$2,832	$2,115	$2,620	$—	$—	$—
Net operating revenue	$1,428	$114	$170	$(1,327)	$—	$—
Operating expenses (excluding property write-down, other write-offs and depreciation)	$3,085	$2,152	$2,172	$(1,327)	$—	$—
Property write-down and other write-offs net of (recoveries)	$(6)	$(35)	$746	$—	$—	$—
Depreciation	$28	$172	$191	$—	$—	$—
Equity in income from unconsolidated subsidiary	$55	$—	$—	$—	$—	$—
Earnings (loss) from operations	$(1,624)	$(2,175)	$(2,939)	$—	$—	$—
Interest income	$939	$343	$324	$(933)	$(341)	$(341)
Interest expense, net, including debt issuance cost	$1,258	$1,422	$1,171	$(933)	$(341)	$(341)
Other income (expense), net	$—	$9	$(1)	$—	$—	$—
Equity in non-operating items from unconsolidated subsidiary	$(5)	$—	$—	$—	$—	$—
Earnings (loss) before income taxes and minority interest	$(1,948)	$(3,245)	$(3,787)	$—	$—	$—
Income tax expense (benefit)	$(1,541)	$(1,273)	$(2,119)	$—	$—	$—
Minority interest in subsidiary (earnings) losses	$(98)	$—	$—	$—	$—	$—
Net Earnings (loss)	$(505)	$(1,972)	$(1,668)	$—	$—	$—

Reconciliation to EBITDA:
Net earnings (loss)	$(505)	$(1,972)	$(1,668)	$—	$—	$—
Interest income	$(939)	$(343)	$(324)	$933	$341	$341
Interest expense	$1,258	$1,422	$1,171	$(933)	$(341)	$(341)
Income taxes	$(1,541)	$(1,273)	$(2,119)	$—	$—	$—
Depreciation	$28	$172	$191	$—	$—	$—
EBITDA	$(1,699)	$(1,994)	$(2,749)	$—	$—	$—

Amounts shown in thousands As of and for the Year Ended	Consolidated
December 31,	2004	2003	2002

Property and equipment, net	$48,629	$36,796	$33,965
Total assets	$71,204	$54,817	$51,143
Net operating revenue	$35,765	$31,402	$29,337
Operating expenses (excluding property write-down, other write-offs and depreciation)	$25,997	$21,965	$18,597
Property write-down and other write-offs net of (recoveries)	$(178)	$(35)	$1,145
Depreciation	$2,993	$2,668	$2,304
Equity in income from unconsolidated subsidiary	$55	$—	$—
Earnings (loss) from operations	$7,008	$6,804	$7,291
Interest income	$168	$204	$125
Interest expense, net, including debt issuance cost	$1,587	$2,011	$1,903
Other income (expense), net	$1	$48	$51
Equity in non-operating items from unconsolidated subsidiary	$(5)	$—	$—
Earnings (loss) before income taxes and minority interest	$5,585	$5,045	$5,564
Income tax expense (benefit)	$749	$1,777	$2,454
Minority interest in subsidiary (earnings) losses	$(98)	$(22)	$(31)
Net Earnings (loss)	$4,738	$3,246	$3,079

Reconciliation to EBITDA:
Net earnings (loss)	$4,738	$3,246	$3,079
Interest income	$(168)	$(204)	$(125)
Interest expense	$1,587	$2,011	$1,903
Income taxes	$749	$1,777	$2,454
Depreciation	$2,993	$2,668	$2,304
EBITDA	$9,899	$9,498	$9,615

8. COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

Prague, Czech Republic – In August 2002, Prague, Czech Republic experienced a devastating flood throughout the city. Although the Casino Millennium property was not damaged, public access to the city in the vicinity of the casino is severely limited and has negatively affected and will likely continue to negatively affect the casino operation. As a result, we, in September 2002, wrote off unpaid technical casino service fees and loans from Casino Millennium, which resulted in a pre-tax charge of $0.33 million. $0.30 million of the write-off is reported in property write-down and other write-offs (Note 12) and $26 thousand is reported as a reduction of other (expense), net. Effective September 1, 2002, technical casino service fees and interest due to us have not been and will not be accrued until a certainty of cash flow is attained for Casino Millennium. In 2004, we recovered $43 thousand of the unpaid technical casino service fees earned prior to the write-off in September 2002 as reported in Note 12 in addition to the $35 thousand recovered in 2003.

Central City, Colorado – On December 30, 2004 Century Casinos Tollgate Inc. made its cash contribution and Tollgate Venture Corporation, an unrelated minority partner, contributed assets to the proposed development of a casino and hotel in Central City, Colorado. Architectural and engineering agreements, totaling $0.9 million have been signed in conjunction with the project.

Edmonton, Canada – On February 24, 2005, through our wholly owned subsidiary, Century Resorts International, we acquired a 56.4% interest in Century Resorts Alberta, Inc. for approximately, $2.4 million ($3.0 million Canadian dollars.) We had subscribed to 55% of the shares of CRA in September 2003 but subsequently increased our participation in the project. The Company’s local partner, 746306 Alberta, Ltd. contributed a 7.25 acre parcel of land and an existing 40 room hotel for the remaining 43.6% interest. Century Resorts Alberta, Inc. plans to develop the Celebrations Casino and Hotel in Edmonton, Alberta, Canada. Completion of this project is subject to obtaining acceptable project financing. On December 17, 2004 the AGLC granted approval to begin construction of the casino property. As is customary, the issuance of the license does not occur until completion of construction and after all federal and provincial legislation, regulation and policies, and municipal requirements, permits, licenses and/or authorizations have been met. CRI entered into a long-term agreement to manage the facility.

South Africa - Gauteng – During September 2001, our subsidiary, Century Casinos Africa entered into an agreement to secure a 50% ownership interest in Rhino Resort Ltd (Rhino), a consortium which includes Silverstar Development Ltd. (Silverstar). Rhino submitted an application for a proposed hotel/casino resort development in that region of the greater Johannesburg area of South Africa known as the West Rand at a cost of approximately 400 million Rand ($59.8 million). In November 2001, Rhino was awarded the sixth and final casino license serving the Gauteng province in South Africa. In February 2002, Tsogo Sun Holdings (Pty) Ltd (Tsogo), a competing casino, filed a Review Application seeking to overturn the license award by the Gauteng Gambling Board (GGB). In September 2002, the High Court of South Africa overturned the license award. As a result of these developments, in 2002 the Company recorded a $399 write-off for all advances made, and pre-construction cost incurred, in conjunction with the Johannesburg project. In November 2002, and upon the advice of legal counsel, Silverstar, with the support and agreement of all other parties to the original two applications for the West Rand license, including our subsidiary, Century Casinos Africa, made representation to the GGB requesting that the sole remaining license for the province of Gauteng be awarded to Silverstar pursuant to its original 1997 application. The GGB in December 2002 denied Silverstar’s request. As a result, Silverstar on March 4, 2003 initiated legal action against the GGB in the High Court of South Africa seeking, inter alia, that the court compel the authorities to award the license to Silverstar. In October 2003 a judgment was handed down from the High Court of South Africa compelling the GGB to award a casino license to Silverstar for the western periphery of metropolitan Johannesburg upon the terms of its original 1997 application. In November 2003 the GGB’s subsequent application for leave to appeal the October 2003 judgment was denied by the High Court. In December 2003, the GGB served notice to petition the South African Supreme Court of Appeal requesting a further appeal against the judgment of the High Court. In February 2004, the Supreme Court of Appeal of South Africa granted the GGB’s request for leave to appeal. Silverstar has informed the Company that the Supreme Court of Appeal met on February 28, 2005 to review Silverstar’s petition against the leave to appeal granted to the GGB, at which time the court reserved judgment. On March 29, 2005, Silverstar reported that the Supreme Court of Appeal dismissed the appeal of the GGB and upheld the earlier High Court decision to award the license to Silverstar.

On December 1, 2004, CCI announced it agreed to sell its interest, including the call option with Novomatic AG discussed below, in the Gauteng, South Africa license application to the Akani Group. The Akani Group has agreed to provide the funds necessary for Silverstar to complete the project and to acquire all of the outstanding shares of Silverstar as well as all assets, rights and obligations of CCI in the project.

The total selling price was approximately $8.5 million, or 50.3 million Rand, including a portion contingent upon future events. An initial payment of approximately $1.7 million, or 10.0 million Rand, was received for both the sale of 100% of the outstanding common stock of Verkrans Ontwikkelings Maatskappy (Pty) Ltd., a wholly owned subsidiary of CCA, whose only asset was land, carried at 4.4 million Rand, and previously advanced funds to Silverstar. Also in conjunction with the agreements, we loaned Silverstar 3.0 million Rand, repayable in six equal installments with interest. We have, therefore, only recognized net proceeds of 7.0 million Rand in the transaction. The shares were sold for book value, less the cost of disposition. We recognized a foreign currency translation gain of $0.38 million on the disposition of Verkrans, resulting from the difference between the exchange rate at the time of purchase in March 2002 and the exchange rate at the time of sale in December 2004. The foreign currency translation gain, less the cost of disposition, or $0.36 million is included in other operating revenue for 2004. The excess amount was first applied to receivables which had not been written off, totaling 1.6 million Rand and the remaining 1.0 million Rand or $0.2 million was applied to advances written off in 2002 and the recovery is reported in property write-down and other write offs for 2004. The balance of the selling price of approximately $6.8 million, or 40.3 million Rand, is contingent on certain approvals being secured by Silverstar and the Akani Group and has not been recorded by the Company.

In January 2000, CCI entered into a brokerage agreement with Novomatic AG in which CCI received an option to purchase seven eighths of the shares that Novomatic AG purchased in Silverstar. The agreement has subsequently been amended two times, most recently in October 2004 eliminating the put option held by Novomatic AG, transferring the rights under the agreement from CCI to our subsidiary, Century Resorts Ltd. and amending the call option under which we can require Novomatic AG to sell seven eighths of its shares in Silverstar to Century Resorts Ltd. The call option can be exercised at any time within three years of the amended and restated agreement. The right to the equity option was transferred to the Akani Group in conjunction with the sale in December 2004.

Other Properties – We are currently holding non-operating casino property and land for sale in Wells, Nevada. The property and land was acquired in 1994 from an unaffiliated party at a cost of $0.92 million. Included in property write-down and other write-offs for 2002, is a pre-tax charge in the amount of $0.45 million, to reduce the value of the property to its fair value, less costs to sell, based on an assessment of the property (Note 12). The carrying value of the property and land as of December 31, 2004 and 2003 is based on the appraised value of the land less the cost to sell.

Employee Benefit Plan – In March 1998, we adopted a 401(k) Savings and Retirement Plan (the “Plan”). The Plan allows eligible employees to make tax-deferred contributions that are matched by the Company up to a specified level. The Company contributed $14 thousand, $17 thousand and $21 thousand to the Plan in 2004, 2003 and 2002, respectively.

Operating Lease Commitments and Purchase Options – We have entered into certain noncancelable operating leases for real property and equipment. Rental expense was $0.43 million in 2004, $0.40 million in 2003 and $0.35 million in 2002.

In June 1998, we began leasing parking spaces from the City of Cripple Creek under a five-year agreement which requires annual lease payments of $90 thousand. We may purchase the property for $3.25 million, less cumulative lease payments ($0.59 million through December 31, 2004), at any time during the lease term. In February 2000, the agreement was amended to extend the term to 2010.

In March 1999, we entered into a purchase option agreement for a property in Cripple Creek, Colorado, situated across the street from its Womacks/Legends Casino on Bennett Avenue. The agreement, as amended on February 7, 2000, provides for an option period through March 31, 2004 and an exercise price of $1.50 million, less 50% of cumulative monthly option payments. In January 2004, we sold the option to an unrelated party for a sum of $0.20 million. As a result of the transaction, we recognized a pre-tax gain of $35 thousand in 2004.

We hold a subleasehold interest in the real property and improvements located at 220 East Bennett Avenue. The sublease, as assigned to WMCK-Acquisition Corp., provides for monthly rental payments of $16 thousand, and expires on June 20, 2005. We gave notice that we intend to exercise the option to acquire the property at the expiration of the sublease at an exercise price of $1.50 million.

Following is a summary of operating lease commitments as of December 31, 2004.

Amounts shown in thousands.
Year ending December 31,	Amount
2005	$459
2006	156
2007	92
2008	90
2009	90
Thereafter	37
Total	$924

Stock Redemption Requirement – Colorado gaming regulations require the disqualification of any shareholder who may be determined by the Colorado Division of Gaming to be unsuitable as an owner of a Colorado casino. Unless a sale of such common stock to an acceptable party could be arranged, we would repurchase the common stock of any shareholder found to be unsuitable under the regulations. We could effect the repurchase with cash, Redemption Securities, as such term is defined in our Certificate of Incorporation and having terms and conditions as shall be approved by the Board of Directors, or a combination thereof.

South African Tax Audit – The Company’s Return of Income: Company and Close Corporation filed for South Africa for 2000 and 2001 is being audited by the South African Revenue Service. We do not expect any settlement that might result from the audit to be materially in excess of amounts accrued.

9. INCOME TAXES

The provision for income tax expense (benefit) consists of the following:

Amounts shown in thousands	2004	2003	2002

Federal - Current	$(308)	$948	$1,740
Federal - Deferred	604	203	55
Provision for federal income taxes	296	1,151	1,795
State - Current	(45)	128	235
State - Deferred	82	28	8
Provision for state income taxes	37	156	243
Foreign - Current	548	502	401
Foreign - Deferred	(132)	(32)	15
Provision for foreign income taxes	416	470	416
Total Provision for income taxes	$749	$1,777	$2,454

Reconciliation of federal income tax statutory rate and our effective tax rate is as follows:

	2004	2003	2002

Federal income tax statutory rate	34.0%	34.0%	34.0%
State income tax (net of federal benefit)	0.6%	2.3%	2.9%
Non-deductible write-offs (recoveries) and expenses	(0.9)%	—	2.7%
Effect of foreign currency translation adjustment for sale of Verkrans	(2.0)%	—	—
Foreign income taxes	(16.1)%	—	1.7%
Permanent and other items	(2.2)%	(1.1)%	2.8%
Total Provision for income taxes	13.4%	35.2%	44.1%

The provision for income taxes differs from the expected amount of income tax calculated by applying the statutory rate to pretax income as follows:

Amounts shown in thousands	2004	2003	2002

Expected income tax provision at statutory rate of 34%	$1,899	$1,715	$1,891
Increase (decrease) due to:
Effect of foreign operations taxed at different rates	(900)	1	92
State income taxes, net of federal benefit	35	117	160
Effect of non-deductible write offs (recoveries) & expenses	(52)	—	152
Effect of foreign currency translation adjustment for sale of Verkrans	(114)	—	—
Other, net	(119)	(56)	159
Provision for income taxes	$749	$1,777	$2,454

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities at December 31, 2004 and 2003, consist of the following:

Amounts shown in thousands	2004	2003

Deferred tax assets (liabilities) – U.S. federal and state:
Property and equipment	$214	$642
Amortization of goodwill for tax	(667)	(440)
Write-down of non-operating casino property	169	169
Swap agreements not deducted for tax	—	138
Other non-current tax assets (liabilities)	50	85
Tax assets (liabilities) – non-current	(234)	594
Accrued liabilities and other – current	97	56
	(137)	650
Deferred tax assets and (liabilities) – foreign:
Property and equipment – non-current	207	72
Accrued liabilities and other	108	83
Prepaid expenses	(20)	(28)
Tax assets and (liabilities) – current	88	55
	295	127
Net deferred tax assets	$158	$777

10. GOODWILL AND OTHER INTANGIBLE ASSETS

Changes in the carrying amount of goodwill for the years ended December 31, 2004 and 2003 are as follows by segment:

Amounts shown in thousands	Cripple Creek, CO	South Africa	Corp & Other	Total

Balance as of January 1, 2003	$7,232	$667	$—	$7,899
Effect of foreign currency translation	—	189	—	189
Balance as of December 31, 2003	7,232	856	—	8,088
Goodwill recorded in equity investment in Casino Millennium	—	—	565	565
Effect of foreign currency translation	—	153	39	192
Balance as of December 31, 2004	$7,232	$1,009	$604	$8,845

Intangible assets, not subject to amortization, include casino licenses as follows as of December 31:

Amounts shown in thousands	2004	2003
Century Casinos Caledon (Pty) Ltd. – South Africa	$2,036	$1,665
The Celebrations Casino and Hotel – Canada	108	95
Tollgate – Central City, Colorado	13	—
Total casino licenses	$2,157	$1,760

11. OTHER INCOME, NET

Other income, net, consists of the following:

	For the Year Ended December 31,
Amounts shown in thousands	2004	2003	2002

Interest income	$168	$204	$125

Foreign currency exchange gains	1	20	—

Gain on disposal of assets	—	28	34

Other	—	—	17

	$169	$252	$176

12. PROPERTY WRITE-DOWN AND OTHER WRITE-OFFS

Property write-down and other write-offs consist of the following:

	For the Year Ended December 31,
Amounts shown in thousands	2004	2003	2002

Write down non-operating casino property and land held for sale in Nevada (Note 8)	$—	$—	$447

Pre-opening cost related to the casino development in Central City, Colorado	37	—	—

Write off, (recoveries) of receivables and advances related to a casino acquisition project and casino properties under management (Note 8) (1)	(218)	(35)	698

Other	3	—	—

	$(178)	$(35)	$1,145

(1)          Recovery in 2004 is primarily $0.2 million against write off of advances for Johannesburg. Primarily $0.4 million for Johannesburg (Note 1) and $0.3 million for Prague (Note 8) for 2002.

13. EARNINGS PER SHARE

Basic and diluted earnings per share for the years ended December 31, 2004, 2003 and 2002 were computed as follows:

Amounts shown in thousands, except for share data	2004	2003	2002

Basic Earnings Per Share:
Net earnings	$4,738	$3,246	$3,079
Weighted average common shares	13,683,016	13,633,092	13,680,884
Basic earnings per share	$0.35	$0.24	$0.23

Diluted Earnings Per Share:
Net earnings available to common shareholders	$4,738	$3,246	$3,079

Weighted average common shares	13,683,016	13,633,092	13,680,884
Effect of dilutive securities:
Stock options and warrants	2,158,207	1,154,905	1,430,823
Dilutive potential common shares	15,841,223	14,787,997	15,111,707
Diluted earnings per share (*)	$0.30	$0.22	$0.20

(*) There were no options or warrants excluded from the computation of the dilutive earnings per share.

14. PROMOTIONAL ALLOWANCES

Promotional allowances presented in the consolidated statement of earnings for 2004, 2003 and 2002 include the following:

Amounts shown in thousands	2004	2003	2002
Food & Beverage and Hotel Comps, at retail (1)	$1,452	$1,369	$1,314
Free Plays or Coupons	1,569	1,882	1,648
Player Points	1,269	1,406	1,462
Total Promotional Allowances	$4,290	$4,657	$4,424

(1)            The estimated cost of such complimentary services is charged to casino operations, and was $1.08 million, $0.91 million and $0.95 million in 2004, 2003 and 2002, respectively.

15. UNAUDITED SUMMARIZED QUARTERLY DATA

Summarized quarterly financial data for 2004, 2003 and 2002 is as follows:

Amounts shown in thousands except share information	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Year ended December 31, 2004
Net operating revenue (3) (4)	$8,164	$8,853	$9,671	$9,077
Earnings from operations (3) (4)	$1,743	$1,858	$2,102	$1,305
Net earnings (3)	$904	$1,147	$1,233	$1,454
Basic earnings per share (2)	$0.07	$0.08	$0.09	$0.11
Diluted earnings per share (2)	$0.06	$0.07	$0.08	$0.09

Year ended December 31, 2003
Net operating revenue	$7,381	$7,553	$8,278	$8,190
Earnings from operations	$1,698	$1,667	$1,776	$1,663
Net earnings	$755	$751	$914	$826
Basic earnings per share (2)	$0.06	$0.06	$0.07	$0.06
Diluted earnings per share (2)	$0.05	$0.05	$0.06	$0.06

Year ended December 31, 2002
Net operating revenue	$6,892	$7,429	$7,885	$7,131
Earnings from operations	$1,973	$2,155	$1,281	$1,882
Net earnings (1)	$925	$1,103	$453	$598
Basic earnings per share (2)	$0.07	$0.08	$0.03	$0.04
Diluted earnings per share (2)	$0.06	$0.07	$0.03	$0.04

(1)            We are currently holding non-operating casino property and land for sale in Wells, Nevada. In the 3rd quarter of 2002 the Company reduced the value of the property to its fair value by $0.45 million. See Note 8, Commitments, Contingencies and Other Matters, to the Consolidated Financial Statements for complete disclosure. In the 3rd quarter of 2002, we recorded a $0.30 million write-off for unpaid technical casino service fees and loans related to its operations in Prague, Czech Republic, as devastating floods in Prague, Czech Republic in August 2002 had an adverse impact on casino operation. See Note 8, Commitments, Contingencies and Other Matters, to the Consolidated Financial Statements for complete disclosure. In the 3rd quarter of 2002, the Company recorded a $0.38 million write-off for all advances made, and pre-construction cost incurred, in conjunction with the Johannesburg project. See Note 8, Commitments, Contingencies and Other Matters, to the Consolidated Financial Statements for complete disclosure. $22 thousand in additional expenses related to the Johannesburg project were written off in the 4th quarter of 2002, bringing the total to $0.40 million.

(2)            Sum of quarterly results may differ from annual results presented in Note 13, Earnings per Share, to the Consolidated Financial Statements, and the Statement of Earnings because of rounding.

(3)            In the 4th quarter of 2004 we recognized a $0.36 million gain from the sale of Verkrans which is more fully described in Note 8 and reported in net operating revenue. We also recovered approximately $0.2 million in receivables previously written off in 2002 which is reported in earnings from operations.

(4)            For the 1st, 2nd, and 3rd quarter of 2004, certain reclassifications have been made to net operating revenue and earnings from operations to conform to the 4th quarter presentation.

16. TRANSACTIONS WITH RELATED PARTIES

At December 31, 2003, we had an unsecured note payable that matured and was paid on April 1, 2004, in the principal amount of $0.38 million to Thomas Graf, a founding stockholder of the Company (Note 5).

We have entered into compensation agreements with certain members of the Board of Directors. Specifically, we have entered into separate management agreements with Flyfish Casino Consulting AG, a management company controlled by Erwin Haitzmann and with Focus Casino Consulting AG, a management company controlled by Peter Hoetzinger, to secure the services of each director, respectively. Included in the consolidated statements of earnings for the years ended December 31, 2004, 2003 and 2002 are payments to Flyfish Casino Consulting in the amounts of $0.46 million, $0.41 million and $0.39 million, respectively, and payments to Focus Casino Consulting in the amounts of $0.46 million, $0.37 million, $0.36 million, respectively.

Erwin Haitzmann, Peter Hoetzinger and their respective family trusts own a minority interest in CRL. Collectively they own approximately 3.5% of the outstanding shares of common stock.

Effective May 1, 2003, James Forbes, resigned as a member of the Company’s Board of Directors, but will continue as a member of the Board of Directors of Century Casinos Caledon Proprietary Limited, and will focus his attention on the project in Johannesburg, in the Gauteng province of South Africa, pursuant to the terms of a consulting agreement between Century Casinos, Inc. and Respond Limited, a management company controlled by James Forbes. Under the terms of the Agreement of Termination of Management Agreement Incorporating New Consulting Agreement (“Agreement”) dated May 1, 2003, the Company’s obligation to make monthly payments of $10 thousand to Respond Limited ceased on December 31, 2003. In addition, the Company and James Forbes completed a series of stock transactions which are fully described in Note 6. During 2004, James Forbes loaned $90 thousand to the Company to secure a note to Silverstar. The Company repaid the loan in December 2004.

There have been no transactions with management, except as otherwise disclosed herein.

17. SUBSEQUENT EVENTS

On April 8, 2005, CC Tollgate LLC entered into a loan agreement with Colorado Business Bank securing $5.0 million to finance the predevelopment construction costs associated with the development of a casino in Central City, Colorado. Under the terms of the agreement, the loan will mature on October 4, 2005 at which time the principal is due with interest calculated at prime plus 0.5%. At the inception of the loan prime is 5.75%. The note is secured by the existing property and improvements and by commercial guarantees provided by Century Casinos, Inc. and its partner Tollgate Venture LLC.

Century Casinos

AUDITED CONSOLIDATED FINANCIAL STATEMENT,
AS AT DECEMBER 31, 2003

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
of Century Casinos, Inc.

We have audited the consolidated balance sheets of Century Casinos, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of earnings, shareholders’ equity and comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of Century Casinos Africa (Proprietary) Limited. (CCA), a 96.5% owned subsidiary, as of and for the years ended December 31, 2003 and 2002, which statements reflect total assets of 36 percent and 29 percent as of December 31, 2003 and 2002, respectively, and total revenues of 36 percent and 24 percent, respectively, for the years then ended. Those statements were audited by other auditors, whose report thereon has been furnished to us, and our opinion, insofar as it relates to the amounts included for CCA for 2003 and 2002, is based solely on the reports of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Century Casinos, Inc. and subsidiaries as of December 31, 2003 and 2002, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

GRANT THORNTON LLP

Colorado Springs, Colorado
February 13, 2004 (except for Note 6, as to which the Date is March 4, 2004)

REPORT OF THE INDEPENDENT AUDITORS TO THE MEMBERS
OF CENTURY CASINOS AFRICA (PROPRIETARY) LIMITED

We have audited the consolidated balance sheets of Century Casinos Africa (Proprietary) Limited and subsidiaries as at December 31, 2003 and 2002 and related consolidated income statements, cash flow statements and statements of changes in shareholders’ equity for the year then ended (not presented herein). These financial statements are the responsibility of the directors of the Company. Our responsibility is to express an opinion on these financial statements based on our audit.

Scope

We conducted our audit in accordance with auditing standards generally accepted in South African and in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements (not presented herein) are free of material misstatement. An audit includes:

• examining, on a test basis, evidence supporting the amounts and disclosures included in the financial statements,

• assessing the accounting principles used and significant estimates made by management, and

• evaluating the overall financial statement presentation.

We believe that our audit provides a reasonable basis for our opinion.

Audit Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Century Casinos Africa (Proprietary) Limited and its subsidiaries at December 31, 2003 and 2002 and the consolidated results of their operations, cash flow and changes in shareholders’ equity for the year then ended in conformity with South African Statements of Generally Accepted Accounting Practice, and in the manner required by the South African Companies Act, 1973.

Accounting principles generally accepted in South Africa differ in certain significant respects from accounting principles generally accepted in the United States of America and as allowed by Item 17 to Form 20-F. The application of the latter would have affected the determination of consolidated net income expressed in South African Rand for the year ended 31 December 2003 and 2002 and the determination of consolidated shareholders’ equity expressed in South African Rand at 31 December 2003 and 2002 to the extent summarised in Note 28 (not presented herein) to the financial statements.

/s/ PricewaterhouseCoopers Inc.
PRICEWATERHOUSE COOPERS INC.
Chartered Accountants (SA)
Registered Accountants and Auditors

Cape Town
1 March 2004

CENTURY CASINOS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except for share information)

	December 31, 2003	December 31, 2002

ASSETS
Current Assets:
Cash and cash equivalents	$4,729	$4,582
Restricted cash	598	491
Receivables	269	133
Prepaid expenses	441	403
Inventories	131	84
Other current assets	28	23
Deferred income taxes	111	54
Total current assets	6,307	5,770

Property and Equipment, net	36,796	33,965
Goodwill, net	8,088	7,899
Casino License Acquisition Costs, net	1,760	1,298
Deferred Income Taxes	666	1,078
Other Assets	1,200	1,133
Total	$54,817	$51,143

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$2,136	$1,664
Accounts payable and accrued liabilities	1,979	2,309
Accrued payroll	1,268	1,098
Taxes payable	1,088	747
Total current liabilities	6,471	5,818

Long-Term Debt, less current portion	14,913	16,531
Other Non-current Liabilities	371	788
Minority Interest	14	903
Commitments and Contingencies	—	—
Shareholders’ Equity:
Preferred stock; $.01 par value; 20,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $.01 par value; 50,000,000 shares authorized; 14,485,776 shares issued; 13,680,500 and 13,580,864 shares outstanding, respectively	145	145
Additional paid-in capital	21,529	21,874
Accumulated other comprehensive income (loss)	2,034	(1,052)
Retained earnings	11,172	7,926
	34,880	28,893

Treasury stock – 805,276 and 904,912 shares at cost, respectively	(1,832)	(1,790)
Total shareholders’ equity	33,048	27,103
Total	$54,817	$51,143

See notes to consolidated financial statements

CENTURY CASINOS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollar amounts in thousands, except for share information)

	For the Year Ended December 31,
	2003	2002	2001
Operating Revenue:
Casino	$31,869	$30,607	$30,096
Hotel, food and beverage	3,568	2,630	2,652
Other	622	524	771
	36,059	33,761	33,519
Less promotional allowances	(4,657)	(4,424)	(4,063)
Net operating revenue	31,402	29,337	29,456

Operating Costs and Expenses:
Casino	11,667	9,897	9,401
Hotel, food and beverage	2,553	1,509	1,748
General and administrative	7,745	7,191	7,530
Property write-down and other write offs, net of (recoveries)	(35)	1,145	57
Depreciation and amortization	2,668	2,304	4,564
Total operating costs and expenses	24,598	22,046	23,300

Earnings from Operations	6,804	7,291	6,156
Non-operating income (expense)
Interest expense	(2,011)	(1,903)	(2,018)
Other income, net	252	176	79
Non-operating income (expense), net	(1,759)	(1,727)	(1,939)

Earnings before Income Taxes and Minority Interest	5,045	5,564	4,217
Provision for income taxes	1,777	2,454	1,794
Earnings before Minority Interest	3,268	3,110	2,423
Minority interest in subsidiary (earnings) losses	(22)	(31)	32
Net Earnings	$3,246	$3,079	$2,455

Earnings Per Share, Basic	$0.24	$0.23	$0.18
Earnings Per Share, Diluted	$0.22	$0.20	$0.16

See notes to consolidated financial statements

CENTURY CASINOS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 and 2001

(Dollar amounts in thousands, except for share information)

				Accumulated
			Additional	Other
	Common Stock		Paid-in	Comprehensive	Retained	Treasury Stock			Comprehensive
	Shares	Amount	Capital	Income (Loss)	Earnings	Shares	Amount	Total	Income (Loss)

BALANCE AT JANUARY 1, 2000	14,485,776	$145	$21,910	$(659)	$2,392	464,492	$(818)	$22,970	$

Purchases of treasury stock	—	—	—	—	—	340,000	(690)	(690)

Options exercised	—	—	(16)	—	—	(47,500)	84	68

Foreign currency translation adjustment	—	—	—	(2,078)	—	—	—	(2,078)	$(2,078)

Cumulative effect of change in accounting principle related to interest rate swap, net of income tax benefit	—	—	—	(175)	—	—	—	(175)	(175)

Change in fair value of interest rate swap, net of income tax expense	—	—	—	(379)	—	—	—	(379)	(379)

Other equity changes	—	—	7	—	—	—	—	7

Net earnings	—	—	—	—	2,455	—	—	2,455	2,455

BALANCE AT DECEMBER 31, 2001	14,485,776	$145	$21,901	$(3,291)	$4,847	756,992	$(1,424)	$22,178	$(177)

Purchases of treasury stock	—	—	—	—	—	177,920	(419)	(419)

Options exercised	—	—	(27)	—	—	(30,000)	53	26

Foreign currency translation adjustment	—	—	—	2,179	—	—	—	2,179	$2,179

Change in fair value of interest rate swap, net of income tax expense	—	—	—	60	—	—	—	60	60

Net earnings	—	—	—	—	3,079	—	—	3,079	3,079

BALANCE AT DECEMBER 31, 2002	14,485,776	$145	$21,874	$(1,052)	$7,926	904,912	$(1,790)	$27,103	$5,318

Purchases of treasury stock	—	—	—	—	—	59,100	(131)	(131)

Purchase of treasury stock from former director	—	—	—	—	—	489,264	(1,106)	(1,106)

Options exercised	—	—	(345)	—	—	(648,000)	1,195	850

Foreign currency translation adjustment	—	—	—	2,824	—	—	—	2,824	2,824

Change in fair value of interest rate swap, net of income tax expense	—	—	—	262	—	—	—	262	262

Net earnings	—	—	—	—	3,246	—	—	3,246	3,246

BALANCE AT DECEMBER 31, 2003	14,485,776	$145	$21,529	$2,034	$11,172	805,276	$(1,832)	$33,048	$6,332

See notes to consolidated financial statements

CENTURY CASINOS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands, except for share information)

	For the Year Ended December 31,
	2003	2002	2001
Cash Flows from Operating Activities:
Net earnings	$3,246	$3,079	$2,455
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	2,668	2,304	3,147
Amortization of goodwill	—	—	1,417
Amortization of deferred financing costs	113	94	82
Gain on disposition of assets	(28)	(34)	(13)
Deferred income tax expense (benefit)	199	78	(207)
Minority interest in subsidiary earnings (losses)	22	31	(32)
Write down asset value (Note 12)	—	447	57
Write off receivables and advances (Note 12)	—	698	—
Other	20	(81)	5
Changes in operating assets and liabilities
Receivables	(118)	(341)	38
Prepaid expenses and other assets	(236)	94	138
Accounts payable and accrued liabilities	(394)	362	(388)
Accrued Payroll	110	96	(27)
Taxes Payable	219	569	(177)
Net cash provided by operating activities	5,821	7,396	6,495

Cash Flows from Investing Activities:
Purchases of property and equipment	(2,585)	(4,482)	(3,051)
Acquisition of remaining interest in subsidiary	(1,259)	—	—
Expenditures for deposits and other assets	—	(236)	(277)
Restricted cash (increase) decrease	64	7	(555)
Proceeds received from disposition of assets	308	263	9
Net cash used in investing activities	(3,472)	(4,448)	(3,874)

Cash Flows from Financing Activities:
Proceeds from borrowings	$27,269	$15,556	$21,321
Principal repayments	(29,478)	(16,575)	(29,151)
Deferred financing costs	—	(115)	—
Proceeds from exercise of options	850	26	68
Purchases of treasury stock	(1,237)	(392)	(674)
Net cash used in financing activities	(2,596)	(1,500)	(8,436)
Effect of exchange rate changes on cash	394	103	(231)

Increase (Decrease) in Cash and Cash Equivalents	147	1,551	(6,046)

Cash and Cash Equivalents at Beginning of Year	4,582	3,031	9,077

Cash and Cash Equivalents at End of Year	$4,729	$4,582	$3,031

Supplemental Disclosure of Noncash Investing and Financing Activities:

In January 2003, the Company, through its majority owned subsidiary CCA, purchased the remaining 35% interest in CCAL for a total of $2.6 million, of which $1.3 million was used to purchase a loan from the previous minority shareholder, Caledon Overberg Investments (Proprietary) Limited (“COIL”), and is included in principal repayments above, $1.0 million was applied to the minority shareholder liability and $0.3 million increased the carrying value of the land in Caledon.

In the second quarter of 2003, James Forbes, a director of the Company at the time, in accordance with the Company’s Employee’s Equity Incentive Plan (“EEIP”), exercised all 618,000 of his outstanding options, carrying an average strike price of $1.306.  The shares were issued out of treasury stock and payment for the options was made by transferring 357,080 shares of common stock that the director had owned since 1994 to the Company at a per share price of $2.26 established at the close of market on April 16, 2003.

Supplemental Disclosure of Cash Flow Information:

Interest paid, net of capitalized interest of $46 in 2003, $63 in 2002 and $219 in 2001	$2,057	$1,899	$2,037
Income taxes paid	$1,090	$1,865	$2,376

See notes to consolidated financial statements

CENTURY CASINOS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands, except for share information)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Century Casinos, Inc. (“CCI”, the “Company”) is an international gaming company. Wholly-owned subsidiaries of CCI include Century Casinos Management, Inc. (“CCM”), Century Casinos Nevada, Inc. (“CCN”, a dormant subsidiary), Century Resorts Limited (“CRL”), Century Management u. Beteiligungs GmbH (“CMB”), and WMCK Venture Corp. (“WMCK”). Wholly-owned subsidiaries of WMCK include WMCK-Acquisition Corp. (“ACQ”) and Century Casinos Cripple Creek, Inc. (“CCC”). CRL owns 55% of Century Resorts Alberta Inc. (“CRA”). Century Casinos Africa (Pty) Ltd. (“CCA”), a 96.5% owned subsidiary of CCI, owns 100% of Century Casinos Caledon (Pty) Ltd. (“CCAL”), 55% of Century Casinos West Rand (Pty) Ltd. (“CCWR”) and 50% of Rhino Resort Ltd. (“RRL”). The Company owns and/or manages casino operations in the United States, South Africa, the Czech Republic, and international waters as follows:

WMCK owns and operates Womacks Casino and Hotel (“Womacks”), a limited-stakes gaming casino in Cripple Creek, Colorado. Womacks is one of the largest gaming facilities in Cripple Creek and is currently the core operation of the Company. The facility has 614 slot machines, 6 limited stakes gaming tables, 21 hotel rooms and 1 restaurant.

CCA owns and operates The Caledon Hotel, Spa & Casino near Cape Town, South Africa. The resort has 275 slot machines and 8 gaming tables, a 92-room hotel, mineral hot springs and spa facility, 3 restaurants, 2 bars, and conference facilities.

CMB acquired a 10% equity interest in Casino Millennium located within a five-star hotel in Prague, Czech Republic through a $236 cash contribution in December 2002. Subsequent to December 31, 2003, the Company, through CMB, acquired an additional 40% of Casino Millennium, bringing its total ownership to 50%. The investment by the Company for the incremental 40% stake amounted to $711 and was paid by contributing gaming equipment and advances receivable for original pre-opening costs. See Note 8, Commitments, Contingencies and Other Matters, to the Consolidated Financial Statements for further information.

CRL serves as concessionaire of small casinos on seven luxury cruise vessels, two of which are temporarily out of service and provides technical casino services to Casino Millennium located within a five-star hotel in Prague, Czech Republic. The Company has a total of 115 slot machines and 19 table games, or approximately 246 gaming positions on the five combined shipboard casinos currently in operation. The Insignia was taken out of service after it completed its cruise schedule to various destinations in the western Mediterranean as of September 26th, 2003 and is expected to resume operations in May 2004. The Silver Cloud was taken out of service for periodic maintenance and is expected to return to service in April 2004.

CCI serves as a holding company, providing corporate administrative and governance services to its subsidiaries.

The Company regularly pursues additional gaming opportunities internationally and in the United States.

On October 20, 2003 the Company announced that judgment had been handed down in the High Court of South Africa compelling the Gauteng Gambling Board (“GGB”) to award a casino license to Silverstar Development Limited (“Silverstar”) for the western periphery of metropolitan Johannesburg in terms of its original 1997 application (Note 8). On November 11, 2003 the Company announced that the GGB’s subsequent application for leave to appeal the October 20 judgment had been denied by the

High Court. On December 3, 2003 the Company announced that the GGB served notice that it had petitioned the South African Supreme Court of Appeal requesting a further appeal against the judgment of the High Court. On February 5, 2004, the Supreme Court of Appeal of South Africa overturned the ruling of the High Court and granted the GGB’s request for leave to appeal. Silverstar informed the Company that it does not have any indication with regard to the timing of the appeals process.

CCA, through its majority-owned subsidiary, Century Casinos West Rand (Pty) Ltd., remains contracted to Silverstar by a resort management agreement and retains a right of long standing to take up a minority equity interest in the venture although its final level of equity interest remains to be determined. Pursuant to its 1997 application, the Silverstar project provides for up to 1,350 slot machines and 50 gaming tables in a phased development that includes a hotel and other entertainment, dining, and recreational activities with a first phase of 950 slot machines and 30 gaming tables. The proposed 400 million Rand ($59.8 million) hotel/casino resort development would be located in the greater Johannesburg area of South Africa known as the West Rand.

In January 2000, CCI entered into a brokerage agreement with Novomatic AG in which CCI received an option to purchase seven eighths of the shares that Novomatic AG purchased in Silverstar. The agreement was subsequently amended in July 2003 giving Novomatic AG a put option under which Novomatic AG can require that CCI buy seven eighths of its shares in Silverstar and giving CCI a call option under which CCI can require Novomatic AG to sell seven eighths of its shares in Silverstar to CCI. The price of the option, which cannot be quantified at this time, will be 75% of the fair market value as determined at the time of the exercise because Silverstar has no value until a gaming license is issued. If the transaction were to be completed, CCI would acquire a 7% interest in Silverstar from Novomatic AG.

On September 25, 2003 the Company formed CRL for the purpose of managing all of the Company’s foreign and offshore operations. CRL will maintain offices in Mauritius, an independent island republic in the western Indian Ocean. Forming the management company in Mauritius will provide favorable tax benefits to the Company. Taxable income, mostly management fees and interest earned by the Mauritius company would be taxed at an effective rate of 0%. There was no effect on net earnings and related per share amounts for the years ended December 31, 2003, 2002, and 2001 due to the change in reporting entity because the activity was previously reported by CCI.

On September 30, 2003, the Company subscribed to 55% of the outstanding shares of Century Resorts Alberta Inc. (“CRA”), formed in conjunction with its application for a gaming license in Edmonton, Alberta, Canada, at a price of 1 Canadian dollar per share. A total of 100 shares have been authorized and issued. The proposed project, The Celebrations Casino and Hotel, is planned to include a casino, food and beverage amenities, a dinner theater, and a 40-room hotel. CRA is owned by CRL, a wholly-owned subsidiary of Century Casinos, Inc. and by 746306 Alberta Ltd, the owners of the 7.25 acre property and existing hotel which will be developed into the Celebrations project, should a license be awarded and all other approvals and funding be obtained. The Celebrations Casino and Hotel Project proposed by CRA is estimated to cost 16.5 million Canadian dollars ($12.8 million), including the 2.5 million Canadian dollars ($1.9 million) contribution of the existing hotel and property by 746306 Alberta Ltd.  CRL also entered into a long-term agreement to manage the casino if a gaming license is awarded. The Celebrations Casino and Hotel project is one of six applications submitted to the Alberta Gaming and Liquor Commission (“AGLC”) for an additional casino facility license in the greater Edmonton area.

2. SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation – The accompanying consolidated financial statements include the accounts of CCI and its majority-owned subsidiaries. Investments in unconsolidated affiliates which are 20% to 50% owned, are accounted for under the equity method. All significant intercompany transactions and balances have been eliminated.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents – All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. Minimum deposits required in connection with CCAL’s lending facility (Note 5) are designated as restricted cash on the consolidated balance sheets.

Fair Value of Financial Instruments – The Company calculates the fair value of financial instruments and includes this additional information in the notes to its financial statements when the fair value does not approximate the carrying value of those financial instruments. The Company’s financial instruments include cash and cash equivalents, long-term debt and interest rate swap agreements. Fair value is determined using quoted market prices whenever available. When quoted market prices are not available, the Company uses alternative valuation techniques such as calculating the present value of estimated future cash flows utilizing risk-adjusted discount rates. The Company’s carrying value of financial instruments approximates fair value at December 31, 2003 and 2002.

Property and Equipment – Property and equipment are stated at cost. Depreciation of assets in service is provided using the straight-line method over the estimated useful lives of the assets. Leased property and equipment under capital leases is amortized over the lives of the respective leases or over the service lives of the assets, whichever is shorter. The interest cost associated with major development and construction projects is capitalized and included in the cost of the project. When no debt is incurred specifically for a project, interest is capitalized on amounts expended on the project using the weighted-average cost of the Company’s outstanding borrowings. Capitalization of interest ceases when the project is substantially complete or development activity is suspended for more than a brief period.

Assets are depreciated over their respective service lives as follows:

Buildings and improvements	7 – 39	yrs
Gaming equipment	3 – 7	yrs
Furniture and office equipment	5 – 7	yrs
Other equipment	3 – 7	yrs

Goodwill – Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in a business combination.

Effective January 1, 2002 the Company adopted Financial Accounting Standards Board (the “FASB”) SFAS No. 142 “Goodwill and Other Intangible Assets” (see Note 10).

SFAS No. 142 addresses the methods used to capitalize, amortize and to assess impairment of intangible assets, including goodwill resulting from business combinations accounted for under the purchase method. Effective with the adoption of SFAS No. 142, the Company no longer amortizes goodwill and other intangible assets with indefinite useful lives, principally deferred casino license costs, but instead reviews goodwill and indefinite-lived intangible assets for impairment at least annually and between annual test dates in certain circumstances.

The Company completed the necessary transition impairment reviews for goodwill and indefinite-lived intangible assets in 2002, and no impairments were indicated. The Company performs its annual impairment test for goodwill and indefinite-lived intangible assets in the fourth quarter of each fiscal year. No impairments were indicated as a result of the annual impairment reviews for goodwill and indefinite-lived intangible assets in 2003 or 2002.

Impairment of Long-Lived Assets – The Company reviews long-lived assets for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If there is an indication of impairment, which is estimated as the difference between anticipated undiscounted future cash flows and carrying value, the carrying amount of the asset is written down to its estimated fair value by a charge to operations. Fair value is estimated based on the present value of estimated future cash flows using a discount rate commensurate with the risk involved. Estimates of future cash flows are inherently subjective and are based on management’s best assessment of expected future conditions. During 2001 FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” which is effective for fiscal years beginning after December 15, 2001. SFAS No. 144 supersedes SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of”. While SFAS No. 144 retains many of the provisions of SFAS No. 121 it provides guidance on estimating future cash flows to test recoverability, among other things. The adoption of SFAS No. 144 did not have a material impact on the Company’s financial statements.

Revenue Recognition – Casino revenue is the net win from gaming activities, which is the difference between gaming wins and losses. Management and consulting fees are recognized as revenue as services are provided. The incremental amount of unpaid progressive jackpot is recorded as a liability and a reduction of casino revenue in the period during which the progressive jackpot increases.

Promotional Allowances – Food and beverage furnished without charge to customers is included in gross revenue at a value which approximates retail and then deducted as complimentary services to arrive at net revenue. The estimated cost of such complimentary services is charged to casino operations, and was $907, $954 and $949 in 2003, 2002 and 2001, respectively.

As part of its promotional activities, the Company offers “free plays” or coupons to its customers for gaming activity and the Company’s players club allows customers to earn certain complimentary services and/or cash rebates based on the volume of a customer’s gaming activity. These promotional activities, totaling $3,288, $3,110 and $2,866 were reported as a reduction of revenue for 2003, 2002 and 2001, respectively.

Foreign Currency Translation – Adjustments resulting from the translation of the accounts of the Company’s foreign subsidiaries from the local functional currency to U.S. dollars are recorded as other comprehensive income or loss in the consolidated statements of shareholders’ equity and comprehensive income (loss). Foreign currency transaction gains or losses resulting from the translation of other casino operations and other transactions which are denominated in a currency other than U.S. dollars are recognized in the statements of earnings. Gains and losses from intercompany foreign currency transactions that are of a long-term investment nature and are between entities of the consolidated group are not included in determining net earnings, but rather are reported as translation adjustments within other comprehensive income or loss in the consolidated statements of shareholders’ equity and comprehensive income (loss).

Income Taxes – The Company accounts for income taxes using the liability method, which provides that deferred tax assets and liabilities are recorded based on the difference between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, at a rate expected to be in effect when the differences become deductible or payable.

Stock-Based Compensation – In 2002 the Company adopted Statement of Financial Accounting Standards No. 148 (SFAS 148), “Accounting for Stock-Based Compensation-Transition and Disclosure” which amends the disclosure requirements of Statement of Financial Accounting Standards No. 123 (SFAS 123), “Accounting for Stock-Based Compensation” to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 also provides alternative methods of transition for a voluntary change to fair value based methods of accounting which have not been adopted by the Company at this time. SFAS 123 encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation for employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB 25), “Accounting for Stock Issued to Employees”, and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over the amount an employee must pay to acquire that stock. The Company values stock-based compensation granted to non-employees at fair value.

At December 31, 2003, the Company had one stock-based employee compensation plan (see Note 6). The Company accounts for this plan under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations. No stock-based compensation cost is reflected in net earnings, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of the grant. The following table illustrates the effect on net earnings and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, “Accounting for Stock Based Compensation”, to stock-based employee compensation.

Dollar amounts in thousands. except for share information		2003	2002	2001

Net earnings, as reported		$3,246	$3,079	$2,455
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects		4	9	8
Pro forma net earnings		$3,242	$3,070	$2,447
Earnings per share,
Basic	As reported	$0.24	$0.23	$0.18
	Pro forma	$0.24	$0.22	$0.18

Diluted	As reported	$0.22	$0.20	$0.16
	Pro forma	$0.22	$0.20	$0.16

The fair value of options granted under the Plan was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2003	2002		2001

Weighted-average risk-free interest rate	—	5.32%		5.08%
Weighted-average expected life	—	10	yrs	10	yrs
Weighted-average expected volatility	—	26.8%		43.6%
Weighted-average expected dividends	—	$0		$0

No options were granted to employees under the Plan in 2003.  The weighted-average fair value of options granted was $1.16 in 2002 and $1.21 in 2001.  A total of 10,000 and 20,000 options were issued in 2002 and 2001, respectively.

Earnings Per Share – Basic earnings per share considers only weighted-average outstanding common shares in the computation. Diluted earnings per share gives effect to all potentially dilutive securities. Diluted earnings per share is based upon the weighted average number of common shares outstanding during the period, plus, if dilutive, the assumed exercise of stock options using the treasury stock method and the assumed conversion of other convertible securities (using the “if converted” method) at the beginning of the year, or for the period outstanding during the year for current year issuances.

Comprehensive Income – Comprehensive income for the Company includes the effect of fluctuations in foreign currency rates on value of the Company’s foreign investments and the interest rate swap agreements it has maintained to hedge against increases in the interest rate on its RCF.

Operating Segments – The Company is managed in four segments; Colorado, South Africa, Cruise Ships, and Corporate operations. The operating results of the Colorado segment are those of WMCK Venture Corp. and subsidiaries which own Womacks Hotel and Casino (“Womacks”) in Cripple Creek, Colorado. The operating results of the South African segment are those of Century Casinos Africa (Pty) Limited and its subsidiaries, primarily Century Casinos Caledon (Pty) Limited which owns the Caledon Casino, Hotel and Spa.

Cruise Ship operations include the revenue and expense of the seven combined shipboard operations for which the Company has casino concession agreements.

Corporate operations include, among other items, the revenue and expense of corporate gaming projects for which the Company has secured long-term service contracts.

Hedging Activities – The Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as subsequently amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities”, in the first quarter of fiscal 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. The pronouncements require that a company designate the intent of a derivative to which it is a party, and prescribes measurement and recognition criteria based on the intent and effectiveness of the designation.

SFAS No. 133 requires companies to recognize all of its derivative instruments as either assets or liabilities in the balance sheet at fair value. The accounting for changes in the fair value (i.e. gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as either a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation.

For derivative instruments that are designated and qualify as a cash flow hedge (i.e. hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged Transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in current earnings during the period of change. The Company currently does not have fair value hedges or hedges of a net investment in a foreign operation. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in current earnings during the period of change.

The cumulative effect of adopting SFAS No. 133 related to the Company’s interest rate swap agreements (see Note 5, Long-Term Debt, to the Consolidated Financial Statements) was to decrease shareholders’ equity as of January 1, 2001 by $175, net of related federal and state income tax benefits of $104. As of December 31, 2003 the interest rate swap agreements decreased shareholders’ equity (accumulated other comprehensive loss) by $232, net of federal and state income tax benefits of $138. At December 31, 2002 the interest rate swap agreements decreased shareholders’ equity (accumulated other comprehensive loss) by $494, net of federal and state income tax benefits of $294. At December 31, 2001, the interest rate swap agreements decreased shareholders’ equity (accumulated other comprehensive loss) by $554, net of federal and state income tax benefits of $329.

Advertising Costs – Costs incurred for producing and communicating advertising are expensed when incurred.  Advertising expense was $559, $413 and $319 for the years ended December 31, 2003, 2002 and 2001, respectively.

Preopening Expense – Preopening, pre-operating and organization activities are expensed as incurred. Reclassifications – Certain reclassifications have been made to the 2002 and 2001 financial information in order to conform to the 2003 presentation.

Other – Financial interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities”, issued in January 2003, had no effect on operations at December 31, 2003. The Company is evaluating FIN 46’s effect, if any, on its Casino Millennium holding acquired subsequent to December 31, 2003. The Company has reviewed all other recently issued accounting pronouncements and does not believe that any such pronouncements will have a material impact on its financial statements.

3. RECEIVABLES FROM OFFICERS/DIRECTORS

At December 31, 2003 and 2002, the Company had no receivables from officers and/or directors.

4. PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2003 and 2002 consist of the following:

			Estimated
Dollar amounts in thousands,			Service Life
except for share information	2003	2002	in Years

Buildings and improvements	$22,648	$19,340	7 – 39
Gaming equipment	10,731	9,644	3 – 7
Furniture and office equipment	3,599	3,014	5 – 7
Other equipment	1,881	1,694	3 – 7
Capital projects in process	575	359
	39,434	34,051
Less accumulated depreciation	(16,639)	(13,393)
	22,795	20,658

Land	13,580	12,886
Non-operating casino and land held for sale	421	421
Property and equipment, net	$36,796	$33,965

The non-operating casino and land is located in Nevada and is carried at estimated net realizable value.

CCAL has entered into a series of lease agreements for the purchase of capital equipment. The average effective interest rate is 13.8% on the lease obligations which are repayable over a term of 60 months (see Note 5).

Assets under lease included in property and equipment as of December 31, 2003 and 2002 are as follows:

	Original Book Value		Accumulated Depreciation
	2003	2002	2003	2002

Gaming & security equipment	$623	$522	$411	$241
Furniture and office equipment	283	219	130	88
Total	$906	$741	$541	$329

Depreciation and amortization expense for the years ended December 31, 2003, 2002 and 2001 was $2,668, $2,304 and $3,147, respectively.

5. LONG-TERM DEBT

Long-term debt at December 31, 2003 and 2002 consists of the following:

Dollar amounts in thousands, except for share information	2003	2002

Borrowings under revolving line of credit facility with Wells Fargo Bank	$11,757	$11,500
Borrowings under loan agreement with ABSA Bank	4,550	4,597
Notes payable to minority shareholder	—	1,280
Capital leases for various equipment	355	369
Note payable to founding shareholder, unsecured	380	380
Other unsecured notes payable	7	69
Total long-term debt	17,049	18,195
Less current portion	(2,136)	(1,664)
Long-term portion	$14,913	$16,531

On April 26, 2000, the Company and Wells Fargo Bank (the “Bank”) entered into an Amended and Restated Credit Agreement (the “Agreement”) which increased the Company’s aggregate borrowing commitment from the Bank under a Revolving Line of Credit Facility (“RCF”) to $26 million and extended the maturity date to April 2004. The Agreement was further amended on August 22, 2001 to give greater flexibility to the ability to use the borrowed funds for projects for the Company. On August 28, 2002, the RCF was further amended to increase the facility to its original amount of $26 million, an increase of $5,777, revise the quarterly reduction schedule and extend the maturity date to August 2007. The aggregate commitment available to the Company is reduced quarterly by $722 beginning January 2003 through the maturity date. The commitment available as of December 31, 2003, net of quarterly reductions, is $23,111 and unused borrowing capacity is $11,354. Interest on the Agreement is variable based on the interest rate option selected by the Company, plus an applicable margin based on the Company’s leverage ratio. The Agreement also requires a nonusage fee based on the Company’s leverage ratio on the unused portion of the commitment. The principal balance outstanding under the loan agreement as of December 31, 2003 and 2002 was $11,757 and $11,500 respectively. The commitment available, net of quarterly reductions under the RCF as of December 31, 2003 is $23,111 and the unused borrowing capacity is $11,354. The loan agreement includes certain restrictive covenants on financial ratios of WMCK. The most significant covenants include i) a maximum leverage ratio no greater than 2.5 to 1.00, ii) a minimum interest coverage ratio no less than 2.00 to 1.00, and iii) a TFCC ratio (a derivative of EBITDA, as defined in the agreement) of no less than 1.10 to 1.00. The Company is in compliance with the restrictive covenants on the financial ratios of WMCK contained in the RCF as of December 31, 2003. The loan is collateralized by a deed of trust and a security agreement with assignments of lease, rents and furniture, fixtures and equipment of all Colorado property. The interest rate at December 31, 2003 was 3.47375% for $10,000 outstanding under LIBOR based provisions of the loan agreement. The remaining balance of the outstanding debt is subject to interest under the PRIME based provisions of the loan agreement at a rate of 4.0%.

In 1998, the Company entered into a five-year interest rate swap agreement on $7.5 million notional amount of debt under the RCF, whereby the Company pays a LIBOR-based fixed rate of 5.55% and receives a LIBOR-based floating rate reset quarterly based on a three-month rate. The swap agreement expired October 1, 2003. In May 2000, the Company entered into a second five-year interest rate swap agreement on $4.0 million notional amount of debt under the RCF, whereby the Company pays a LIBOR-based fixed rate of 7.95% and receives a LIBOR-based floating rate reset quarterly based on a three-month rate. Generally, the swap arrangement is advantageous to the Company to the extent that interest rates increase in the future and disadvantageous to the extent that they decrease. The net amount paid or received by the Company on a quarterly basis results in an increase or decrease to interest expense. The fair value of the derivatives as of December 31, 2003 and 2002 of $371 and $788, respectively, is reported as a liability in the consolidated balance sheet. The Company’s objective for entering into the interest rate swap agreements, derivative instruments designated as cash flow hedging instruments, was to eliminate the variability of cash flows in the interest payments for a portion of the RCF. The Company has determined that the cash flow hedges were highly effective. Accordingly no net gain or loss has been recognized in earnings during 2003, 2002 or 2001 and none of the derivative instruments’ loss has been excluded from the assessment of the hedge effectiveness. The net gain (loss) on the interest rate swaps of $262, $60 and ($379), net of income tax expense (benefit) of $155, $36 and ($225) has been reported in comprehensive income (loss) on the statement of shareholders’ equity and comprehensive income for 2003, 2002 and 2001, respectively. If the interest rate swaps’ critical terms (notional amount, interest rate reset dates, maturity/expiration date or underlying index) change significantly, such event would result in reclassifying the losses that are reported in accumulated other comprehensive income (loss). The Company estimates that during 2004 it will recognize additional interest expense of approximately $212 in connection with the remaining interest rate swap agreement. Accordingly, no gain or loss has been reclassified to earnings for such discontinuance of a cash flow hedge. Net additional interest expense to the Company under the swap agreement was $515, $524 and $231 in 2003, 2002 and 2001, respectively.

In April 2000, CCAL entered into a loan agreement with PSG Investment Bank Limited (“PSGIB”), which provides for a principal loan of approximately $6,200 (based on an exchange rate of 7.6613 rand per dollar at the time the funds were advanced) to fund development of the Caledon project. The outstanding balance as of December 31, 2003 and 2002 was $4,139 and $4,179, respectively, and the interest rate was 17.05% in both years. The shareholders of CCAL have pledged all of the common shares held by them in CCAL to PSGIB as collateral. The loan is also collateralized by a first mortgage bond over land and buildings and a general notorial bond over all equipment. In April 2001, CCAL entered into an addendum to the loan agreement in which PSGIB provided CCAL with a standby facility in the amount of approximately $560, based on an exchange rate of 8.0315 rand per dollar at the time. The outstanding balance as of December 31, 2003 and 2002 was $411 and $418, respectively, and the interest rate was 15.1% in both years. Under the original terms of the agreement CCAL made its first principal payment in December 2001, based on a repayment schedule that required semi-annual installments continuing over a five-year period. On March 26, 2002, CCAL and PSGIB entered into an amended agreement that changed the repayment schedule to require quarterly installments beginning on March 31, 2002 and continuing over the remaining term of the original five-year agreement. The amendment also changed the requirements for the sinking fund. The original agreement required CCAL to have on deposit a “sinking fund” in the amount equal to the next semi-annual principal and interest payment. The amended agreement changes the periodic payments from semi-annual to quarterly and requires a minimum deposit in the sinking fund equal to four million Rand (approximately $598 at the exchange rate as of December 31, 2003). In addition, one third of the next quarterly principal and interest payment must be deposited on the last day of each month into the fund and used for the next quarterly installment. PSGIB was acquired by ABSA Bank (ABSA) in March 2003. There have been no changes in the terms or conditions of the current loan, as amended, with PSGIB. The loan agreement includes certain restrictive covenants for CCAL, including the maintenance of the following ratios; i) debt/equity ratio of 45:55 after the first twelve months of operations and a 40:60 debt/equity ratio after two years of operations, ii) interest coverage ratio of at least 2.0 after the first twelve months of operations, iii) debt service coverage ratio of at least 1.34 for the principal loan and 1.7 for the standby facility after the first twelve months of operations, and iv) loan life coverage ratio of 1.5 for the principal loan and a loan life coverage ratio of 2.5 for the standby facility. As of December 31, 2003, the Company was in compliance with the loan covenants specified by ABSA.

In April 2000, CCA, CCAL, CCI and Caledon Overberg Investments (Proprietary) Limited (“COIL”), the minority shareholder in CCAL, entered into a note agreement as part of the purchase of CCAL. Under the terms of the agreement, CCAL, in exchange for the contribution of certain fixed assets, entered into a loan agreement with COIL in the amount of approximately $2,300, as valued at the time of the agreement. Under the terms of the original agreement, the loan bears interest at the rate of 2% over the prime/base rate established by ABSA, and is due on demand subsequent to the repayment in full of the loan between CCAL and ABSA. In November 2000, as part of CCA’s additional equity investment in CCAL, CCA acquired a portion of COIL’s note receivable from CCAL valued at approximately $600, as valued at the time of the original agreement. In January 2003, CCA acquired the balance of the note in conjunction with the purchase of the outstanding common shares held by its partner. The outstanding balance on note agreement based on the exchange rate on December 31, 2003 and 2002 is approximately $0 and $1,280, respectively.

In September 2001, CCA, CCAL, CCI and COIL amended the loan agreement to reduce the rate of interest charged on the loan to 0% (zero), effective with the original date of the agreement. $107, net of $46 of income tax benefit, of accrued interest dating from the original date of the agreement was written off by CCAL as a reduction in interest expense in 2001. The loan from CCA and COIL are proportionate to each shareholder’s percentage of ownership. The additional net income reported by CCAL, as a result of reducing the interest charged, is shared proportionately by each shareholder, therefore, there is no change in the consolidated net income of the South African segment nor the consolidated net income of the Company. Each shareholder had the option to re-instate the interest rate to be charged from January 1, 2002 forward. After completing the purchase of the remaining 35% of CCAL in January 2003, CCA exercised its option to reinstate the shareholder interest effective January 1, 2002. As of December 31, 2003 and 2002, CCAL accrued $0 and $403 in accrued interest, respectively. The accrued interest is eliminated in consolidation; therefore, there is no effect on consolidated net earnings. The unsecured note payable to a founding shareholder bears interest at 6%, payable quarterly. The noteholder, at his option, may elect to receive any or all of the unpaid principal by notifying CCI on or before April 1 of any year. Payment of the principal amount so specified would be required by the Company on or before January 1 of the following year. The entire outstanding principal is otherwise due and payable on April 1, 2004. Accordingly, the note is classified as current in the accompanying consolidated balance sheets as of December 31, 2003 and noncurrent as of December 31, 2002.

The consolidated weighted average interest rate on all borrowings was 10.35%, 10.12% and 9.00% for the years ended December 31, 2003, 2002 and 2001, respectively, excluding the write-off of deferred financing charges.

As of December 31, 2003, scheduled maturities of all long-term debt are as follows:

	Future minimum		Total
	lease payment		long-term
	of capital leases	Other debt	debt

2004 –	$196	$1,978	$2,174
2005 –	171	1,905	2,076
2006 –	34	1,054	1,088
2007 –	17	11,757	11,774
2008 –	13	—	13
Thereafter	—	—	—
	431	16,694	17,125
Less amounts representing interest	76	—	76
Total	$355	$16,694	$17,049

6. SHAREHOLDERS’ EQUITY

Company’s Board of Directors has approved a discretionary program to repurchase up to $5 million of the Company’s outstanding common stock. Through December 31, 2003, the Company had repurchased 2,559,004 shares of its common stock at an average cost per share of $1.49, of which 1,385,000 shares, with an average cost of $1.06 per share, were retired in 2000.

In 2003, 30,000 shares were re-issued to satisfy outside directors’ option exercises.

On April 16, 2003, in accordance with the Company’s Employees’ Equity Incentive Plan (“EEIP”), then-director, James Forbes, elected to exercise all 618,000 of his outstanding options, carrying an average strike price of $1.306. The shares were issued out of treasury and payment for the options was made by transferring 357,080 shares of common stock that the director has owned since 1994 to the Company at a per share price of $2.26 established at the close of the market on April 16, 2003. Additionally, on June 9, 2003 the Company repurchased 132,184 shares from the director at the per share price of $2.26, established at the close of market on April 16, 2003. The net effect of these transactions reduced treasury shares by 128,736 and increased the outstanding shares by 128,736.

There were 805,276 shares remaining in treasury as of December 31, 2003, at an average cost per share of $2.28. Subsequent to December 31, 2003, the Company has not purchased any additional shares of its common stock on the open market.

In June 2003, the Company’s EEIP was amended to permit the exchange of non-statutory options for restricted stock awards (“RSA’s”) at the rate of one RSA for one non-statutory option. As of December 31, 2003, no RSA’s have been issued.

In July 2002, the Company amended the Rights Agreement between Century Casinos, Inc. and Computershare Investor Services, Inc., adopted in April 1999, as amended and approved by the Shareholders in 2000, to increase the defined purchase price from $4 to $10 per share and increased the redemption period, the time during which the Company may elect to redeem all of the outstanding rights, from 20 to 90 days. The purchase price is the exercise amount at which a registered holder is entitled to purchase a given amount of shares of non-redeemable Series A Preferred Stock of the Company, subject to certain adjustments.

The Board of Directors of the Company has adopted the Employees’ Equity Incentive Plan (the “Plan”). The Plan as subsequently amended provides for the grant of awards to eligible employees in the form of stock, restricted stock, stock options, stock appreciation rights, performance shares or performance units, all as defined in the Plan. The Plan provides for the issuance of up to 4,500,000 shares of common stock to eligible employees through the various forms of awards permitted. Through December 31, 2003, only incentive stock option awards, for which the option price may not be less than fair market value at the date of grant, or non-statutory options, which may be granted at any option price, have been granted under the Plan. All options must have an exercise period not to exceed ten years. Options granted to date have one-year, two-year or four-year vesting periods. The Company’s Incentive Plan Committee has the power and discretion to, among other things, prescribe the terms and conditions for the exercise of, or modification of, any outstanding awards in the event of merger, acquisition or any other form of acquisition other than a reorganization of the Company under United States Bankruptcy Code or liquidation of the Company. The Plan also allows limited transferability of any non-statutory stock options to legal entities that are 100% - owned or controlled by the optionee or to the optionee’s family trust. The Company last granted options to any officers in 1999. As of December 31, 2003 there were 2,160,300 options outstanding under the Plan and 1,665,309 available under the plan.

As of December 31, 2003 there were an additional 70,000 options outstanding to directors of the Company. These options have a weighted average exercise price of $1.48. Subsequent to December 31, 2003, 60,000 options were issued to the Company’s outside directors with an exercise price of $3.26.

Transactions regarding the Plan are as follows:

	2003		2002		2001
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Employee Stock Options:

Outstanding at January 1	2,790,700	$1.30	2,784,800	$1.30	2,812,300	$1.29

Granted	—	—	10,000	2.28	20,000	1.93

Exercised	(618,000)	1.31	—	—	(47,500)	1.42

Cancelled or forfeited	(12,400)	1.98	(4,100)	1.41	—	—

Outstanding at December 31	2,160,300	1.29	2,790,700	1.30	2,784,800	1.30

Options exercisable at December 31	2,144,300	$1.29	2,762,700	$1.29	2,764,800	$1.29

Summarized information regarding all employee options outstanding at December 31, 2003, is as follows:

		Weighted-
	Number	Average	Number
	Outstanding	Remaining	Exercisable
Exercise Price	At Year End	Term in Years	At Year End

$0.75	613,500	4.8	613,500
$1.50	1,521,800	1.7	1,521,800
$1.75	10,000	7.3	3,000
$2.25	5,000	1.5	5,000
$2.28	10,000	8.2	1,000
	2,160,300	2.6	2,144,300

Subsequent to December 31, 2003, 1,352,710 options were granted by the independent members of the Company’s Incentive Plan Committee to eight officers and employees of the Company with an exercise price of $2.93. The Plan expires in April 2004. At this time, the Company does not intend to propose a new employee equity incentive plan, thus will not ask the stockholders for approval of a new plan at its 2004 annual stockholders meeting.

Subsidiary Preference Shares – In connection with the granting of a gaming license to CCAL by the Western Cape Gambling and Racing Board in April 2000, CCAL issued a total of 200 preference shares, 100 shares each to two minority shareholders. The preference shares are not cumulative, nor are they redeemable. The preference shareholders are entitled to receive annual dividends of 20% of the after-tax profits directly attributable to the CCAL casino business subject to working capital and capital expenditure requirements and CCAL loan obligations and liabilities as determined by the directors of CCAL. Should the CCAL casino business be sold or otherwise dissolved, the preference shareholders are entitled to 20% of any surplus directly attributable to the CCAL casino business, net of all liabilities attributable to the CCAL casino business. No preference dividends were paid or are payable in the year 2003, 2002 or 2001.

As of December 31, 2003 and 2002, accumulated other comprehensive income (loss) is comprised of the following:

	2003	2002

Interest rate swap hedge	$(232)	$(494)
Foreign currency translation adjustment	2,266	(558)
Other comprehensive income (loss)	$2,034	$(1,052)

7. SEGMENT INFORMATION

The Company is managed in four segments; Colorado, South Africa, Cruise Ships, and Corporate operations.

The operating results of the Colorado segment are those of WMCK Venture Corp. and subsidiaries which own Womacks Hotel and Casino (“Womacks”) in Cripple Creek, Colorado.

The operating results of the South African segment are those of Century Casinos Africa (Pty) Limited and its subsidiaries, primarily Century Casinos Caledon (Pty) Limited which owns the Caledon Casino, Hotel and Spa.

Cruise Ship operations include the revenue and expense of the seven combined shipboard operations for which the Company has casino concession agreements.

Corporate operations include, among other items, the revenue and expense of corporate gaming projects for which the Company has secured long-term service contracts.

Earnings before interest, taxes, depreciation and amortization (EBITDA) is not considered a measure of performance recognized as an accounting principle generally accepted in the United States of America. Management believes that EBITDA is a valuable measure of the relative performance amongst its operating segments. The gaming industry commonly uses EBITDA as a method of arriving at the economic value of a casino operation. It is also used by our lending institutions to gauge operating performance. Management uses EBITDA to compare the relative operating performance of separate operating units by eliminating the interest income, interest expense, income tax expense, and depreciation and amortization expense associated with the varying levels of capital expenditures for infrastructure required to generate revenue, and the oftentimes high cost of acquiring existing operations.

Reclassification adjustments for 2002 and 2001 have been made to the Colorado and Corporate segment presentations for corporate bonuses that were charged to Colorado but are attributable to the consolidated results of operation, the interest on debt incurred to fund the purchase of CCAL and the repurchase of the Company’s stock, and the related tax effects. There is no affect on the consolidated results. A reconciliation to the results as previously reported prior to reclassifications has been provided.

Amounts shown in thousands As of and for the Year Ended	Colorado			South Africa
December 31,	2003	2002	2001	2003	2002	2001

Property and equipment, net	$21,392	$21,816	$19,444	$14,020	$10,807	$7,911

Total assets	$32,200	$33,047	$30,553	$19,771	$15,004	$10,743

Net operating revenue	$18,402	$21,260	$21,022	$11,149	$7,083	$7,288

Operating expenses (excluding property write-down, other write-offs and depreciation)	$10,745	$10,836	$10,200	$7,893	$5,051	$5,612

Property write-down and other write-offs	$—	$—	$—	$—	$399	$—

Depreciation and amortization	$1,349	$1,334	$2,997	$1,073	$734	$1,294

Earnings from operations	$6,308	$9,090	$7,825	$2,183	$899	$382

Interest income	$12	$16	$20	$189	$126	$61

Interest expense, including debt issuance cost	$1	$269	$544	$929	$804	$881

Other income (expense), net	$30	$9	$22	$(7)	$43	$(32)

Earnings before income taxes and minority interest	$6,349	$8,846	$7,323	$1,436	$264	$(470)

Income tax expense (benefit)	$2,413	$4,069	$3,368	$487	$416	$(157)

Minority interest in subsidiary (earnings) losses	$—	$—	$—	$(22)	$(31)	$32

Net Earnings (loss)	$3,936	$4,777	$3,955	$927	$(183)	$(281)

Effect of reclassifications on segment

Net Earnings (loss)	$3,936	$4,777	$3,955	$927	$(183)	$(281)

Operating expenses	$(590)	$(608)	$(569)	$—	$—	$—

Interest expense	$(1,399)	$(1,152)	$(889)	$—	$—	$—

Income tax expense (benefit)	$756	$810	$671	$—	$—	$—

Net earnings (loss) before reclassifications	$2,703	$3,827	$3,168	$927	$(183)	$(281)

Reconciliation to EBITDA:

Net earnings (loss)	$3,936	$4,777	$3,955	$927	$(183)	$(281)

Interest income	$(12)	$(16)	$(20)	$(189)	$(126)	$(61)

Interest expense	$1	$269	$544	$929	$804	$881

Income taxes	$2,413	$4,069	$3,368	$487	$416	$(157)

Depreciation and amortization	$1,349	$1,334	$2,997	$1,073	$734	$1,294

EBITDA	$7,687	$10,433	$10,844	$3,227	$1,645	$1,676

Amounts shown in thousands	Cruise Ships			Corporate & Other
As of and for the Year Ended
December 31,	2003	2002	2001	2003	2002	2001

Property and equipment, net	$327	$213	$236	$1,057	$1,129	$1,747

Total assets	$731	$472	$435	$2,115	$2,620	$3,088

Net operating revenue	$1,737	$824	$891	$114	$170	$255

Operating expenses (excluding property write-down, other write-offs and depreciation)	$1,175	$538	$625	$2,152	$2,172	$2,242

Property write-down and other write-offs net of (recoveries)	$—	$—	$—	$(35)	$746	$57

Depreciation and amortization	$74	$45	$47	$172	$191	$226

Earnings from operations	$488	$241	$219	$(2,175)	$(2,939)	$(2,270)

Interest income	$1	$—	$—	$343	$324	$350

Interest expense, including debt issuance cost	$—	$—	$—	$1,422	$1,171	$934

Other income (expense), net	$16	$—	$—	$9	$(1)	$(1)

Earnings before income taxes and minority interest	$505	$241	$219	$(3,245)	$(3,787)	$(2,855)

Income tax expense (benefit)	$150	$88	$82	$(1,273)	$(2,119)	$(1,499)

Minority interest in subsidiary (earnings) losses	$—	$—	$—	$—	$—	$—

Net Earnings (loss)	$355	$153	$137	$(1,972)	$(1,668)	$(1,356)

Effect of reclassifications on segment

Net Earnings	$355	$153	$137	$(1,972)	$(1,668)	$(1,356)

Operating expenses	$—	$—	$—	$590	$608	$569

Interest expense	$—	$—	$—	$1,399	$1,152	$889

Income tax expense (benefit)	$—	$—	$—	$(756)	$(810)	$(671)

Net earnings (loss) before reclassifications	$355	$153	$137	$(739)	$(718)	$(569)

Reconciliation to EBITDA:

Net earnings (loss)	$355	$153	$137	$(1,972)	$(1,668)	$(1,356)

Interest income	$(1)	$—	$—	$(343)	$(324)	$(350)

Interest expense	$—	$—	$—	$1,422	$1,171	$934

Income taxes	$150	$88	$82	$(1,273)	$(2,119)	$(1,499)

Depreciation and amortization	$74	$45	$47	$172	$191	$226

EBITDA	$578	$286	$266	$(1,994)	$(2,749)	$(2,045)

Amounts shown in thousands As of and for the Year Ended	Intersegment Elimination			Consolidated
December 31,	2003	2002	2001	2003	2002	2001

Property and equipment,net	$—	$—	$—	$36,796	$33,965	$29,338

Total assets	$—	$—	$—	$54,817	$51,143	$44,819

Net operating revenue	$—	$—	$—	$31,402	$29,337	$29,456

Operating expenses (excluding property write-down,other write-offs and depreciation)	$—	$—	$—	$21,965	$18,597	$18,679

Property write-down and other write-offs net of (recoveries)	$—	$—	$—	$(35)	$1,145	$57

Depreciation and amortization	$—	$—	$—	$2,668	$2,304	$4,564

Earnings from operations	$—	$—	$—	$6,804	$7,291	$6,156

Interest income	$(341)	$(341)	$(341)	$204	$125	$90

Interest expense, including debt issuance cost	$(341)	$(341)	$(341)	$2,011	$1,903	$2,018

Other income (expense),net	$—	$—	$—	$48	$51	$(11)

Earnings before income taxes and minority interest	$—	$—	$—	$5,045	$5,564	$4,217

Income tax expense (benefit)	$—	$—	$—	$1,777	$2,454	$1,794

Minority interest in subsidiary (earnings) losses	$—	$—	$—	$(22)	$(31)	$32

Net Earnings (loss)	$—	$—	$—	$3,246	$3,079	$2,455

Effect of reclassifications on segment

Net Earnings (loss)	$—	$—	$—	$3,246	$3,079	$2,455

Operating expenses	$—	$—	$—	$—	$—	$—

Interest expense	$—	$—	$—	$—	$—	$—

Income tax expense (benefit)	$—	$—	$—	$—	$—	$—

Net earnings (loss) before reclassifications	$—	$—	$—	$3,246	$3,079	$2,455

Reconciliation to EBITDA:

Net earnings (loss)	$—	$—	$—	$3,246	$3,079	$2,455

Interest income	$341	$341	$341	$(204)	$(125)	$(90)

Interest expense	$(341)	$(341)	$(341)	$2,011	$1,903	$2,018

Income taxes	$—	$—	$—	$1,777	$2,454	$1,794

Depreciation and amortization	$—	$—	$—	$2,668	$2,304	$4,564

EBITDA	$—	$—	$—	$9,498	$9,615	$10,741

8. COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

Cripple Creek, Colorado – Subsequent to December 31, 2003 the Company signed commitments for gaming equipment and upgrades to slot accounting system totaling approximately $3.0 million.

Prague, Czech Republic – In January 2000, the Company entered into a memorandum of agreement to either acquire a 50% ownership interest in CM or to form a new joint venture with B.H. Centrum a.s., which joint venture would acquire all of the assets of CM. The Company and Strabag AG each agreed to purchase a 50% ownership interest. Approval for this transaction has been obtained, as required, from the Ministry of Finance of the Czech Republic. The first step in acquiring a 50% ownership interest was taken in December 2002 with the payment of $236 in cash in exchange for a 10% ownership in CM. Effective January 3, 2004, the Company through its wholly-owned Austrian subsidiary, Century Management und Beteiligungs GmbH, acquired an additional 40% of CM by contributing gaming equipment, advances and receivables valued at approximately $711. The Company carries its 10% investment at cost and expects to account for the 50% investment in CM on the equity method.

In August 2002, Prague, Czech Republic experienced a devastating flood throughout the city. Although the Casino Millennium property was not damaged, public access to the city in the vicinity of the casino is severely limited and has negatively affected and will likely continue to negatively affect the casino operation. As a result, the Company, in September 2002, wrote off unpaid technical casino service fees and loans from Casino Millennium, which resulted in a pre-tax charge of $325. $299 of the write-off is reported in property write-down and other write-offs (Note 12) and $26 is reported as a reduction of other (expense), net. Effective September 1, 2002, technical casino service fees and interest due to the Company have not been accrued until a certainty of cash flow is attained for Casino Millennium. In 2003, the Company recovered $35 of the unpaid technical casino service fees earned prior to the write-off in September 2002 as reported in Note 12.

South Africa - Caledon – In January 2003, CCA purchased an additional 35% of CCAL, bringing CCA’s ownership of all of the common and outstanding shares of CCAL to 100%. The purchase price was 21.5 million Rand or $2.6 million, based on the conversion rate at January 10, 2003, in exchange for the equity ownership valued at 11.0 million Rand or $1.4 million and shareholder loan held by the previous 35% equity owner, valued at 10.5 million Rand or $1.2 million. Simultaneous with the transaction the Hotel Management Agreement between CCAL and FKH was cancelled and CCA assumed the management of the hotel. Financing for the transaction was provided by the RCF.

South Africa - Gauteng – Legislation enacted in 1996 in South Africa provides for the award of up to 40 casino licenses throughout the country. In addition to its Caledon operations, the Company has entered into agreements with various local consortia to provide consulting services during the application phase, as well as casino management services should the Company’s partners be awarded one or more licenses.

Six casino licenses were allocated to the province of Gauteng (primarily for the Greater Johannesburg area), of which five casinos have been operating since 1998. With respect to the sixth and final license, Silverstar Development Ltd. (“Silverstar”), a consortium owned by trusts, corporations and individuals from the province, chose the Company as equity and management partner for its proposed casino, hotel and entertainment resort in the West Rand province (western portion of greater Johannesburg). Since joining forces more than five years ago, the Company has helped Silverstar work through a series of legal issues regarding the award of this gaming license - culminating in March 2000 with the entering into of an agreement with the sole competing license applicant. This agreement settled all past claims and brought both parties and the Company together in an effort to jointly secure the sixth and final gaming license in the province.

During September 2001, CCA entered into an agreement to secure a 50% ownership interest in Rhino Resort Ltd. (“RRL”), a consortium which includes Silverstar Development Ltd. (“Silverstar”). RRL submitted an application for a proposed hotel/casino resort development in that region of the greater Johannesburg area of South Africa known as the West Rand at a cost of approximately 400 million Rand ($59.8 million). In November 2001, RRL was awarded the sixth and final casino license serving the Gauteng province in South Africa. In February 2002, Tsogo Sun Holdings (Pty) Ltd (“Tsogo”), a competing casino, filed a Review Application seeking to overturn the license award by the Gauteng Gambling Board (“GGB”). In September 2002, the High Court of South Africa overturned the license award. As a result of these developments, the Company recorded a $399 write-off for all advances made, and pre-construction cost incurred, in conjunction with the Johannesburg project in 2002. In November 2002, and upon the advice of legal counsel, Silverstar, with the support and agreement of all other parties to the original two applications for the West Rand license, including CCA, made representation to the GGB requesting that the sole remaining license for the province of Gauteng now be awarded to Silverstar pursuant to its original 1997 application. Notwithstanding Silverstar’s belief as to the legal and public-policy framework that would now justify such an award, the GGB in December 2002 denied Silverstar’s request. In consequence, Silverstar on March 4, 2003 initiated legal action against the GGB in the High Court of South Africa seeking, inter alia, that the court now compel the authorities to award the license to Silverstar. On October 20, 2003 the High Court of South Africa handed down a judgment compelling the GGB to award the license to Silverstar. The GGB’s request for leave to appeal the judgment was initially denied by the Pretoria High Court on November 11, 2003, but the High Court ruling was overturned and the request for leave to appeal was subsequently granted by the Supreme Court of Appeal of South Africa on February 5, 2004. Silverstar informed the Company that it does not yet have any indication with regard to the timing of the appeal process. CCA, through its majority-owned subsidiary – Century Casinos West Rand (Pty) Ltd. – remains contracted to Silverstar by a resort management agreement and retains a right of long standing to take up a minority equity interest in the venture although its final level of equity interest remains to be determined. Pursuant to its 1997 application, the Silverstar project provides for up to 1,350 slot machines and 50 gaming tables in a phased development that includes a hotel and other entertainment, dining, and recreational activities with a first phase of 950 slot machines and 30 gaming tables. The proposed 400 million Rand ($59.8 million) hotel/casino resort development would be located in the greater Johannesburg area of South Africa known as the West Rand.

While there can be no certainty as to the eventual outcome of Silverstar’s efforts, CCA maintains the ownership of the land (book value of $659) that remains central to the Silverstar casino project. The Company has allocated minor funding towards further pursuit of this opportunity.

As a result of these developments, the Company recorded a $377 write-off in the 3rd quarter and a $22 write-off in the 4th quarter of 2002 for all advances made and pre-construction cost incurred, in conjunction with the Johannesburg project (Note 12). CCA maintains the ownership of the land that was intended for the casino project.

In January 2000, CCI entered into a brokerage agreement with Novomatic AG in which CCI received an option to purchase seven eighths of the shares that Novomatic AG purchased in Silverstar. The agreement was subsequently amended in July 2003 giving Novomatic AG a put option under which Novomatic AG can require that CCI buy seven eighths of its shares in Silverstar and giving CCI a call option under which CCI can require Novomatic AG to sell seven eighths of its shares in Silverstar to CCI. The price of the option, which cannot be quantified at this time, will be 75% of the fair market value as determined at the time of the exercise. Silverstar has no value until a gaming license is issued. If the transaction were to be completed, CCI would acquire a 7% interest in Silverstar from Novomatic AG.

Edmonton, Canada – In October 2003 the Company, through CRA, submitted a casino facility license application to the Alberta Gaming and Liquor Commission (AGLC) for a casino in Edmonton, Alberta, Canada. The proposed project, The Celebrations Casino and Hotel, is planned to include a casino, food and beverage amenities, a dinner theater, and a 40-room hotel. CRA is owned by Century Casinos Resorts Ltd, a wholly-owned subsidiary of Century Casinos, Inc. and by 746306 Alberta Ltd, the owners of the 7.25 acre property and existing hotel which will be developed into the Celebrations project. Century Casinos Resorts Ltd. also entered into a long-term agreement to manage the casino.

The Celebrations Casino and Hotel project is one of six applications submitted to the AGLC for an additional casino facility license in the greater Edmonton area. In January 2004, CRA was afforded the opportunity to make a live presentation in front of the AGLC. The AGLC is expected to award the casino license in the first half of 2004.

If a casino license is awarded to the Company, The Celebrations Casino and Hotel project is planned in two phases. The first phase is projected to be open within twelve months of license award and finalizing funding arrangements and would see the existing facility expanded to include a casino with 600 slot machines, 30 house-banked table games, and a 12-table poker room. The first phase of the Celebrations Casino and Hotel Project proposed by CRA is estimated to cost 16.5 million Canadian dollars ($12.8 million), including the 2.5 million Canadian dollars ($1.9 million) contribution of the existing hotel and property, by 746306 Alberta Ltd.

Subject to satisfactory performance of the first phase, phase two of the Celebrations Casino and Hotel is planned to open
36 months later, and would include an additional 80 hotel rooms and a 10,000 square foot convention center, for an additional capital investment of approximately $4 million Canadian, or $3.1 million US.

Other Properties – The Company is currently holding non-operating casino property and land for sale in Wells, Nevada. The property and land was acquired in 1994 from an unaffiliated party at a cost of $921. Included in property write-down and other write-offs for 2002, is a pre-tax charge in the amount of $447, to reduce the value of the property to its fair value, less costs to sell, based on an assessment of the property (Note 12). An appraisal of the property, which was completed on January 26, 2004, continues to support the net fair value of the assets as recorded in the Consolidated Balance Sheet as of December 31, 2003.

Employee Benefit Plan – In March 1998, the Company adopted a 401(k) Savings and Retirement Plan (the “Plan”). The Plan allows eligible employees to make tax-deferred contributions that are matched by the Company up to a specified level. The Company contributed $17, $21 and $22 to the Plan in 2003, 2002 and 2001, respectively.

Operating Lease Commitments and Purchase Options – The Company has entered into certain noncancelable operating leases for real property and equipment. Rental expense was $400 in 2003, $349 in 2002 and $357 in 2001.

	Payments Due by Period
		Less than			More than
Contractual Obligations	Total	1 year	1-3 years	4-5 years	5 years

Long-Term Debt	$16,694	$1,978	$2,959	$11,757	$—

Capital Lease Obligations	431	196	205	30	—

Operating Leases	1,411	579	522	182	128

Total Contractual Cash Obligations	$18,536	$2,753	$3,686	$11,969	$128

In June 1998, the Company began leasing parking spaces from the City of Cripple Creek under a five-year agreement which requires annual lease payments of $90. The Company may purchase the property for $3,250, less cumulative lease payments ($503 through December 31, 2003), at any time during the lease term. In February 2000, the agreement was amended to extend the term to 2010.

In March 1999, the Company entered into a purchase option agreement for a property in Cripple Creek, Colorado, situated across the street from its Womacks/Legends Casino on Bennett Avenue. The agreement, as amended on February 7, 2000, provides for an option period through March 31, 2004 and an exercise price of $1,500, less 50% of cumulative monthly option payments. Subsequent to December 31, 2003, the Company sold the option to an unrelated party for a sum of $200. As a result of the transaction, the Company will recognize a pre-tax gain of $35 in 2004.

The Company holds a subleasehold interest in the real property and improvements located at 220 East Bennett Avenue. The sublease, as assigned to WMCK-Acquisition Corp., provides for monthly rental payments of $16, and expires on June 20, 2005 unless terminated by the Company with 12 months advance notice. The Company has an option to acquire the property at the expiration of the sublease at an exercise price of $1,500.

Stock Redemption Requirement – Colorado gaming regulations require the disqualification of any shareholder who may be determined by the Colorado Division of Gaming to be unsuitable as an owner of a Colorado casino. Unless a sale of such common stock to an acceptable party could be arranged, the Company would repurchase the common stock of any shareholder found to be unsuitable under the regulations. The Company could effect the repurchase with cash, Redemption Securities, as such term is defined in the Company’s Certificate of Incorporation and having terms and conditions as shall be approved by the Board of Directors, or a combination thereof.

9. INCOME TAXES

The provision for income tax expense (benefit) consists of the following:

	2003	2002	2001

Federal – Current	$948	$1,740	$1,856
Federal – Deferred	203	55	(131)
Provision for federal income taxes	1,151	1,795	1,725
State – Current	128	235	234
State – Deferred	28	8	(8)
Provision for state income taxes	156	243	226
Foreign – Current	502	401	(89)
Foreign – Deferred	(32)	15	(68)
Provision for foreign income taxes	470	416	(157)
Total Provision for income taxes	$1,777	$2,454	$1,794

Reconciliation of federal income tax statutory rate and the Company’s effective tax rate is as follows:

	2003	2002	2001

Federal income tax statutory rate	34.0%	34.0%	34.0%
State income tax (net of federal benefit)	2.3%	2.9%	3.9%
Non-deductible write-offs and expenses	—	2.7%	6.0%
Foreign income taxes	—	1.7%	(0.5)%
Permanent and other items	(1.1)%	2.8%	(0.9)%
Total Provision for income taxes	35.2%	44.1%	42.5%

The provision for income taxes differs from the expected amount of income tax calculated by applying the statutory rate to pretax income as follows:

	2003	2002	2001

Expected income tax provision at statutory rate of 34%	$1,715	$1,891	$1,434
Increase (decrease) due to:
Non-deductible goodwill amortization	—	—	252
Effect of foreign operations taxed at different rates	1	92	(19)
State income taxes, net of federal benefit	117	160	163
Effect of non-deductible write offs & expenses	—	152	—
Other, net	(56)	159	(36)
Provision for income taxes	$1,777	$2,454	$1,794

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities at December 31, 2003 and 2002, consist of the following:

	2003	2002

Deferred tax assets (liabilities) – federal and state:
Property and equipment	$642	$668
Amortization of goodwill for tax	(440)	(222)
Write-down of non-operating casino property	169	187
Swap agreements not deducted for tax	138	294
Other non-current tax assets (liabilities)	85	84
Tax assets (liabilities) – non-current	594	1,011
Accrued liabilities and other – current	56	76
	650	1,087
Deferred tax assets and (liabilities) – foreign:
Property and equipment – non-current	72	67
Accrued liabilities and other	83	15
Prepaid expenses	(28)	(37)
Tax assets and (liabilities) – current	55	(22)
	127	45
Net deferred tax assets	$777	$1,132

Net deferred tax assets of $111 and $666 are classified as current and non-current, respectively, in the accompanying consolidated balance sheet as of December 31, 2003.

Net deferred tax assets of $54 and $1,078 are classified as current and non-current, respectively, in the accompanying consolidated balance sheet as of December 31, 2002.

10. GOODWILL AND OTHER INTANGIBLE ASSETS

Changes in the carrying amount of goodwill for the years ended December 31, 2003 and 2002 are as follows by segment:

	Cripple Creek, CO	South Africa	Total

Balance as of January 1, 2002	$7,232	$477	$7,709
Effect of foreign currency translation	—	190	190
Balance as of December 31, 2002	7,232	667	7,899
Effect of foreign currency translation	—	189	189
Balance as of December 31, 2003	$7,232	$856	$8,088

Intangible assets, not subject to amortization, include casino license costs as follows as of December 31:

	2003	2002

Century Casinos Caledon (Pty) Ltd. – South Africa	$1,665	$1,298
The Celebrations Casino and Hotel – Canada (pending application)	95	—
Total casino license acquisition costs	$1,760	$1,298

A reconciliation of previously reported net earnings, basic earnings per share and diluted earnings per share to the amounts adjusted for the exclusion of amortization related to goodwill and other intangible assets with indefinite useful lives, net of related tax effect, follows:

	For the Year Ended December 31,
	2003	2002	2001

Reported net earnings	$3,246	$3,079	$2,455
Add back: Goodwill amortization, net of income taxes	—	—	1,171
Add back: Casino license amortization, net of income taxes	—	—	177
Adjusted net earnings	$3,246	$3,079	$3,803

Basic earnings per share:
Reported net earnings	$0.24	$0.23	$0.18
Goodwill amortization	—	—	0.09
Casino license amortization	—	—	0.01
Adjusted net earnings	$0.24	$0.23	$0.28

Diluted earnings per share:
Reported net earnings	$0.22	$0.20	$0.16
Goodwill amortization	—	—	0.08
Casino license amortization	—	—	0.01
Adjusted net earnings	$0.22	$0.20	$0.25

11. OTHER INCOME, NET

Other income, net, consists of the following:

	For the Year Ended December 31,
Amounts shown in thousands	2003	2002	2001

Interest income	$204	$125	$90

Foreign currency exchange gains (losses)	20	—	(29)

Gain on disposal of assets	28	34	13

Other	—	17	5
	$252	$176	$79

12. PROPERTY WRITE-DOWN AND OTHER WRITE-OFFS

Property write-down and other write-offs consist of the following:

	For the Year Ended December 31,
Amounts shown in thousands	2003	2002	2001

Write down non-operating casino property and land held for sale in Nevada (Note 8)	$—	$447	$57

Write off, (recoveries) of receivables and advances related to a casino acquisition project and casino properties under management (Note 8) (1)	(35)	698	—
	$(35)	$1,145	$57

(1) $399 for Johannesburg (Note 1) and $299 for Prague (Note 8) for 2002.

13. EARNINGS PER SHARE

Basic and diluted earnings per share for the years ended December 31, 2003, 2002 and 2001 were computed as follows:

	2003	2002	2001

Basic Earnings Per Share:
Net earnings	$3,246	$3,079	$2,455
Weighted average common shares	13,633,092	13,680,884	13,823,468
Basic earnings per share	$0.24	$0.23	$0.18

Diluted Earnings Per Share:
Net earnings, as reported	$3,246	$3,079	$2,455
Interest expense, net of income taxes, on convertible debenture	—	—	8
Net earnings available to common shareholders	$3,246	$3,079	$2,463

Weighted average common shares	13,633,092	13,680,884	13,823,468
Effect of dilutive securities (1):

Convertible debenture	—	—	67,451
Stock options and warrants	1,154,905	1,430,823	1,094,028
Dilutive potential common shares	14,787,997	15,111,707	14,984,947

Diluted earnings per share	$0.22	$0.20	$0.16

(1) Excluded from computation of diluted earnings per share due to anti-dilutive effect:
Options and warrants to purchase common shares	—	—	15,000
Weighted average exercise price	—	—	$2.15

14. PROMOTIONAL ALLOWANCES

Promotional allowances presented in the consolidated statement of earnings for 2003, 2002 and 2001 include the following:

	2003	2002	2001

Food & Beverage and Hotel Comps	$1,369	$1,314	$1,197

Free Plays or Coupons	1,882	1,648	1,526

Player Points	1,406	1,462	1,340

Total Promotional Allowances	$4,657	$4,424	$4,063

15. UNAUDITED SUMMARIZED QUARTERLY DATA

Summarized quarterly financial data for 2003, 2002 and 2001 is as follows:

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Year ended December 31, 2003

Net operating revenue	$7,381	$7,553	$8,278	$8,190

Earnings from operations	$1,698	$1,667	$1,776	$1,663

Net earnings	$755	$751	$914	$826

Basic earnings per share (3)	$0.06	$0.06	$0.07	$0.06

Diluted earnings per share (3)	$0.05	$0.05	$0.06	$0.06

Year ended December 31, 2002

Net operating revenue	$6,892	$7,429	$7,885	$7,131

Earnings from operations	$1,973	$2,155	$1,281	$1,882

Net earnings (2)	$925	$1,103	$453	$598

Basic earnings per share (3)	$0.07	$0.08	$0.03	$0.04

Diluted earnings per share (3)	$0.06	$0.07	$0.03	$0.04

Year ended December 31, 2001

Net operating revenue	$7,277	$7,354	$7,876	$6,949

Earnings from operations (2)	$1,132	$1,284	$2,016	$1,724

Net earnings (1)	$453	$589	$687	$726

Basic earnings per share (3)	$0.03	$0.05	$0.05	$0.05

Diluted earnings per share (3)	$0.03	$0.04	$0.05	$0.04

(1)     Starting 2002, effective with the adoption of SFAS No. 142, the Company no longer amortizes goodwill and other intangible assets with indefinite useful lives. The following goodwill amortization expense (net of income taxes) was recorded for each quarter in 2001:

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

2001	$294	$294	$294	$289

(2)     The Company is currently holding non-operating casino property and land for sale in Wells, Nevada. In the 3rd quarter of 2002 and the 1st quarter 2001 the Company reduced the value of the property to its fair value by $447 and $57, respectively. See Note 8, Commitments, Contingencies and Other Matters, to the Consolidated Financial Statements for complete disclosure.

In the 3rd quarter of 2002, the Company recorded a $299 write-off for unpaid technical casino service fees and loans related to its operations in Prague, Czech Republic, as devastating floods in Prague, Czech Republic in August 2002 had an adverse impact on casino operation. See Note 8, Commitments, Contingencies and Other Matters, to the Consolidated Financial Statements for complete disclosure.

In the 3rd quarter of 2002, the Company recorded a $377 write-off for all advances made, and pre-construction cost incurred, in conjunction with the Johannesburg project. See Note 8, Commitments, Contingencies and Other Matters, to the Consolidated Financial Statements for complete disclosure. $22 in additional expenses related to the Johannesburg project were written off in the 4th quarter of 2002, bringing the total to $399.

(3)     Sum of quarterly results may differ from annual results presented in Note 13, Earnings per Share, to the Consolidated Financial Statements, and the Statement of Earnings because of rounding.

16. TRANSACTIONS WITH RELATED PARTIES

At December 31, 2003, the Company had an unsecured note payable that matures on April 1, 2004, in the principal amount of $380,000 to Thomas Graf, a founding stockholder of the Company (Note 5).

The Company has entered into compensation agreements with certain members of the Board of Directors. Specifically, the Company has entered into separate management agreements with Flyfish Casino Consulting AG, a management company controlled by Erwin Haitzmann and with Focus Casino Consulting AG, a management company controlled by Peter Hoetzinger, to secure the services of each director, respectively. Included in the consolidated statements of earnings for the years ended December 31, 2003, 2002 and 2001 are payments to Flyfish Casino Consulting in the amounts of $406, $392 and $349, respectively, and payments to Focus Casino Consulting in the amounts of $372, $363, $323, respectively.

Erwin Haitzmann and Peter Hoetzinger maintain a minority interest in CCA. Each own 1,087 shares of CCA, approximately 1.8% of the outstanding shares of common stock, or approximately 3.5% combined. Subsequent to December 31, 2003, Erwin Haitzmann and Peter Hoetzinger will give up their 3.5% ownership in CCA for a 3.5% ownership in CRL.

Effective May 1, 2003, James Forbes, resigned as a member of the Company’s Board of Directors, but will continue as a member of the Board of Directors of Century Casinos Caledon Proprietary Limited, and will focus his attention on the project in Johannesburg, in the Gauteng province of South Africa, pursuant to the terms of a consulting agreement between Century Casinos Inc. and Respond Limited, a management company controlled by James Forbes. Under the terms of the Agreement of Termination of Management Agreement Incorporating New Consulting Agreement (“Agreement”) dated May 1, 2003, the Company’s obligation to make monthly payments of $10 to Respond Limited ceased on December 31, 2003. In addition, the Company and James Forbes completed a series of stock transactions which are fully described in Note 6.

There have been no transactions with management, except as otherwise disclosed herein.

Century Casinos

UNAUDITED CONSOLIDATED FINANCIAL STATEMENT,
AS AT JUNE 30, 2005

CENTURY CASINOS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	Amounts shown in thousands, except for share information	June 30, 2005	December 31, 2004

	ASSETS
	Current Assets:
	Cash and cash equivalents	$5,821	$8,411
	Restricted cash	599	706
	Receivables	248	193
	Prepaid expenses	754	437
	Inventories	176	215
	Other current assets	29	28
Deferred income taxes	– domestic	775	97
	– foreign	86	88
	Total current assets	8,488	10,175

	Property and Equipment, net	51,026	48,629
	Goodwill, net	8,628	8,845
	Casino Licenses	1,847	2,157
	Deferred Income Taxes – foreign	207	207
	Equity Investment in Unconsolidated Subsidiary	—	116
	Other Assets	996	1,075
	Total	$71,192	$71,204

	LIABILITIES AND SHAREHOLDERS’ EQUITY
	Current Liabilities:
	Current portion of long-term debt	$3,708	$2,534
	Accounts payable and accrued liabilities	3,006	3,548
	Accrued payroll	1,100	1,372
	Taxes payable	26	711
	Other	49	102
	Total current liabilities	7,889	8,267

	Long-Term Debt, less current portion	17,660	17,970
	Deferred Tax Liability – domestic	455	234
	Minority Interest	6,126	4,354
	Commitments and Contingencies	—	—
	Shareholders’ Equity:
	Preferred stock; $.01 par value; 20,000,000 shares authorized; no shares issued and outstanding	—	—
	Common stock; $.01 par value; 50,000,000 shares authorized; 14,485,776 shares issued; 13,754,900 and 13,694,900 shares outstanding, respectively	145	145
	Additional paid-in capital	21,468	21,528
	Accumulated other comprehensive income	1,690	4,597
	Retained earnings	17,426	15,910
		40,729	42,180
	Treasury stock – 730,876 and 790,876 shares at cost, respectively	(1,667)	(1,801)
	Total shareholders’ equity	39,062	40,379
	Total	$71,192	$71,204

See notes to condensed consolidated financial statements.

CENTURY CASINOS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	For The Three Months Ended June 30,
Amounts shown in thousands, except for share information	2005	2004
Operating Revenue:
Casino	$8,737	$8,808
Hotel, food and beverage	941	965
Other	155	107
	9,833	9,880
Less promotional allowances	925	1,032
Net operating revenue	8,908	8,848

Operating Costs and Expenses:
Casino	3,461	3,421
Hotel, food and beverage	587	724
General and administrative	3,033	2,153
Depreciation	938	731
Total operating costs and expenses	8,019	7,029

(Loss) Earnings from unconsolidated subsidiary	(12)	39
Earnings from Operations	877	1,858
Non-operating income (expense)
Interest expense	(566)	(390)
Other income, net	111	45
Non-operating items from unconsolidated subsidiary	(3)	(3)
Non-operating expense, net	(458)	(348)

Earnings before Income Taxes and Minority Interest	419	1,510
(Benefits) Provision for income taxes	(10)	347
Earnings before Minority Interest	429	1,163
Minority interest in subsidiary loss (earnings)	80	(16)
Net Earnings	$509	$1,147

Earnings Per Share, Basic	$0.04	$0.08
Earnings Per Share, Diluted	$0.03	$0.07

See notes to condensed consolidated financial statements.

	For The Six Months Ended June 30,
Amounts shown in thousands, except for share information	2005	2004
Operating Revenue:
Casino	$17,788	$16,874
Hotel, food and beverage	2,169	1,939
Other	371	306
	20,328	19,119
Less promotional allowances	2,192	2,107
Net operating revenue	18,136	17,012

Operating Costs and Expenses:
Casino	7,002	6,473
Hotel, food and beverage	1,355	1,402
General and administrative	5,475	4,206
Property write-downs and other write-offs, net of recoveries	(30)	—
Depreciation	1,790	1,382
Total operating costs and expenses	15,592	13,463

(Loss) Earnings from unconsolidated subsidiary	(109)	51
Earnings from Operations	2,435	3,600
Non-operating income (expense)
Interest expense	(1,034)	(812)
Other income, net	159	92
Non-operating items from unconsolidated subsidiary	(4)	(8)
Non-operating expense, net	(879)	(728)

Earnings before Income Taxes and Minority Interest	1,556	2,872
Provision for income taxes	146	790
Earnings before Minority Interest	1,410	2,082
Minority interest in subsidiary loss (earnings)	106	(31)
Net Earnings	$1,516	$2,051

Earnings Per Share, Basic	$0.11	$0.15
Earnings Per Share, Diluted	$0.09	$0.13

See notes to condensed consolidated financial statements.

CENTURY CASINOS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS (Unaudited)

	For The Three Months Ended June 30,
Amounts in thousands	2005	2004
Net Earnings	$509	$1,147
Foreign currency translation adjustments	(1,292)	219
Change in fair value of interest rate swaps, net of income taxes	33	64
Comprehensive (Loss) Earnings	$(750)	$1,430

	For The Six Months Ended June 30,
Amounts in thousands	2005	2004
Net Earnings	$1,516	$2,051
Foreign currency translation adjustments	(2,940)	1,014
Change in fair value of interest rate swaps, net of income taxes	33	91
Comprehensive (Loss) Earnings	$(1,391)	$3,156

See notes to condensed consolidated financial statements.

CENTURY CASINOS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	For The Six Months Ended June 30,
Amounts in thousands	2005	2004
Cash Flows from Operating Activities:
Net earnings	$1,516	$2,051

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	1,790	1,382
Amortization of deferred financing costs	95	48
Deferred tax expense	(527)	44
Minority interest in subsidiary (losses) earnings	(106)	31
Loss (Earnings) from unconsolidated subsidiary	113	(43)
Gain on disposition of real estate option and other assets	(43)	(35)

Changes in operating assets and liabilities:
Receivables	(71)	72
Prepaid expenses and other assets	(386)	(297)
Accounts payable and accrued liabilities	(238)	(18)
Accrued payroll	(212)	(71)
Taxes payable	(500)	(288)

Net cash provided by operating activities	1,431	2,876

Cash Flows from Investing Activities:
Purchases of property and equipment	(3,988)	(2,465)
Cash contribution of $2,432 towards interest in subsidiary, less net cash acquired of $1,679	(753)	—
Proceeds from disposition of assets	43	206

Net cash used in investing activities	(4,698)	(2,259)

Cash Flows from Financing Activities:
Proceeds from borrowings	$22,660	$13,465
Principal repayments	(21,300)	(14,844)
Proceeds from exercise of options	74	2

Net cash provided by (used in) financing activities	1,434	(1,377)

Effect of exchange rate changes on cash	(757)	143

Decrease in Cash and Cash Equivalents	(2,590)	(617)

Cash and Cash Equivalents at Beginning of Period	8,411	4,729

Cash and Cash Equivalents at End of Period	$5,821	$4,112

Supplemental Disclosure of Noncash Financing Activities:

On February 24, 2005, our wholly owned subsidiary, Century Resorts International Limited, purchased a 56.4% (56.4 shares) equity interest in Century Resorts Alberta, Inc for the purpose of operating the proposed Celebration Casino and Hotel by contributing $2.4 million in cash to Century Resorts Alberta, Inc.  In conjunction with this acquisition, we assumed the following liabilities:

Amounts in thousands
Fair value of assets acquired	$2,631
Cash paid, net of $1,679 in cash acquired	(753)
Liabilities assumed	$1,878

The assets acquired and liabilities assumed are reported in the consolidated balance sheet.  Century Resorts Alberta Inc. is a new entity and pro forma information is not applicable.

We incurred $58 thousand and $90 thousand in pre-opening expenses during the three and six month periods ending June 30, 2005, respectively, which are included in general and administrative expenses in the condensed consolidated statement of earnings.

In January 2004, the Company, through its wholly owned subsidiary Century Management u. Beteiligungs GmbH (“CMB”), purchased an additional 40% interest in Casino Millennium (“CM”), bringing its total interest to 50%, by contributing gaming equipment with a net book value of $0.6 million. The contribution of the gaming equipment, along with a cash contribution made in December 2002 which was accounted for by CMB on a cost basis in Euro and had a value of $0.3 million on January 3, 2004, brought the Company’s total investment in CM to $0.9 million, of which $0.3 million was allocated to a shareholder loan acquired as part of the transaction. The difference between the cost and the equity of CM of $0.6 million has been recorded as goodwill.

Supplemental Disclosure of Cash Flow Information:

	For the Six Months ended June 30,
Amounts in thousands	2005	2004
Interest paid	$671	$769
Income taxes paid	$709	$461

See notes to condensed consolidated financial statements.

ANNEX – Base Prospectus

The base prospectus was part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”), using a “shelf “ registration process. Under this shelf registration process, we may sell:

• common stock,

• preferred stock,

• debt securities, and

• common stock represented by depositary certificates,

either separately or in units, in one or more offerings up to a total dollar amount of $50,000,000. The base prospectus provides a general description of those securities.

The base prospectus forms part of and must be filed together with this prospectus with the SEC pursuant to the Securities Act of 1933.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

$50,000,000

Century Casinos, Inc.

Common Stock
Preferred Stock
Debt Securities
Depositary Certificates

We will provide the specific terms of these securities, as well as the prices at which they will be sold, in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.

Our common stock is quoted and traded on the NASDAQ SmallCap Market under the symbol “CNTY.”

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED “RISK FACTORS” CONTAINED IN ANY SUPPLEMENTS TO THIS PROSPECTUS AND IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K, AS WELL AS ANY AMENDMENTS THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND WHICH ARE INCORPORATED HEREIN BY REFERENCE IN THEIR ENTIRETY.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We will sell these securities directly to our stockholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have subsequently changed.

This prospectus is dated July 11, 2005

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TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

WHERE YOU CAN FIND MORE INFORMATION

INCORPORATION OF DOCUMENTS BY REFERENCE

FORWARD-LOOKING STATEMENTS

THE COMPANY

RISK FACTORS

RATIO OF EARNINGS TO FIXED CHARGES

USE OF PROCEEDS

DIVIDEND POLICY

DESCRIPTION OF OUR CAPITAL STOCK

DESCRIPTION OF PREFERRED STOCK

DESCRIPTION OF DEBT SECURITIES

DESCRIPTION OF DEPOSITARY CERTIFICATES

PLAN OF DISTRIBUTION

LEGAL OPINIONS

EXPERTS

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf “ registration process. Under this shelf registration process, we may sell:

• common stock,

• preferred stock,

• debt securities, and

• common stock represented by depositary certificates,

either separately or in units, in one or more offerings up to a total dollar amount of $50,000,000. This prospectus provides you with a general description of those securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus.  That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

Whenever we refer to “we,” “our” or “us” in this prospectus, we mean Century Casinos, Inc. When we refer to “you” or “yours,” we mean the holders or prospective purchasers of the applicable series of securities.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC in accordance with the Securities Exchange Act of 1934. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We file materials electronically with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov. Our Internet site address is http://www.cnty.com. None of the information posted to our web site is incorporated by reference into this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference into this prospectus, and information that we file subsequently with the SEC will automatically update information in this prospectus as well as our other filings with the SEC. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered under this prospectus:

• Annual Report on Form 10-K for the year ended December 31, 2004 filed April 15, 2005, including information specifically incorporated by reference from our Definitive Proxy Statement for our 2005 Annual Meeting of Stockholders filed May 12, 2005;

• Amended Annual Reports on Form 10-K/A for the year ended December 31, 2004 filed April 29, 2005 and May 31, 2005;

• Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

• Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2005;

• Current Report on Form 8-K filed February 2, 2005;

• Current Report on Form 8-K filed February 10, 2005;

• Current Report on Form 8-K filed March 2, 2005;

• Current Report on Form 8-K filed March 29, 2005;

• Current Report on Form 8-K filed April 15, 2005;

• The description of our common stock contained in the Current Report on Form 8-K filed July 11, 2005; and

• The description of our preferred stock purchase rights contained in the Registration Statement on Form 8-A filed May 7, 1999.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by calling our Corporate Secretary at (719) 527-8300 or writing to us at the following address:

Century Casinos, Inc.
Attention: Corporate Secretary
1263 Lake Plaza Drive, Suite A
Colorado Springs, Colorado 80906

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FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement delivered with this prospectus and the documents we incorporate by reference, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In this prospectus, the forward-looking statements are contained principally in the sections entitled “The Company,” “Dividend Policy,” and “Use of Proceeds.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements for a number of different reasons, including those stated under the caption “Risk Factors” in our SEC reports incorporated in this prospectus by reference. These risks and uncertainties include, but are not limited to, the following:

• our reliance on a small number of significant properties;

• the effect of competition in our industry;

• our ability to develop new facilities and sell into new markets;

• our reliance on market acceptance of our gaming offerings;

• our ability to obtain regulatory approval and comply with regulatory requirements;

• potential difficulties in managing our worldwide operations;

• our ability to maintain profitability;

• our ability to attract and retain management talent; and

• depreciation or fluctuations of currencies in which we receive revenues or incur expenses.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus, any prospectus supplement delivered with this prospectus and the documents that we reference in this prospectus, or that we have filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

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THE COMPANY

Our History

We were formed in 1992 to acquire ownership interests in, and to obtain management contracts with respect to, gaming establishments. Our founders are a team of career gaming executives who had worked primarily for an Austrian gaming company that owned and operated casinos throughout the world. We completed a business combination in March 1994, in which our stockholders acquired approximately 76% of the issued and outstanding voting stock of Alpine Gaming, Inc., and all officer and board positions were assumed by our management team. Effective in June 1994, we reincorporated in Delaware under the name “Century Casinos, Inc.”

Our Business

Century Casinos, Inc. is an international gaming company. We currently own and operate casinos in Cripple Creek, Colorado and Caledon, South Africa, near Cape Town. We also provide technical casino services to Casino Millennium, a casino in Prague, Czech Republic in which we own a 50% equity interest, and aboard eight cruise ships for three cruise lines. We regularly pursue additional gaming opportunities internationally and in the United States. In the last three years, we have shifted our operations from primarily a U.S. focused company with one operation in Colorado to an international niche player in the small and midsize casino market worldwide. Our international operations generated 42% of our revenue during the year ended December 31, 2004.

Corporate Information

Our principal executive offices in the U.S. are located at 1263 Lake Plaza Drive, Suite A, Colorado Springs, Colorado 80906 and our telephone number at those offices is (719) 527-8300. For more information about us please visit us on the Internet at http://www.cnty.com. None of the information posted to our web site is incorporated by reference into this prospectus.

RISK FACTORS

Prior to making an investment decision with respect to the securities that we may offer, prospective investors should carefully consider the specific factors set forth under the caption “Risk Factors” in the applicable prospectus supplement, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and the applicable prospectus supplement, in light of their particular investment objectives and financial circumstances.

RATIO OF EARNINGS TO FIXED CHARGES

	Three Months Ended	Fiscal Year Ended December 31,
	March 31, 2005	2004	2003	2002	2001	2000
Ratio of Earnings to Fixed Charges	3.6 to 1	4.3 to 1	3.3 to 1	3.6 to 1	2.7 to 1	4.3 to 1

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USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the proceeds from the sale of the securities for investments in additional gaming projects and for working capital and other general corporate purposes. Pending application of the net proceeds, we will invest these proceeds in government securities and other short-term, investment-grade and interest bearing securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our shares of common stock or other securities. We currently intend to retain all future earnings for the operation and expansion of our business and do not anticipate paying cash dividends on our shares of common stock, including any common stock represented by depositary certificates, or other securities in the foreseeable future. Any payment of cash dividends in the future will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions, outstanding indebtedness and other factors that our board of directors deems relevant. Our revolving credit facility prohibits us from paying cash dividends on our shares of common stock if paying those dividends would cause us to violate financial covenants stated in the credit agreement.

DESCRIPTION OF OUR CAPITAL STOCK

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share. A description of the material terms and provisions of our certificate of incorporation and bylaws affecting the rights of the common stock is set forth below. The description is intended as a summary and is qualified in its entirety by reference to our certificate of incorporation and bylaws.

Common Stock

Holders of our common stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of common stock are not entitled to cumulative voting rights. Therefore, holders of a majority of the shares voting for the election of directors can elect all the directors. Subject to the terms of any outstanding series of preferred stock, the holders of common stock are entitled to dividends in amounts and at times as may be declared by our board of directors out of funds legally available. Upon our liquidation or dissolution, holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of preferred stock. Holders of common stock have no conversion or preemptive rights and no redemption rights except as described under the heading “— Business Combinations with Interested Stockholder; Redemption Provisions” below.

Our common stock currently trades on the NASDAQ SmallCap Market under the symbol “CNTY.” As of December 31, 2004, there were 90 holders of record of our common stock. We estimate that there are approximately 3,000 beneficial owners of our common stock.

Preferred Stock

Our preferred stock may have characteristics that affect the rights of holders of our common stock and other securities. See the description of our authorized preferred stock under the heading “Description of Preferred Stock” below.

Redemption Provisions

Our certificate of incorporation provides that our shares of capital stock are subject to repurchase if in the judgment of our board of directors such repurchase is necessary to obtain or maintain a license or franchise to conduct any portion of our business. We must provide such security holders with 30

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days’ written notice of our intent to redeem the securities held by them, subject to certain exceptions. Following the expiration of a 30-day notice period, any securities selected for redemption by our board of directors cease to entitle the holder thereof to any rights other than the right to receive the redemption price for such securities. The redemption price will generally be the average closing price of the securities to be redeemed for the 45 trading days preceding the redemption date.

Anti-Takeover Effects

Provisions of Delaware law, our certificate of incorporation, our bylaws and our stockholder rights plan described below could have the effect of delaying, deferring or preventing a third party from acquiring us, even if the acquisition would benefit our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board, and to discourage types of transactions that may involve our actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of us. They may delay, defer or prevent a tender offer or takeover attempt of our company that a stockholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders. The following summarizes these provisions.

Business Combinations with Interested Stockholder; Redemption Provisions

Our certificate of incorporation prohibits us from engaging in a “business combination” with an “interested stockholder” without the approval by affirmative vote of the holders of at least 80% of our outstanding voting stock, unless:

• Prior to completion of the business combination, a majority (but not fewer than two) of the “continuing directors” approve such business combination. “Continuing directors” means directors other than the relevant interested stockholder or an affiliate, associate, employee, agent or nominee of such interested stockholder, or a relative of the foregoing, who were either (i) directors prior to the time such interested stockholder became an interested stockholder, or (ii) successors of such a continuing director who are recommended or elected to succeed such continuing director by a majority of the continuing directors then on our board; or

• Stockholders other than the interested stockholder are entitled to receive consideration in such business combination that exceeds certain thresholds set forth in our certificate of incorporation.

For purposes of this provision of our certificate of incorporation, a “business combination” includes mergers, asset sales or other transactions with or suggested by an interested stockholder, with an “interested stockholder” being defined as (i) a person who, together with affiliates and associates, owns, or within two years prior to the date of determination that the person is an “interested stockholder,” did own, 5% or more of the corporation’s voting stock, or (ii) an assignee, in any transaction not involving a public offering during the preceding two years, of shares of stock held by an interested stockholder.

In addition, if an interested stockholder becomes the beneficial owner of more than 50% of our voting stock as a result of transactions not involving our issuance of capital stock to such interested stock-holder or an affiliate or associate thereof, stockholders other than the interested stockholder and its affiliates and associates will have the option to have us redeem their shares of our voting stock. Such option will not be available if, within ten days after commencement of a tender offer by an interested stockholder for shares of our common stock, a majority of the continuing directors recommend that stockholders accept the tender offer, or if, within 30 days of our receipt of notice of the interested stockholder becoming the beneficial owner of more than 50% of our voting stock, the continuing directors determine that such redemption would not be in our best interests. In the event these redemption rights are triggered, certain rights described below under “—Stockholder Rights Plan” would generally also be triggered.

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The provisions of our certificate of incorporation relating to business combinations with an interested stockholder and related redemption rights may only be amended by an affirmative vote of the holders of 80% of our outstanding voting stock.

Delaware Anti-Takeover Statute

Transactions that are not governed by the business combination provision in our certificate of incorporation, as described above, are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to exceptions, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

• Prior to such date, our board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

• Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding, those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

• On or after such date, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, with an “interested stockholder” being defined as a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an “interested stockholder,” did own, 15% or more of the corporation’s voting stock.

Stockholder Rights Plan

We have adopted a stockholder rights plan to deter certain coercive takeover tactics and enable our board of directors to represent effectively the interests of stockholders in the event of a takeover attempt of our company. The rights plan does not deter negotiated mergers or business combinations that our board of directors determines to be in the best interests of the Company and its stockholders. Rather, the purpose of the rights plan is to deter certain coercive takeover tactics and enable our board of directors to represent effectively the interests of stockholders in the event of a takeover attempt.

To implement the rights plan our board of directors declared and paid a dividend of one preferred share purchase right for each share of our common stock outstanding. Each right entitles the registered holder to purchase from us one one-hundredth of a share of our Series A Preferred Stock, par value $.01 per share at a price of $10.00 per one one-hundredth of a Preferred Share, subject to adjustment. The description and terms of the rights are set forth in a Rights Agreement between us and Computershare Trust Company, Inc., f/k/a American Securities Transfer & Trust, Inc., as Rights Agent.

Initially and until a Distribution Date (as defined in the Rights Agreement) occurs, the rights are attached to all shares of our common stock and no separate rights certificates are issued. Prior to a Distribution Date, the rights are not exercisable, transfer automatically with shares of our common stock and are not separately transferable.

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On the “Distribution Date” separate certificates evidencing the rights will be mailed to holders of record of the our common stock. The Distribution Date is the earlier to occur of the following four events:

• the twentieth day after a public announcement that a person or group of affiliated or associated persons has acquired 20% or more of our outstanding common stock, thereby becoming an “Acquiring Person” under the Rights Agreement;

• the twentieth day after a public announcement that a person or group has acquired 15% or more of our outstanding common stock, thereby becoming an Acquiring Person if our board of directors determines either (i) that such person or group intends to take actions which would be detrimental to the long-term interests of us or our stockholders, or (ii) that such ownership would be detrimental to us in other respects;

• the twentieth day after the commencement of a tender offer or exchange offer, or an announcement of a person’s intent to commence a tender or exchange offer, that would result in a person or group beneficially owning 20% or more of our outstanding common stock; or

• the twentieth day after the filing by any person of a registration statement with respect to a contemplated exchange offer to acquire beneficial ownership of 20% or more of our outstanding common stock.

In the latter two instances of a Distribution Date, our board of directors may extend the twenty-day period, but not beyond the time that a person or group becomes an Acquiring Person.

Acquisitions by us, any of our subsidiaries or any of our employee benefit plans will not result in the acquiring entity becoming an Acquiring Person.

After the Distribution Date, the rights will be tradable separately from our common stock. After the Distribution Date and after our right to redeem the rights (as described below) has expired, the rights will be exercisable in two different ways depending on the circumstances as set forth below.

Because of the nature of the dividend, liquidation and voting rights of the Series A Preferred Stock, the value of one one-hundredth interest in a share of such preferred stock should approximate the value of one share of our common stock. For convenience, the discussion relating to the rights to purchase our common stock and the Acquiring Person’s stock, each immediately below, is expressed in terms of the exercise of a right to purchase shares of our common stock.

If a person or group becomes an Acquiring Person and our redemption right has expired, each holder of a Right (except those held by the Acquiring Person and its affiliates and associates) will have the right to purchase, upon exercise, shares of our common stock having a value equal to two times the exercise price of the right. In other words, the rights holders other than the Acquiring Person may purchase shares of our common stock at a 50% discount.

For example, at the exercise price of $10.00 per right, each right not owned by an Acquiring Person would entitle its holder to purchase $20.00 worth of our common stock for $10.00. Assuming a value of $8.00 per share of common stock at such time, the holder of each valid right would be entitled to purchase 2.5 shares of our common stock for $10.00.

Alternatively, if, in a transaction not approved by our board of directors, we are acquired in a merger or other business combination or 50% or more of our assets or earning power are sold after a person or group has become an Acquiring Person, and our redemption right has expired, proper provision will be made so that each holder of a right will thereafter have the right to purchase, upon exercise, that number of shares of common stock of the acquiring company as have a market value of two times the exercise price of the right. In other words, a rights holder may purchase the acquiring company’s common stock at a 50% discount.

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At any time after any person or group becomes an Acquiring Person and before the Acquiring Person acquires 50% or more of our outstanding common stock, our board of directors may exchange the rights (other than rights owned by the Acquiring Person which will have become void), in whole or in part, for shares of our common stock for consideration per right consisting of one-half of the securities that otherwise would be issuable.

We may redeem the rights, in whole but not in part, at a price of $.001 per right at any time up to and including the twentieth day after the time a person or group has become an Acquiring Person. Immediately upon redemption, the right to exercise will terminate and the only right of holders will be to receive the redemption price.

The rights expire on April 29, 2009 unless the expiration date is extended by amendment or unless the rights are earlier redeemed or exchanged by us as described above. Prior to a Distribution Date, the terms of the rights may be amended by our board of directors in its discretion without the consent of the rights holders. After a Distribution Date, our board of directors may, subject to certain limitations, amend the Rights Agreement to clarify or resolve any ambiguity, defect or inconsistency, to shorten or lengthen any time period under the Rights Agreement or to make other changes that do not adversely affect the interests of the rights holders (excluding the interests of Acquiring Persons).

Classified Board of Directors

Our board of directors is divided into three classes of directors as nearly equal in number as possible. Presently, our board of directors consists of five directors. Each director who is elected at an annual meeting of stockholders is elected for a three-year term expiring at the third annual meeting of stockholders after such director’s election. Accordingly, under most circumstances, directors of one class only are elected at each year’s annual meeting of stockholders. If elected, all nominees are expected to serve until the expiration of their respective terms and until their successors are duly elected and qualified.

Removal of Directors

Our certificate of incorporation provides that directors may only be removed from office without cause by an affirmative vote of the holders of 80% of our outstanding voting stock, and may only be removed with cause by an affirmative vote of the holders of a majority of our outstanding voting stock. Only our board of directors is authorized to fill vacant directorships or change the size of our board. The provisions of our certificate of incorporation relating to removal of directors, the size of our board, filling vacancies on the board and related matters may only be amended by an affirmative vote of the holders of 80% of our outstanding voting stock.

Stockholder Action; Special Meetings of Stockholders

Our certificate of incorporation eliminates the ability of stockholders to act by written consent. Our certificate of incorporation and bylaws provide that special meetings of our stockholders may be called only by a majority of our board of directors, or by the Chairman or Vice Chairman of the board or by our President.

Authorized But Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are generally available for our board to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of our authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction.

Transfer Agent and Registrar

Computershare Trust Company, Inc. serves as the transfer agent and registrar for our common stock.

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Limitations of Director Liability

Our certificate of incorporation limits personal liability of our directors for breaches by the directors of their fiduciary duties to the fullest extent provided by Delaware law. Such provisions eliminate the personal liability of directors for damages occasioned by breach of fiduciary duty, except for liability based on the director’s duty of loyalty to us or our stockholders, liability for acts or omissions not made in good faith, liability for acts or omissions involving intentional misconduct or knowing violation of law, liability based on payments of improper dividends and liability based on a transaction from which the director derives an improper personal benefit. Any amendment to or repeal of such provisions will not adversely affect any right or protection of a director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

DESCRIPTION OF PREFERRED STOCK

Our certificate of incorporation permits us to issue, without stockholder approval, up to 20,000,000 shares of preferred stock, from time to time and in one or more series and with such designation and preferences for each series as are stated in the resolutions providing for the designation and issue of each such series adopted by our board of directors. No shares of our preferred stock are currently outstanding. Prior to the issuance of shares of each series, the Delaware General Corporation Law and our certificate of incorporation require the board of directors to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including the following:

• the designation of each series and the number of shares constituting each series;

• dividend rights and rates and whether any dividends are cumulative, partially cumulative or non-cumulative;

• rights and terms of redemption, including sinking fund provisions and redemption prices;

• liquidation preferences;

• voting rights;

• conversion rights and terms; and

• terms concerning the distribution of assets.

All shares of preferred stock offered by this prospectus will, when issued, be validly issued, fully paid and nonassessable. Our board of directors, without stockholder approval, may issue preferred stock with voting rights and other rights that could adversely affect the voting power of the holders of our common stock and could have certain anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of our company or the removal of existing management.

We will describe in a prospectus supplement relating to the series of preferred stock being offered the following terms:

• the title and stated value of the preferred stock;

• the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

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• the dividend rates, periods or payment dates or methods of calculation applicable to the preferred stock;

• whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

• the procedures for any auction and remarketing, if any, for the preferred stock;

• the provisions for a sinking fund, if any, for the preferred stock;

• the provision for redemption, if applicable, of the preferred stock;

• any listing of the preferred stock on any securities exchange;

• the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price or manner of calculation and conversion period;

• voting rights, if any, of the preferred stock;

• a discussion of any material or special U.S. federal income tax considerations applicable to the preferred stock;

• the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

• any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

• any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will rank, relating to dividends and upon our liquidation, dissolution or winding up:

• senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;

• on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

• junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

The term “equity securities” does not include convertible debt securities.

This description of our preferred stock should be read in conjunction with the description of our capital stock generally under the heading “Description of Our Capital Stock” above and any prospectus supplement relating to an offering of our preferred stock.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities we will provide the specific terms of the series in a prospectus supplement. Accordingly, for a description of the terms of any series of debt securities, you must refer

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to both the prospectus supplement relating to that series and the description of the debt securities in this prospectus. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

The debt securities will be issued under an indenture between us and the trustee named in the applicable prospectus supplement. As used in this prospectus, “debt securities” means the debentures, notes, bonds and other evidences of indebtedness that we issue and the trustee authenticates and delivers under the indenture.

We have summarized the material terms and provisions of the indenture in this section. We have also filed the form of the indenture as an exhibit to the registration statement. You should read the form of indenture for additional information before you buy any debt securities. The summary that follows includes references to section numbers of the indenture so that you can more easily locate these provisions.

General

The debt securities will be our direct obligations, which may be secured or unsecured, senior or subordinated and convertible into shares of our common stock or preferred stock. The indenture does not limit the amount of debt securities that we may issue and permits us to issue debt securities from time to time. Unless a prospectus supplement relating to debt securities states otherwise, the indenture and the terms of the debt securities will not contain any covenants designed to afford holders of any debt securities protection in a highly leveraged or other transaction involving us that may adversely affect holders of the debt securities. Debt securities issued under the indenture will be issued as part of a series that has been established by us under the indenture. (Section 301)

A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

• the title and type of the debt securities;

• any limit on the total principal amount of the debt securities;

• the price at which the debt securities will be issued;

• the date or dates on which the principal of and premium, if any, on the debt securities will be payable; the maturity date of the debt securities;

• if the debt securities will bear interest:

• the interest rate on the debt securities, and whether the interest rate will be fixed or variable, or the method used to determine the rate at which the debt securities will bear interest;

• the date from which interest will accrue;

• the record and interest payment dates for the debt securities;

• the first interest payment date; and

• any circumstances under which we may defer interest payments;

• any optional redemption provisions that would permit us or the holders of debt securities to elect redemption of the debt securities prior to their final maturity;

• any mandatory redemption or sinking fund provisions that would obligate us to redeem the debt securities prior to their final maturity;

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• whether the debt securities will be secured or unsecured;

• any subordination provisions;

• the terms applicable to any debt securities issued at a discount from their stated principal amount;

• if the debt securities will be convertible into or exchangeable for our common stock, preferred stock, or other debt securities at our option or the option of the holders, the provisions relating to such conversion or exchange;

• the currency or currencies in which the debt securities will be denominated and payable, if other than U.S. dollars;

• any provisions that would permit us or the holders of the debt securities to elect the currency or currencies in which the debt securities are paid;

• whether the provisions described under the heading “Defeasance” below apply to the debt securities;

• any changes to or additional events of default or covenants;

• whether we will issue the debt securities in whole or in part in the form of global securities and, if so, the depositary for those global securities;

• any special tax implications of the debt securities;

• any provisions relating to any security provided for the debt securities; and

• any other terms of the debt securities. (Section 301)

Denominations

Unless the prospectus supplement states otherwise, the debt securities will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000. If we ever issue bearer securities, we will summarize provisions of the indenture that relate to bearer securities in the applicable prospectus supplement.

Original Issue Discount

Debt securities may be issued under the indenture as original issue discount securities and sold at a substantial discount below their stated principal amount. If a debt security is an “original issue discount security,” that means that an amount less than the principal amount of the debt security will be due and payable upon a declaration of acceleration of the maturity of the debt security under the indenture. (Section 101) The applicable prospectus supplement will describe the federal income tax consequences and other special factors which should be considered prior to purchasing any original issue discount securities.

Payment; Transfer

We will designate a place of payment where you can receive payment of the principal of and any premium and interest on the debt securities or transfer the debt securities. Even though we will designate a place of payment, we may elect to pay any interest on the debt securities by mailing a check to the person listed as the owner of the debt securities in the security register or by wire transfer to an account designated by that person in writing not less than ten days before the date of the interest payment. (Sections 305, 307, 1002) There will be no service charge for any registration of transfer or exchange of the debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities. (Section 305)

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Covenants

We will describe in the prospectus supplement any restrictive covenants applicable to an issue of debt securities.

Conversion and Exchange Rights

We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which the debt securities are convertible or exchangeable into common stock or preferred stock. Those terms will include:

• whether the debt securities are convertible into or exchangeable for common stock or preferred stock;

• the conversion price or exchange ratio, or manner of calculation;

• the conversion or exchange period;

• provisions regarding whether conversion or exchange will be at our option or at the option of the holders;

• the events requiring an adjustment of the conversion price or exchange ratio; and

• provisions affecting conversion or exchange in the event of the redemption of the debt securities.

Consolidation, Merger or Sale

We may not consolidate or merge with or into any other corporation or convey, transfer, or lease substantially all of our assets, or accept a conveyance, transfer or lease of substantially all of the assets of another company unless:

• the resulting or acquiring corporation, if other than us, expressly assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture;

• immediately after the transaction, no event of default exists; and

• we deliver an officer’s certificate to the trustee stating that any such transaction is in compliance with the terms of the indenture. (Section 801)

If we consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring corporation will be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, the successor corporation may exercise our rights and powers under the indenture, in our name or in its own name and we will be released from all our liabilities and obligations under the indenture and under the debt securities. (Section 802)

Events of Default

Unless otherwise stated in the applicable prospectus supplement, an “event of default,” when used in the indenture with respect to any series of debt securities, means any of the following:

• failure to pay interest on any debt security of that series for 30 days after the payment is due;

• failure to pay the principal of or any premium on any debt security of that series when due;

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• failure to deposit any sinking fund payment on debt securities of that series when due;

• failure to perform any other covenant in the indenture that applies to debt securities of that series for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture;

• certain events in bankruptcy, insolvency or reorganization; or

• any other event of default that may be specified for the debt securities of that series when that series is created. (Section 501)

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to certain conditions, rescind the declaration. (Sections 502, 513)

The prospectus supplement relating to each series of debt securities that are original issue discount securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of that series when an event of default occurs and continues.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. The indenture requires us to file an officers’ certificate with the trustee each year that states that certain defaults do not exist under the terms of the indenture. (Section 1008) The trustee may withhold notice to the holders of debt securities of any default, except defaults in the payment of principal, premium, interest or any sinking fund installment, if it considers the withholding of notice to be in the best interests of the holders. (Section 602)

Other than its duties in the case of a default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnification. (Sections 601, 603) If reasonable indemnification is provided, then, subject to certain other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series may, with respect to the debt securities of that series, direct the time, method and place of:

• conducting any proceeding for any remedy available to the trustee; or

• exercising any trust or power conferred upon the trustee. (Sections 512, 603)

The holder of a debt security of any series will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

• the holder has previously given the trustee written notice of a continuing event of default with respect to that series;

• the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request of, and offered reasonable indemnification to, the trustee to begin the proceeding;

• the trustee has not started the proceeding within 60 days after receiving the request; and

• the trustee has not received directions inconsistent with the request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series during those 60 days. (Section 507)

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However, the holder of any debt security will have an absolute right to receive payment of principal of and any premium and interest on the debt security when due and to institute suit to enforce the payment. (Section 508)

Modification and Waiver

Under the indenture, we and the trustee can modify or amend the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series of debt securities affected by the modification or amendment. However, we may not, without the consent of the holder of each debt security affected:

• change the stated maturity date of any payment of principal or interest;

• reduce certain payments due on the debt securities;

• change the place of payment or currency in which any payment on the debt securities is payable;

• limit a holder’s right to sue us for the enforcement of certain payments due on the debt securities;

• reduce the percentage of outstanding debt securities required to consent to a modification or amendment of the indenture;

• limit a holder’s right, if any, to repayment of debt securities at the holder’s option; or

• modify any of the foregoing requirements or cause a reduction in the percentage of outstanding debt securities required to waive compliance with certain provisions of the indenture or to waive certain defaults under the indenture. (Section 902)

Under the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of that series:

• waive compliance by us with certain restrictive covenants of the indenture; and

• waive any past default under the indenture, except:

• a default in the payment of the principal of or any premium or interest on any debt securities of that series; or

• a default under any provision of the indenture that itself cannot be modified or amended without the consent of the holders of each outstanding debt security of that series. (Sections 1009, 513)

Defeasance

Defeasance and Discharge. At the time that we establish a series of debt securities under the indenture, we can provide that the debt securities of that series are subject to the defeasance and discharge provisions of the indenture. If we so provide, we will be discharged from our obligations on the debt securities of that series if we deposit with the trustee, in trust, sufficient money or government obligations to pay the principal, interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the dates the payments are due under the indenture and the terms of the debt securities. (Section 403) As used above, “government obligations” mean:

• securities of the same government that issued the currency in which the series of debt securities are denominated and in which interest is payable; or

• securities of government agencies backed by the full faith and credit of that government. (Section 101)

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In the event that we deposit funds in trust and discharge our obligations under a series of debt securities as described above, then:

• the indenture will no longer apply to the debt securities of that series (except for obligations to compensate, reimburse and indemnify the trustee, to register the transfer and exchange of debt securities, to replace lost, stolen or mutilated debt securities and to maintain paying agencies and the trust funds); and

• holders of debt securities of that series can only look to the trust fund for payment of principal, any premium and interest on the debt securities of that series. (Section 403)

Under federal income tax law, a deposit and discharge as described above may be treated as an exchange of the related debt securities for an interest in the trust mentioned above. Each holder might be required to recognize gain or loss equal to the difference between:

• the holder’s cost or other tax basis for the debt securities, and

• the value of the holder’s interest in the trust.

Holders might be required to include in income a share of the income, gain or loss of the trust, including gain or loss recognized in connection with any substitution of collateral, as described in this section under the heading “—Substitution of Collateral” below. You are urged to consult your own tax advisers as to the specific consequences of a deposit and discharge as described above, including the applicability and effect of tax laws other than federal income tax law.

Defeasance of Certain Covenants and Certain Events of Default. At the time that we establish a series of debt securities under the indenture, we can provide that the debt securities of that series are subject to the covenant defeasance provisions of the indenture. If we so provide and we make the deposit described in this section under the heading “— Defeasance and Discharge” above:

• we will not have to comply with the following restrictive covenants contained in the indenture:

• Consolidation, Merger or Sale (Section 801);

• Maintenance of Properties and Payment of Taxes and Other Claims (Sections 1005 and 1007); and

• any other covenant we designate when we establish the series of debt securities; and

• we will not have to treat the events described in the fourth bullet point under the heading “—Events of Default” as they relate to the covenants listed above that have been defeased and no longer are in effect and the events described in the fifth and sixth bullet points under the heading “—Events of Default” as events of default under the indenture in connection with that series.

In the event of a defeasance, our obligations under the indenture and the debt securities, other than with respect to the covenants and the events of default specifically referred to above, will remain in effect. (Section 1501)

If we exercise our option not to comply with the certain covenants listed above and the debt securities of that series become immediately due and payable because an event of default has occurred, other than as a result of an event of default specifically referred to above, the amount of money and/or government obligations on deposit with the trustee will be sufficient to pay the principal, interest, any premium and any other sums, due on the debt securities of that series (such as sinking fund payments) on the date the payments are due under the indenture and the terms of the debt securities, but may not be sufficient to pay amounts due at the time of acceleration. However, we would remain liable for the balance of the payments. (Section 1501)

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Substitution of Collateral. At the time that we establish a series of debt securities under the indenture, we can provide for our ability to, at any time, withdraw any money or government obligations deposited under the defeasance provisions described above if we simultaneously substitute other money and/or government obligations that would satisfy our payment obligations on the debt securities of that series under the defeasance provisions applicable to those debt securities. (Section 402)

Limited Liability of Some Persons

No past, present or future stockholder, incorporator, employee, officer or director of ours or any successor corporation or any of our affiliates will have any personal liability for our obligations under the indenture or the debt securities because of his, her or its status as a stockholder, incorporator, employee, officer or director.

DESCRIPTION OF DEPOSITARY CERTIFICATES

We may offer equity securities for sale in countries outside the United States, in which case we may issue certificates evidencing depositary shares of our common stock rather than directly issuing common stock to investors in such countries. These depositary certificates will represent a share of common stock or a fraction of a share of common stock, in final amounts to be set forth in the applicable prospectus supplement.

The shares of common stock underlying any depositary certificates that we may sell under this prospectus will be deposited under a deposit agreement between us and a depositary selected by us. Subject to the terms of the deposit agreement, each holder of a depositary certificate will be entitled to all of the rights, preferences and privileges, and be subject to the qualifications and restrictions, of the common stock underlying that depositary certificate.

We will incorporate by reference into the registration statement of which this prospectus is a part the form of any deposit agreement, including a form of depositary certificate, that describes the terms of any depositary certificates we are offering before the issuance of the related depositary certificates. The following summaries of material provisions of the deposit agreement and the depositary certificates are subject to, and qualified in their entirety by reference to, all of the provisions of the deposit agreement applicable to a particular offering of depositary certificates. We urge you to read the prospectus supplements relating to any depositary certificates that are sold under this prospectus, as well as the complete deposit agreement and depositary certificate.

Form

Depositary certificates may be issued in physical form or as book entry securities. Depositary certificates to be issued in book entry form will be evidenced by one or more global certificates, which will be held by a nominee. The depositary may hold the global certificate as nominee, or the nominee may be a third party. Beneficial ownership interests in the global certificate will be electronically credited to the beneficial owner’s account through a participant in the nominee holding the global certificate.

In the case of depositary certificates to be issued in certificated form, pending the preparation of definitive depositary certificates, the depositary may, upon our written order, issue temporary depositary certificates substantially identical to the definitive depositary certificates but not in definitive form. These temporary depositary certificates entitle their holders to all of the rights of definitive depositary certificates. Temporary depositary receipts will then be exchangeable for definitive depositary certificates at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying common stock to the record holders of depositary certificates in proportion to the number of depositary shares underlying the certificates owned by those holders.

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If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary certificates in proportion to the number of depositary shares underlying the certificates owned by those holders, unless the depositary determines that it is not feasible to do so. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to those holders in proportion to the number of depositary certificates owned by them.

If we issue depositary certificates in book entry form, the nominee holding the global certificate will arrange for the payment of dividends and other distributions to beneficial owners of the global certificate.

Redemption of Depositary Certificates

If the common stock underlying any depositary certificates we may sell under this prospectus is subject to redemption in accordance with the terms of our certificate of incorporation or applicable law, the depositary certificates will be redeemed from the proceeds received by the depositary resulting from any such redemption, in whole or in part, of that underlying common stock. The redemption price per depositary certificate will be equal to the redemption price per share payable with respect to the underlying common stock. Whenever we redeem shares of underlying common stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary certificates representing the shares of underlying common stock so redeemed.

Voting

Upon receipt of notice of any meeting at which holders of the common stock underlying any depositary certificates that we may sell under this prospectus are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary certificates. Each record holder of the depositary certificates on the record date, which will be the same date as the record date for the underlying common stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying common stock represented by the holder’s depositary certificates. The depositary will then try, as far as practicable, to vote the number of shares of common stock underlying those depositary certificates in accordance with those instructions, and we will agree to take all reasonable actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying common stock to the extent it does not receive specific instructions with respect to the depositary certificates representing such common stock.

If we issue depositary certificates in book entry form, the nominee holding the global certificate will inform beneficial owners of the global certificate of meetings at which holders of common stock are entitled to vote. The nominee will employ its own procedures and systems in order to collect voting instructions from beneficial owners of the global certificate and communicate such instructions to the depositary, which will vote the underlying common stock accordingly. We may also allow beneficial owners of the global certificate to attend shareholder meetings and vote the shares of common stock underlying their ownership interest in the global certificate.

Amendment and Termination of the Deposit Agreement

The form of depositary certificates and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary certificates will not be effective until 90 days after notice of that amendment has been given to the holders. Each holder of depositary certificates at the time any amendment becomes effective shall be deemed to consent and agree to that amendment and to be bound by the deposit agreement as so amended. The deposit agreement may be terminated by us or by the depositary only if all outstanding depositary certificates have been redeemed or converted into any other securities into which the underlying common stock is convertible or there has been a final distribution, including to holders of depositary certificates, of the underlying common stock in connection with our liquidation, dissolution or winding up.

Charges of Depositary

We will pay all charges of the depositary, except for taxes and governmental charges and other charges as are expressly provided for in the deposit agreement to be for the account of the holders of

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depositary certificates or persons other than ourselves who may deposit any underlying common stock with the depositary.

Reports

The depositary will forward to holders of depositary certificates all notices and reports from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying common stock.

Limitation on Liability

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance of our respective duties under the deposit agreement without, in our case, negligence or bad faith or, in the case of the depositary, negligence or willful misconduct. We and the depositary may rely upon advice of counsel or accountants, or upon information provided by persons presenting the underlying common stock for deposit, holders of depositary receipts or other persons believed by us in good faith to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities:

• through underwriters or dealers;

• through agents;

• directly to one or more purchasers; and/or

• in a combination of these methods.

We may distribute the securities from time to time in one or more transactions at:

• a fixed price or prices, which may be changed;

• market prices prevailing at the time of sale;

• prices related to the prevailing market prices; or

• negotiated prices.

We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

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If we conduct an offering of depositary certificates, the shares of common stock underlying the depositary certificates will be deposited under a deposit agreement between us and a depositary we select. The depositary will issue the depositary certificates to the purchasers or to a dealer, who may then resell the depositary certificates to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

We will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

The securities may or may not be listed on a national or international securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

When we issue the securities offered under this prospectus, except for shares of common stock, they may be new securities without an established trading market. If we sell a security offered under this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered under this prospectus.

We may provide underwriters, agents, dealers or purchasers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters, agents, dealers or purchasers may make with respect to such liabilities.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

LEGAL OPINIONS

Faegre & Benson LLP, Denver, Colorado, will issue an opinion about the legality of the securities offered under this prospectus. Any underwriters will be represented by their own legal counsel.

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EXPERTS

The financial statements as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

PricewaterhouseCoopers Inc., Cape Town, South Africa, independent auditors, have audited the financial statements of Century Casinos Africa Pty, Ltd. for each of the years in the two-year period ended December 31, 2003. We have incorporated these financial statements by reference in this prospectus and elsewhere in the registration statement in reliance on the reports of PricewaterhouseCoopers Inc., given on their authority as experts in accounting and auditing.

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